As filed with the Securities and Exchange Commission on February 16, 2018.

Registration No. 333-222512

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	51-0534721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 North Market Street

Carmichaels, Pennsylvania 15320

(724) 966-5041

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barron P. McCune, Jr.

Chief Executive Officer

100 North Market Street

Carmichaels, Pennsylvania 15320

(724) 966-5041

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Luse, Esq. Victor L. Cangelosi, Esq. Jeffrey Cardone, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W. Suite 780 Washington, DC 20015 (202) 274-2000 Facsimile: (202) 362-2902	Sandra M. Murphy, Esq. Benjamin R. Thomas, Esq. Bowles Rice LLP 600 Quarrier Street Charleston, WV 25301 (304) 347-1100 Facsimile: (304) 343-2867

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.4167 per share	1,317,648	Not applicable	$38,293,305	$4,768 (4)

(1)	Represents the estimated maximum number of shares of common stock issuable by CB Financial Services, Inc. upon the consummation of the merger with First West Virginia Bancorp, Inc., based on the product of (x) the number of shares of First West Virginia Bancorp, Inc. common stock outstanding as of January 11, 2018, (y) an exchange ratio of 0.9583:1, and (z) 80% (the maximum portion of the merger consideration consisting of CB Financial Services, Inc. common stock issuable in the merger). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(c) and Rule 457(f), the proposed maximum aggregate offering price was calculated by multiplying (A) the average of the bid and ask prices per share of the common stock of First West Virginia Bancorp, Inc. as reported on the OTCQX on January 8, 2018, or $27.98 per share, by (B) 1,718,730, the maximum number of shares of First West Virginia Bancorp, Inc. common stock that may be exchanged for the merger consideration and reduced by the amount of cash to be paid by CB Financial Services, Inc. for such shares.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0001245 by the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the shares of CB Financial Services, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS,

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2018

PROXY STATEMENT/PROSPECTUS	PROXY STATEMENT

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On November 16, 2017, CB Financial Services, Inc. (“CB”) and First West Virginia Bancorp, Inc. (“First West Virginia”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) pursuant to which First West Virginia will merge with and into CB, with CB as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Progressive Bank, National Association (“Progressive Bank”), the wholly-owned subsidiary of First West Virginia, will merge with and into Community Bank, the wholly-owned subsidiary of CB, with Community Bank as the surviving entity (which we refer to as the “bank merger”). Before we can complete the merger, the stockholders of CB and of First West Virginia must vote to approve the merger agreement.

If the merger is completed, First West Virginia stockholders will be entitled to elect to receive for each share of First West Virginia common stock that they own: (1) $28.50 in cash or (2) 0.9583 shares of CB common stock. First West Virginia stockholders may receive cash, CB common stock, or a combination of cash and CB common stock for their shares of First West Virginia common stock. However, individual elections will be limited by the requirement that 80% of the total shares of First West Virginia common stock must be exchanged for CB common stock and 20% must be exchanged for cash. Therefore, the amount of CB common stock and/or cash that each First West Virginia stockholder receives will depend on the elections made by other First West Virginia stockholders. Based upon the 1,718,730 shares of First West Virginia common stock outstanding as of February 28, 2018, CB expects to pay approximately $9.8 million in cash and issue approximately 1,317,647 shares of CB common stock upon completion of the merger. The federal income tax consequences of the merger to First West Virginia stockholders will depend on whether they receive cash, CB common stock or a combination of cash and CB common stock in exchange for their shares of First West Virginia common stock. The merger has been structured to be tax-free for federal income tax purposes to First West Virginia stockholders with respect to any shares of CB common stock that they receive in exchange for their shares of First West Virginia common stock.

CB’s common stock trades on the Nasdaq Stock Market under the symbol “CBFV.” The closing price of CB common stock on November 15, 2017, the trading day before the proposed merger was publicly announced, was $30.44, which, based on the 0.9583 exchange ratio, represented a value of $29.17 per share of First West Virginia common stock. The closing price of CB common stock on February 15, 2018, the most recent practicable trading date before the date of this document, was $30.55 per share, which represented a value of $29.28 per share of First West Virginia common stock based on the exchange ratio. The market prices for both CB common stock and First West Virginia common stock will fluctuate before the merger. We urge you to obtain current market quotations for both CB common stock and First West Virginia common stock (OTCQX: trading symbol “FWVB”).

The affirmative vote of a majority of the votes cast at a meeting of CB stockholders at which a majority of the outstanding shares of CB common stock is present is required to approve the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders. CB stockholders will vote on the merger agreement and the other matters described in this joint proxy statement/prospectus at a special meeting of stockholders to be held at 4:00 p.m., local time, on April 11, 2018 at the Hampton Inn, 227 Greene Plaza, Waynesburg, Pennsylvania.

CB’s board of directors unanimously recommends that CB stockholders vote “FOR” the approval of the merger agreement proposal and “FOR” the other matters to be considered at the CB special meeting.

The affirmative vote of a majority of the votes cast at a meeting of First West Virginia stockholders at which a majority of the outstanding shares of First West Virginia common stock is present is required to approve the merger agreement. First West Virginia stockholders will vote to approve the merger agreement and on the other matters described in this joint proxy statement/prospectus at a special meeting of stockholders to be held at 11:00 a.m., local time, on April 11, 2018 at First West Virginia’s corporate office at 590 National Road, Wheeling, West Virginia.

First West Virginia’s board of directors unanimously recommends that First West Virginia stockholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the First West Virginia special meeting.

This document contains information that you should consider in evaluating the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 9 for a discussion of certain risk factors relating to the merger. You may also obtain additional information about CB and First West Virginia as described under the section entitled “Where You Can Find More Information.”

We look forward to seeing you at the stockholder meetings and we appreciate your continued support.

Barron P. McCune, Jr.	William G. Petroplus
Vice Chairman and Chief Executive Officer CB Financial Services, Inc.	Chairman, President and Chief Executive Officer First West Virginia Bancorp, Inc.

The shares of CB common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank subsidiary of CB or of First West Virginia, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the CB common stock to be issued in the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is             , 2018, and it is first being mailed or otherwise delivered to stockholders of CB and of First West Virginia on or about March 9, 2018.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by CB and constitutes a prospectus of CB under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of CB common stock to be issued to First West Virginia stockholders pursuant to the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and a notice of meeting with respect to the special meeting of stockholders of CB and the special meeting of stockholders of First West Virginia.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about CB from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (www.sec.gov) or by requesting them in writing or by telephone from CB at the following address:

CB Financial Services, Inc.

100 North Market Street

Carmichaels, Pennsylvania 15320

Attention: Deborah Sabocheck, Corporate Secretary

You will not be charged for any of these documents that you request. CB stockholders requesting documents should do so by April 4, 2018, in order to receive them before their special meeting. First West Virginia stockholders requesting documents should do so by April 4, 2018, in order to receive them before their special meeting.

You should rely only on the information contained in this document. Neither CB nor First West Virginia has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus by reference. Therefore, if anyone gives you different information, you should not rely on it. This document is dated             , 2018. You should not assume that the information contained in this document is accurate as of any other date. Neither the mailing of this document to either CB stockholders or First West Virginia stockholders nor the issuance by CB of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, to or from any person in any jurisdiction where it is unlawful to make any such offer or solicitation. Information contained in this document regarding CB has been provided by CB and information contained in this document regarding First West Virginia has been provided by First West Virginia.

Information on the website of CB or First West Virginia, or any subsidiary of CB or First West Virginia, is not part of this document. You should not rely on that information in deciding how to vote.

See “Where You Can Find More Information” on page 131.

100 North Market Street

Carmichaels, Pennsylvania 15320

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of CB Financial Services, Inc. (“CB”) will be held at the Hampton Inn, 227 Greene Plaza, Waynesburg, Pennsylvania, at 4:00 p.m., local time, on Wednesday, April 11, 2018.

At the special meeting, you will be asked to:

1.	Consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 16, 2017, by and between CB Financial Services, Inc. and First West Virginia Bancorp, Inc., and the transactions contemplated thereby, including the issuance of CB common stock;

2.	Consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

A copy of the Agreement and Plan of Merger (which we refer to as the “merger agreement”) is included as Appendix A to the joint proxy statement/prospectus. The joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read it carefully. The joint proxy statement/prospectus forms a part of this notice.

The board of directors of CB unanimously recommends that CB stockholders vote “FOR” the approval of the merger agreement proposal and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement proposal.

CB’s board of directors has fixed the close of business on February 28, 2018 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by CB’s board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of a majority of the votes cast at a meeting of CB stockholders at which a majority of the outstanding shares of CB common stock is present. Whether or not you plan to attend the special meeting in person, we urge you to vote in advance of the meeting by internet, telephone or mail. You should follow the instructions on the proxy card that accompanies this joint proxy statement/prospectus or the voting instruction card that you receive from your bank or broker. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

If you have questions about the special meeting, or if you need assistance with voting, please contact our proxy solicitation agent, Alliance Advisors LLC, at (855) 486-7903 (toll free).

By Order of the Board of Directors

Deborah Sabocheck
Corporate Secretary

Carmichaels, Pennsylvania

March 9, 2018

1701 Warwood Avenue

Wheeling, West Virginia 26003

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of First West Virginia Bancorp, Inc. will be held at First West Virginia’s corporate office at 590 National Road, Wheeling, West Virginia, at 11:00 a.m., local time, on Wednesday, April 11, 2018.

At the special meeting, you will be asked to:

1.	Consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 16, 2017, by and between CB Financial Services, Inc. and First West Virginia Bancorp, Inc.; and

2.	Consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the Agreement and Plan of Merger (which we refer to as the “merger agreement”) is included as Appendix A to the joint proxy statement/prospectus. The joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read it carefully. The joint proxy statement/prospectus forms a part of this notice.

The board of directors of First West Virginia Bancorp, Inc. unanimously recommends that First West Virginia stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

You are entitled to dissent to the merger and receive payment for the fair value of your shares if you comply with all requirements of Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act (the “WVBCA”). We have included a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA as Appendix D to the attached joint proxy statement/prospectus, and a summary of these provisions can be found under the section of the joint proxy statement/prospectus entitled “Appraisal Rights of First West Virginia Stockholders.”

First West Virginia’s board of directors has fixed the close of business on February 28, 2018 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by First West Virginia’s board of directors. In order to complete the proposed merger, the proposal to approve the merger agreement must be approved by a majority of the votes cast at a meeting of First West Virginia stockholders at which a majority of the outstanding shares of First West Virginia common stock is present. Whether or not you plan to attend the special meeting in person, we urge you to vote in advance of the meeting by internet, telephone or mail. You should follow the instructions on the proxy card that accompanies this joint proxy statement/prospectus or the voting instruction card that you receive from your bank or broker. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

If you have questions about the special meeting, or if you need assistance with voting, please contact our proxy solicitation agent, Alliance Advisors LLC, at (855) 486-7903 (toll free).

By Order of the Board of Directors
Deborah A. Kloeppner
Corporate Secretary

Wheeling, West Virginia

March 9, 2018

i

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

General Questions about the Merger

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	On November 16, 2017, CB Financial Services, Inc. (“CB”) entered into an Agreement and Plan of Merger (the “merger agreement”) with First West Virginia Bancorp, Inc. (“First West Virginia”). The merger agreement provides for the merger of First West Virginia with and into CB, with CB as the surviving corporation (the “merger”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. In order to complete the merger, CB and First West Virginia stockholders are being asked to vote to approve the merger agreement and the transactions contemplated thereby. First West Virginia and CB will each hold a special meeting of stockholders to obtain the required stockholder approvals to complete the merger. This joint proxy statement/prospectus contains important information about the merger agreement, the merger, the stockholder meetings, and other related matters, and you should read it carefully. First West Virginia stockholders and CB stockholders are also being asked to vote on a proposal to adjourn the special meetings, if necessary, in order to permit further solicitation of proxies in favor of the merger agreement and the transactions contemplated thereby.

Q:	What will First West Virginia stockholders receive in the merger?

A:	Under the merger agreement, each First West Virginia stockholder will have the right to elect to receive for each share of First West Virginia common stock that they own: (1) $28.50 in cash or (2) 0.9583 shares of CB common stock. However, individual elections will be limited by the requirement that 80% of the total shares of First West Virginia common stock is exchanged for CB common stock and 20% is exchanged for cash. CB will not issue fractional shares in the merger; instead, First West Virginia stockholders will receive a cash payment, without interest, for the value of any fraction of a share of CB common stock that they would otherwise be entitled to receive. See the sections of this joint proxy statement/prospectus entitled “Description of the Merger—Consideration to be Received in the Merger” and “Description of CB Capital Stock” for more information.

Q:	What dividends will First West Virginia stockholders receive after the merger?

A:	After the merger, former First West Virginia stockholders will be entitled to receive dividends declared on the shares of CB common stock that they receive in the merger. Currently, CB pays a quarterly dividend of $0.22 per share. However, there is no guarantee that CB will continue to pay dividends at this level or at all. All dividends on CB common stock are declared at the discretion of the CB board of directors. See the sections of this joint proxy statement/prospectus entitled “Comparative Per Share Data” and “Market Price and Dividend Information” for more information.

Q:	Why do First West Virginia and CB want to merge?

A:	First West Virginia believes the merger will provide its stockholders with substantial benefits, and CB believes the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see the sections entitled “Description of the Merger—CB’s Reasons for the Merger; Recommendation of CB’s Board of Directors” and “Description of the Merger—First West Virginia’s Reasons for the Merger; Recommendation of First West Virginia’s Board of Directors.”

Q:	Is completion of the merger subject to any conditions besides First West Virginia and CB stockholder approval?

A:	Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions to completing the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger.”

Q:	When is the merger expected to be completed?

A:	CB and First West Virginia will try to complete the merger as soon as possible. Before this happens, the merger agreement must be approved by CB’s stockholders and by First West Virginia’s stockholders, and CB and First West Virginia must obtain the necessary regulatory approvals. Assuming CB and First West Virginia obtain all necessary stockholder and regulatory approvals in a timely fashion, we expect to complete the merger in the second quarter of 2018.

Q:	Who can answer my other questions?

A:	If you have more questions about the CB special meeting or the First West Virginia special meeting, or if you need assistance with voting, contact our proxy solicitation agent, Alliance Advisors LLC, at (855) 486-7903 (toll-free).

Questions for CB Stockholders

Q:	When and where is the CB special meeting?

A:	The special meeting of CB stockholders is scheduled to take place at the Hampton Inn, 227 Greene Plaza, Waynesburg, Pennsylvania at 4:00 p.m., local time, on Wednesday, April 11, 2018.

Q:	Who is entitled to vote at the CB special meeting?

A:	Holders of shares of CB common stock at the close of business on February 28, 2018, which is the record date, are entitled to vote at the special meeting. As of the record date, 4,096,452 shares of CB common stock were outstanding and entitled to vote.

Q:	What vote is required to approve the merger agreement proposal?

A:	Approval of the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders, requires the affirmative vote of a majority of the votes cast at a meeting of CB stockholders at which a majority of the outstanding shares of CB common stock is present.

Q:	If I plan to attend the CB special meeting in person, should I still return my proxy card?

A:	Yes. Whether or not you plan to attend the CB special meeting, you should complete and return the enclosed proxy card.

Q:	What do I need to do now to vote my shares of CB common stock?

A:	After you have carefully read and considered the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, or vote by telephone or internet by following the instructions on the enclosed proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock. You may change your vote or revoke your proxy before the special meeting by filing with the Corporate Secretary of CB a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker is not able to vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions that your broker provides. If you do not provide instructions to your broker, your shares will not be voted. You should check the voting form used by your broker to see if your broker allows you to vote by telephone or via the Internet.

Questions for First West Virginia Stockholders

Q:	When and where is the First West Virginia special meeting?

A:	The special meeting of First West Virginia stockholders is scheduled to take place at First West Virginia’s corporate office at 590 National Road, Wheeling, West Virginia at 11:00 a.m., local time, on Wednesday, April 11, 2018.

Q:	Who is entitled to vote at the First West Virginia special meeting?

A:	Holders of shares of First West Virginia common stock at the close of business on February 28, 2018, which is the record date, are entitled to vote at the special meeting. As of the record date, 1,718,730 shares of First West Virginia common stock were outstanding and entitled to vote.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at a meeting of First West Virginia stockholders at which a majority of the outstanding shares of First West Virginia common stock is present.

Q:	If I plan to attend the First West Virginia special meeting in person, should I still return my proxy card?

A:	Yes. Whether or not you plan to attend the First West Virginia special meeting in person, you should complete and return the enclosed proxy card.

Q:	What do I need to do now to vote my shares of First West Virginia common stock?

A:	After you have carefully read and considered the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, or vote by telephone or internet by following the instructions in the enclosed proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting of First West Virginia stockholders. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement. You may change your vote or revoke your proxy before the special meeting by filing a duly executed revocation of proxy with the Corporate Secretary of First West Virginia, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker is not able to vote your shares of common stock on the proposal to approve the merger agreement unless you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions that your broker provides. If you do not provide instructions to your broker, your shares will not be voted. You should check the voting form used by your broker to see if your broker allows you to vote by telephone or via the Internet.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under West Virginia law, First West Virginia stockholders may dissent from the merger and elect to have the fair market value of their shares appraised and be paid in cash. In order to perfect these appraisal rights, a stockholder must comply with the provisions of West Virginia law, which include giving notice of dissent in writing before to the First West Virginia stockholder vote to approve the merger agreement, and not voting in favor of the merger agreement. For further information see the section entitled “Appraisal Rights of First West Virginia Stockholders” and Appendix D to this joint proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger to First West Virginia stockholders?

A:	If you exchange your shares of First West Virginia common stock solely for CB common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of CB common stock. If you exchange your shares of First West Virginia common stock solely for cash, you generally will recognize gain or loss on the exchange equal to the difference between the amount of cash received and the adjusted tax basis in your shares of First West Virginia common stock exchanged in the merger. If you exchange your shares of First West Virginia common stock for a combination of CB common stock and cash, you generally will not recognize any loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the CB common stock you receive pursuant to the merger over your adjusted tax basis in your shares of First West Virginia common stock surrendered, and (2) the amount of cash consideration you receive pursuant to the merger. Because the allocations of cash and CB common stock that you receive will depend on the elections made by other First West Virginia stockholders, you will not know the actual federal income tax consequences of the merger to you until the allocations are completed. For further information see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger.” This tax treatment may not apply to all First West Virginia stockholders. First West Virginia’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder. Determining the actual tax consequences of the merger to First West Virginia stockholders can be complicated. First West Virginia stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

Q:	How do I elect to receive cash, CB common stock or both in exchange for my First West Virginia common stock?

A:	An election form will be sent to you separately on or about the date this document is mailed. For your election to be effective, your properly completed election form, along with your First West Virginia stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent for the merger, Computershare Trust Company, N.A., on or before 5:00 p.m., local time, on April 23, 2018. Do not send your election form or stock certificates with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you own shares of First West Virginia common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares. If you do not make a timely or proper election, you will be allocated CB common stock and/or cash depending on the elections made by other stockholders. See the section of this joint proxy statement/prospectus entitled “Description of the Merger—Allocation Procedures” for more information.

Q:	How will I exchange my First West Virginia stock certificates for CB common stock?

A:	If you make an election, you must return your First West Virginia stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and CB common stock among First West Virginia stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, the exchange agent will send you instructions on how and where to surrender your First West Virginia stock certificates after the merger is completed. Do not send your First West Virginia stock certificates with your proxy card.

Q:	What do I do if I have lost my First West Virginia stock certificate(s)?

A:	The election form will contain specific instructions on what you should do if you have lost your stock certificate(s).

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the attached appendices.

The Companies

CB Financial Services, Inc.

100 North Market Street

Carmichaels, Pennsylvania 15320

(724) 966-5041

CB Financial Services, Inc., a Pennsylvania corporation incorporated in February 2005, is a bank holding company headquartered in Carmichaels, Pennsylvania. CB’s common stock is quoted on the Nasdaq Global Market under the symbol “CBFV.” CB conducts its operations primarily through its wholly owned subsidiary, Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates through its main office in Carmichaels, Pennsylvania, and fifteen branch offices in Greene, Allegheny, Washington and Fayette Counties in southwestern Pennsylvania. Community Bank is a community-oriented institution offering residential and commercial real estate loans, commercial, industrial, agricultural and consumer loans as well as a variety of deposit products for individuals and businesses in its market area. Community Bank has one subsidiary, Exchange Underwriters, Inc., which is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. At September 30, 2017, CB, on a consolidated basis, had total assets of $908.3 million, total deposits of $762.4 million and stockholders’ equity of $93.2 million.

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, West Virginia 26003

(304) 277-1101

First West Virginia is a West Virginia corporation incorporated in July 1973 and headquartered in Wheeling, West Virginia. First West Virginia’s common stock is quoted on the OTCQX under the symbol “FWVB.” First West Virginia offers a full line of business-related loan, deposit and cash management products through its wholly-owned subsidiary Progressive Bank, National Association (“Progressive Bank”). Progressive Bank is a community bank and operates eight full-service branch offices, including seven offices in West Virginia and one office in Ohio. As of September 30, 2017, First West Virginia had total assets of $343.1 million, total deposits of $285.4 million, and stockholders’ equity of $33.6  million.

Special Meeting of CB Stockholders; Required Vote (page 20)

A special meeting of CB stockholders is scheduled to be held at the Hampton Inn, 227 Greene Plaza, Waynesburg, Pennsylvania at 4:00 p.m., local time, on April 11, 2018. At the special meeting, CB stockholders will be asked to vote on (i) a proposal to approve the merger agreement between CB and First West Virginia and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders, and (ii) a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. Only CB stockholders of record as of the close of business on February 28, 2018 are entitled to notice of and to vote at the CB special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement proposal by CB stockholders requires the affirmative vote of a majority of the votes cast at a meeting of CB stockholders at which a majority of the outstanding shares of CB common stock is present. As of the February 28, 2018 record date, there were 4,096,452 shares of CB common stock issued and outstanding. As of September 30, 2017, directors and executive officers of CB (and their affiliates), as a group, beneficially owned 398,399 shares of CB common stock (excluding shares that may be acquired upon the exercise of stock options), representing 9.75% of the outstanding shares of CB common stock.

Special Meeting of First West Virginia Stockholders; Required Vote (page 22)

A special meeting of First West Virginia stockholders is scheduled to be held at First West Virginia’s corporate office at 590 National Road, Wheeling, West Virginia at 11:00 a.m., local time, on April 11, 2018. At the special meeting, First West Virginia stockholders will be asked to vote on (i) a proposal to approve the merger agreement between CB and First West Virginia, and (ii) a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. Only First West Virginia stockholders of record as of the close of business on February 28, 2018 are entitled to notice of and to vote at the First West Virginia special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at a meeting of First West Virginia stockholders at which a majority of the outstanding shares of First West Virginia common stock is present. As of the February 28, 2018 record date, there were 1,718,730 shares of First West Virginia common stock issued and outstanding. As of September 30, 2017, directors and executive officers of First West Virginia (and their affiliates), as a group, beneficially owned 270,444 shares of First West Virginia common stock, representing 15.7% of the outstanding shares of First West Virginia common stock. The directors of First West Virginia have collectively agreed to vote 256,669 shares of First West Virginia common stock over which they have sole voting power (14.9% of the issued and outstanding shares of First West Virginia common stock as of September  30, 2017) in favor of the merger agreement at the special meeting.

The Merger and the Merger Agreement (page 28)

The merger of First West Virginia with and into CB is governed by the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. The merger agreement provides that if all of the conditions are satisfied or waived, First West Virginia will be merged with and into CB, with CB as the surviving entity. We encourage you to read the merger agreement.

What Will First West Virginia Stockholders Receive in the Merger (page 55)

The merger agreement provides that each First West Virginia stockholder will be entitled to elect to receive for each share of First West Virginia common stock that they own: (1) $28.50 in cash or (2) 0.9583 shares of CB common stock. However, individual elections will be limited by the requirement in the merger agreement that 80% of the total shares of First West Virginia common stock is exchanged for CB common stock and 20% is exchanged for cash. Therefore, allocations of CB common stock and cash that a First West Virginia stockholder receives will depend on the elections made by other First West Virginia stockholders.

Appraisal Rights (page 25)

Under West Virginia law, the holders of First West Virginia common stock are entitled to dissent from approval of the merger agreement and to receive the fair value of their shares if the merger is consummated, provided they follow certain procedures. These procedures are described at page 25 in the section entitled “Appraisal Rights of First West Virginia Stockholders” and set forth in Appendix D to this joint proxy statement/prospectus.

Comparative Market Prices (page 19)

The following table shows the closing price per share of CB common stock, the closing price per share of First West Virginia common stock, and the equivalent price per share of First West Virginia common stock, giving effect to the merger, on November 15, 2017, which is the last day on which shares of CB common stock traded preceding the public announcement of the proposed merger, and on February 15, 2018, the most recent practicable date before the printing of this document. The equivalent price per share of First West Virginia common stock was computed by multiplying the price of a share of CB common stock by the 0.9583 exchange ratio. See the section of this joint proxy statement/prospectus entitled “Description of the Merger—Consideration to be Received in the Merger” for more information.

	CB Common Stock	First West Virginia Common Stock	Equivalent Price Per Share of First West Virginia Common Stock
November 15, 2017	$30.44	$21.90	$29.17
February 15, 2018	$30.55	$28.00	$29.28

Recommendation of CB Board of Directors (page 31)

The CB board of directors has unanimously approved the merger agreement and the proposed merger, including the proposed issuance of shares of CB common stock to First West Virginia stockholders in exchange for their shares of First West Virginia common stock pursuant to the terms of the merger agreement. The CB board of directors believes that the merger agreement, including the issuance of CB common stock contemplated by the merger agreement, is fair to, and in the best interests of, CB and its stockholders, and therefore unanimously recommends that CB stockholders vote “FOR” the approval of the merger agreement proposal. In reaching this decision, CB’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—CB’s Reasons for the Merger; Recommendation of CB’s Board of Directors.”

Opinion of CB’s Financial Advisor (page 32)

In connection with the merger, CB’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 16, 2017, to the CB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CB of the aggregate merger consideration in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the CB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CB common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Recommendation of First West Virginia Board of Directors (page 41)

The First West Virginia board of directors has unanimously approved the merger agreement and the proposed merger. The First West Virginia board of directors believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, First West Virginia and its stockholders, and therefore unanimously recommends that First West Virginia stockholders vote “FOR” the proposal to approve the merger agreement. In reaching this decision, First West Virginia’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—First West Virginia’s Reasons for the Merger; Recommendation of First West Virginia’s Board of Directors.”

Opinion of First West Virginia’s Financial Advisor (page 43)

In connection with the merger, First West Virginia’s financial advisor, D.A. Davidson & Co. (“D.A. Davidson”), delivered a written opinion, dated November 16, 2017, to the First West Virginia board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate merger consideration in the proposed merger to holders of First West Virginia common stock. The full text of D.A. Davidson’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the First West Virginia board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First West Virginia to engage in the merger or enter into the merger agreement or constitute a recommendation to the First West Virginia board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First West Virginia common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Regulatory Approvals (page 62)

The merger cannot be completed unless it is approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (the “Pennsylvania Banking Department”). In addition, the merger cannot be completed without the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act, or a waiver by the Federal Reserve of any requirement for an application, and the non-objection of the West Virginia Division of Financial Institutions. CB filed the required applications with the FDIC and the Pennsylvania Banking Department, a notice with the West Virginia Division of Financial Institutions, and a waiver request with the Federal Reserve requesting confirmation that it may acquire First West Virginia without the filing of a formal application. CB received the waiver from the Federal Reserve on January 25, 2018. As of the date of this document, CB has not received the required regulatory approvals and non-objection for the merger from the FDIC, Pennsylvania Banking Department or West Virginia Division of Financial Institutions, but does not know of any reason why it would not be able to obtain these approvals and non-objection in a timely manner. CB cannot be certain when or if it will receive the approvals of the FDIC and Pennsylvania Banking Department and the non-objection of the West Virginia Division of Financial Institutions.

Conditions to Completing the Merger (page 65)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement by a majority of the votes cast at a meeting of First West Virginia stockholders at which a majority of the outstanding shares of First West Virginia common stock are present;

•	approval of the merger agreement by a majority of the votes cast at a meeting of CB stockholders at which a majority of the outstanding shares of CB common stock is present;

•	approval of and non-objection to the merger by the appropriate regulatory authorities without conditions that would have a material adverse effect on CB or First West Virginia;

•	receipt by CB and First West Virginia of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	authorization by the Nasdaq Stock Market of the listing of the shares of CB common stock to be issued to First West Virginia stockholders upon notice of issuance; and

•	not more than 10% of the outstanding shares of common stock of First West Virginia have perfected their right to dissent under the West Virginia Business Corporation Act (the “WVBCA”).

Termination (page 72)

The merger agreement may be terminated by mutual written consent of CB and First West Virginia at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either CB or First West Virginia may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by September 30, 2018;

•	First West Virginia stockholders do not approve the merger agreement at the First West Virginia special meeting of stockholders, or CB stockholders do not approve the merger agreement at the CB special meeting of stockholders;

•	a required regulatory approval is denied or a governmental authority prohibits the consummation of the merger; or

•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

CB may terminate the merger agreement if First West Virginia has breached its covenant not to solicit alternative acquisition proposals from a party other than CB, or if the First West Virginia board of directors does not convene the First West Virginia special meeting of stockholders or recommend approval of the merger to its stockholders, or modifies or qualifies its recommendation to stockholders in a manner adverse to CB.

In addition, First West Virginia may terminate the merger agreement if it has received a superior acquisition proposal from a party other than CB and First West Virginia’s board of directors has determined to accept the superior proposal, after determining in good faith, after consultation with legal counsel, that failing to take such action would constitute a breach of its fiduciary duties.

Termination Fee (page 72)

Under certain circumstances described in the merger agreement, First West Virginia may be required to pay to CB a $2.5 million termination fee in connection with the termination of the merger agreement.

Expense Reimbursement (page 73)

CB and First West Virginia will each pay its own costs and expenses incurred in connection with the merger. However, First West Virginia may require CB to reimburse First West Virginia for its actual and documented out-of-pocked expenses, not to exceed $500,000, if the merger agreement is terminated because CB’s board of directors breaches its obligation to recommend the merger to its stockholders or if CB’s stockholders fail to approve the merger agreement as a result of a breach of CB’s obligations with respect to holding its stockholders meeting.

Interests of First West Virginia Officers and Directors in the Merger that are Different from the Interests of First West Virginia Stockholders (page 63)

You should be aware that some of First West Virginia’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of First West Virginia’s stockholders generally. These include:

•	the continued indemnification of current and former directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance for six years after the merger;

•	the appointment of William G. Petroplus, Roberta Robinson Olejasz and Jonathan A. Bedway, each of whom currently is a director of First West Virginia and Progressive Bank, to the boards of directors of CB and Community Bank following the completion of the merger;

•	the appointment of certain members of First West Virginia’s board of directors to an advisory board for the markets of CB and Community Bank formerly served by First West Virginia and Progressive Bank, to be created upon completion of the merger; and

•	a retention and consulting agreement for Mr. Petroplus, and retention agreements for Frances P. Reppy and Brad D. Winwood, each of which was entered into with CB and Community Bank concurrently with the execution of the merger agreement, that provide for certain payments subject to and upon completion of the merger, and have additional contingent payments thereafter.

First West Virginia’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger That Are Different From Yours.”

Accounting Treatment of the Merger (page 59)

CB will account for the merger under the “acquisition” method of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Using the acquisition method of accounting, CB will record the assets and liabilities of First West Virginia at their respective fair values at the time of the completion of the merger. The difference between the purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as goodwill or bargain purchase gain.

Certain Differences in Stockholder Rights (page 81)

First West Virginia stockholders who receive shares of CB common stock will become CB stockholders and their rights will be governed by Pennsylvania law and by CB’s articles of incorporation and bylaws. See “Comparison of Rights of Stockholders” for a summary of the material differences between the respective rights of CB stockholders and First West Virginia stockholders.

Material U.S. Federal Income Tax Consequences of the Merger to First West Virginia Stockholders (page 59)

If you exchange your shares of First West Virginia common stock solely for CB common stock, you generally will not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of CB common stock. Any cash received in lieu of a fractional share interest will generally be treated as received in full payment for such fractional share of stock and as capital gain or loss. If you exchange your shares of First West Virginia common stock solely for cash, you generally will recognize gain or loss on the exchange equal to the difference between the amount of cash received and the adjusted tax basis in of First West Virginia common stock exchanged in the merger. If you exchange your shares of First West Virginia common stock for a combination of CB common stock and cash, you generally will not recognize any loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the CB common stock you receive pursuant to the merger over your adjusted tax basis in your shares of First West Virginia common stock surrendered, and (2) the amount of cash consideration you receive pursuant to the merger. Because the allocations of cash and CB common stock that you receive will depend on the elections made by other First West Virginia stockholders, you will not know the actual federal income tax consequences of the merger to you until the allocations are completed.

This tax treatment may not apply to all First West Virginia stockholders. First West Virginia’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder. Determining the actual tax consequences of the merger to First West Virginia stockholders can be complicated. First West Virginia stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this joint proxy statement/prospectus. Please refer to the section of this joint proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

Because the market price of CB common stock will fluctuate, First West Virginia stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of First West Virginia common stock will be converted into either 0.9583 shares of CB common stock or $28.50 in cash. The market value of the stock consideration may vary from the value on the date CB announced the merger, on the date that this joint proxy statement/prospectus is mailed to First West Virginia stockholders, on the date of the special meeting of First West Virginia stockholders, on the date the merger is completed and thereafter. Any change in the market price of CB common stock prior to the completion of the merger will affect the market value of the merger consideration that First West Virginia stockholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of CB common stock or shares of First West Virginia common stock. Stock price changes may result from a variety of factors that are beyond the control of CB and First West Virginia, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the First West Virginia special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of CB common stock and for shares of First West Virginia common stock.

The price of CB common stock might decrease after the merger.

Following the merger, many holders of First West Virginia common stock will become stockholders of CB. CB common stock could decline in value before or after the merger. For example, during the twelve-month period ended February 15, 2018 (the most recent practicable date before the printing of this document), the closing price of CB common stock varied from a low of $25.10 to a high of $31.90 and ended that period at $30.55. The market value of CB common stock fluctuates based upon general market economic conditions, CB’s business and prospects, and other factors, many of which CB cannot control.

First West Virginia stockholders may receive a form of consideration different from what they elect.

The consideration to be received by First West Virginia stockholders in the merger is subject to the requirement that 80% of the shares of First West Virginia common stock be exchanged for CB common stock and 20% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in CB common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

CB may be unable to successfully integrate First West Virginia’s operations and retain First West Virginia’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. The process of integrating operations could interrupt the momentum of the business and operations of CB and First West Virginia, and could lead to the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of CB following the merger.

Additionally, CB may not be able to successfully achieve the level of cost savings, revenue enhancements, and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of First West Virginia to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. This could have an adverse effect on CB’s business, results of operations and stock price.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire First West Virginia.

Until the completion of the merger, First West Virginia is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than CB. In addition, First West Virginia has agreed to pay a termination fee to CB in specified circumstances. These provisions could discourage other companies from trying to acquire First West Virginia even though those other companies may be willing to offer greater value to First West Virginia’s stockholders than what CB has offered in the merger. The payment of the termination fee also could have a material adverse effect on First West Virginia’s financial condition and results of operations.

Certain of First West Virginia’s officers and directors have interests that are different from, or in addition to, interests of First West Virginia’s stockholders generally.

The directors and officers of First West Virginia have interests in the merger that are different from, or in addition to, the interests of First West Virginia stockholders generally. These include: provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of First West Virginia for events occurring before the merger; the appointment of William G. Petroplus, Roberta Robinson Olejasz and Jonathan A. Bedway to the boards of directors of CB and Community Bank; the appointment of certain members of First West Virginia’s board of directors to an advisory board for the markets of CB and Community Bank formerly served by First West Virginia and Progressive Bank; and a retention and consulting agreement for Mr. Petroplus and retention agreements for Frances P. Reppy and Brad D. Winwood, each of which was entered into with CB and Community Bank concurrently with the execution of the merger agreement and provides for certain payments subject to and upon the completion of the merger and additional contingent payments thereafter. For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger That Are Different from Yours.”

First West Virginia and CB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First West Virginia or CB. These uncertainties may impair First West Virginia’s or CB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First West Virginia and CB to change their existing business relationships. Retention of certain employees by First West Virginia or CB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with First West Virginia or CB. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First West Virginia or CB, First West Virginia’s business, CB’s business or First West Virginia’s business assumed by CB following the completion of the merger could be harmed. In addition, subject to certain exceptions, First West Virginia has agreed to operate its business in the ordinary course pending the closing of the merger. See “Description of the Merger—Covenants of First West Virginia and CB in the Merger Agreement” for a description of the restrictive covenants applicable to First West Virginia and CB.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of CB and First West Virginia.

If the merger is not completed, the ongoing businesses of CB and First West Virginia may be adversely affected and CB and First West Virginia will be subject to several risks, including the following:

•	CB and First West Virginia will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, First West Virginia is subject to certain restrictions on the conduct of its business pending the completion of the merger, which may materially and adversely affect its ability to fully execute its business plan;

•	under the merger agreement, First West Virginia is required to pay a termination fee if the merger agreement is terminated under specific circumstances, including if First West Virginia accepts an acquisition proposal from a third party other than CB;

•	under the merger agreement, CB may be required to reimburse First West Virginia for its expenses, not to exceed $500,000, if the merger agreement is terminated because CB’s board of directors breaches certain of its obligations under the merger agreement; and

•	matters relating to the merger may require substantial commitments of time and resources by CB and First West Virginia management, which could otherwise have been devoted to other opportunities that may be beneficial to CB or First West Virginia as independent companies.

In addition, the financial markets as well as customers and employees of CB or First West Virginia may react unfavorably if the merger is not completed. CB or First West Virginia also may be subject to litigation related to any failure to complete the merger.

Both CB and First West Virginia stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Each of CB and First West Virginia stockholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. Upon the completion of the merger, First West Virginia stockholders who receive CB common stock in the merger will become stockholders of CB with a percentage ownership interest in the combined organization that is substantially less than their percentage ownership of First West Virginia. Further, because shares of CB common stock will be issued to First West Virginia stockholders, existing CB common stockholders will have their ownership and voting interests diluted by approximately 24.4%. Accordingly, CB and First West Virginia stockholders will not be able to exercise as much influence over the management and policies of the combined organization as they currently can.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each First West Virginia stockholder may be responsible for payment of U.S. income taxes related to the merger.

The Internal Revenue Service (“IRS”) may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each First West Virginia stockholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of CB common stock and the amount of cash consideration, if any, received by the First West Virginia stockholder in the merger and (ii) the First West Virginia stockholder’s adjusted tax basis in the shares of First West Virginia common stock exchanged therefor.

In certain circumstances, cash merger consideration received may be taxed as a dividend rather than capital gains and First West Virginia’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder.

In certain circumstances, the cash merger consideration received by a First West Virginia stockholder who receives CB common stock and cash may be taxed as a dividend, rather than as capital gain. For purposes of this determination, the stockholder generally will be treated as if the stockholder first exchanged all of the stockholder’s shares of First West Virginia common stock solely for CB common stock and then CB immediately redeemed a portion of the CB common stock in exchange for the cash the stockholder actually received. Moreover, under Section 318 of the Code, the First West Virginia stockholder may be deemed to constructively own shares of CB common stock held by certain members of the stockholder’s family, by certain estates and trusts of which the stockholder is a beneficiary or by certain entities in which the stockholder has an ownership or beneficial interest, and certain stock options actually or constructively owned by the stockholder or such other persons may be aggregated with the stockholder’s shares of CB common stock. Receipt of cash in such deemed redemption will generally be treated as a capital gain and will not have the effect of a dividend to you if such deemed redemption is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. For further information see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Because the determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of First West Virginia common stock for a combination of CB common stock and cash in the merger is based on facts and circumstances unique to each stockholder, the opinion received from First West Virginia’s legal counsel will not opine as to such treatment at the individual stockholder level. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

First West Virginia stockholders who make elections may be unable to sell their shares in the market pending the merger.

First West Virginia stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that stockholders who hold their shares in certificate form turn in their First West Virginia stock certificates. This means that during the time between when the election is made and the date the merger is completed, First West Virginia stockholders will be unable to sell their First West Virginia common stock. If the merger is unexpectedly delayed, this period could be extended for a significant period of time. First West Virginia stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The fairness opinions received by the respective boards of directors of First West Virginia and CB from the parties’ respective financial advisors prior to the execution of the merger agreement do not reflect changes in circumstances occurring after the date of the fairness opinions.

D.A. Davidson, First West Virginia’s financial advisor in connection with the merger, delivered its opinion to the board of directors of First West Virginia on November 16, 2017. KBW, CB’s financial advisor in connection with the merger, also delivered its opinion to the board of directors of CB on November 16, 2017. These opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of CB or First West Virginia, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the value of CB and First West Virginia. The opinions speak only as of November 16, 2017, the date that they were rendered, and do not speak as of the date of this joint proxy statement/prospectus or any other date.

The shares of CB common stock to be received by First West Virginia stockholders as a result of the merger will have different rights than shares of First West Virginia common stock.

Following completion of the merger, First West Virginia stockholders will no longer be stockholders of First West Virginia but will instead be stockholders of CB. There are differences between the current rights of First West Virginia stockholders and the rights of CB stockholders that may be important to First West Virginia stockholders. See “Comparison of Rights of Stockholders” for a discussion of the different rights associated with CB common stock and First West Virginia common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, CB and First West Virginia must obtain the approval, non-objection or waiver of the Pennsylvania Banking Department, the FDIC, the West Virginia Division of Financial Institutions and the Federal Reserve. In determining whether to grant these approvals, non-objections or waivers, the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

Goodwill incurred in the merger may negatively affect CB’s financial condition.

To the extent that the merger consideration, consisting of shares of CB common stock and cash to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles, of First West Virginia, that amount will be reported as goodwill by CB. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect CB’s financial condition.

The unaudited pro forma combined condensed financial statements included in this document are preliminary and the actual financial condition and results of operations of CB after the merger may differ materially.

The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what CB’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined condensed financial statements reflect adjustments, which are based upon preliminary estimates, to record the First West Virginia identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of First West Virginia as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Combined Condensed Consolidated Financial Data.”

Risks Related to CB’s Business

You should read and consider risk factors specific to CB’s business that will affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in CB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” for a description of the information incorporated by reference into this document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This joint proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of CB’s and First West Virginia’s respective goals, intentions and expectations;

•	statements regarding CB’s and First West Virginia’s respective business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of CB’s and First West Virginia’s respective loan and investment portfolios; and

•	estimates of CB’s and First West Virginia’s respective risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CB’s and First West Virginia’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure to complete the merger due to the failure of CB and/or First West Virginia stockholders to approve the merger agreement, failure to obtain applicable regulatory approvals or the failure to satisfy other closing conditions;

•	failure to complete the merger in a timely manner or on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with First West Virginia on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger, including the challenges of integrating, retaining, and hiring key personnel;

•	difficulties and delays in integrating the CB and First West Virginia businesses or fully realizing expected cost savings and other benefits;

•	CB’s potential exposure to unknown or contingent liabilities of First West Virginia;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in CB’s stock price before the closing of the merger, including as a result of the financial performance of CB and/or First West Virginia before the closing of the merger;

•	operational issues stemming from, or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which CB and First West Virginia are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•	changes in interest rates, which may affect CB’s and/or First West Virginia’s net income or cash flows, or the market value of CB’s and/or First West Virginia’s assets;

•	changes to the federal tax code;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in CB’s credit ratings or in CB’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting CB’s or First West Virginia’s operations, pricing, and services.

Because of these and a wide variety of other uncertainties, actual results may be materially different from the expected results indicated by these forward-looking statements. Additionally, CB and First West Virginia are under no duty to and do not undertake any obligation to update any of their respective forward-looking statements after the date of this joint proxy statement/prospectus. Accordingly, you should not place undue reliance on such statements.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CB AND FIRST WEST VIRGINIA

Selected Historical Consolidated Financial Data of CB

The following tables present selected historical consolidated financial data for CB as of and for each of the five years ended December 31, 2016. This information has been derived from and should be read in conjunction with the audited consolidated financial statements of CB. The following tables also present selected historical consolidated financial data for CB as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016, which include only normal, recurring adjustments necessary to fairly present the data for those periods. This information has been derived from and should be read in conjunction with the unaudited consolidated financial statements of CB. You should read these tables together with the historical consolidated financial information contained in CB’s consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CB’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	At September 30, 2017	At December 31,
		2016	2015	2014	2013	2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$908,329	$846,075	$830,677	$846,314	$546,486	$546,753
Cash and due from banks	43,745	14,282	11,340	11,751	16,417	25,295
Investment securities available-for-sale	115,889	106,208	95,863	105,449	133,810	155,331
Loans, net	695,718	674,094	676,864	680,451	373,764	342,226
Deposits	762,374	698,218	679,299	697,494	480,335	470,148
Short-term borrowings	24,662	27,027	32,448	46,684	15,384	23,374
Other borrowings	24,500	28,000	28,000	15,136	4,000	7,000
Total stockholders’ equity	93,154	89,469	86,896	81,912	45,005	44,470

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share amounts)
Selected Operating Data:
Interest and dividend income	$23,953	$23,756	$32,018	$31,917	$20,841	$17,905	$18,549
Interest expense	2,470	2,113	2,870	2,715	1,960	2,236	3,093

Net interest income	21,483	21,643	29,148	29,202	18,881	15,669	15,456
Provision for loan losses	1,020	1,600	2,040	2,005	—	100	450

Net interest income after provision for loan losses	20,463	20,043	27,108	27,197	18,881	15,569	15,006
Noninterest income	5,860	5,537	7,362	7,595	3,818	3,205	3,533
Noninterest expenses	18,418	17,767	23,778	22,929	16,798	13,358	13,287

Income before income taxes	7,905	7,813	10,692	11,863	5,901	5,416	5,252
Income taxes	2,336	2,255	3,112	3,443	1,609	1,160	1,035

Net income	$5,569	$5,558	$7,580	$8,420	$4,292	$4,256	$4,217

Common Share Data:
Basic net income per share	$1.36	$1.36	$1.86	$2.07	$1.63	$1.73	$1.73
Diluted net income per share	1.36	1.36	1.86	2.07	1.63	1.72	1.70
Dividends declared per share	0.66	0.66	0.88	0.85	0.84	0.84	0.84
Weighted average shares outstanding (basic)	4,087,783	4,081,017	4,081,247	4,071,855	2,633,871	2,463,571	2,438,281
Weighted average shares outstanding (diluted)	4,104,157	4,084,730	4,086,190	4,071,855	2,635,090	2,478,086	2,476,601
Selected Financial Ratios (1):
Return on average assets	0.85%	0.89%	0.91%	1.01%	0.72%	0.79%	0.78%
Return on average equity	8.12	8.34	8.48	9.89	8.60	9.43	9.60

(1)	Annualized for the nine month periods.

Selected Historical Consolidated Financial Data of First West Virginia

The following tables set forth selected historical consolidated financial data for First West Virginia as of and for each of the five years ended December 31, 2016, which has been derived from its audited consolidated financial statements. The selected historical financial data for First West Virginia as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 is derived from First West Virginia’s unaudited consolidated financial statements, which include only normal, recurring adjustments necessary to fairly present the data for those periods. You should read this summary financial information in connection with First West Virginia’s consolidated financial statements, which appear elsewhere in this joint proxy statement/prospectus.

	At September 30, 2017	At December 31,
		2016	2015	2014	2013	2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$343,126	$335,255	$345,394	$332,390	$342,145	$306,547
Cash and cash equivalents	19,282	2,877	25,929	20,396	31,875	15,877
Investment securities available-for-sale	205,244	197,206	203,579	197,079	199,955	178,208
Loans, net	99,471	95,295	98,300	97,404	91,537	97,206
Deposits	285,378	275,706	282,287	272,143	285,877	246,462
Short-term borrowings	21,058	22,531	23,619	21,051	20,215	18,767
Other borrowings	2,213	3,216	3,320	3,420	3,516	3,606
Total stockholders’ equity	33,642	33,059	35,364	34,872	30,790	35,703

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$7,391	$6,915	$9,203	$10,384	$9,601	$9,414	$9,838
Interest expense	703	929	1,191	1,377	1,449	1,524	1,789

Net interest income	6,688	5,986	8,012	9,007	8,152	7,890	8,049
Provision (credit) for loan losses	1,075	—	—	30	—	(400)	(248)

Net interest income after provision for loan losses	5,613	5,986	8,012	8,977	8,152	8,290	8,297
Noninterest income	743	1,906	2,152	2,113	1,877	1,440	2,352
Noninterest expense	6,183	6,200	8,307	8,315	8,060	7,672	7,604

Income before income taxes	173	1,692	1,857	2,775	1,969	2,058	3,045
Income tax expense (benefit)	(228)	232	247	383	65	(183)	507

Net income	$401	$1,460	$1,610	$2,392	$1,904	$2,241	$2,538

Common Share Data:
Earnings per share	$0.23	$0.85	$0.94	$1.39	$1.11	$1.30	$1.48
Dividends declared per share	0.60	0.60	0.80	0.80	0.80	0.76	0.73
Outstanding common shares	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Dividend payout ratio	260.87%	70.59%	85.11%	57.55%	72.07%	58.46%	49.32%

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger (which is known as “pro forma” information) as if the merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

CB anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of CB following the merger under one set of assumptions, does not reflect these anticipated benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CB would have been had the companies been combined during these periods.

The exchange ratio of 0.9583 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” and with the historical information in this document on which it is based.

At September 30, 2017
(In thousands)
Pro forma combined balance sheet data:
Total assets	$1,254,435
Investment securities	319,081
Loans receivable	802,596
Deposits	1,047,844
Total stockholders’ equity	130,755

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(Dollars in thousands, except per share data)
Pro forma condensed combined income statement data:
Interest and dividend income	$31,780	$41,803
Interest expense	3,100	3,964

Net interest income	28,680	37,839
Provision for loan losses	2,095	2,040

Net interest income after provision for loan losses	26,585	35,700
Noninterest income	6,603	9,514
Noninterest expense	25,099	32,583

Income before income taxes	8,089	12,730
Income tax expense	2,112	3,422

Net income	$5,977	$9,308

Pro forma per share data:
Basic earnings	$1.11	$1.72
Diluted earnings	1.10	1.72
Weighted average shares outstanding (1):
Basic	5,405,672	5,398,894
Fully diluted	5,426,730	5,403,837

(1)	Basic and fully diluted earnings per share were computed utilizing CB’s reported information and First West Virginia’s average outstanding shares, modified to reflect that, following the proposed merger, 80% of the outstanding shares of First West Virginia common stock will be converted to shares of CB common stock at an exchange ratio of 0.9583.

COMPARATIVE PER SHARE DATA

The following table shows information about CB’s and First West Virginia’s respective income per common share, dividends per share and book value per share, and similar information giving effect to the merger. In presenting the comparative pro forma information for the time periods shown, it is assumed that the merger occurred as of the date presented, in the case of the book value per share information, and the beginning of the period presented, in the case of dividend and income (loss) information. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Data.”

The information listed as “per equivalent First West Virginia share” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.9583, and does not reflect the receipt of cash by holders of First West Virginia common stock. CB anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of CB following the merger under one set of assumptions, does not reflect these anticipated benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of CB would have been had the companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	First West Virginia Historical	CB Historical	Pro Forma Combined (1)	Per Equivalent First West Virginia Share
Book value per share:
At September 30, 2017	$19.57	$22.79	$24.19	$23.18
At December 31, 2016	19.23	21.89	23.51	22.53
Cash dividends declared per share (2):
Nine months ended September 30, 2017	$0.60	$0.66	$0.66	$0.63
Year ended December 31, 2016	0.80	0.88	0.88	0.84
Earnings per share—basic:
Nine months ended September 30, 2017	$0.23	$1.36	$1.11	$1.06
Year ended December 31, 2016	0.94	1.86	1.72	1.65
Earnings per share—diluted:
Nine months ended September 30, 2017	$0.23	$1.36	$1.10	$1.05
Year ended December 31, 2016	0.94	1.86	1.72	1.65

(1)	The pro forma combined book value per share of CB common stock is based upon the pro forma combined common stockholders’ equity for CB and First West Virginia divided by total pro forma common shares of the combined entity.
(2)	The pro forma combined cash dividend information assumes continuation of CB’s historical dividend.

MARKET PRICE AND DIVIDEND INFORMATION

CB common stock is traded on the Nasdaq Capital Market under the symbol “CBFV.” First West Virginia common stock is quoted on the OTCQX under the symbol “FWVB.” The closing sale price reported for CB common stock on November 15, 2017, the last trading day before the proposed merger was publicly announced, was $30.44 and the closing price for First West Virginia common stock on such date was $21.90. The following table lists the high and low sales prices per share for CB common stock and First West Virginia common stock and the dividends declared for the periods indicated.

	CB Common Stock			First West Virginia Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
March 31, 2018 (through February 15, 2018)	$31.90	$29.05	$—	$29.20	$27.65	$—

December 31, 2017	31.50	27.52	0.22	28.25	21.00	0.20
September 30, 2017	29.60	25.50	0.22	21.50	19.65	0.20
June 30, 2017	28.90	25.10	0.22	21.50	20.10	0.20
March 31, 2017	29.40	25.10	0.22	21.45	18.60	0.20

December 31, 2016	26.90	22.30	0.22	22.00	18.00	0.20
September 30, 2016	23.40	21.21	0.22	18.70	17.50	0.20
June 30, 2016	22.17	19.72	0.22	20.00	17.35	0.20
March 31, 2016	22.90	19.05	0.22	20.00	17.12	0.20

You should obtain current market prices for CB common stock because the market price of CB common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can obtain these quotations on the Internet or by calling your broker.

As of February 16, 2018, there were approximately 518 holders of record of CB common stock. As of February 16, 2018, there were approximately 202 holders of record of First West Virginia common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of CB’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of CB, applicable federal and state law and government regulations, and other factors deemed relevant by the CB board of directors. All dividends on CB common stock are declared at the discretion of the CB board of directors. See the sections of this joint proxy statement/prospectus entitled “Comparative Per Share Data” and “Market Price and Dividend Information” for more information.

SPECIAL MEETING OF CB STOCKHOLDERS

This joint proxy statement/prospectus is being provided to holders of CB common stock as CB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of CB stockholders to be held on April 11, 2018, and at any adjournment or postponement of the special meeting.

Date, Place and Time of the Meeting

CB’s board of directors is sending you this document for the purpose of requesting that you allow your shares of CB common stock to be represented at the special meeting by the persons named in the enclosed proxy card. The special meeting will be held at the Hampton Inn, 227 Greene Plaza, Waynesburg, Pennsylvania at 4:00 p.m., local time, on April 11, 2018.

Matters to be Considered

At the special meeting, the CB board of directors will ask you to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Who Can Vote at the Meeting

You are entitled to vote if the records of CB showed that you held shares of CB common stock as of the close of business on February 28, 2018. As of the close of business on that date, a total of 4,096,452 shares of CB common stock were issued and outstanding. Each share of CB common stock has one vote. If you are a beneficial owner of shares of CB common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of CB common stock entitled to vote (a “quorum”) is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of CB common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement and the transactions contemplated thereby will require the affirmative vote of a majority of the votes cast at a meeting of CB stockholders at which a quorum is present. The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is also required to approve the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. Broker non-votes and abstentions from voting will have no effect on these matters.

Shares Held by CB’s Officers and Directors

As of February 16, 2018, directors and executive officers of CB beneficially owned 432,474 shares of CB common stock, excluding shares that may be acquired upon the exercise of stock options. This equals 10.6% of the issued and outstanding shares of CB common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, CB recommends that you vote by proxy even if you plan to attend the special meeting in person. You can always change your vote at the special meeting.

CB stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via telephone or Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the transactions contemplated thereby. If you are the record holder of your shares of CB common stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the approval of the merger agreement proposal and “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. CB’s board of directors unanimously recommends a vote “FOR” the approval of the merger agreement proposal and “FOR” the approval of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with CB’s Corporate Secretary a duly executed revocation of proxy;

•	submitting a new proxy at a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Address written notices of revocation and other communication with respect to the revocation of proxies to:

Deborah Sabocheck, Corporate Secretary

CB Financial Services, Inc.

100 North Market Street

Carmichaels, Pennsylvania 15320

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. CB does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of CB. Proxies will be solicited through the mail. Additionally, officers and directors of CB may solicit proxies personally or by telephone or other means of communication, without additional compensation. CB has also engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,000, plus per item fees and reimbursement of reasonable out-of-pocket expenses. CB will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of CB common stock.

CB Proposals

CB PROPOSAL NO. 1 – CB MERGER AGREEMENT PROPOSAL

CB is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders. Holders of CB common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the CB board of directors, by a unanimous vote of all directors, approved the merger agreement and the transactions contemplated thereby, including the issuance of CB common stock to First West Virginia stockholders, and determined the merger, including the issuance of CB common stock, to be advisable and in the best interests of CB and the stockholders of CB. See “Description of the Merger—CB’s Reasons for the Merger; Recommendation of CB’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the CB board of director’s recommendation.

CB’s board of directors unanimously recommends a vote “FOR” the CB merger agreement proposal.

CB PROPOSAL NO. 2 – CB ADJOURNMENT PROPOSAL

If, at the CB special meeting, the number of shares of CB common stock present or represented and voting in favor of the CB merger proposal is insufficient to approve the CB merger proposal, CB intends to move to adjourn the CB special meeting in order to enable CB’s board of directors to solicit additional proxies for approval of the merger proposal. In that event, CB will ask its stockholders to vote upon the CB adjournment proposal, but not the CB merger proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the time and place to which the meeting is adjourned, unless a new record date is fixed for the adjourned meeting, in which case notice of the place, date and time of adjourned meeting shall be given to persons who are stockholders as of the new record date.

CB is asking its stockholders to authorize the holder of any proxy solicited by the CB board of directors on a discretionary basis to vote in favor of adjourning the CB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CB stockholders who have previously voted.

CB’s board of directors unanimously recommends a vote “FOR” the CB adjournment proposal.

SPECIAL MEETING OF FIRST WEST VIRGINIA STOCKHOLDERS

This joint proxy statement/prospectus is being provided to holders of First West Virginia common stock as First West Virginia’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of First West Virginia stockholders to be held on April 11, 2018, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus is also being provided to First West Virginia stockholders as CB’s prospectus in connection with the offer and sale by CB of its shares of common stock to be issued as consideration in the merger.

Date, Place and Time of the Meeting

First West Virginia’s board of directors is sending you this document for the purpose of requesting that you allow your shares of First West Virginia common stock to be represented at the special meeting by the persons named in the enclosed proxy card. The special meeting will be held at First West Virginia’s corporate office at 590 National Road, Wheeling, West Virginia at 11:00 a.m., local time, on April 11, 2018.

Matters to be Considered

At the special meeting, the First West Virginia board of directors will ask you to vote on a proposal to approve the merger agreement. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Who Can Vote at the Meeting

You are entitled to vote if the records of First West Virginia showed that you held shares of First West Virginia common stock as of the close of business on February 28, 2018. As of the close of business on that date, a total of 1,718,730 shares of First West Virginia common stock were issued and outstanding. Each share of First West Virginia common stock has one vote. If you are a beneficial owner of shares of First West Virginia common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of First West Virginia common stock entitled to vote (a “quorum”) is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of First West Virginia common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of a majority of the votes cast at a meeting of First West Virginia stockholders at which a quorum is present. The affirmative vote of the majority of votes cast at a meeting at which a quorum is present is also required to approve the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. Broker non-votes and abstentions from voting will have no effect on these matters.

Shares Held by First West Virginia’s Officers and Directors

As of February 16, 2018, directors and executive officers of First West Virginia beneficially owned 270,444 shares of First West Virginia common stock, representing 15.74% of the issued and outstanding shares of First West Virginia common stock. First West Virginia’s directors have entered into voting agreements with CB to vote an aggregate of 256,669 shares of First West Virginia common stock over which they have sole voting power, representing 14.93% of the issued and outstanding shares of First West Virginia common stock, in favor of the merger agreement at the special meeting.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, First West Virginia recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

First West Virginia stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via telephone or Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the adjournment proposal. If you are the record holder of your shares of First West Virginia common stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. First West Virginia’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with First West Virginia’s Corporate Secretary a duly executed revocation of proxy;

•	submitting a new proxy at a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Address written notices of revocation and other communication with respect to the revocation of proxies to:

Deborah A. Kloeppner, Corporate Secretary

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, West Virginia 26003

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. First West Virginia does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of First West Virginia. Additionally, officers and directors of First West Virginia may solicit proxies personally or by telephone or other means of communication, without additional compensation. First West Virginia has also engaged Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $6,000, plus per item fees and reimbursement of reasonable out-of-pocket expenses. First West Virginia will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of First West Virginia common stock.

First West Virginia Proposals

FIRST WEST VIRGINIA PROPOSAL NO. 1 – FIRST WEST VIRGINIA MERGER PROPOSAL

First West Virginia is asking its stockholders to approve the merger agreement. Holders of First West Virginia common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the First West Virginia board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of First West Virginia and the stockholders of First West Virginia. See “Description of the Merger—First West Virginia’s Reasons for the Merger; Recommendation of First West Virginia’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the First West Virginia board of director’s recommendation.

First West Virginia’s board of directors unanimously recommends a vote “FOR” the First West Virginia merger proposal.

FIRST WEST VIRGINIA PROPOSAL NO. 2 – FIRST WEST VIRGINIA ADJOURNMENT PROPOSAL

If, at the First West Virginia special meeting, the number of shares of First West Virginia common stock present or represented and voting in favor of the First West Virginia merger proposal is insufficient to approve the First West Virginia merger proposal, First West Virginia intends to move to adjourn the First West Virginia special meeting in order to enable First West Virginia’s board of directors to solicit additional proxies for approval of the merger proposal. In that event, First West Virginia will ask its stockholders to vote upon the First West Virginia adjournment proposal, but not the First West Virginia merger proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the time and place to which the meeting is adjourned, unless the date of the adjourned meeting is more than 120 days after the date of the original meeting, in which case the board of directors must fix a new record date for the adjourned meeting and notice of the place, date and time of the adjourned meeting will be given to persons who are stockholders as of the new record date.

First West Virginia is asking its stockholders to authorize the holder of any proxy solicited by the First West Virginia board of directors on a discretionary basis to vote in favor of adjourning the First West Virginia special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from First West Virginia stockholders who have previously voted.

First West Virginia’s board of directors unanimously recommends a vote “FOR” the First West Virginia adjournment proposal.

APPRAISAL RIGHTS OF FIRST WEST VIRGINIA STOCKHOLDERS

If you hold one or more shares of First West Virginia common stock, First West Virginia has concluded that you are entitled to appraisal rights under West Virginia law, meaning you have the right to demand that the fair value of your shares of First West Virginia common stock be appraised and paid to you in cash. The appraised fair value of your First West Virginia common stock may be more or less than the value of the consideration you would receive under the merger agreement. If you are contemplating exercising your appraisal rights, we urge you to read carefully the provisions of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached to this joint proxy statement/prospectus as Appendix D, and to consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your appraisal rights, but is qualified in its entirety by reference to the full text of the law. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Appraisal Rights

To be eligible to exercise your appraisal rights:

•	you must deliver to First West Virginia, before the First West Virginia special meeting, written notice of your intent to exercise your appraisal rights and demand payment for the fair value of your shares if the merger is completed; and

•	you must not vote, or cause or permit to be voted, any of your shares of First West Virginia common stock in favor of the merger agreement at the First West Virginia special meeting.

If you intend to exercise your appraisal rights, send your written notice, before the First West Virginia special meeting, to First West Virginia at the following address:

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, West Virginia 26003

Attention: Deborah A. Kloeppner, Corporate Secretary

If you fail to deliver written notice of your intent to exercise your appraisal rights, or if you vote in favor of the merger agreement at the First West Virginia special meeting, you will lose your appraisal rights and you will instead receive shares of CB common stock and/or cash as described in the merger agreement.

Appraisal Notice and Form

If you comply with the requirements described above under “—How to Exercise and Perfect Your Appraisal Rights” and the merger is completed, CB will send you a written appraisal notice and form advising you that the merger has been completed. CB must deliver this notice to you within ten days after the merger is completed.

If you wish to pursue your appraisal rights and receive the fair value of your shares of First West Virginia common stock in cash, you must complete the form, which will require you to certify (i) whether you acquired such shares of First West Virginia common stock before the date upon which the principal terms of the merger were first announced to First West Virginia stockholders, and (ii) that you did not vote in favor of the merger agreement. The appraisal notice and form will specify the date that you must return the completed form to CB, which date will not be fewer than 40 or more than 60 days after the date the appraisal notice and form are sent. If you fail to return the executed form to CB by the deadline specified, you will be deemed to have waived the right to demand appraisal with respect to your shares of First West Virginia common stock.

The appraisal notice and form will also include information such as CB’s estimate of the fair value of your shares of First West Virginia common stock, instructions for submitting the certificates representing your shares of First West Virginia common stock for appraisal and payment, instructions on how to withdraw from the appraisal process should you change your mind and a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA.

Payment of CB’s Estimate of the Fair Value of Your Shares

Within 30 days after the deadline for returning your executed appraisal form to CB, if you have properly completed and returned the form to CB and deposited any certificates representing your shares of First West Virginia common stock with CB, CB must pay to you in cash the amount that it estimates to be the fair value of your shares of First West Virginia common stock, plus interest. The payment must be accompanied by financial statements of First West Virginia, a statement of CB’s estimate of the fair value of your shares, and information regarding your right to demand further payment.

If you are dissatisfied with the amount of CB’s estimated fair value of your shares, you must notify CB in writing of your own estimate of the fair value of your shares and demand payment of that amount within 30 days of receiving CB’s payment. If you do not make a demand for further payment within the time period specified, you will be deemed to have accepted the payment in full satisfaction of your appraisal rights.

After-Acquired Shares

If you fail to certify in the appraisal form that you did not acquire your shares of First West Virginia common stock before the date on which the principal terms of the merger were first announced to First West Virginia stockholders, CB may elect to withhold payment of the estimated fair value of your “after-acquired” shares. If CB elects to withhold payment from you, it must, within 30 days after the deadline for returning the appraisal form to CB, provide you with financial statements of First West Virginia and offer to pay you its estimate of the fair value of your shares. You will have the opportunity to either:

(1)	accept CB’s offer to pay you its estimate of the fair value of your shares, plus interest, in full satisfaction of your appraisal rights, in which case you must notify CB of your acceptance within 30 days after receiving CB’s offer and CB must pay you its estimate of the fair value of your shares within 10 days after receiving your acceptance; or

(2)	reject CB’s offer and demand payment of your own stated estimate of the fair value of your shares, in writing, within 30 days after receiving CB’s offer.

If you fail to either accept CB’s offer or to reject its offer and notify it in writing of your demand to be paid your own estimate of the fair value of your shares within 30 days after receiving the offer, you will be deemed to have accepted CB’s offer and CB must pay you its estimate of the fair value of your shares within 40 days after the date it sent you its offer.

Appraisal of the Fair Value of Your Shares

If you have made a timely, written demand to CB for payment of your own estimate of the fair value of your shares of First West Virginia common stock, within 60 days of receiving your demand, CB must either (i) pay to you in cash the amount of your estimate of the fair value of your shares, plus interest, or (ii) commence a proceeding and petition the court to determine the fair value of your shares and accrued interest. CB will make all stockholders whose demands remain unsettled parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Stockholders demanding appraisal rights will be entitled to the same discovery rights as parties in a civil proceeding, but there is no right to a jury trial.

Each holder of First West Virginia common stock made a party to the proceeding that has already received a payment from CB will be entitled to the amount, if any, by which the court finds the fair value of a share of First West Virginia common stock exceeds the amount paid by CB. Each holder of “after-acquired” shares of First West Virginia common stock, who have not yet received any payment from CB, will be entitled to the fair value of their shares, plus interest, as determined by the court.

CB will be responsible for the costs of the proceeding, including the compensation and expenses of appraisers appointed by the court, except that the court may assess costs against some or all of the stockholders demanding appraisal if the court finds that they acted arbitrarily, vexatiously or not in good faith with respect to the exercise of their appraisal rights. The court may also assess fees and expenses of counsel and experts for the respective parties if, for example, it finds that First West Virginia or CB did not satisfy the requirements of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, or that one of the parties acted other than in good faith.

Rights as a Stockholder

Once you deposit the certificates representing your shares of First West Virginia common stock with CB or, in the case of uncertificated shares, return the executed appraisal form to CB (described above under “—Appraisal Notice and Form), you will lose all rights as a stockholder, unless you subsequently and timely withdraw from the appraisal process by following the instructions contained in the appraisal notice and form.

Once you lose all rights as a stockholder, you will not be entitled to vote, receive dividends or distributions, or exercise any other rights as a First West Virginia stockholder, except for the right to receive payment for your shares and to bring appropriate legal action to obtain relief on the grounds that (i) the merger was not completed pursuant to the requirements of the WVBCA or the requirements of First West Virginia’s articles of incorporation or bylaws, or (ii) the merger was procured as a result of fraud or material misrepresentation. Unless the merger fails to adhere to the requirements of the WVBCA or First West Virginia’s articles of incorporation bylaws, or there is fraud or material misrepresentation, your appraisal rights constitute the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

However, if CB fails to make a payment required pursuant to your appraisal rights under Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, you may sue CB directly for the amount owed and, to the extent you are successful, will be entitled to recover all costs and expenses of bringing the suit, including fees and expenses of counsel.

Withdrawal from the Appraisal Process

Once you have deposited the certificates representing your shares of First West Virginia common stock with CB or, in the case of uncertificated shares, returned the executed appraisal forms to CB (described above under “—Appraisal Notice and Form), you may withdraw from the appraisal process until the deadline specified in the appraisal notice and form, which will be a date within 20 days of the deadline to return the executed forms to CB. If you fail to withdraw from the appraisal process by such date, you may not withdraw without CB’s consent.

Termination of Appraisal Rights

If you do not perfect your appraisal rights, if you withdraw from the appraisal process, or if you are otherwise unsuccessful in asserting your appraisal rights, your right to have the fair value of your shares of First West Virginia common stock appraised and paid to you in cash will cease, and you will be entitled to receive the same consideration received by other First West Virginia stockholders in the merger. Your status as a stockholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

DESCRIPTION OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read carefully this entire document, including the merger agreement and the other appendices, as this summary may not contain all of the information that you consider important.

General

The merger agreement provides for the merger of First West Virginia with and into CB, with CB as the surviving entity. Immediately following the merger, Progressive Bank, the wholly-owned subsidiary of First West Virginia, will merge with and into Community Bank, the wholly-owned subsidiary of CB, with Community Bank as the surviving entity. CB will remain the bank holding company for Community Bank.

Background of the Merger

First West Virginia’s board of directors and executive management periodically review and assess First West Virginia’s business strategies and objectives, including strategic opportunities and challenges, and consider various strategic options potentially available to First West Virginia. The goal of these discussions is to explore avenues to maintain First West Virginia’s competitiveness, increase profitability and enhance long-term value for First West Virginia stockholders. Additionally, from time to time, the Chairman, Chief Executive Officer and President of First West Virginia, William G. Petroplus, has been contacted by representatives of other financial institutions, including CB, to inquire about First West Virginia’s interest in a merger transaction. Mr. Petroplus informed the First West Virginia board of directors of these preliminary inquiries, but such discussions did not result in proposals that the board could recommend to First West Virginia’s stockholders.

On April 1, 2016, members of the board of directors of First West Virginia and members of the board of directors of CB met informally at a third party location to discuss the two companies, community banking in their respective markets, each company’s strategic goals and each company’s commitment to its respective communities and employees. Barron P. McCune, Jr., Vice Chairman and Chief Executive Officer of CB, and Patrick G. O’Brien, Senior Executive Vice President and Chief Operating Officer of CB, made a presentation about CB, its financial performance and its recent transaction with FedFirst Financial Corporation. CB and First West Virginia management agreed to keep in touch regarding opportunities for the companies to work together in the future.

On April 5, 2017, Mr. Petroplus received a letter from Messrs. McCune and O’Brien indicating that CB was interested in pursuing discussions with First West Virginia. The April 5, 2017 letter enclosed a copy of a CB investor presentation from February 2017 that included information about CB’s financial performance, stock performance, markets and strategic vision. Mr. Petroplus delivered copies of the April 5, 2017 letter and the enclosed presentation to all members of the First West Virginia board of directors.

On May 9, 2017, the First West Virginia board of directors appointed Mr. Petroplus and directors Nada E. Beneke, Rosalie J. Dlesk and Thomas L. Sable to serve on the board’s mergers and acquisitions committee.

Throughout the second quarter of 2017, Mr. Petroplus and Messrs. McCune and O’Brien continued a dialogue regarding the two companies’ business and strategic goals. On June 1, 2017, First West Virginia entered into a nondisclosure agreement with CB.

On April 20, 2017, a representative of D.A. Davidson, a financial advisor, met with Mr. Petroplus to discuss D.A. Davidson’s services and qualifications, as well as recent merger and acquisition activity. The parties engaged in a high-level conversation about a possible business combination involving First West Virginia. At its regularly scheduled board meeting on August 8, 2017, the board of directors of First West Virginia approved the engagement of D.A. Davidson as its financial advisor with respect to a potential business combination involving First West Virginia. On August 10, 2017, First West Virginia and D.A. Davidson executed an engagement letter.

On August 21, 2017, the board of directors met with representatives of D.A. Davidson and with First West Virginia’s legal counsel, Bowles Rice LLP (“Bowles Rice”), to gain a better understanding of the board’s role and the role that each advisor could play in the process of evaluating First West Virginia’s strategic alternatives. Bowles Rice advised the board about the directors’ fiduciary duties in connection with a potential business combination transaction. Representatives of D.A. Davidson provided an overview of recent acquisition activity in the financial services industry and assessed First West Virginia’s performance compared to its peers in the region, including a detailed analysis of First West Virginia’s loan composition, deposit composition, net charge-offs and reserves and credit quality migration. Finally, representatives of D.A. Davidson advised the board that, based upon D.A. Davidson’s assessment of the recent acquisition activity and First West Virginia’s profile, the board could reasonably expect that shares of First West Virginia common stock could be valued by a potential acquirer in the $24.00 to $26.00 per share range. This assessment was prepared prior to the market-wide increase in financial institution stock prices during late 2017, driven in part by anticipated passage of federal tax relief legislation. The board of directors authorized executive management and D.A. Davidson to proceed with the negotiations concerning a business combination with CB.

Throughout September, D.A. Davidson coordinated with First West Virginia’s senior management in establishing an electronic data room containing extensive information about First West Virginia.

On September 24, 2017, D.A. Davidson received a verbal, unsolicited expression of interest concerning a potential acquisition of First West Virginia from another financial institution, Company A. The informal expression of interest, which was subject to the completion of applicable due diligence, indicated that Company A could pay $28.00 to $30.00 per share of First West Virginia common stock in an all stock or mostly stock transaction. Company A was willing to consider offering board seats to First West Virginia’s directors. On September 25, 2017, D.A. Davidson’s representative relayed the substance of the communication from Company A to representatives of Bowles Rice and to Mr. Petroplus. After discussions with Mr. Petroplus and Bowles Rice, D.A. Davidson informed Company A’s investment banker that First West Virginia was already pursuing discussions with another institution, but the terms of Company A’s informal expression of interest would be submitted to the First West Virginia board for its consideration.

On September 29, 2017, CB received access to the electronic data room. On October 9, 2017, the CB board of directors held a special meeting at which members of management and representatives of CB’s financial advisor, KBW, and its legal counsel, Luse Gorman, PC (“Luse Gorman”), were present. Messrs. McCune and O’Brien provided the board with an overview of the potential strategic transaction with First West Virginia, preliminary transaction considerations and an update on the discussions with First West Virginia to date. After discussion, the CB board of directors authorized management to submit a non-binding letter of interest to First West Virginia. On October 10, 2017, CB submitted a non-binding letter of interest to acquire all shares of First West Virginia common stock for $27.75 per share, with fixed merger consideration consisting of 80% CB stock and 20% cash.

On October 11, 2017, First West Virginia’s board held a special meeting to discuss CB’s letter of interest. Representatives from D.A. Davidson presented information about the CB indication of interest as well as information regarding the unsolicited, verbal expression of interest communicated by Company A. The board reviewed the financial performance, stock performance, dividend history, recent transaction history, market position and growth prospects of Company A and CB. Based upon its assessment of how Company A and CB compared with respect to these factors, and the terms offered by CB and informally communicated by Company A, the First West Virginia board of directors determined that CB presented the most attractive proposal for First West Virginia’s stockholders. The board of directors unanimously authorized D.A. Davidson to offer a counterproposal to CB’s non-binding letter of interest, requesting $29.00 per share of First West Virginia common stock in merger consideration, the right for First West Virginia stockholders to elect cash and/or stock consideration and an increase in the number of CB director positions for current First West Virginia directors from two to three.

On October 13, 2017, the CB board of directors held a special telephonic meeting at which members of management and representatives of KBW and Luse Gorman participated. Messrs. McCune and O’Brien summarized the terms of First West Virginia’s counter proposal for the board of directors. Representatives of KBW also discussed with the CB board of directors the financial aspects of the transaction. After discussion, the CB board of directors authorized management to submit a revised non-binding letter of interest to First West Virginia.

On October 13, 2017, CB submitted a revised non-binding letter of interest in which it increased its offer to $28.50 per share of First West Virginia common stock, agreed to permit First West Virginia’s stockholders to make an election for cash and/or stock consideration and increased the number of CB director positions for current First West Virginia directors from two to three.

On October 13, 2017, the First West Virginia board held a special meeting to consider CB’s revised proposal. Following a discussion involving representatives of D.A. Davidson and Bowles Rice, the First West Virginia board approved the revised proposal from CB and authorized Mr. Petroplus to execute the revised non-binding letter of interest. Following the meeting, First West Virginia and CB executed a revised letter of interest and agreed to negotiate the definitive agreement and complete due diligence.

During the next several weeks, CB’s team pursued its due diligence investigation and requested additional documentation that was supplied by First West Virginia. On October 28, 2017, representatives of CB met with executive management of First West Virginia at the offices of First West Virginia to conduct their management interviews and on-site document review.

On October 30, 2017, Luse Gorman provided an initial draft of the merger agreement and form of voting agreement to Bowles Rice. The voting agreement provided, among other things, that each director and executive officer of First West Virginia vote the shares of First West Virginia common stock over which they have sole voting power in favor of the merger at any meeting of the First West Virginia stockholders held to consider and vote on the merger.

Bowles Rice reviewed the draft merger agreement with both First West Virginia management and representatives of D.A. Davidson and, following feedback from First West Virginia’s mergers and acquisitions committee, on November 3, 2017, provided comments on the draft merger agreement to Luse Gorman. Mr. Petroplus attended mergers and acquisition committee meetings as a member of First West Virginia management and did not vote on committee actions.

From November 3 through November 16, 2017, First West Virginia and CB, with the assistance of their respective financial and legal advisors, continued to negotiate the terms of the definitive merger agreement and related documents. The First West Virginia mergers and acquisitions committee continued to work actively with management and representatives of D.A. Davidson and Bowles Rice to review and analyze the various revised drafts of the definitive merger agreement. During this time, First West Virginia executive management and Bowles Rice also conducted reverse due diligence on CB. In addition, First West Virginia and CB and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of CB and First West Virginia.

On November 4, 2017, First West Virginia, through its financial advisor, provided CB with a document request list for its reverse due diligence and was provided with access to an electronic data room containing detailed due diligence information regarding CB. On November 10, 2017, First West Virginia executive management and representatives of D.A. Davidson conducted telephonic management interviews with senior management of CB. Representatives of Bowles Rice participated during portions of these discussions.

On November 14, 2017, First West Virginia’s mergers and acquisitions committee participated in a teleconference with representatives of D.A. Davidson and Bowles Rice to review the final terms of the proposed merger and the most recent version of the merger agreement. Following these discussions, the mergers and acquisitions committee voted (with Mr. Petroplus abstaining) to recommend the merger and the merger agreement to the board of directors, subject to final negotiation of the exchange ratio for converting shares of First West Virginia common stock into shares of CB common stock. On November 15, 2017, the parties agreed to the final exchange ratio whereby each share of First West Virginia common stock could be exchanged for either $28.50 in cash or 0.9583 shares of CB common stock. Each of CB and First West Virginia and their legal advisors worked to finalize the merger agreement and the related disclosure schedules and transaction documents.

On November 16, 2017, the First West Virginia board of directors held a special meeting to review the material terms of the final merger agreement and related transactions. The First West Virginia board of directors received presentations regarding the proposed merger from representatives of D.A. Davidson and Bowles Rice. Executive management and representatives of D.A. Davidson briefed the First West Virginia board of directors on the results of the due diligence review conducted on CB. Representatives of Bowles Rice updated the First West Virginia board of directors on the negotiations with CB regarding the merger agreement, further advised the First West Virginia board of directors with respect to its legal duties and reviewed the material terms of the merger agreement and related transaction documents. Representatives of D.A. Davidson reviewed the financial aspects of the proposed merger and rendered its oral opinion (subsequently confirmed in writing) to the First West Virginia board of directors to the effect that, as of the date of its opinion and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the merger consideration to be paid to the holders of First West Virginia common stock in the merger was fair, from a financial point of view, to the holders of First West Virginia common stock. See “Description of the Merger—Opinion of First West Virginia’s Financial Advisor in Connection with the Merger” for more information. Representatives of D.A. Davidson and Bowles Rice responded to questions from the directors.

After reviewing D.A. Davidson’s opinion and following further discussion of the terms of the merger, and taking into consideration the matters discussed at the meeting, including the factors described under “Description of the Merger—First West Virginia’s Reasons for the Merger; Recommendation of the First West Virginia Board of Directors,” the First West Virginia board determined that the proposed merger with CB and the related transactions as reflected in the merger agreement presented at the meeting were in the best interests of First West Virginia and its stockholders. The board of directors unanimously (i) approved the merger agreement and the related documents, (ii) approved the submission of the merger agreement to First West Virginia’s stockholders, and (iii) recommended that First West Virginia’s stockholders approve the merger agreement.

On November 16, 2017, the CB board of directors also held a special meeting to review the material terms of the merger agreement and related transactions contemplated thereby. The CB board of directors received presentations from representatives of KBW and Luse Gorman. Executive management briefed the CB board of directors on the results of the due diligence review conducted on First West Virginia. Representatives of Luse Gorman updated the CB board of directors on the negotiations with First West Virginia regarding the merger agreement and reviewed the material terms of the merger agreement and related transaction documents. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the CB board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CB. See “Description of the Merger—Opinion of CB’s Financial Advisor in Connection with the Merger” for more information. Representatives of KBW and Luse Gorman responded to questions from the directors.

After further discussion of the terms of the merger, and taking into consideration the matters discussed at the meeting, including the factors described under “Description of the Merger—CB’s Reasons for the Merger; Recommendation of the CB Board of Directors,” the CB board determined that the proposed merger with First West Virginia and the related transactions as reflected in the merger agreement presented at the meeting were in the best interests of CB and its stockholders. The board of directors unanimously (i) approved the merger agreement and the related documents, including the issuance of CB common stock to First West Virginia stockholders, (ii) approved the submission of the merger agreement to CB’s stockholders, and (iii) recommended that CB’s stockholders approve the merger.

In the late afternoon on November 16, 2017, CB and First West Virginia executed the definitive merger agreement. Following the closing of the financial markets on November 16, 2017, CB and First West Virginia issued a joint press release publicly announcing the execution of the merger agreement.

CB’s Reasons for the Merger; Recommendation of CB’s Board of Directors

CB’s board of directors believes that the merger is in the best interests of CB and its stockholders. In deciding to approve the merger, CB’s board of directors considered a number of factors, including:

•	First West Virginia’s compatibility with CB in their community banking orientation, in their reputational standing in the respective communities served, and culturally at the board and executive management levels;

•	CB executive management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of First West Virginia;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining CB and First West Virginia;

•	the geographic footprint of the combined organization, which would allow CB’s expansion into new, contiguous markets in West Virginia;

•	CB’s historic performance in similar markets and management’s familiarity with First West Virginia’s market area;

•	CB’s record of creating stockholder value in a prior acquisition transaction, its proven experience in successfully integrating an acquired business, and management’s belief that CB will be able to successfully integrate First West Virginia and Progressive Bank;

•	that the transaction is expected to be accretive to CB’s earnings per share;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share;

•	the anticipated cost savings and enhancement to the future revenue and earnings growth potential of CB;

•	the financial presentation, dated November 16, 2017, of KBW to CB’s board of directors and the opinion, dated November 16, 2017, of KBW to CB’s board of directors to the effect that, as of November 16, 2017, and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW, as set forth in the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CB, as more fully described in the section of this joint proxy statement/prospectus entitled “—Opinion of CB’s Financial Advisor in Connection with the Merger”;

•	CB’s board of directors’ review with management and its legal advisors of the structure and other terms of the merger and the expectation of CB’s legal advisors that the merger will qualify as a tax-free transaction to First West Virginia’s stockholders for U.S. federal income tax purposes (except with respect to cash received in exchange for whole or fractional shares of First West Virginia common stock); and

•	the likelihood of regulators approving the merger without burdensome conditions or delays.

CB’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of CB’s business and towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings, and successfully integrating First West Virginia’s business, operations and workforce with those of CB;

•	the transaction-related restructuring charges and other merger-related costs, including the payments and other benefits to be received by First West Virginia management;

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated; and

•	the other risks described in this joint proxy statement/prospectus under the heading “Risk Factors.”

While CB’s board of directors considered these and other factors, including risks and uncertainties in connection with the merger, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. CB’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of CB and its stockholders. The terms of the merger were the result of arm’s-length negotiations between representatives of CB and representatives of First West Virginia.

Opinion of CB’s Financial Advisor in Connection with the Merger

CB engaged KBW to render financial advisory and investment banking services to CB, including an opinion to the CB board of directors as to the fairness, from a financial point of view, to CB of the aggregate merger consideration in the proposed merger. CB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW participated telephonically in the meeting of the CB board held on November 16, 2017 at which the CB board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the CB board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CB. The CB board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CB board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to CB. It did not address the underlying business decision of CB to engage in the merger or enter into the merger agreement or constitute a recommendation to the CB board in connection with the merger, and it does not constitute a recommendation to any holder of CB common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of First West Virginia common stock, what election any such stockholder should make with respect to the stock consideration or the cash consideration), nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon information bearing upon the financial and operating condition of CB and First West Virginia and information bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated November 15, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, of CB;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of CB;

•	the audited financial statements and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the audited financial statements for the two fiscal years ended December 31, 2016 of First West Virginia;

•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of First West Virginia;

•	certain regulatory filings of the respective subsidiaries of CB and First West Virginia, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2016 and the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	certain other interim reports and other communications of CB and First West Virginia to their respective stockholders; and

•	other financial information concerning the businesses and operations of CB and First West Virginia that was furnished to KBW by CB and First West Virginia or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of CB and First West Virginia;

•	the assets and liabilities of CB and First West Virginia;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of CB and certain financial information of First West Virginia with similar information for certain other companies, the securities of which were publicly traded;

•	financial and operating forecasts and projections of First West Virginia with respect to fiscal years 2017 and 2018 that were prepared by, and provided to KBW and discussed with KBW by, First West Virginia management, and assumed First West Virginia growth rates with respect to periods thereafter that were provided to and discussed with KBW by CB management, all of which information was used and relied upon by KBW, based on such discussions, at the direction of CB management and with the consent of the CB board;

•	publicly available consensus “street estimates” of CB, as well as assumed CB long-term growth rates provided to KBW by CB management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the CB board; and

•	estimates regarding certain pro forma financial effects of the merger on CB (including without limitation the potential cost savings and related expenses expected to result or be derived from the merger) that were prepared by CB management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the CB board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the managements of CB and First West Virginia regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of First West Virginia, with the consent of CB, as to the reasonableness and achievability of the financial and operating forecasts and projections of First West Virginia with respect to fiscal years 2017 and 2018 (and the assumptions and bases therefor) referred to above, and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management, and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon CB management as to the reasonableness and achievability of the assumed long-term growth rates of First West Virginia, the publicly available consensus “street estimates” of CB, the assumed long-term growth rates of CB, and the estimates regarding certain pro forma financial effects of the merger on CB, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of CB referred to above that such estimates were consistent with, the best currently available estimates and judgments of CB management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of CB and First West Virginia that was provided to and discussed with KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CB referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of CB and First West Virginia, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CB or First West Virginia since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan losses and KBW assumed, without independent verification and with CB’s consent, that the aggregate allowances for loan losses for CB and First West Virginia are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the properties, assets or liabilities (contingent or otherwise) of CB or First West Virginia, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of CB or First West Virginia under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses, that:

•	the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed) with no adjustments to the aggregate merger consideration and with no other consideration or payments in respect of First West Virginia common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the subsidiary bank merger) and all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of CB, First West Virginia or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of CB that CB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CB, First West Virginia, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to CB. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to CB, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate previously publicly-announced proposed changes to U.S. tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of CB to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CB or the CB board;

•	any business, operational or other plans with respect to First West Virginia or the pro forma entity that might be contemplated by CB or the CB board or that might be implemented by CB or the CB board subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of CB’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CB common stock or relative to the aggregate merger consideration;

•	the effect of the merger or any related transaction (including the subsidiary bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CB, First West Virginia or any other party to any transaction contemplated by the merger agreement;

•	any election by holders of First West Virginia common stock to receive the cash consideration or the stock consideration or any combination thereof, or the actual allocation among such holders between cash and stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the merger agreement) or the relative fairness of the cash consideration and the stock consideration;

•	whether CB has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of First West Virginia common stock at the closing of the merger;

•	the actual value of CB common stock to be issued in the merger;

•	the prices, trading range or volume at which CB common stock would trade following the public announcement of the merger or following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to CB, First West Virginia, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, CB and First West Virginia. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the CB board in making its determination to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of CB common stock. Consequently, the analyses described below should not be viewed as determinative of the decision of the CB board with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between CB and First West Virginia and the decision of CB to enter into the merger agreement was solely that of the CB board.

The following is a summary of the material financial analyses presented by KBW to the CB board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the CB board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $49.7 million, or $29.04 per outstanding share of First West Virginia common stock, consisting of the sum of (i) the implied value of the stock consideration of 0.9583 of a share of CB common stock, based on the closing price of CB common stock on November 15, 2017 multiplied by 80%, and (ii) the cash consideration of $28.50 per share multiplied by 20%. In addition to the financial analyses described below, KBW reviewed with the CB board of directors for informational purposes, among other things, the implied transaction value for the proposed merger of $29.04 per outstanding share of First West Virginia common stock as multiples of First West Virginia’s latest 12 months (“LTM”) ended September 30, 2017 earnings per share (“EPS”) and First West Virginia’s estimated 2017 and 2018 EPS using financial forecasts and projections of First West Virginia provided by First West Virginia. These implied transaction multiples for the proposed merger were greater than 30.0x.

CB Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CB to ten selected banks and thrifts that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Pennsylvania with total assets between $250 million and $1.5 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Citizens & Northern Corporation	Mid Penn Bancorp, Inc.
DNB Financial Corporation	Norwood Financial Corp.
Emclaire Financial Corp	Penns Woods Bancorp, Inc.
Fidelity D & D Bancorp, Inc.	Prudential Bancorp, Inc.
Malvern Bancorp, Inc.	WVS Financial Corp.

To perform this analysis, KBW used profitability data and other financial information as of, or for the period ended, September 30, 2017 and market price information as of November 15, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” of CB and the three selected companies for which consensus “street estimates” were publicly available. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in CB’s historical financial statements, or the data prepared by First West Virginia’s financial advisor presented under the section entitled “Description of the Merger—Opinion of First West Virginia’s Financial Advisor in Connection with the Merger,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. In the case of Mid Penn Bancorp, Inc., the assets, capital ratios, loan/deposit ratio, market capitalization and market price to tangible book value per share multiple were calculated pro forma for a pending acquisition.

KBW’s analysis showed the following concerning the financial performance of CB and the selected companies:

		Selected Companies
	CB	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets (%) (1)	0.86	0.71	0.86	0.87	1.01
LTM Core Return on Average Equity (%) (1)	8.16	8.18	8.79	8.69	10.16
LTM Core Return on Average Tangible Common Equity (%) (1)	9.01	8.92	10.35	9.51	11.59
LTM Net Interest Margin (%)	3.61	2.91	3.49	3.24	3.70
LTM Fee Income / Revenue (%) (2)	20.5	9.0	14.1	15.0	18.4
LTM Efficiency Ratio (%)	65.2	65.1	62.5	62.9	60.3

(1)	Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities and amortization of intangibles as calculated by SNL Financial.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of CB and the selected companies:

		Selected Companies
	CB	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.42	8.28	9.43	9.86	9.81
Total Risk Based Capital Ratio (%)	14.76	13.52	14.46	16.41	17.59
Loans / Deposits (%)	92.3	79.3	86.4	85.4	92.9
Loan Loss Reserve / Gross Loans (%)	1.16	0.77	1.00	0.95	1.07
Nonperforming Assets / Assets (%)	0.79	1.23	1.04	1.04	0.74
LTM Net Charge-Offs / Average Loans (%)	0.11	0.12	0.06	0.10	0.04

In addition, KBW’s analysis showed the following concerning the market performance of CB and, to the extent available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):

		Selected Companies
	CB	25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	30.9	19.0	25.6	28.8	42.2
One – Year Total Return (%)	35.3	20.3	28.4	32.0	44.8
Year to Date Stock Price Change (%)	17.8	6.0	12.3	15.5	24.7
Stock Price / Tangible Book Value per Share (x)	1.47	1.48	1.64	1.54	1.67
Stock Price / LTM EPS (x)	16.5	14.8	17.0	16.1	17.2
Stock Price / 2017 Estimated EPS (x)	17.4	16.8	18.6	19.9	22.3
Stock Price / 2018 Estimated EPS (x)	16.5	15.1	15.4	15.4	15.7
Dividend Yield (%) (1)	2.9	1.0	1.9	2.2	3.4
LTM Dividend Payout Ratio (%) (1)	47.6	25.5	42.3	41.1	54.2

(1)	Dividend yield and LTM dividend payout ratio reflected the most recent quarterly dividend on an annualized basis as a percentage of stock price and LTM EPS, respectively. One of the selected companies did not pay dividends.

No company used as a comparison in the above selected companies analysis is identical to CB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

First West Virginia Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First West Virginia to 12 selected banks and thrifts that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Maryland, Ohio, Pennsylvania, Virginia, or West Virginia with total assets between $100 million and $750 million. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Bank of the James Financial Group, Inc.	HomeTown Bankshares Corporation
Central Federal Corporation	HV Bancorp, Inc.
Eagle Financial Bancorp, Inc.	United Bancorp, Inc.
Fauquier Bankshares, Inc.	Village Bank and Trust Financial Corp.
Glen Burnie Bancorp	Wayne Savings Bancshares, Inc.
Hamilton Bancorp, Inc.	WVS Financial Corp.

To perform this analysis, KBW used profitability data and other financial information as of, or for the period ended, September 30, 2017 and market price information as of November 15, 2017. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in First West Virginia’s historical financial statements, or the data prepared by First West Virginia’s financial advisor presented under the section “Description of the Merger—Opinion of First West Virginia’s Financial Advisor in Connection with the Merger,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First West Virginia and the selected companies:

		Selected Companies
	First West Virginia	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets (%) (1)	0.16	0.38	0.49	0.47	0.57
LTM Core Return on Average Equity (%) (1)	1.67	3.80	5.23	4.86	5.73
LTM Core Return on Average Tangible Common Equity (%) (1)	1.76	3.80	5.17	4.79	5.80
LTM Net Interest Margin (%)	2.65	3.09	3.31	3.19	3.52
LTM Fee Income / Revenue (%) (2)	9.6	10.0	16.5	19.8	23.7
LTM Efficiency Ratio (%)	85.8	81.1	76.9	77.8	75.2

(1)	Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities and amortization of intangibles as calculated by SNL Financial.
(2)	Excluded gains/losses on sale of securities

KBW’s analysis also showed the following concerning the financial condition of First West Virginia and the selected companies:

		Selected Companies
	First West Virginia	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.37	8.75	9.15	9.89	9.85
Total Risk Based Capital Ratio (%)	22.11	12.21	13.47	14.45	15.48
Loans / Deposits (%)	35.5	85.0	90.0	86.4	93.9
Loan Loss Reserve / Gross Loans (%)	1.75	0.66	0.91	0.91	1.01
Nonperforming Assets / Assets (%)	0.99	1.34	1.06	1.14	0.85
LTM Net Charge-Offs / Average Loans (%)	1.12	0.13	0.08	0.14	0.04

In addition, KBW’s analysis showed the following concerning the market performance of First West Virginia and the selected companies (excluding the impact of the LTM EPS multiples for four of the selected companies, which multiples were considered to be not meaningful because they were either greater than 30.0x or negative):

			Selected Companies
	First West Virginia		25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	16.9		13.1	21.5	25.3	27.3
One – Year Total Return (%)	21.5		16.8	22.8	27.2	28.8
Year to Date Stock Price Change (%) (1)	12.3		(0.2)	10.4	19.1	27.6
Stock Price / Tangible Book Value per Share (x)	1.18		1.02	1.24	1.20	1.36
Stock Price / LTM EPS (x)	NM		19.1	20.6	20.9	22.8
Dividend Yield (%) (2)	3.7		0.0	0.8	1.2	2.1
LTM Dividend Payout Ratio (%) (2)	NM	(3)	0.0	12.8	24.2	41.4

(1)	Year to date stock price change for HV Bancorp, Inc. and Eagle Financial Bancorp, Inc. was calculated from the date of the selected company’s initial public offering.
(2)	Dividend yield and LTM dividend payout ratio reflected the most recent quarterly dividend on an annualized basis as a percentage of stock price and annualized LTM EPS, respectively. Six of the selected companies did not pay dividends.
(3)	Considered to be not meaningful because it was greater than 100%.

No company used as a comparison in the above selected companies analysis is identical to First West Virginia. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 18 selected U.S. whole bank transactions announced since November 8, 2016 with target assets between $300 million and $400 million. Terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
First Bancshares, Inc.	Southwest Banc Shares, Inc.
First Financial Bankshares, Inc.	Commercial Bancshares, Inc.
Business First Bancshares, Inc.	Minden Bancorp, Inc.
MutualFirst Financial, Inc.	Universal Bancorp
Brookline Bancorp, Inc.	First Commons Bank, NA
Triumph Bancorp, Inc.	Valley Bancorp, Inc.
Equity Bancshares, Inc.	Cache Holdings, Inc.
First Foundation Inc.	Community 1st Bancorp
Horizon Bancorp	Wolverine Bancorp, Inc.
Seacoast Banking Corporation of Florida	Palm Beach Community Bank
Seacoast Commerce Banc Holdings	Capital Bank
United Community Banks, Inc.	HCSB Financial Corporation
Sussex Bancorp	Community Bank of Bergen County, NJ
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
First Merchants Corporation	Arlington Bank
ACNB Corporation	New Windsor Bancorp, Inc.
Glacier Bancorp, Inc.	TFB Bancorp, Inc.
Carolina Financial Corporation	Greer Bancshares Incorporated

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $49.7 million and using historical financial information for First West Virginia as of or for the LTM period ended September 30, 2017.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for five of the selected transactions, which multiples were considered to be not meaningful because they were greater than 30.0x):

		Selected Transactions
Transaction Price to	CB/ First West Virginia Merger	25th Percentile	Median	Average	75th Percentile
Tangible Book Value (%)	155.9	160.2	168.3	175.0	196.0

LTM Earnings (x) (1)	NM	17.5	18.3	19.9	22.6
Core Deposit Premium (%)	6.7	7.3	10.4	12.4	14.8

(1)	LTM EPS multiples were tax-effected at 35% in the case of four selected transactions involving an acquired company that was a S-corporation.

No company or transaction used as a comparison in the above selected transaction analysis is identical to First West Virginia or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of CB and First West Virginia to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) historical balance sheet data for CB and First West Virginia as of September 30, 2017, (ii) publicly available consensus “street estimates” of CB for 2017, 2018 and 2019, (iii) earnings estimates for First West Virginia provided by First West Virginia management for 2017 and 2018, (iv) assumptions provided by CB management regarding First West Virginia’s earnings growth rate for 2019 and the potential cost savings expected to result from the merger, and (v) market price data as of November 15, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of CB and First West Virginia stockholders in the combined company based on the 0.9583 exchange ratio in the proposed merger and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	CB as a % of Total	First West Virginia as a % of Total
Ownership
Pro Forma Ownership at 0.9583x exchange ratio	76%	24%
Pro Forma Ownership assuming 100% stock consideration	71%	29%
Balance Sheet
Assets	73%	27%
Gross Loans Held for Investment	87%	13%
Deposits	73%	27%
Tangible Common Equity	73%	27%
Income Statement
2017 Estimated Net Income	90%	10%
2018 Estimated Net Income	83%	17%
2019 Estimated Net Income	83%	17%
2019 Estimated Net Income + Cost Savings	69%	31	%(1)
Market Capitalization
Market Capitalization	77%	23%

(1)	Adjusted for assumed cost savings provided by CB management.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CB and First West Virginia. Using closing balance sheet estimates as of May 31, 2018 for CB and First West Virginia based on data extrapolated from “street estimates” in the case of CB and data provided by First West Virginia management in the case of First West Virginia, EPS estimates for First West Virginia provided by First West Virginia management for 2017 and 2018, an assumed First West Virginia long-term earnings growth rate provided by CB management, publicly available EPS consensus “street estimates” of CB for 2017, 2018 and 2019, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by CB management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to CB’s 2018 and 2019 estimated EPS and dilutive to CB’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, each of CB’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio, and Total Risk-Based Capital Ratio at closing could be lower. For all of the above analysis, the actual results achieved by CB following the merger may vary from the projected results, and the variations may be material.

CB Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of CB. In this analysis, KBW used publicly available consensus “street estimates” of CB and assumed long-term growth rates for CB provided by CB management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that CB could generate over the period from the assumed closing date of May 31, 2018 through 2022 and (ii) the present value of CB’s implied terminal value at the end of such period. KBW assumed that CB would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of CB, KBW applied a range of 14.0x to 16.0x CB’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CB common stock of $25.57 per share to $32.18 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CB or the pro forma combined company.

First West Virginia Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of First West Virginia, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of First West Virginia in 2017 and 2018 provided by First West Virginia management, assumed First West Virginia long-term growth rates provided by CB management and estimated cost savings and related expenses and accounting adjustments and restructuring charges provided by CB management, and KBW assumed discount rates ranging from 14.0% to 18.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that First West Virginia could generate over the period from the assumed closing date of May 31, 2018 to 2022 and (ii) the present value of First West Virginia’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that First West Virginia would maintain a tangible common equity to tangible assets ratio of 8.00% and First West Virginia would retain sufficient earnings to maintain that level. In calculating the terminal value of First West Virginia, KBW applied a range of 14.0x to 16.0x First West Virginia’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of First West Virginia common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $29.14 per share to $38.66 per share.

For comparison purposes, KBW also performed the discounted cash flow analysis for First West Virginia excluding assumed incremental loan growth over the period between the assumed closing of the transaction and December 31, 2020. Under this scenario, the discounted cash flow analysis resulted in a range of implied values per share of First West Virginia common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $24.16 per share to $30.74 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of First West Virginia.

Miscellaneous. KBW acted as financial advisor to CB in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of CB, further to certain existing sales and trading relationships between a KBW broker-dealer affiliate and CB), may from time to time purchase securities from, and sell securities to, CB and First West Virginia. In addition, as market makers in securities, KBW and its affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of CB or First West Virginia for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, CB has agreed to pay KBW a total cash fee equal to 0.90% of the aggregate merger consideration, $100,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. CB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than its present engagement, in the two years preceding the date of

KBW’s opinion, KBW has not provided investment banking and financial advisory services to CB for which compensation was received. KBW provided investment banking assistance to CB in the past two years in regard to a potential transaction that was considered but not consummated by CB, in connection with which KBW did not enter into an engagement agreement or receive compensation. In the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to First West Virginia. KBW may in the future provide investment banking and financial advisory services to CB or First West Virginia and receive compensation for such services.

First West Virginia’s Reasons for the Merger; Recommendation of First West Virginia’s Board of Directors

In reaching its decision to approve the merger agreement and the merger and to unanimously recommend that First West Virginia stockholders vote for the approval of the merger agreement, the First West Virginia board of directors consulted with executive management, D.A. Davidson, its financial advisor, and Bowles Rice, its legal counsel. The First West Virginia board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by First West Virginia stockholders and ultimately determined that it was in the best interest of First West Virginia and its stockholders for First West Virginia to enter into the merger agreement with CB. The First West Virginia board of directors believes that partnering with CB will maximize the long-term value of stockholders’ investment in First West Virginia, and that the merger will provide the combined company with additional resources necessary to compete more effectively in northern West Virginia, southwestern Pennsylvania and southeastern Ohio. In addition, the First West Virginia board of directors believes that the customers and communities served by First West Virginia will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve and declare advisable the merger agreement and the merger and to unanimously recommend that First West Virginia stockholders vote for the approval of the merger agreement, the First West Virginia board of directors considered many factors, including, without limitation, the following:

•	The value of the CB common stock consideration being offered to First West Virginia stockholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of First West Virginia and CB;

•	The fact that the merger consideration represented 1.53 times First West Virginia’s tangible book value per share at September 30, 2017;

•	The expected future receipt by First West Virginia stockholders of significant dividends after completion of the merger as CB stockholders, based on CB’s current and forecasted dividends and its history of dividend increases;

•	Comparative pro forma analyses of First West Virginia, CB and the combined company, and the earnings per share, dividends and capital levels of each entity;

•	CB’s asset size, capital position and financial performance in recent periods, which make CB an attractive merger partner and would give the combined company approximately $1.25 billion in assets;

•	The current and prospective environment in which First West Virginia operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the significant regulatory burdens on financial institutions, and the uncertainties regarding future regulations;

•	The feasibility of, and the results that could be expected to be obtained if, First West Virginia continued to operate independently, including First West Virginia’s ability to compete with much larger regionally-based banks;

•	The anticipated future earnings growth of First West Virginia compared to the potential future earnings growth of CB and the combined company;

•	The anticipated future trading value of First West Virginia common stock compared to the value of the common stock consideration offered by CB and the potential future trading value of CB common stock;

•	The common stock consideration offered by CB, including the opportunity for First West Virginia stockholders to receive shares of CB common stock on a tax-free basis for their shares of First West Virginia common stock;

•	The cash/stock election provisions in the merger agreement providing First West Virginia stockholders with an ability to choose the form of consideration that they wish to receive, subject to the overall 80% stock and 20% cash allotment;

•	The fact that 80% of the merger consideration would be in the form of CB common stock based upon a fixed exchange ratio, which will permit First West Virginia stockholders who receive CB common stock in the merger with the ability to participate in the future performance of the combined company or, for First West Virginia stockholders who receive cash, to liquidate their investment;

•	The greater market capitalization and trading liquidity of CB common stock in the event First West Virginia stockholders desired to sell the shares of CB common stock they will receive upon completion of the merger;

•	The process conducted by D.A. Davidson, First West Virginia’s financial advisor, to assist the First West Virginia board of directors in structuring the proposed merger with CB;

•	The presentation of analyses by D.A. Davidson, First West Virginia’s financial advisor, as to the fairness, from a financial point of view, of the merger consideration to the holders of First West Virginia common stock. In this regard, the First West Virginia board of directors received from D.A. Davidson a written opinion dated November 16, 2017 that, as of such date, the merger consideration was fair to First West Virginia common stockholders from a financial point of view;

•	The analyses presented by Bowles Rice, First West Virginia’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the First West Virginia board of directors under applicable law, and the process that First West Virginia (including its board of directors) employed in evaluating its strategic alternatives;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining First West Virginia with CB;

•	The additional products offered by CB to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The potential value of an expansion of the CB branch network adding First West Virginia branch locations in northern West Virginia and southeastern Ohio to CB’s existing branch network in southwestern Pennsylvania;

•	The shared community banking philosophies of First West Virginia and CB, and each company’s commitment to community service and support of community-based non-profit organizations and causes;

•	The fact that First West Virginia directors and executive officers have interests in the merger that are different from, or in addition to, those of other First West Virginia stockholders;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the governmental approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger;

•	The effects of the merger on First West Virginia employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to First West Virginia employees; and

•	The review by the First West Virginia board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the merger consideration and the condition that the merger must qualify as a transaction that will permit First West Virginia stockholders to receive CB shares in exchange for their First West Virginia shares on a tax-free basis for federal income tax purposes.

The First West Virginia board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The challenges of integrating First West Virginia’s businesses, operations and employees with those of CB;

•	The need to obtain approval by stockholders of First West Virginia and of CB, as well as governmental approvals, in order to complete the transaction;

•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•	The risks associated with entry into the merger agreement and conduct of First West Virginia’s business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by First West Virginia may have on First West Virginia receiving superior acquisition offers; and

•	That the fixed exchange ratio for the stock consideration, by its nature, would not adjust upwards to compensate for declines in CB’s stock price prior to the completion of the merger, meaning that First West Virginia stockholders would not be protected against decreases in CB’s stock price before the completion of the merger.

The First West Virginia board of directors also considered the structural protections included in the merger agreement, such as the ability of First West Virginia to terminate the merger agreement if, without limitation:

•	CB materially breaches any of its representations, warranties, covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to CB; or

•	Any required approval of any government authority is denied by final nonappealable action of such government authority, or the stockholders of First West Virginia or CB do not approve the merger at the applicable special meeting of the stockholders.

The First West Virginia board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received from a buyer other than CB and considered by First West Virginia in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to First West Virginia stockholders than the merger. This termination right is conditioned on First West Virginia providing notice of the unsolicited acquisition proposal to CB, CB not making a revised offer to First West Virginia that is at least as favorable as the unsolicited acquisition proposal and First West Virginia paying a $2.5 million termination fee to CB. The amount of this potential fee was negotiated at arm’s-length and was deemed by the First West Virginia board of directors to be reasonable based upon the termination fees paid in comparable transactions.

The First West Virginia board of directors also discussed its right to require CB to reimburse First West Virginia for actual and documented out-of-pocket expenses not to exceed $500,000 if the merger agreement is terminated because CB’s board of directors breaches its obligation to recommend the merger to its stockholders or if CB’s stockholders fail to approve the merger agreement as a result of a breach of CB’s obligations with respect to its stockholder meeting.

The foregoing discussion of the information and factors considered by the First West Virginia board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the First West Virginia board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The First West Virginia board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The First West Virginia board of directors based its recommendation on the totality of the information presented. The First West Virginia board of directors evaluated the factors described above, including asking questions of First West Virginia’s legal and financial advisors. The First West Virginia board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger.

For the reasons set forth above, the First West Virginia board of directors unanimously determined that the merger agreement and the related transactions, are advisable and in the best interests of First West Virginia and its stockholders, and unanimously adopted and approved the merger agreement and the related transactions. The First West Virginia board of directors unanimously recommends that the First West Virginia stockholders vote “FOR” the approval of merger agreement.

Opinion of First West Virginia’s Financial Advisor in Connection with the Merger

On August 10, 2017, First West Virginia entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to First West Virginia. As part of its engagement, D.A. Davidson agreed to assist First West Virginia in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between First West Virginia and another corporation or business entity. D.A. Davidson also agreed to provide First West Virginia’s board of directors with an opinion as to the fairness, from a financial point of view, of the consideration to be paid to the holders of First West Virginia common stock in the proposed merger. First West Virginia engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First West Virginia and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On November 16, 2017, the First West Virginia board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the First West Virginia board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of First West Virginia common stock was fair, from a financial point of view, to such holders in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated November 16, 2017, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First West Virginia’s stockholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the First West Virginia board of directors and addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of First West Virginia common stock in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of First West Virginia to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by First West

Virginia or First West Virginia’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to First West Virginia, its stockholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. First West Virginia and CB determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any First West Virginia stockholder as to how such stockholder should vote at the First West Virginia meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of First West Virginia’s or CB’s officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the First West Virginia board of directors as Appendix C to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is an exhibit to CB’s registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of First West Virginia and CB and the merger, including among other things, the following:

•	a draft of the Agreement, dated November 15, 2017;

•	certain financial statements and other historical financial and business information about First West Virginia and CB made available to D.A. Davidson from published sources and/or from the internal records of First West Virginia and CB that D.A. Davidson deemed relevant;

•	internal financial projections for First West Virginia for the years ending December 31, 2017 and December 31, 2018, as discussed with, and confirmed by, senior management of First West Virginia, and estimated long-term growth rate for the years thereafter, as discussed with senior management of First West Virginia;

•	certain publicly available analyst earnings estimates for CB for the years ending December 31, 2017, December 31, 2018 and December 31, 2019, and estimated long-term growth rate for the years thereafter, in each case as discussed with senior management of CB;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of public companies and public bank holding companies in particular;

•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

•	the net present value of First West Virginia with consideration of projected financial results;

•	the net present value of CB with consideration of projected financial results;

•	the net present value of CB, on a pro forma basis with the pro forma financial impact of the merger, with consideration of projected financial results; and

•	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of First West Virginia and CB concerning the business, financial condition, results of operations and prospects of First West Virginia and CB.

In arriving at its opinion, D.A. Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to D.A. Davidson, discussed with or reviewed by or for D.A. Davidson, or publicly available, and D.A. Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First West Virginia or CB, nor did D.A. Davidson make an independent appraisal or analysis of First West Virginia or CB with respect to the merger. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has D.A. Davidson conducted any physical inspection of the properties or facilities of First West Virginia or CB. D.A. Davidson has further relied on the assurances of management of First West Virginia and CB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. D.A. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). D.A. Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of First West Virginia or CB nor has D.A. Davidson reviewed any individual credit files relating to First West Virginia or CB. D.A. Davidson has assumed that the respective allowances for loan losses for both First West Virginia and CB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson has assumed that there has been no material change in First

West Virginia’s or CB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to D.A. Davidson. D.A. Davidson has assumed in all respects material to its analysis that First West Virginia and CB will remain as going concerns for all periods relevant to its analysis. D.A. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. D.A. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. D.A. Davidson’s opinion is necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to First West Virginia’s board of directors.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analyses underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of November 14, 2017, two trading days prior to the date on which D.A. Davidson delivered the fairness opinion letter to First West Virginia’s board of directors, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, First West Virginia’s stockholders may elect to receive either 0.9583 shares of CB common stock or $28.50 in cash for each share of First West Virginia common stock they own. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the 10-day average closing price of CB common stock on November 13, 2017, of $29.74, the consideration represented a value of $28.50 per share of First West Virginia common stock. Based upon financial information as of or for the 12-month period ended September 30, 2017, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
	Aggregate	Per Share
Transaction Price / Last Twelve Months Net Income	88.9x	88.9x
Transaction Price / Net Income (2017E)	62.8x	62.8x
Transaction Price / Net Income (2018E)	32.3x	32.3x
Transaction Price / Book Value	145.6%	145.6%
Transaction Price / Tangible Book Value	153.1%	153.1%
Tangible Book Premium / Core Deposits (1)	6.4%	—

(1)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Stock Trading History of CB

D.A. Davidson reviewed the history of the reported trading prices and volume of CB common stock and the relationship between the movements in the prices of CB common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the SNL Bank Index and the Russell 2000 Index.

One Year Stock Performance
	Beginning Index Value on 11/11/2016	Ending Index Value on 11/14/2017
Standard & Poor’s 500 Index	100.0%	119.1%
SNL Bank Index	100.0%	118.9%
Russell 2000	100.0%	115.0%
CBFV	100.0%	124.6%

Three Year Stock Performance
	Beginning Index Value on 11/13/2014	Ending Index Value on 11/14/2017
Standard & Poor’s 500 Index	100.0%	126.5%
SNL Bank Index	100.0%	134.8%
Russell 2000	100.0%	125.5%
CBFV	100.0%	148.8%

First West Virginia Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for First West Virginia and a group of 12 financial institutions selected by D.A. Davidson that: (i) were banks with common stock listed on the NASDAQ, over-the-counter, grey market and pink sheet exchanges; (ii) were headquartered in Ohio and West Virginia; and (iii) had total assets between $250 million and $500 million. The 12 financial institutions were as follows:

Andover Bancorp, Inc.	First Citizens National Bank of Upper Sandusky
Central Federal Corporation	Hocking Valley Bancshares, Inc.
CNB Financial Services, Inc.	Jefferson Security Bank
Comunibanc Corporation	MCNB Banks, Inc.
Consumers Bancorp, Inc.	Potomac Bancshares, Inc.
FFD Financial Corporation	United Bancorp, Inc.

The analysis compared publicly available financial and market trading information for First West Virginia and the data for the 12 financial institutions identified above as of and for the three-month period ended September 30, 2017. The table below compares the data for First West Virginia and the data for the 12 financial institutions identified above, with pricing data as of November 14, 2017.

Financial Condition and Performance
		Comparable Companies
	FWVB	Median	Average	Minimum	Maximum
Total Assets (in millions)	$343.1	$352.7	$357.9	$253.0	$471.6
Non-Performing Assets / Total Assets	0.99%	0.74%	1.88%	0.05%	6.64%
Tangible Common Equity Ratio	9.37%	9.37%	9.65%	6.50%	16.23%
Efficiency Ratio (Most Recent Quarter)	82.3%	71.8%	71.4%	52.0%	79.5%
Return on Average Tangible Common Equity (Most Recent Quarter)	4.48%	7.63%	8.14%	3.91%	15.97%
Return on Average Assets (Most Recent Quarter)	0.41%	0.72%	0.78%	0.44%	1.41%

Market Performance Multiples
		Comparable Companies
	FWVB	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$37.5	$37.4	$39.1	$16.6	$68.1
Price / LTM Earnings Per Share	NM	11.7x	14.3x	8.8x	22.7x
Price / MRQ Annualized Earnings Per Share	27.3x	12.6x	13.6x	8.9x	20.1x
Price / Tangible Book Value Per Share	117.1%	121.5%	107.2%	53.0%	154.5%

CB Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for CB and a group of 18 financial institutions selected by D.A. Davidson which: (i) were banks with common stock listed on the NASDAQ, over-the-counter, and pink sheet exchanges; (ii) were headquartered in Pennsylvania; and (iii) had total assets between $500 million and $1 billion. These 18 financial institutions were as follows:

American Bank Incorporated	Harleysville Financial Corporation
CCFNB Bancorp, Inc.	Honat Bancorp, Inc.
Centric Financial Corporation	Jonestown Bank and Trust Co.
Dimeco, Inc.	Juniata Valley Financial Corp.
Embassy Bancorp, Inc.	Kish Bancorp, Inc.
Emclaire Financial Corp	Northumberland Bancorp
Fidelity D & D Bancorp, Inc.	Prudential Bancorp, Inc.
First Priority Financial Corp.	Riverview Financial Corporation
FNB Bancorp, Inc.	Standard AVB Financial Corp.

The analysis compared publicly available financial and market trading information for CB and the data for the 18 financial institutions identified above as of and for the three-month period ended September 30, 2017. The table below compares the data for CB and the data for the comparable companies, with pricing data as of November 14, 2017.

Financial Condition and Performance
			Comparable Companies
	CBFV		Median		Average		Minimum		Maximum
Total Assets (in millions)	$908.3		$701.3		$727.0		$504.9		$987.4
Non-Performing Assets / Total Assets	0.86%		0.80%		0.91%		0.40%		2.01%
Tangible Common Equity Ratio	9.42%		8.50%		9.42%		6.43%		15.42%
Efficiency Ratio (Most Recent Quarter)	65.8%		66.1%		67.1%		49.8%		84.7%
Return on Average Tangible Common Equity (Most Recent Quarter)	10.18%		8.90%		8.70%		3.49%		14.69%
Return on Average Assets (Most Recent Quarter)	0.92%		0.87%		0.83%		0.24%		1.32%

Market Performance Multiples
			Comparable Companies
	CBFV		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$118.9		$97.9		$98.1		$42.2		$163.7
Price / LTM Earnings Per Share	15.7	x	14.5	x	15.5	x	12.7	x	20.8	x
Price / MRQ Annualized Earnings Per Share	14.5	x	14.2	x	15.8	x	9.9	x	23.1	x
Price / Tangible Book Value Per Share	140.2%		128.8%		135.1%		85.8%		191.4%

Precedent Transactions Analysis

D.A. Davidson reviewed four sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “PA, OH and WV Transactions,” (3) “Nationwide (ROAA) Transactions,” and (4) Nationwide (Loan / Deposit Ratio) Transactions”.

“Nationwide Transactions,” included 45 transactions where:

•	the transaction was announced in the last twelve months;

•	the transaction involved banks and thrifts headquartered nationwide; and

•	the selling company’s total assets were between $250.0 million and $500.0 million.

“PA, OH and WV Transactions” included 14 transactions where:

•	the transaction was announced between January 1, 2014 and November 14, 2017;

•	the transaction involved banks and thrifts headquartered in Pennsylvania, Ohio and West Virginia; and

•	the selling company’s total assets were between $250.0 million and $500.0 million.

“Nationwide (ROAA) Transactions” included 38 transactions where:

•	the transaction was announced between January 1, 2014 and November 14, 2017;

•	the transaction involved banks and thrifts headquartered nationwide;

•	the selling company’s total assets were between $250.0 million and $500.0 million; and

•	the return on average assets of the selling company was less than 0.50% over the preceding twelve months.

“Nationwide (Loan / Deposit Ratio) Transactions” included 8 transactions where:

•	the transaction was announced between January 1, 2014 and November 14, 2017;

•	the transaction involved banks and thrifts headquartered nationwide;

•	the selling company’s total assets were between $250.0 million and $500.0 million; and

•	the loan / deposit ratio of the selling company was less than 50.0%.

The following tables sets forth the transactions included in (1) “Nationwide Transactions,” (2) “PA, OH and WV Transactions,” (3) “Nationwide (ROAA) Transactions,” and (4) Nationwide (Loan / Deposit Ratio) Transactions” and are sorted by announcement date:

Nationwide Transactions

Announcement Date	Acquirer	Target
11/13/2017* 11/07/2017* 10/24/2017* 10/24/2017* 10/24/2017* 10/12/2017*	Heartland Financial USA Inc. Suncrest Bank Bangor Bancorp MHC First Bancshares Inc. Peoples Bancorp Inc. First Financial Bankshares	Signature Bancshares Inc. CBBC Bancorp First Colebrook Bancorp Inc. Southwest Banc Shares Inc. ASB Financial Corp. Commercial Bancshares Inc.

10/06/2017*

10/04/2017*

09/21/2017*

09/18/2017*

08/23/2017*

08/16/2017*

08/01/2017*

07/26/2017*

07/21/2017*

07/17/2017

07/17/2017

06/15/2017

06/14/2017

06/08/2017

06/06/2017*

05/12/2017

05/04/2017

05/02/2017

04/24/2017

04/20/2017

04/20/2017

04/11/2017*

04/11/2017*

03/29/2017*

03/17/2017

03/15/2017

02/14/2017

02/01/2017

01/25/2017

01/20/2017

12/15/2016

11/22/2016

11/17/2016

11/15/2016

11/15/2016

11/08/2016

11/04/2016

11/04/2016

11/03/2016

Business First Bancshares Inc.

MutualFirst Financial Inc.

Brookline Bancorp Inc.

First American Bank Corp.

Commerce Union Bancshares Inc.

National Commerce Corp.

Veritex Holdings Inc.

Triumph Bancorp Inc.

Select Bancorp Inc.

Equity Bancshares Inc.

Equity Bancshares Inc.

First Foundation Inc.

Horizon Bancorp

QCR Holdings Inc.

Glacier Bancorp Inc.

Bank First National Corp.

Seacoast Banking Corp. of FL

Seacoast Commerce Banc

Sierra Bancorp

Riverview Financial Corp.

United Community Banks Inc.

Sussex Bancorp

Washington Federal Inc.

Mid Penn Bancorp Inc.

Citizens Community Bncp

Topeka Bancorp Inc.

Progress Financial Corp.

Old Line Bancshares Inc

First Merchants Corp.

HCBF Holding Co.

BayCom Corp.

ACNB Corp.

Simmons First National Corp.

Glacier Bancorp Inc.

Little Bank Inc

Carolina Financial Corp.

Nicolet Bankshares Inc.

Seacoast Banking Corp. of FL

Bay Banks of Virginia Inc.

Minden Bancorp Inc

Universal Bancorp

First Commons Bank NA

Southport Financial Corp.

Community First Inc.

FirstAtlantic Finl Hldgs Inc

Liberty Bancshares Inc.

Valley Bancorp Inc.

Premara Financial Inc.

Cache Holdings Inc.

Eastman National Bcshs Inc.

Community 1st Bancorp

Wolverine Bancorp Inc.

Guaranty B&TC & certain assets

Columbine Capital Corp.

Waupaca Bancorp. Inc.

Palm Beach Community Bank

Capital Bank

OCB Bancorp

CBT Financial Corp.

HCSB Financial Corp.

Community Bk of Bergen County

Anchor Bancorp

Scottdale Bank & Trust Company

Wells Financial Corp.

Kaw Valley Bancorp Inc.

First Partners Financial Inc.

DCB Bancshares Inc.

Arlington Bank

Jefferson Bankshares Inc.

First ULB Corp.

New Windsor Bancorp Inc.

Hardeman County Investment Co.

TFB Bancorp Inc.

Union Banc Corp.

Greer Bancshares Inc.

First Menasha Bancshares Inc.

GulfShore Bancshares Inc.

Virginia BanCorp Inc.

*	Indicates the transaction was pending as of November 14, 2017.

PA, OH and WV Transactions

Announcement Date	Acquirer	Target
10/24/2017* 04/20/2017 03/29/2017* 01/25/2017 09/08/2016 08/29/2016 08/23/2016 06/02/2016 06/01/2016 04/04/2016 03/03/2015 06/18/2014 04/14/2014 04/04/2014

Peoples Bancorp Inc.

Riverview Financial Corp.

Mid Penn Bancorp Inc.

First Merchants Corp.

United Community Finl Corp.

Standard Financial Corp

First Defiance Financial

Prudential Bancorp Inc.

Summit Financial Group Inc.

DNB Financial Corp.

WSFS Financial Corp.

Univest Corp. of Pennsylvania

CB Financial Services Inc.

Peoples Bancorp Inc.

ASB Financial Corp.

CBT Financial Corp.

Scottdale Bank & Trust Company

Arlington Bank

Ohio Legacy Corp

Allegheny Valley Bancorp Inc.

Commercial Bancshares Inc.

Polonia Bncp, Inc.

First Century Bankshares Inc.

East River Bk

Alliance Bancorp of Penn

Valley Green Bank

FedFirst Financial Corp.

Ohio Heritage Bancorp Inc.

*	Indicates the transaction was pending as of November 14, 2017.

Nationwide (ROAA) Transactions

Announcement Date	Acquirer	Target

10/24/2017*

07/21/2017*

06/15/2017

05/12/2017

04/11/2017*

04/11/2017*

03/29/2017*

02/01/2017

11/04/2016

10/14/2016

10/06/2016

09/30/2016

09/21/2016

09/08/2016

06/08/2016

06/02/2016

05/20/2016

04/26/2016

04/04/2016

03/17/2016

03/10/2016

11/20/2015

08/26/2015

06/29/2015

06/22/2015

06/17/2015

05/01/2015

04/23/2015

04/02/2015

12/30/2014

10/14/2014

09/25/2014

05/05/2014

04/22/2014

04/08/2014

03/11/2014

03/05/2014

02/11/2014

Bangor Bancorp MHC

Select Bancorp Inc.

First Foundation Inc.

Bank First National Corp.

Washington Federal Inc.

Sussex Bancorp

Mid Penn Bancorp Inc.

Old Line Bancshares Inc

Seacoast Banking Corp. of FL

First Bancshares Inc.

Salem Five Bancorp

United Community Bancorp Inc.

HomeTrust Bancshares Inc.

United Community Finl Corp.

United Community Bancorp Inc.

Prudential Bancorp Inc.

First Citizens BancShares Inc.

Pacific Continental Corp.

United Community Banks Inc.

Independent Bank Corp.

Norwood Financial Corp.

County Bancorp Inc.

Northfield Bancorp Inc.

First Merchants Corp.

Bear State Financial Inc.

Pvt Invr- William P. Butler

First South Bancorp Inc.

Heritage Commerce Corp

Wintrust Financial Corp.

First NBC Bank Holding Co.

Prvt Invr - Jeff L. Demaske

Putnam County SB

Green Bancorp Inc.

Heritage Financial Group Inc.

F.N.B. Corp.

Ameris Bancorp

Park Sterling Corporation

IBERIABANK Corp.

First Colebrook Bancorp Inc.

Premara Financial Inc.

Community 1st Bancorp

Waupaca Bancorp. Inc.

Anchor Bancorp

Community Bk of Bergen County

Scottdale Bank & Trust Company

DCB Bancshares Inc.

GulfShore Bancshares Inc.

Iberville Bank

Georgetown Bancorp Inc.

Liberty Bancshares Inc.

TriSummit Bancorp Inc.

Ohio Legacy Corp

Illini Corp.

Polonia Bncp, Inc.

Cordia Bancorp Inc.

Foundation Bancorp Inc.

Tidelands Bancshares Inc

New England Bancorp Inc.

Delaware Bancshares Inc.

Fox River Valley Bancorp Inc.

Hopewell Valley Cmnty Bank

Ameriana Bancorp

Metropolitan National Bank

American Founders Bank Inc.

Northwest Georgia Bank

Focus Business Bank

Suburban Illinois Bancorp Inc

State Investors Bancorp Inc.

Advantage Bank

CMS Bancorp Inc.

SP Bancorp Inc.

Alarion Financial Services

OBA Financial Services Inc

Coastal Bankshares Inc.

Provident Community Bancshares

First Private Holdings Inc.

*	Indicates the transaction was pending as of November 14, 2017.

Nationwide (Loan / Deposit Ratio)

Announcement Date	Acquirer	Target
03/29/2017* 03/10/2016 05/01/2015 04/23/2015 12/11/2014 09/26/2014 05/08/2014 03/05/2014	Mid Penn Bancorp Inc. Norwood Financial Corp. First South Bancorp Inc. Heritage Commerce Corp ESB Bancorp MHC First Busey Corp. Glacier Bancorp Inc. Park Sterling Corporation

Scottdale Bank & Trust Company

Delaware Bancshares Inc.

Northwest Georgia Bank

Focus Business Bank

Citizens National Bancorp Inc.

Herget Financial Corp.

FNBR Holding Corp.

Provident Community Bancshares

*	Indicates the transaction was pending as of November 14, 2017.

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	transaction price compared to earnings for the last twelve months, based on the latest publicly available financial statements of the target company before the announcement of the transaction;

•	transaction price compared to tangible book value per share, based on the latest publicly available financial statements of the target company before the announcement of the transaction;

•	transaction price per share compared to the closing stock price of the target company for the day before the announcement of the transaction;

•	transaction price compared to assets, based on the latest publicly available financial statements of the target company before the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company before the announcement of the transaction.

As illustrated in the following tables, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and First West Virginia data for the last twelve months ended September 30, 2017.

Financial Condition and Performance
		Nationwide	PA, OH, WV	ROAA	Loan / Deposit
	FWVB	Median	Median	Median	Median
Return on Average Assets (Last Twelve Months)	0.16%	0.84%	0.65%	0.30%	0.28%
Return on Average Equity (Last Twelve Months)	1.63%	7.70%	6.25%	2.98%	3.80%
Tangible Common Equity Ratio	9.37%	9.98%	10.03%	8.71%	8.56%
Non-Performing Assets / Total Assets	0.99%	1.03%	1.16%	1.54%	2.40%

Transaction Multiples
		Nationwide	PA, OH, WV	ROAA	Loan / Deposit
	FWVB	Median	Median	Median	Median
Transaction Price / Last Twelve Months Earnings	88.9x	18.3x	17.2x	37.3x	25.7x
Transaction Price / Tangible Book Value	153.1%	164.7%	138.0%	134.7%	114.5%
One-Day Market Premium (1)	30.7%	37.8%	22.6%	43.8%	77.6%
Transaction Price / Assets	14.3%	15.4%	15.3%	12.8%	11.3%
Tangible Book Premium / Core Deposits (2)	6.4%	8.8%	7.6%	5.6%	2.5%

(1)	Based on FWVB’s Closing Price as of 11/14/2017 of $21.80
(2)	Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for First West Virginia

D.A. Davidson performed an analysis that estimated the net present value per share of First West Virginia common stock under various circumstances. The analysis assumed: (i) First West Virginia performed in accordance with First West Virginia management’s financial forecasts for the years ending December 31, 2017 and December 31, 2018; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First West Virginia management. To approximate the terminal value of First West Virginia common stock at December 31, 2022, D.A. Davidson applied price to earnings multiples of 13.0x to 20.0x and multiples of tangible book value ranging from 100.0% to 170.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First West Virginia’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the November 16, 2017 First West Virginia board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of First West Virginia common stock of $10.85 to $19.68 when applying the price to earnings multiples to the financial forecasts and $11.51 to $22.90 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.00%	$13.93	$14.75	$15.57	$16.39	$17.22	$18.04	$18.86	$19.68
10.00%	$13.34	$14.13	$14.91	$15.69	$16.48	$17.26	$18.04	$18.83
11.00%	$12.79	$13.53	$14.28	$15.03	$15.78	$16.52	$17.27	$18.02
12.00%	$12.26	$12.98	$13.69	$14.40	$15.11	$15.83	$16.54	$17.25
13.00%	$11.76	$12.45	$13.13	$13.81	$14.49	$15.17	$15.85	$16.53
14.00%	$11.29	$11.94	$12.59	$13.24	$13.89	$14.54	$15.19	$15.84
15.00%	$10.85	$11.47	$12.09	$12.71	$13.33	$13.95	$14.57	$15.19

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	160.0%	170.0%
9.00%	$14.80	$15.96	$17.11	$18.27	$19.43	$20.58	$21.74	$22.90
10.00%	$14.18	$15.28	$16.38	$17.48	$18.58	$19.69	$20.79	$21.89
11.00%	$13.58	$14.63	$15.68	$16.74	$17.79	$18.84	$19.89	$20.94
12.00%	$13.02	$14.02	$15.03	$16.03	$17.03	$18.03	$19.04	$20.04
13.00%	$12.49	$13.45	$14.40	$15.36	$16.32	$17.27	$18.23	$19.19
14.00%	$11.98	$12.90	$13.81	$14.72	$15.64	$16.55	$17.47	$18.38
15.00%	$11.51	$12.38	$13.25	$14.12	$15.00	$15.87	$16.74	$17.61

D.A. Davidson also considered and discussed with the First West Virginia board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming First West Virginia estimated earnings per share in 2022 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for First West Virginia common stock, using the same price to earnings multiples of 13.0x to 20.0x and a discount rate of 12.00%.

Variance to 2022 EPS	Earnings Per Share Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$14.12	$14.97	$15.83	$16.68	$17.54	$18.39	$19.25	$20.10
15.00%	$13.65	$14.47	$15.29	$16.11	$16.93	$17.75	$18.57	$19.39
10.00%	$13.19	$13.97	$14.76	$15.54	$16.33	$17.11	$17.89	$18.68
5.00%	$12.73	$13.47	$14.22	$14.97	$15.72	$16.47	$17.22	$17.96
0.00%	$12.26	$12.98	$13.69	$14.40	$15.11	$15.83	$16.54	$17.25
-5.00%	$11.80	$12.48	$13.15	$13.83	$14.51	$15.18	$15.86	$16.54
-10.00%	$11.34	$11.98	$12.62	$13.26	$13.90	$14.54	$15.18	$15.83
-15.00%	$10.87	$11.48	$12.08	$12.69	$13.30	$13.90	$14.51	$15.11
-20.00%	$10.41	$10.98	$11.55	$12.12	$12.69	$13.26	$13.83	$14.40

Net Present Value Analysis for CB

D.A. Davidson performed an analysis that estimated the net present value per share of CB common stock under various circumstances. The analysis assumed: (i) CB performed in accordance with the average S&P Global Market Intelligence consensus earnings estimates for the years ending December 31, 2017, December 31, 2018 and December 31, 2019, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by CB and First West Virginia management. To approximate the terminal value of CB common stock at December 31, 2022, D.A. Davidson applied price to earnings multiples of 13.0x to 20.0x and multiples of tangible book value ranging from 130.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CB’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the November 16, 2017 First West Virginia board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CB common stock of $18.10 to $34.12 when applying the price to earnings multiples to the financial forecasts and $20.37 to $38.75 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.00%	$23.47	$24.99	$26.52	$28.04	$29.56	$31.08	$32.60	$34.12
10.00%	$22.45	$23.90	$25.35	$26.80	$28.25	$29.70	$31.15	$32.60
11.00%	$21.48	$22.87	$24.25	$25.63	$27.01	$28.39	$29.78	$31.16
12.00%	$20.57	$21.89	$23.20	$24.52	$25.84	$27.16	$28.48	$29.80
13.00%	$19.70	$20.96	$22.22	$23.47	$24.73	$25.99	$27.25	$28.51
14.00%	$18.88	$20.08	$21.28	$22.48	$23.68	$24.88	$26.09	$27.29
15.00%	$18.10	$19.25	$20.39	$21.54	$22.69	$23.84	$24.98	$26.13

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9.00%	$26.48	$28.23	$29.99	$31.74	$33.49	$35.24	$36.99	$38.75
10.00%	$25.32	$26.99	$28.66	$30.33	$32.00	$33.67	$35.34	$37.01
11.00%	$24.22	$25.81	$27.40	$28.99	$30.59	$32.18	$33.77	$35.36
12.00%	$23.18	$24.69	$26.21	$27.73	$29.25	$30.77	$32.29	$33.81
13.00%	$22.19	$23.64	$25.09	$26.54	$27.99	$29.44	$30.89	$32.34
14.00%	$21.25	$22.64	$24.02	$25.41	$26.79	$28.18	$29.56	$30.94
15.00%	$20.37	$21.69	$23.01	$24.34	$25.66	$26.98	$28.30	$29.62

D.A. Davidson also considered and discussed with the First West Virginia board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming CB estimated earnings per share in 2022 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CB common stock, using the same price to earnings multiples of 13.0x to 20.0x and a discount rate of 12.0%.

Variance to 2022 EPS	Earnings Per Share Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$24.00	$25.58	$27.16	$28.74	$30.32	$31.91	$33.49	$35.07
15.00%	$23.14	$24.65	$26.17	$27.69	$29.20	$30.72	$32.24	$33.75
10.00%	$22.28	$23.73	$25.18	$26.63	$28.08	$29.53	$30.98	$32.43
5.00%	$21.42	$22.81	$24.19	$25.58	$26.96	$28.35	$29.73	$31.12
0.00%	$20.57	$21.89	$23.20	$24.52	$25.84	$27.16	$28.48	$29.80
-5.00%	$19.71	$20.96	$22.22	$23.47	$24.72	$25.97	$27.23	$28.48
-10.00%	$18.85	$20.04	$21.23	$22.41	$23.60	$24.79	$25.97	$27.16
-15.00%	$18.00	$19.12	$20.24	$21.36	$22.48	$23.60	$24.72	$25.84
-20.00%	$17.14	$18.19	$19.25	$20.30	$21.36	$22.41	$23.47	$24.52

Net Present Value Analysis for Pro Forma CB

D.A. Davidson performed an analysis that estimated the net present value per share of CB common stock under various circumstances, including the impact of the merger with First West Virginia. The analysis assumed (i) CB performed in accordance with the average S&P Global Market Intelligence consensus earnings estimates for the years ending December 31, 2017, December 31, 2018 and December 31, 2019, (ii) an estimated long-term growth rate for the years thereafter; and (iii) the pro forma financial impact of the merger with CB including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by CB management. The analysis assumed (i) First West Virginia performed in accordance with First West Virginia management’s financial forecasts for the years ending December 31, 2017 and December 31, 2018, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First West Virginia management. To approximate the terminal value of CB common stock at December 31, 2022, D.A. Davidson applied price to earnings multiples of 13.0x to 20.0x and multiples of tangible book value ranging from 130.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CB’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the November 16, 2017 First West Virginia board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CB common stock of $21.84 to $41.73 when applying the price to earnings multiples to the financial forecasts and $20.33 to $38.63 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.00%	$28.43	$30.33	$32.23	$34.13	$36.03	$37.93	$39.83	$41.73
10.00%	$27.18	$28.99	$30.80	$32.61	$34.42	$36.23	$38.04	$39.85
11.00%	$25.99	$27.72	$29.44	$31.17	$32.90	$34.62	$36.35	$38.07
12.00%	$24.87	$26.52	$28.16	$29.81	$31.46	$33.10	$34.75	$36.40
13.00%	$23.81	$25.38	$26.95	$28.52	$30.09	$31.66	$33.23	$34.81
14.00%	$22.80	$24.30	$25.80	$27.30	$28.80	$30.30	$31.80	$33.30
15.00%	$21.84	$23.28	$24.71	$26.14	$27.58	$29.01	$30.44	$31.88

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9.00%	$26.42	$28.17	$29.91	$31.66	$33.40	$35.14	$36.89	$38.63
10.00%	$25.26	$26.92	$28.59	$30.25	$31.91	$33.58	$35.24	$36.90
11.00%	$24.16	$25.75	$27.34	$28.92	$30.51	$32.09	$33.68	$35.26
12.00%	$23.13	$24.64	$26.15	$27.66	$29.17	$30.69	$32.20	$33.71
13.00%	$22.14	$23.58	$25.03	$26.47	$27.92	$29.36	$30.80	$32.25
14.00%	$21.21	$22.59	$23.97	$25.34	$26.72	$28.10	$29.48	$30.86
15.00%	$20.33	$21.64	$22.96	$24.27	$25.59	$26.91	$28.22	$29.54

D.A. Davidson also considered and discussed with the First West Virginia board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming CB’s pro forma estimated earnings per share in 2022 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CB common stock using the same price to earnings multiples of 13.0x to 20.0x, and using a discount rate of 12.0%.

Variance to 2022 EPS	Earnings Per Share Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$29.15	$31.13	$33.10	$35.08	$37.05	$39.03	$41.01	$42.98
15.00%	$28.08	$29.97	$31.87	$33.76	$35.65	$37.55	$39.44	$41.34
10.00%	$27.01	$28.82	$30.63	$32.44	$34.25	$36.07	$37.88	$39.69
5.00%	$25.94	$27.67	$29.40	$31.13	$32.86	$34.58	$36.31	$38.04
0.00%	$24.87	$26.52	$28.16	$29.81	$31.46	$33.10	$34.75	$36.40
-5.00%	$23.80	$25.36	$26.93	$28.49	$30.06	$31.62	$33.18	$34.75
-10.00%	$22.73	$24.21	$25.69	$27.17	$28.66	$30.14	$31.62	$33.10
-15.00%	$21.66	$23.06	$24.46	$25.86	$27.26	$28.66	$30.06	$31.46
-20.00%	$20.59	$21.91	$23.22	$24.54	$25.86	$27.17	$28.49	$29.81

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First West Virginia and CB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CB. In the course of this analysis, D.A. Davidson used the average S&P Global Market Intelligence consensus earnings estimates for CB for the years ending December 31, 2017, December 31, 2018 and December 31, 2019, and used management’s financial forecast for First West Virginia for the years ending December 31, 2017 and December 31, 2018 provided by First West Virginia management. This analysis indicated that the merger is expected to be accretive to CB’s estimated earnings per share in 2018, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for CB and that CB would maintain capital ratios in excess of those required for CB to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First West Virginia and CB prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to First West Virginia’s board of directors as to the fairness, from a financial point of view, of the consideration to be paid to the holders of First West Virginia common stock in the proposed merger and to assist First West Virginia’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First West Virginia, CB or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by First West Virginia’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of First West Virginia or management with respect to the merger or the merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to First West Virginia in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to First West Virginia, CB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of First West Virginia and CB for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. First West Virginia selected D.A. Davidson as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 10, 2017, First West Virginia engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, First West Virginia agreed to pay D.A. Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. First West Virginia will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.25% of the aggregate merger consideration less $62,500 to credit a portion of fees received. First West Virginia has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

During the two years preceding the date of the opinion, D.A. Davidson has not received any compensation from First West Virginia other than a retainer fee in connection with the execution of the engagement letter dated August 10, 2017. Additionally, D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Unaudited Prospective Financial Information

CB and First West Virginia do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, CB and First West Virginia are including in this joint proxy statement/prospectus certain limited unaudited prospective financial information for CB and First West Virginia. Such information contains unaudited prospective financial information for First West Virginia and CB on a standalone, pre-merger basis, respectively, that was made available to, discussed with and reviewed by First West Virginia’s financial advisor, D.A. Davidson, and CB’s financial advisor, KBW, in connection with their respective fairness opinions. Such information may differ in certain respects from what First West Virginia and CB use for their respective internal purposes.

The First West Virginia prospective financial information and the CB prospective financial information were not prepared with a view toward public disclosure and the inclusion of such information in this document should not be regarded as an indication that First West Virginia, CB or any other recipient of such information considered, or now considers, them to be necessarily predictive of actual future results. The First West Virginia prospective financial information and the CB prospective financial information were not prepared with a view toward complying with the guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Baker Tilly Virchow Krause, LLP, the independent registered public accounting firm for CB, nor BKD, LLP, the independent registered public accounting firm for First West Virginia, nor any other independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The First West Virginia prospective financial information and the CB prospective financial information reflect numerous estimates and assumptions made by First West Virginia and CB, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First West Virginia’s and CB’s respective businesses, all of which are difficult to predict and many of which are beyond First West Virginia’s and CB’s respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The First West Virginia prospective financial information and the CB prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First West Virginia’s and CB’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this document. Such information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not take into account the effect of any possible failure of the merger to occur. None of First West Virginia, CB nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the First West Virginia prospective financial information or the CB prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such information in this document is not and should not be deemed an admission or representation by First West Virginia or CB that such information is viewed by First West Virginia or CB as material information of First West Virginia or CB, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

The following First West Virginia prospective financial information was utilized by D.A. Davidson and KBW in performing financial analyses in connection with their respective fairness opinions:

		2017	2018
Net Income		$779,800	$1.5 million
Total Assets
KBW		$336.0 million	$343.0 million
D.A. Davidson		$337.0 million	$342.8 million
Long-Term Earnings Growth Rate	10.0%

The following CB prospective financial information was utilized by D.A. Davidson and KBW in performing financial analyses in connection with their respective fairness opinions:

		2017	2018	2019
Earnings Per Share		$1.75	$1.85	$1.98
Total Assets
KBW		$923.0 million	$964.0 million	$1.01 billion
D.A. Davidson		$925.2 million	$979.1 million	$1.03 billion
Long-Term Earnings Growth Rate	6.5%

Consideration to be Received in the Merger

If and when the merger becomes effective, each share of First West Virginia common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive, at the holder’s election, either $28.50 in cash or 0.9583 shares of CB common stock, plus cash in lieu of any fractional share. Although stockholders of First West Virginia can choose to receive cash, CB common stock or a combination of cash and CB common stock in exchange for their shares of First West Virginia common stock, all elections will be subject to the allocation and proration procedures described in the merger agreement.

If CB declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of CB common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide First West Virginia stockholders with the same economic effect as contemplated by the merger agreement before any of these events.

First West Virginia’s stockholders will not receive fractional shares of CB common stock. Instead, First West Virginia’s stockholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of CB common stock to which the stockholder is entitled, multiplied by (2) the average price of CB common stock over the 15 trading days ending on the third business day before the closing date of the merger.

Cash, Stock or Mixed Election

Under the terms of the merger agreement, First West Virginia stockholders may elect to convert their shares into cash, CB common stock or a mixture of cash and CB common stock. All elections are further subject to the allocation and proration procedures described in the merger agreement, which provides that the number of shares of First West Virginia common stock to be converted into CB common stock must equal 80% of the total number of shares of First West Virginia common stock outstanding at the effective time of the merger and that the number of shares of First West Virginia common stock to be converted into cash in the merger must equal 20% of the total number of shares of First West Virginia common stock outstanding at the effective time of the merger. Neither CB nor First West Virginia makes any recommendation as to whether First West Virginia stockholders should elect to receive cash, CB common stock or a mixture of cash and CB common stock in the merger. Each First West Virginia stockholder must make their own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First West Virginia stockholders in the aggregate elect to receive more or less of the CB common stock than CB has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If First West Virginia stockholders elect to receive more CB common stock than CB has agreed to issue in the merger, then all First West Virginia stockholders who have elected to receive cash or who have made no election will receive cash for their First West Virginia shares and all stockholders who elected to receive CB common stock will receive a pro rata portion of the available CB shares plus cash for those shares not converted into CB common stock.

•	If Stock Is Undersubscribed: If First West Virginia stockholders elect to receive fewer shares of CB common stock than CB has agreed to issue in the merger, then all First West Virginia stockholders who have elected to receive CB common stock will receive CB common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by First West Virginia stockholders who have made no election is sufficient to make up the shortfall in the number of CB shares that CB is required to issue, then all First West Virginia stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and CB common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by First West Virginia stockholders who have made no election is insufficient to make up the shortfall, then all First West Virginia stockholders who made no election will receive CB common stock and those First West Virginia stockholders who elected to receive cash will receive cash and CB common stock in such proportion as is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Material U.S. Federal Income Tax Consequences of the Merger,” it may be necessary for CB to reduce the number of shares of First West Virginia common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of First West Virginia common stock that will be converted into CB common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of CB common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this joint proxy statement/prospectus and the merger agreement, you may receive CB common stock or cash in amounts that vary from the amounts you elect to receive.

Allocation Procedures

The aggregate amount of cash and CB common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of cash election shares is higher than 20% of the outstanding shares of First West Virginia common stock, a pro rata portion of those shares will be converted into the right to receive CB common stock in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding First West Virginia shares. Similarly, if the number of stock election shares is higher than 80% of the outstanding shares of First West Virginia common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding First West Virginia shares.

Stock Consideration Allocation. If the aggregate number of stock election shares (which we refer to as the “stock election number”) exceeds the stock conversion number, then all cash election shares and all non-election shares of each holder thereof will be converted into the right to receive the cash consideration, and stock election shares of each holder thereof will be converted into the right to receive the stock consideration with respect to that number of stock election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the stock conversion number and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive the cash consideration.

The “stock conversion number” is equal to the product obtained by multiplying (x) 1,718,730 (subject to certain adjustments provided for in the merger agreement) by (y) 0.80. As of February 16, 2018, the stock conversion number was 1,374,984.

Cash Consideration Allocation. If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being referred to in this document as the “shortfall number”), then all stock election shares will be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

•

If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder thereof will convert into the right to receive the stock consideration with respect to that number of non-election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of non-election shares held by such holder by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or

•	If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof will convert into the right to receive the stock consideration with respect to that number of cash election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of non-election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

Illustrative Examples of Allocation Procedures. For illustration only, the following examples describe the application of the allocation provisions of the merger agreement in the case of an oversubscription of stock election shares and in the case of an oversubscription of cash election shares. Solely for the purposes of these examples, it is assumed that (i) there are 1,800,000 shares of common stock of First West Virginia outstanding, (ii) the exchange ratio is 0.9583, and (iii) the stock conversion number is 1,440,000.

Example 1 (Oversubscription of Stock Election Shares)

Assume that valid stock elections are received with respect to 1,530,000 shares (85% of the outstanding shares) of First West Virginia common stock; valid cash elections are received with respect to 180,000 shares (10% of the outstanding shares) of First West Virginia common stock; and no elections are received with respect to 90,000 shares (5% of the outstanding shares). The allocation provisions would generally apply as follows:

•	Cash election shares. All 180,000 cash election shares are converted into the right to receive the cash consideration.

•	Non-election shares. All 90,000 non-election mix shares are converted into the right to receive the cash consideration.

•	Stock election shares. Of the 1,530,000 stock election shares, 1,440,000 stock election shares are converted into the right to receive the stock consideration. The remaining 90,000 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the First West Virginia stockholders who make a stock election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of First West Virginia common stock and makes a valid stock election with respect to all 1,000 shares. 941 of such shares (1,000 x (1,440,000/1,530,000), rounded down to the nearest whole number) are converted into the right to receive the stock consideration, and the remaining 59 of such shares are converted into the right to receive the cash consideration. Stockholder A would receive:

•	901 shares of CB common stock (941 x 0.9583) and cash instead of a fractional 0.7603 share of CB common stock; and

•	$1,681.50 in cash (59 x $28.50).

•	Stockholder B holds 1,000 shares of First West Virginia common stock and makes a valid cash election with respect to all 1,000 shares. Stockholder B would receive $28,500.00 in cash (1,000 x $28.50).

•	Stockholder C holds 1,000 shares of First West Virginia common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 cash election shares are converted into the right to receive the cash consideration. Of the 500 stock election shares, 470 shares (500 x (1,440,000/1,530,000), rounded down to the nearest whole number) are converted into the right to receive the stock consideration, and the remaining 30 stock election shares are converted into the right to receive the cash consideration. Stockholder C would receive:

•	450 shares of CB common stock (470 x 0.9583) and cash instead of a fractional 0.401 share of CB common stock; and

•	$15,105.00 in cash ((500 + 30) x $28.50).

Example 2 (Oversubscription of Cash Election Shares)

Assume that valid cash elections are received with respect to 810,000 shares (45% of the outstanding shares) of First West Virginia common stock; valid stock elections are received with respect to 720,000 shares (40% of the outstanding shares); and no elections are received with respect to 270,000 shares (15% of the outstanding shares). This means that the shortfall number is 720,000 (1,440,000-720,000), and the allocation provisions would generally apply as follows:

•	Stock election shares. All 720,000 stock election shares are converted into the right to receive the stock consideration.

•	Non-election shares. Because the shortfall number (720,000) exceeds the number of non-election shares (270,000), all 270,000 non-election shares are converted into the right to receive the stock consideration.

•	Cash election shares. Of the 810,000 cash election shares, 450,000 cash election shares are converted into the right to receive the stock consideration. The remaining 360,000 cash election shares are converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, the First West Virginia stockholders who make cash elections will receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of First West Virginia common stock and makes a valid stock election with respect to all 1,000 shares. Stockholder A would receive 958 shares of CB common stock (1,000 x 0.9583) and cash instead of a fractional 0.3 share of CB common stock.

•	Stockholder B holds 1,000 shares of First West Virginia common stock and makes a valid cash election with respect to all 1,000 shares. 555 of such shares (1,000 x (450,000/810,000), rounded down to the nearest whole number) would be converted into the right to receive the stock consideration, and the remaining 445 of such shares would be converted into the right to receive the cash consideration. Stockholder B would receive:

•	531 shares of CB common stock (555 x 0.9583) and cash instead of a fractional 0.8565 share of CB common stock; and

•	$12,682.50 in cash (445 x $28.50).

•	Stockholder C holds 1,000 shares of First West Virginia common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 stock election shares are converted into the right to receive the stock consideration. Of the 500 cash election shares, 277 shares (500 x (450,000/810,000), rounded down to the nearest whole number) would be converted into the right to receive the stock consideration, and the remaining 223 of such cash election shares would be converted into the right to receive the cash consideration. Stockholder C would receive:

•	744 shares of CB common stock ((500 + 277) x 0.9583) and cash instead of a fractional 0.5991 share of CB common stock; and

•	$6,355.50 in cash (223 x $28.50).

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this joint proxy statement/prospectus to holders of shares of First West Virginia common stock on or about the date this joint proxy statement/prospectus is being mailed. Each election form entitles each holder of First West Virginia common stock to elect to receive cash, CB common stock, or a combination of cash and stock, or make no election with respect to the form of merger consideration they wish to receive.

To make an effective election, you must submit a properly completed election form, along with your First West Virginia stock certificates representing all shares of First West Virginia common stock covered by the election form (or an appropriate guarantee of delivery), to the exchange agent, Computershare Trust Company, N.A., on or before 5:00 p.m., local time, on April 23, 2018. Computershare Trust Company, N.A., will act as exchange agent in the merger and in that role will process the exchange of First West Virginia common stock for cash and/or CB common stock. Shortly after the merger, the exchange agent will allocate cash and stock among First West Virginia stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your First West Virginia stock certificates after the merger is completed. In any event, do not forward your First West Virginia stock certificates with your proxy cards.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form which is received by the exchange agent before the election deadline or by withdrawal of your stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either CB common stock and/or cash for your First West Virginia common stock, you should complete and return the election form. If you do not make an election, you will be allocated CB common stock and/or cash depending solely on the elections made by other stockholders.

Neither CB nor First West Virginia makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for First West Virginia stockholders to the extent they receive CB common stock. See “—Material U.S. Federal Income Tax Consequences of the Merger.”

If your certificates for First West Virginia common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent before the election deadline, First West Virginia shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged First West Virginia shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

First West Virginia stockholders who do not submit a properly completed election form or revoke their election form before the election deadline will have their shares of First West Virginia common stock designated as non-election shares. First West Virginia stock certificates represented by elections that have been revoked will be promptly returned without charge to the First West Virginia stockholder revoking the election upon written request.

If you own shares of First West Virginia common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

After the completion of the merger, the exchange agent will mail to First West Virginia stockholders who do not submit election forms, or who have revoked their election, a letter of transmittal, together with instructions for the exchange of their First West Virginia stock certificates for the merger consideration. Until you surrender your First West Virginia stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any CB common stock in which your First West Virginia shares have been converted. When you surrender your First West Virginia stock certificates, CB will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of First West Virginia common stock. First West Virginia stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your First West Virginia stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The letter of transmittal includes instructions on how to provide evidence of ownership.

Accounting Treatment

CB will account for the merger under the “acquisition” method of accounting in accordance with GAAP. Using the acquisition method of accounting, CB will record First West Virginia’s assets and liabilities at their respective fair values at the time of the completion of the merger. The difference between the CB’s purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as either goodwill (if the purchase price exceeds the fair value of net assets acquired) or bargain purchase gain (if the purchase price is less than the fair value of net assets acquired).

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion and legal conclusions contained herein constitute and represent the opinion of Luse Gorman, PC, counsel to CB, and the opinion of Bowles Rice LLP, counsel to First West Virginia, as to the material U.S. federal income tax consequences of the merger to U.S. residents and citizens that exchange their shares of First West Virginia common stock for the merger consideration in the merger.

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of First West Virginia common stock who surrenders all of his or her First West Virginia common stock for CB common stock and/or cash in the merger. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion is limited to “U.S. holders” (as defined below) who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of First West Virginia common stock.

This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies, former citizens or residents of the United States, financial institutions or persons who hold their shares of First West Virginia common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of First West Virginia common stock through, partnerships, S corporations or other pass-through entities, holders subject to the alternative minimum tax provisions of the Code, holders who actually or constructively own more than 5% of First West Virginia common stock or persons who acquired their shares of First West Virginia common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First West Virginia common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity or an arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds First West Virginia common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds First West Virginia common stock, and any partners in such partnership, should consult their own tax advisors.

First West Virginia stockholders should consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of each of CB and First West Virginia that CB and First West Virginia receive an opinion of their respective legal counsel to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and that each of CB and First West Virginia will be a party to the reorganization within the meaning of Section 368(b) of the Code. CB and First West Virginia expect to be able to obtain the tax opinion from their respective legal counsel if, as expected:

•	CB and First West Virginia are able to deliver customary representations to their respective legal counsel; and

•	there is no adverse change in U.S. federal income tax law.

In addition, in connection with the filing of the registration statement of which this document forms a part, each of Bowles Rice and Luse Gorman, PC has delivered its opinion to First West Virginia and CB, respectively, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. A copy of each opinion has been filed as an exhibit to CB’s registration statement, which has been filed with the Securities and Exchange Commission. Each opinion speaks only as of the date of the opinion, and has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of CB and First West Virginia, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger.

Based on the opinions of Bowles Rice and Luse Gorman, PC, the tax consequences of the merger are set forth below.

Tax Consequences of the Merger Generally. The merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes.

Exchange Solely for CB Common Stock. No gain or loss will be recognized by a First West Virginia stockholder who receives solely shares of CB common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her shares of First West Virginia common stock. The tax basis of the shares of CB common stock received by a First West Virginia stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of CB common stock, as discussed below) to the tax basis of the First West Virginia common stock surrendered in exchange for the CB common stock. The holding period of the CB common stock received will include the holding period of shares of First West Virginia common stock surrendered in exchange for the CB common stock, provided that such shares were held as capital assets of the First West Virginia stockholder at the effective time of the merger.

Exchange Solely for Cash. A First West Virginia stockholder who receives solely cash in exchange for all of his or her shares of First West Virginia common stock (and is not treated as constructively owning CB common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the First West Virginia common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the First West Virginia stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the First West Virginia stockholder’s holding period is more than one year at the effective time of the merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for CB Common Stock and Cash. A First West Virginia stockholder who receives a combination of CB common stock and cash in exchange for First West Virginia common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a First West Virginia stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of CB common stock received exceeds (b) the stockholder’s tax basis in the First West Virginia common stock to be surrendered in the exchange for the cash and CB common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below under “—Possible Dividend Treatment.” The tax basis of the shares of CB common stock received by such First West Virginia stockholder will be the same as the tax basis of the shares of First West Virginia common stock surrendered in exchange for the shares of CB common stock, adjusted as provided in Section 358(a) of the Code for the gain recognized and/or cash received in exchange for such shares of First West Virginia common stock. The holding period for shares of CB common stock received by such First West Virginia stockholder will include such stockholder’s holding period for the First West Virginia common stock surrendered in exchange for the CB common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A First West Virginia stockholder’s federal income tax consequences will also depend on whether his or her shares of First West Virginia common stock were purchased at different times at different prices. If they were, the First West Virginia stockholder could realize gain with respect to some of the shares of First West Virginia common stock and loss with respect to other shares. Such First West Virginia stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the CB common stock received, but could not recognize loss with respect to those shares in which the First West Virginia stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the CB common stock received. Any disallowed loss would be included in the adjusted basis of the CB common stock. Such a First West Virginia stockholder should consult his or her own tax advisor with respect to the tax consequences of the merger to that stockholder.

Possible Dividend Treatment. In certain circumstances, a First West Virginia stockholder who receives solely cash or a combination of cash and CB common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of a First West Virginia stockholder’s proportionate interest in CB after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely CB common stock in the merger. This could happen because the stockholder’s purchase (or the purchase by a family member or certain entities described below) of additional CB stock or a repurchase of shares by CB. For purposes of this comparison, a First West Virginia stockholder may be deemed to constructively own shares of CB common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest, and certain stock options may be aggregated with the stockholder’s shares of CB common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of First West Virginia at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each First West Virginia stockholder, stockholders should consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A First West Virginia stockholder who holds First West Virginia common stock as a capital asset and who receives in the merger, in exchange for such stock, solely CB common stock and cash in lieu of a fractional share interest in CB common stock will be treated as having received such cash in full payment for such fractional share of stock and will realize capital gain or loss equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis in the shares of First West Virginia common stock allocable to that fractional share of CB common stock, notwithstanding the dividend rules discussed above.

Net Investment Income Tax. A Medicare contribution tax of 3.8% is imposed on the “net investment income” of individuals, estates and certain trusts with income exceeding certain threshold amounts. A First West Virginia stockholder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her net investment income for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. First West Virginia stockholders should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Code, the exchange agent shall be required to, and will, withhold 28% of any cash payments to which a First West Virginia stockholder is entitled pursuant to the merger, unless the First West Virginia stockholder completes, signs and returns the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the First West Virginia stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. Federal income tax liability, provided you timely furnish the required information to the IRS.

Tax Treatment of the Entities. No gain or loss will be recognized by CB or First West Virginia as a result of the merger.

Reporting Requirements. A holder of First West Virginia common stock that receives CB common stock as a result of the merger is required to retain permanent records related to such stockholder’s First West Virginia common stock and make such records available to any authorized IRS officers and employees. The records should include the number of shares of First West Virginia common stock exchanged, the number of shares of CB common stock received, the fair market value of the First West Virginia common stock exchanged, and the holder’s adjusted basis in the CB common stock received.

If a U.S. holder that receives CB common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the First West Virginia common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any First West Virginia stockholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of First West Virginia, or (b) owned First West Virginia securities with a tax basis of $1.0 million or more.

Regulatory Matters Relating to the Merger

CB’s acquisition of First West Virginia is subject to the approval of the Federal Reserve. However, pursuant to applicable regulations, a formal application to the Federal Reserve is not required if: (1) the bank merger occurs simultaneously with the acquisition of the shares of the acquired holding company and the acquired bank is not operated as a separate entity; (2) the bank merger requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve the acquisition of any non-bank company requiring approval under the Bank Holding Company Act; (4) both before and after the transaction, the acquired bank holding company meets the Federal Reserve’s capital adequacy guidelines; and (5) the acquiring bank holding company provides the Federal Reserve at least ten days prior written notice of the transaction, including a description of the transaction and a copy of the application made to the appropriate federal regulatory agency. CB filed a waiver request with the Federal Reserve requesting confirmation that it may acquire First West Virginia without the filing of a formal application. The waiver was granted on January 25, 2018.

Immediately following the merger of First West Virginia with and into CB, CB expects to merge Progressive Bank with and into Community Bank, with Community Bank as the resulting entity. The bank merger is subject to the approval by the FDIC under the Bank Merger Act and by the Pennsylvania Department of Banking under applicable Pennsylvania law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Community Bank filed the requisite applications for the bank merger with the FDIC and the Pennsylvania Department of Banking in January 2018. As of the date of this joint proxy statement/prospectus, action on these applications is pending.
The non-objection of the West Virginia Division of Financial Institutions to each of the merger and the bank merger is also required. CB filed the requisite notices for the merger and bank merger with the West Virginia Division of Financial Institutions in January 2018.

In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the merger is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While CB and First West Virginia believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals or waivers. See “Description of the Merger—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting First West Virginia common stock into CB common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership. On the record date for the special meeting, First West Virginia’s directors and officers beneficially owned 270,444 shares of First West Virginia common stock, representing 15.74% shares of the outstanding shares of First West Virginia’s common stock. As described below, certain of First West Virginia’s officers and directors have interests in the merger that are in addition to, or different from, the interests of First West Virginia’s stockholders generally. First West Virginia’s board of directors was aware of these interests and took them into account in approving the merger.

Appointment of Three Directors to the CB and Community Bank Boards of Directors. Following the completion of the merger, CB will appoint William G. Petroplus, Roberta Robinson Olejasz, and Jonathan A. Bedway, each of whom currently is a director of First West Virginia and Progressive Bank, to the boards of directors of CB and Community Bank. These appointees will receive the same board fees and be otherwise entitled to the same privileges as the directors of CB and Community Bank immediately before the effective time of the merger. Directors of CB and Community Bank currently receive fees and other benefits as described in “Information About CB—Director Compensation.” Mr. Petroplus will be appointed to a term expiring at the 2019 annual meeting of stockholders, Ms. Olejasz will be appointed to a term expiring at the 2018 annual meeting of stockholders, and Mr. Bedway will be appointed to a term expiring at the 2020 annual meeting of stockholders.

Advisory Board. Following the completion of the merger, CB will form an advisory board comprised of certain members of the First West Virginia board of directors who do not become members of the CB board of directors and representatives from the communities currently served by First West Virginia, in each case to be selected by CB. CB will maintain this advisory board for a period of at least 12 months after the closing date of the merger. The advisory board will meet on a quarterly basis and will receive compensation for such service in an amount to be determined by CB prior to the closing date of the merger. CB has not made any determination as to the advisory board fees as of the date of this joint proxy statement/prospectus.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the merger, CB has agreed to indemnify and hold harmless the current and former officers and directors of First West Virginia and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as First West Virginia currently provides for indemnification of its officers and directors. In addition, CB has agreed to provide, to the officers and directors of First West Virginia serving immediately before the effective time of the merger, directors’ and officers’ liability insurance coverage for a period of six years following the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by First West Virginia, except that, to obtain such insurance coverage, CB is not obligated to expend in the aggregate more than 200% of the annual premium currently paid by First West Virginia for such insurance. In lieu of the foregoing coverage, CB may request that First West Virginia obtain an extended reporting period endorsement under First West Virginia’s existing directors’ and officers’ liability insurance policy, or substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person than First West Virginia’s existing insurance policies as of the date hereof.

Retention and Consulting Agreement; Retention Agreements. As described in more detail below, concurrently with the execution of the merger agreement, CB and its subsidiary Community Bank entered into (i) a consulting and retention agreement with William G. Petroplus, President and Chief Executive Officer of First West Virginia and its wholly-owned subsidiary Progressive Bank, and (ii) a retention agreement with each of Frances P. Reppy, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of First West Virginia and Progressive Bank, and Brad D. Winwood, Executive Vice President, Chief Operating Officer and Investment Officer of First West Virginia and Progressive Bank. Mr. Petroplus, Ms. Reppy and Mr. Winwood have invaluable knowledge and expertise regarding the business and market area of First West Virginia and Progressive Bank. CB and Community Bank entered into these agreements to incentivize Mr. Petroplus, Ms. Reppy and Mr. Winwood to remain employed until the effective time of the merger and for period of time thereafter to provide to merger-related transition services.

Retention and Consulting Agreement for William G. Petroplus. Under the retention and consulting agreement with Mr. Petroplus, if he remains an employee of First West Virginia through the effective time of the merger, Community Bank will pay Mr. Petroplus a retention bonus of $100,000 at the effective time. Community Bank will also pay Mr. Petroplus $100,000 at the effective time in exchange for his commitment not to compete with CB or Community Bank, and to comply with certain non-solicitation covenants for a period of 24 months after the effective time. To be eligible for those payments at the closing of the merger, Mr. Petroplus must also release CB and Community Bank, and their predecessors, from all claims related to his employment.

Mr. Petroplus will also provide consulting services to Community Bank for a period of 12 months following the merger. As consideration for those consulting services, Mr. Petroplus will receive $50,000 paid in equal monthly installments in arrears over the

12 months following the merger and a lump sum payment of $106,000 payable within 10 business days following the completion of the 12 month consulting period. Mr. Petroplus will receive reimbursement of reasonable business expenses incurred in connection with the consulting services provided during the consulting period, but will not be entitled to participate in any benefit plans of CB or Community Bank during the consulting period. If Community Bank terminates Mr. Petroplus’ consulting services before the end of the 12 month consulting period without cause, or due to Mr. Petroplus’ disability or death, Mr. Petroplus (or his beneficiary) will receive a lump sum cash payment equal to the unpaid consulting fees that Mr. Petroplus would have earned had he continued to provide consulting services to Community Bank for the remainder of the 12 month consulting period. If Mr. Petroplus’ consulting services cease for any other reason before the conclusion of the 12 month consulting period, Mr. Petroplus will receive only any earned consulting fees that are unpaid as of the date of termination. All payments under Mr. Petroplus’ retention and consulting agreement are subject to reduction in the event that such payments would otherwise result in an excess “parachute payment” and excise tax pursuant to the provisions of Section 280G of the Code. In addition, payments are subject to a six-month delay if such delay is required to comply with the provisions of Section 409A of the Code.

Retention Agreements for Frances P. Reppy and Brad D. Winwood. Under the retention agreements for Ms. Reppy and Mr. Winwood, if they remain employees of First West Virginia and Progressive Bank through the effective time of the merger, Community Bank will pay each of them a retention bonus of $110,925 and $109,013, respectively. Following the effective time, Ms. Reppy and Mr. Winwood will become employees of Community Bank. If they remain employed thereafter until their designated work-through dates (which is June 30, 2018 for Ms. Reppy and September 30, 2018 for Mr. Winwood), Community Bank will pay them an additional retention bonus of $110,925 and $109,013, respectively. To be eligible for their retention bonus payments, Ms. Reppy and Mr. Winwood must also release CB and Community Bank, and their predecessors, from all claims related to their employment.

If Community Bank terminates the employment of Ms. Reppy or Mr. Winwood prior to their designated work-through dates without cause or due to their disability or death, they will receive a cash lump sum payment equal to their unpaid retention bonuses that would had been earned had they remained employed through their designated work-through dates. If the employment of Ms. Reppy or Ms. Winwood ceases for any other reason, they will receive any base salary that is earned, but unpaid, at the time of the termination for their employment only. All payments under Ms. Reppy’s and Mr. Winwood’s retention agreements are subject to reduction in the event that such payments would otherwise result in an excess “parachute payment” and excise tax pursuant to the provisions of Section 280G of the Code. In addition, payments are subject to a six-month delay if such delay is required to comply with the provisions of Section 409A of the Code.

In addition, the termination of the First West Virginia Non-qualified Deferred Compensation Plan will result in a lump sum distribution of the vested amount thereunder to Ms. Reppy on January 2, 2019, as a participant therein, in accordance with Section  409A of the Code.

Employee Matters

401(k) Plan. Pursuant to the terms of the merger agreement, CB will require First West Virginia to terminate its 401(k) plan immediately prior to or at the effective time of the merger. Until the First West Virginia 401(k) plan is terminated, First West Virginia will continue to make contributions to the 401(k) plan in accordance with applicable accruals and in the ordinary course of business. After termination of the First West Virginia 401(k) plan, then as soon as practicable following the effective time of the merger and receipt of a favorable determination letter from the IRS regarding the qualified status of the First West Virginia 401(k) plan upon termination, CB will, at each employee’s option, either distribute the account balances to participants or transfer the balances to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. CB’s 401(k) plan permits employees who become CB or Community Bank employees following completion of the merger to rollover their account balances to CB’s 401(k) plan.

Nonqualified Employee Benefit Agreements. As of the effective time, First West Virginia shall, in cooperation with and pursuant to the irrevocable action of CB, terminate each nonqualified employee benefit agreement, and the amounts due thereunder shall be paid in a lump sum on January 2, 2019, to the participants therein, in accordance with Section 409A of the Code.

Supplemental Life Insurance Plan and Multiple Employee Welfare Arrangement. If requested by CB in writing at least 30 days prior to the effective time, First West Virginia shall cause the Progressive Bank Executive Supplemental Life Insurance Plan to be terminated in accordance with its terms, effective immediately prior to the effective time; and send a notice of its withdrawal from participation in a multiple employee welfare arrangement in accordance with its terms.

Severance and Benefits for Terminated First West Virginia Employees. Full-time First West Virginia employees who are involuntarily terminated by CB or its subsidiaries (other than for “cause,” as determined by CB) at or within one year of the effective time of the merger and who are not covered by a separate severance, change in control or employment agreement or arrangement that specifically provides for severance payment on termination of employment, shall, upon executing an appropriate release in the form reasonably determined by CB, be entitled to receive:

•	a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First West Virginia, with a minimum of four weeks of base pay and a maximum equal to 26 weeks of base pay; and

•	any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.

Retention Bonus Pool. CB will provide a retention bonus pool for the purposes of retaining the services of employees of First West Virginia and its subsidiaries who are key employees. The First West Virginia employees eligible to receive retention awards from the retention bonus pool and any criteria for payment, as well as the final allocation of payments from the retention bonus pool, will be determined by CB in consultation with First West Virginia.

Other Benefit Arrangements with CB for Continuing Employees. CB intends to use best efforts so that the former employees of First West Virginia or any First West Virginia subsidiary who become employees of CB or Community Bank after the effective time (“continuing employees”) will become eligible to participate in any CB benefit plan of similar character (to extent that one exists, other than any CB or subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar type of arrangement for “top hat” or key employees), to the extent such participation would not result in the duplication of benefits for the same period of service. Continuing employees who become participants in a CB benefits plan shall be given credit for meeting eligibility and vesting requirements (but not for benefit accrual purposes) in such plans for service as an employee of First West Virginia or any First West Virginia subsidiary prior to the effective time.

The unused vacation time of each continuing employee that has been accrued or earned under First West Virginia’s vacation policy in the normal course from January 1 of the year in which the effective time of the merger occurs through the effective time will be credited as vacation time earned under CB’s vacation policy for the remaining calendar year. Additional vacation time credited for services rendered by the continuing employees after the effective time, the payment of any accrued but unused vacation time in the event of termination and the carryover of any accrued but unused vacation time shall be determined in accordance with CB’s vacation policy.

Operations of Progressive Bank after the Merger

After the merger of Progressive Bank with and into Community Bank, the former banking offices of Progressive Bank will operate as branch offices of Community Bank.

Restrictions on Resale of Shares of CB Common Stock

The shares of CB common stock to be issued to First West Virginia’s stockholders under the merger agreement have been registered under the Securities Act and may be freely traded by such stockholders without restriction (unless they are affiliates of CB, in which case certain restrictions under the securities laws may apply). Certain stockholders who are deemed to be affiliates of CB must abide by certain transfer restrictions under the Securities Act.

Time of Completion of the Merger

Unless the parties agree otherwise, or unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by CB that is no later than the fifth business day following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, CB will file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and with the Secretary of State of West Virginia merging First West Virginia into CB. The merger will become effective at the time stated in the articles of merger.

CB and First West Virginia are working diligently to complete the merger as quickly as possible. It is currently expected that the merger will be completed in the second quarter of 2018. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

CB’s and First West Virginia’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement, and the transactions contemplated thereby, including the issuance of CB common stock, by CB’s stockholders and by First West Virginia’s stockholders;

•	no party to the merger is subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity has instituted any proceeding for the purpose of blocking the transaction, and there is no statute, rule or regulation that prohibits completion of any part of the transaction;

•	the parties have obtained all required regulatory approvals, waivers or non-objections and all statutory waiting periods have expired, and no approval, waiver or non-objection includes any condition or requirement that would result in a material adverse effect on CB or First West Virginia;

•	the registration statement, of which this joint proxy statement/prospectus forms a part, has been declared effective by the Securities and Exchange Commission, there is no stop order or pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement, and, if applicable, no stop order has been issued by any state securities commissioner; and

•	the shares of CB common stock to be issued pursuant to the merger agreement are authorized for listing on the Nasdaq Stock Market upon notice of issuance.

In addition, CB’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of First West Virginia contained in the merger agreement are true and correct as of the closing date of the merger, and CB has received a written certificate from First West Virginia’s Chief Executive Officer and Chief Financial Officer to that effect;

•	First West Virginia has performed in all materials respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the merger, and CB has received a written certificate from First West Virginia’s Chief Executive Officer and Chief Financial Officer to that effect;

•	no event or circumstance has occurred that has had a material adverse effect on First West Virginia;

•	CB has received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Code; and

•	not more than 10% of the outstanding shares of common stock of First West Virginia have perfected their right to dissent under the WVBCA.

In addition, First West Virginia’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of CB contained in the merger agreement are true and correct as of the closing date of the merger, and First West Virginia has received a written certificate from CB’s Chief Executive Officer and Chief Financial Officer to that effect;

•	CB has performed in all materials respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the merger, and First West Virginia has received a written certificate from CB’s Chief Executive Officer and Chief Financial Officer to that effect;

•	no event or circumstance has occurred that has had a material adverse effect on CB; and

•	First West Virginia has received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Code.

CB and First West Virginia cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

First West Virginia has agreed that, until completion of the merger and unless permitted by CB, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular, and ordinary course consistent with past practice;

•	fail to preserve intact its business organization and assets and to preserve its rights and franchises;

Merger Agreement

•	take any action that would materially adversely affect the ability of CB and First West Virginia to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	take any action that would materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	take any action that would result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied;

•	take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws, except as required by law;

Capital Stock

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock;

•	split, combine or reclassify its capital stock;

•	declare or pay any dividends or other distribution on its capital stock except for (i) its regular quarterly cash dividend of not more than $0.20 per share, consistent with past practice (provided that the declaration of the last quarterly dividend by First West Virginia prior to the effective time and the payment thereof shall be coordinated with CB so that holders of First West Virginia common stock do not receive dividends on both First West Virginia common stock and CB common stock received in the merger in the same quarter or fail to receive any dividend on First West Virginia common stock or CB common stock received in the merger in such quarter); and (ii) any First West Virginia subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations);

Material Contracts

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by the merger agreement;

Branch Offices and Related Facilities

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

Employees

•	increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts shall not exceed 3% except to the extent previously disclosed by First West Virginia to CB; or (ii) as otherwise contemplated by the merger agreement;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that it may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business;

•	hire any new employee without first seeking to fill any position internally;

Employee Benefits

•	enter into or modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice, except as may be required by law or regulatory guidance, by the terms of any such plan or agreement or by the terms of the merger agreement;

•	take any action that would give rise to an acceleration of the right to payment to any individual under any First West Virginia benefit plan, except for the transactions contemplated by the merger agreement;

•	take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

Extraordinary Transactions

•	merge or consolidate with any other person;

•	sell or lease all or any substantial portion of its assets or business;

•	make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it and any other person;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities;

•	incur deposit liabilities or increase the rate paid on deposits, other than liabilities incurred and rate increases in the ordinary course of business consistent with past practice;

•	permit the revocation or surrender by Progressive Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

Indebtedness

•	subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice and except for transactions with the Federal Home Loan Bank (“FHLB”) of Pittsburgh;

•	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•	waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which it is a party other than in the ordinary course of business consistent with past practice;

Accounting Practices

•	change its method, practice or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating it;

Investments

•	purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; (iii) with a duration of not more than five years;

Loans

•	make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $1.5 million or make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $1.5 million, except for the renewal of existing lines of credit;

Affiliates

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate of First West Virginia;

Futures Contracts and Related Contracts

•	enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

Policies and Procedures

•	make any change in its policies regarding the extension of credit, the establishment of reserves with respect to the possible loan losses or the charge off of loan losses, investments, asset/liability management or other banking policies, except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;

Capital Expenditures

•	make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement or as previously disclosed by First West Virginia to CB;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $500,000 to any person, except to the extent previously disclosed by First West Virginia to CB;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

Loan Participations

•	sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

Commitments

•	undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

Litigation

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of materials of environmental concern, providing notice to CB thereof before final sale;

Mortgage Servicing Rights

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Communications

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed), or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement;

Tax Matters

•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

Other Agreements

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

CB has agreed that, until the completion of the merger and unless permitted by First West Virginia, it will not:

General Business

•	fail to preserve intact its business organization and assets and to maintain its rights and franchises;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of First West Virginia stockholders, except as required by law;

Merger Agreement

•	take any action that would materially adversely affect the ability of CB and First West Virginia to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	take any action that would materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	take any action that would result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied; or

•	take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Covenants of First West Virginia and CB in the Merger Agreement

Agreement Not to Solicit Other Proposals. First West Virginia has agreed not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or agree to or endorse any acquisition proposal. An acquisition proposal includes a proposal or offer with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving First West Virginia;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of First West Virginia in a single transaction or series of transactions;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of First West Virginia or the filing of a registration statement under the Securities Act in connection with any such offer; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of First West Virginia not to solicit other acquisition proposals, the board of directors of First West Virginia may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal before the time of the First West Virginia special meeting, provided that:

•	the proposed transaction is or could reasonably result in a “superior proposal,” which is defined as an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal which (i) First West Virginia’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, would, if consummated, result in a more favorable transaction to First West Virginia’s stockholders from a financial point of view than the transaction contemplated by the merger agreement with CB, (ii) is for 100% of the outstanding shares of First West Virginia common stock or substantially all of the assets of First West Virginia, and (iii) is reasonably likely to be completed on the terms proposed;

•	First West Virginia has not violated the restrictions set forth in the merger agreement with respect to third-party proposals;

•	after consultation with and having received the advice of outside legal counsel, the First West Virginia board of directors in good faith determines such action to be necessary to comply with its fiduciary duties to First West Virginia’s stockholders under applicable law; and

•	at least two business days prior to furnishing any non-public information to, or entering into discussions with, such third party, First West Virginia gives CB written notice of the identity of such third party and of First West Virginia’s intention to furnish non-public information to, or enter into discussions with, such third party and First West Virginia receives from such person an executed confidentiality agreement on terms no more favorable to such third party than the confidentiality agreement between CB and First West Virginia is to CB.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of CB and First West Virginia before the consummation of the merger, including the following:

•	First West Virginia will cause its representatives to confer with representatives of CB to inform CB regarding First West Virginia’s operations at such times as CB may reasonably request, and First West Virginia will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First West Virginia;

•	First West Virginia and CB will cooperate regarding a plan for the conversion of data processing and related electronic informational systems of First West Virginia to those used by CB, which planning shall include, but not be limited to, discussion of the possible termination by First West Virginia of third-party service provider arrangements effective at the closing of the merger or on a date thereafter, non-renewal of personal property leases and software licenses used by First West Virginia in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services;

•	First West Virginia will provide CB, within 15 business days of the end of each calendar month, a written list of nonperforming assets and, on a monthly basis, First West Virginia will provide CB with a schedule of all loan grading changes and all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan;

•	First West Virginia will promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First West Virginia under all applicable laws;

•	First West Virginia will permit CB access upon reasonable notice and at reasonable times to its properties and will make available during normal business hours its books and records relating to its assets, properties, operations, obligations and liabilities;

•	First West Virginia will permit CB, at CB’s expense, to perform a Phase I or Phase II environmental assessment at any First West Virginia property;

•	each of CB and First West Virginia will provide the other party with a copy of (a) all financial statement audits and internal control reports, (b) regulatory reports and monthly consolidating financial statements, and (d) in the case of First West Virginia, such other financial information as CB may reasonably request;

•	First West Virginia will use commercially reasonable efforts to maintain insurance in amounts reasonable to cover customary risks, and will promptly disclose to CB if it receives a notice from any insurance carrier that a policy will be canceled or that coverage will be reduced, or that premium costs will be substantially increased;

•	CB and First West Virginia will use commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any persons or entities necessary to consummate the transactions contemplated by the merger agreement;

•	CB and First West Virginia will use their reasonable best efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•	CB will use best efforts so that all former First West Virginia employees who become employees of CB or Community Bank after the merger become eligible to participate in comparable CB employee benefit plans, and will make available to former First West Virginia employees who become employees of CB or Community Bank employer-provided health coverage on the same basis as it provides such coverage to CB and Community Bank employees;

•	CB will establish a retention bonus pool for employees of First West Virginia to help retain key First West Virginia employees, and will provide severance payments for any First West Virginia employee who is involuntarily terminated by CB, other than for cause, at or within one year following the closing of the merger;

•	CB will form an advisory board, to be comprised of certain members of First West Virginia’s board of directors who do not join the CB board of directors following the merger and representatives from the communities served by First West Virginia, to be selected by CB;

•	CB will, for six years following the closing of the merger, maintain directors’ and officers’ liability insurance covering the persons who are presently covered by First West Virginia’s current directors’ and officers’ liability insurance policy with respect to facts or events occurring before the merger, subject to certain limits on the annual premium payments;

•	CB will, from and after the closing of the merger, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws of First West Virginia (to the extent not prohibited by federal law), indemnify, defend and hold harmless each person who is now, or who has been at any time before the date of the merger agreement or who becomes before the closing of the merger, an officer or director of First West Virginia; and

•	CB will file with the Nasdaq Stock Market a notification for the listing of the additional shares of CB common stock to be issued in connection with the merger;

•	each of CB and First West Virginia will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement, and will have its board of directors recommend at the stockholders meeting that its stockholders vote to approve the merger agreement and will use commercially reasonable efforts to solicit stockholder approval (in First West Virginia’s case, subject to the board’s fiduciary obligations to First West Virginia stockholders);

•	CB and First West Virginia will cooperate in the preparation of this joint proxy statement/prospectus and CB will file a registration statement, of which this joint proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of CB common stock to be issued in the merger to First West Virginia’s stockholders;

•	CB and First West Virginia will use their reasonable efforts to prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations from any governmental entity; and

•	CB will take all appropriate action so that, effective immediately after the closing of the merger, its board of directors will be increased by three persons, and three directors of First West Virginia (William G. Petroplus, Roberta Robinson Olejasz and Jonathan A. Bedway), will be appointed to CB’s board of directors.

Representa tions and Warranties Made by CB and First West Virginia in the Merger Agreement

CB and First West Virginia have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects (except where qualified by reference to materiality or a material adverse effect, in which case they must be true in all respects) through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by First West Virginia’s stockholders, as follows:

•	by the mutual written consent of CB and First West Virginia;

•	by either party, if the other party breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default, provided that the terminating party is not in material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	by either party if its stockholders fail to approve the merger agreement, provided that a party will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholders meeting;

•	by either party, if the merger is not consummated by September 30, 2018, unless failure to complete the merger by that time is due to a breach of a warranty or failure to fulfill a covenant or other agreement by the party seeking to terminate the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied or any court or other governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•	by CB, if First West Virginia has breached its covenant not to solicit another acquisition proposal, or if First West Virginia has received a superior proposal for a transaction with a party other than CB and the board of directors of First West Virginia does not publicly recommend that First West Virginia’s stockholders vote in favor of the merger agreement; or

•	by First West Virginia, if it has received a superior proposal for a transaction with a party other than CB and First West Virginia’s board of directors has determined to accept the superior proposal, after determining in good faith, after consulting with legal counsel, that the failure to take such action would cause the board of directors to violate its fiduciary duties under applicable law.

Termination Fee

The merger agreement requires First West Virginia to pay CB a cash termination fee of $2.5 million if the merger agreement is terminated in any of the following circumstances:

•	if First West Virginia terminates the merger agreement after it receives a superior proposal for a transaction with a party other than CB and determines to enter into an acquisition agreement with respect to such superior proposal;

•	if CB terminates the merger agreement after First West Virginia breaches its covenant not to solicit another acquisition proposal, or after First West Virginia receives a superior proposal for a transaction with a party other than CB and fails to publicly recommend that its stockholders vote in favor of the merger with CB; or

•	if, after an acquisition proposal by a party other than CB has been publicly announced or otherwise made known to First West Virginia’s senior management or board of directors, CB terminates the merger agreement because (i) First West Virginia breaches a representation and warranty or fails to fulfill a covenant, (ii) the merger is not consummated by the termination date, or (iii) First West Virginia’s stockholders have failed to approve the merger agreement, and within one year after such termination First West Virginia enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

Expenses

CB and First West Virginia will each pay its own costs and expenses incurred in connection with the merger. However, First West Virginia may require CB to reimburse First West Virginia for its actual and documented out-of-pocked expenses, not to exceed $500,000, if the merger agreement is terminated because CB’s board of directors breaches its obligation to recommend the merger to its stockholders or if CB’s stockholders fail to approve the merger agreement as a result of a breach of CB’s obligations with respect to holding its stockholder meeting.

Changing the Terms of the Merger Agreement

Before the completion of the merger, CB and First West Virginia may agree to waive, amend or modify any provision of the merger agreement. However, after the vote of the CB or First West Virginia stockholders, CB and First West Virginia cannot make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by First West Virginia’s stockholders in connection with the merger, without the further stockholder approval.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical information of CB and of First West Virginia as of September 30, 2017 and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated statement of operations combines the historical financial information of CB and of First West Virginia and gives effect to the merger as if it had been completed as of the beginning of the periods presented. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to First West Virginia historical financial information in order to conform to CB’s presentation of financial information.

The actual value of CB’s common stock to be recorded as consideration in the merger will be based on the closing price of CB’s common stock as of the merger completion date. The proposed merger is targeted for completion in the second quarter of 2018. There can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of CB’s common stock to be issued in connection with the merger was based upon the closing price of $30.41 on November 16, 2017, the closing price immediately prior to the announcement of the merger.

The pro forma financial information includes adjustments, including adjustments to record First West Virginia’s assets and liabilities at their respective fair values, and represents CB’s pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of First West Virginia’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact CB’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to First West Virginia’s stockholders’ equity, including results of operations from September 30, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of CB and of First West Virginia.

Unaudited Combined Condensed Consolidated Pro Forma Statement of Financial Condition

	As of September 30, 2017*
	CB Historical	First West Virginia Historical	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
ASSETS
Cash and cash equivalents	$43,745	$19,282	$(13,647	)(1)	$49,380
Investment securities	115,889	205,244	(2,052)		319,081
Loans receivable	703,874	101,242	(2,520	)(2)	802,596
Allowance for loan losses	(8,156)	(1,771)	1,771	(2)	(8,156)

Loans, net	695,718	99,471	(749)		794,440
Other real estate owned	410	1,033	—		1,443
Accrued interest receivable	2,517	1,028	—		3,545
Deferred tax asset, net	—	—	—		—
FHLB stock	3,627	497	—		4,124
Banking premises and equipment, net	16,558	7,260	—	(4)	23,818
Bank-owned life insurance	19,035	4,148	—		23,183
Core deposit intangible assets	3,418	—	6,641	(5)	10,059
Goodwill	4,953	1,644	15,323	(6)	21,920
Other assets	2,459	1,040	(57	)(11)	3,442

Total assets	$908,329	$340,647	$5,459		$1,254,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$762,374	$285,378	$92	(7)	$1,047,844
FHLB advances	24,500	2,213	179	(8)	26,892
Repurchase agreements	24,662	21,058	—		45,720
Deferred tax liability (asset)	1,088	(2,479)	1,229	(3)	(162)
Accrued expenses and other liabilities	2,551	835	—		3,386

Total liabilities	815,175	307,005	1,500		1,123,680

Stockholders’ equity:
Common stock	1,818	8,644	(8,095	)(9)	2,367
Paid-in capital	42,128	6,966	30,086	(9)	79,180
Retained earnings	54,584	19,277	(19,277)		54,584
Treasury stock, at cost	(4,722)	(228)	228		(4,722)
Accumulated other comprehensive income, net of taxes	(654)	(1,017)	1,017		(654)

Total stockholders’ equity	93,154	33,642	3,959		130,755

Total liabilities and stockholders’ equity	$908,329	$340,647	$5,459		$1,254,435

*	Assumes that the merger was completed as of September 30, 2017 utilizing the acquisition method of accounting.
(1)	The adjustment includes cash consideration of $9.8 million paid to First West Virginia stockholders. The adjustment also results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses of First West Virginia. A portion of these expenses have been assumed to be charged against First West Virginia’s income through September 30, 2017 and result in an increase to CB’s goodwill.
(2)	The unaudited combined condensed consolidated pro forma statement of financial condition includes a fair value adjustment to total loans to reflect the credit condition and interest rate mark of $2.5 million, which represents an adjustment of 2.5% on First West Virginia’s outstanding loan portfolio. Another factor to this adjustment was the elimination of First West Virginia’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.
(3)	Represents adjustments in the net deferred tax liabilities resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other deferred tax items. The actual deferred tax adjustment will depend on facts and circumstances existing at the completion of the merger. The fair value adjustment of the net deferred tax asset assumes an effective tax rate of 35%. See footnote 6 for additional details.
(4)	It has been assumed that the net book value of banking premises and equipment approximates fair market value and that any differences are immaterial.
(5)	Represents the recognition of the fair value of the core deposit intangible asset, which is assumed to be 2.5% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits.
(6)	Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire First West Virginia consists of cash of $9.8 million (assumes 343,746 shares of First West Virginia stock are exchanged for cash at the cash price of $28.50 per share) and the issuance of 1,317,647 shares of CB’s common stock based upon the fixed exchange rate of 0.9583 per share. The value of CB’s common stock to be issued was based upon the closing price of $30.41 on November 16, 2017, the closing price immediately before the announcement of the merger. Acquisition accounting adjustments assume that First West Virginia’s stockholders’ equity is eliminated and the purchase price, goodwill and intangible assets are reflected on CB’s financial statements pursuant to the application of acquisition accounting.

	Note
		(In thousands)
Assumptions/Inputs:
Value of CB’s common stock to be issued		$40,070
Cash paid to First West Virginia’s stockholders		9,797

Total deal value at date merger agreement signed		49,867

First West Virginia’s stockholders’ equity		33,642
Less: incremental First West Virginia’s transaction costs (net of tax)		(1,381)
Less: intangibles of First West Virginia		(1,644)

First West Virginia’s stockholders’ equity, net of transaction costs		30,617

Fair value adjustments:
Loans	(2)	(749)
Securities	(10)	(2,052)
Core deposit intangible	(5)	6,641
Other assets	(11)	(57)
Time deposits	(7)	(92)
FHLB advances	(8)	(179)

Fair value adjustments		3,512

Tax effect of fair value adjustments **	(3)	(1,229)

Total adjustment of net assets acquired		2,283

Adjusted net assets acquired		32,900

Estimated goodwill	(6)	$16,967

**	Assumed effective tax rate of 35%, as in effect as of September 30, 2017.
(7)	Yield adjustment to reflect the difference between portfolio yield and market rates for time deposits acquired in the merger. Yield adjustments were calculated using present value analysis. Cash flow was discounted to present value using market rates for similar deposits. The yield adjustment is the aggregate present value of the difference.
(8)	Yield adjustments reflect the difference between portfolio yields and market rates for borrowings acquired in the merger. Yield adjustments were calculated using present value analysis. Cash flow for each month was calculated as the difference between projected interest costs of the remaining borrowings and hypothetical costs using current market rates based on advances from the FHLB of Pittsburgh. Cash flow was discounted to present value using market rates.
(9)	Reflects elimination of First West Virginia’s equity accounts, issuance of 1,317,647 shares of CB’s common stock and additional merger-related transaction costs, net of tax.
(10)	Yield adjustments reflect the difference between portfolio yields and market rates for investment securities. The adjustment represents an estimate in the change in market value ($2.1 million) of the security portfolio from September 30, 2017 through the date of the analysis based on changes in market interest rates.
(11)	Reflects estimated loss on the sale of land owned by First West Virginia.

Unaudited Combined Condensed Consolidated Pro Forma Statement of Operations

For the Nine Months Ended September 30, 2017 (1)

(In Thousands, Except Share Data)

	CB Historical	First West Virginia Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$21,830	$3,472	$112	(2)	$25,414
Investments	1,798	3,707	324	(2)	5,829
Other interest-earning assets	325	212	—		537

Total interest and dividend income	23,953	7,391	436		31,780
Interest expense:
Deposits	2,050	499	(46	)(2)	2,503
Short term borrowings	59	112	—		171
FHLB advances	361	92	(27	)(2)	426

Total interest expense	2,470	703	(73)		3,100

Net interest income before provision for loan losses	21,483	6,688	509		28,680
Provision for loan losses	1,020	1,075	—		2,095

Net interest income after provision for loan losses	20,463	5,613	509		26,585
Noninterest income:
Service fees	1,839	220	—		2,059
Insurance commissions	2,686	—	—		2,686
Increase in cash surrender value of bank-owned life insurance	348	84	—		432
Net gain on sales of loans	389	—	—		389
Net gain on sales of investments	132	4	—		136
Other income	466	435	—		901

Total noninterest income	5,860	743	—		6,603
Noninterest expenses:
Salaries and employee benefits	10,425	3,191	—		13,616
Occupancy and equipment	3,054	1,327	—		4,381
Data processing	—	—	—		—
Outside professional services	732	—	—		732
Marketing and advertising	504	172	—		676
FDIC deposit insurance and regulatory assessment	267	87	—		354
Other	3,436	1,406	498	(2)	5,340

Total noninterest expenses	18,418	6,183	498	(3)	25,099
Income before income tax expense	7,905	173	11		8,089
Income tax expense	2,336	(228)	4		2,112

Net (loss) income	$5,569	$401	$7		$5,977

Earnings (loss) per share:
Basic	$1.36	$0.23			$1.11
Diluted	1.36	0.23			1.10
Weighted average shares outstanding:
Basic	4,087,783	1,718,730			5,405,430	(3)
Diluted	4,104,157	1,718,730			5,421,804	(3)

Unaudited Combined Condensed Consolidated Pro Forma Statement of Operations

For the Year Ended December 31, 2016 (1)

(In Thousands, Except Share Data)

	CB Historical	First West Virginia Historical	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$29,576	$4,478	$150	(2)	$34,204
Investments	2,252	4,564	432	(2)	7,248
Other interest-earning assets	190	161	—		351

Total interest and dividend income	32,018	9,203	582		41,803
Interest expense:
Deposits	2,284	840	(61	)(2)	3,063
Federal funds purchased and repurchase agreements	75	194	—		269
FHLB advances	511	157	(36	)(2)	632

Total interest expense	2,870	1,191	(97)		3,964
Net interest income before provision for loan losses	29,148	8,012	679		37,839
Provision for loan losses	2,040	—	—		2,040

Net interest income after provision for loan losses	27,108	8,012	679		35,799
Noninterest income:
Service fees	2,414	335	—		2,749
Insurance commissions	3,097	—	—		3,097
Increase in cash surrender value of bank-owned life insurance	926	122	—		1,048
Net gain on sales of loans	659	—	—		659
Net gain on sales of investments	168	1,103	—		1,271
Other income (loss)	98	592	—		690

Total noninterest income	7,362	2,152	—		9,514
Noninterest expenses:
Salaries and employee benefits	13,124	4,242	—		17,366
Occupancy and equipment	3,733	1,748	—		5,481
Outside professional services	1,124	—	—		1,124
Data processing	476	409	—		885
Marketing and advertising	719	234	—		953
FDIC deposit insurance and regulatory assessment	388	158	—		546
Other	4,214	1,516	498	(2)	5,835

Total noninterest expenses	23,778	8,307	498	(3)	32,583
Income before income tax expense	10,692	1,857	181		12,730
Income tax expense	3,112	247	63		3,422

Net income	$7,580	$1,610	$118		$9,308

Earnings per share:
Basic	$1.86	$0.94			$1.72
Diluted	1.86	0.94			1.72
Weighted average shares outstanding:
Basic	4,081,247	1,718,730			5,398,894	(4)
Diluted	4,086,190	1,718,730			5,403,837	(4)

(1)	Assumes that the merger was completed as of the beginning of the period presented utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, core deposit intangible, time deposits, borrowed funds and repurchase agreement were determined by the management of CB. The resulting premiums and discounts for purposes of the unaudited combined condensed consolidated pro forma financial data, where appropriate, are being amortized and accreted into income as more fully described in the notes below. Actual fair value adjustments were estimated based upon management estimates and from independent sources and will be amortized and accreted into income over the estimated remaining lives of the respective assets and liabilities.
(2)	The following table summarizes the estimated full year impact of the amortization (accretion) of the non-credit related acquisition accounting adjustments on the pro forma statement of operations (in thousands).

Category	Premium/ (Discounts)	Estimated Life in Years	Amortization (Accretion) Method	Amortization (Accretion) Year Ended December 31, 2016
Loans	$(749)	5.00	SL	$(150)
Core deposit intangible	6,641	10.00	SL	664
Time deposits	(90)	1.50	SL	(61)
FHLB advances	(179)	5.00	SL	(36)

SL - straight line method.

The following table summarizes the estimated impact of the amortization (accretion) of the acquisition accounting adjustments on CB results of operations for the years following the merger assuming such transaction was effected on January 1, 2017 (in thousands).

Amounts for the Years Ending December 31,	Amortization of Intangibles	Net Amortization	Net Decrease in Income Before Taxes
2017 (through September 30, 2017)	$(498)	$509	$11
2018	(664)	664	(1)
2019	(664)	618	(47)
2020	(664)	618	(47)
2021	(664)	618	(47)
Thereafter	(3,487)	46	(3,441)

The income tax adjustment is based upon total pre-tax acquisition accounting adjustments and a 35% effective tax rate.

(3)	Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to First West Virginia’s stockholders to CB’s historical weighted average basic and diluted outstanding common shares and reflect 1,317,647 incremental diluted shares of CB as a result of pro forma income for the nine months ended September 30, 2017. The stock consideration paid to First West Virginia’s stockholders consists of the issuance of 1,317,647 shares of CB’s common stock based upon the fixed exchange rate of 0.9583 applied to 80% of the 1,718,730 shares of First West Virginia common stock outstanding.
(4)	Basic and diluted weighted average common shares outstanding were determined by adding the number of shares issuable to First West Virginia’s stockholders to CB’s historical weighted average basic and diluted outstanding common shares. The stock consideration paid to First West Virginia’s stockholders consists of the issuance of 1,317,647 shares of CB’s common stock based upon the fixed exchange rate of 0.9583 applied to 80% of the 1,718,730 shares of First West Virginia common stock outstanding.

DESCRIPTION OF CB CAPITAL STOCK

The following summary describes the material terms of CB’s capital stock and is subject to, and qualified by, CB’s articles of incorporation and bylaws and Pennsylvania law. See “Where You Can Find More Information” as to how to obtain a copy of CB’s articles of incorporation and bylaws.

General

CB is authorized to issue 35,000,000 shares of common stock, par value $0.4167 per share, and 5,000,000 shares of preferred stock, no stated par value. As of February 16, 2018, 4,096,452 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Dividends. The holders of CB’s common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends, after payment of all dividends on preferred stock, if any is outstanding. The payment of dividends is also subject to restrictions set forth in Pennsylvania law and the limitations imposed by the Federal Reserve Board. CB’s payment of dividends depends upon receipt of dividends from Community Bank, CB’s banking subsidiary. Payment of dividends by Community Bank is regulated by the FDIC and the Pennsylvania Department of Banking and generally, the prior approval of the FDIC is required if the total dividends declared by Community Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Voting Rights. The holders of CB’s common stock possess exclusive voting rights in CB. They elect its board of directors and act on other matters that are required to be presented to them under Pennsylvania law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Liquidation. Upon a liquidation, dissolution or winding up of CB, holders of common stock are entitled to receive all of the assets of CB available for distribution after payment or provision for payment of all its debts and liabilities. If CB were ever to issue preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of CB’s common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

CB’s articles of incorporation authorizes CB’s board of directors, without stockholder action, to issue preferred stock in one or more series and to establish the designations, powers, preferences, dividend rates and rights as the board of directors may from time to time determine. The issuance of preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for CB’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of First West Virginia are currently governed by First West Virginia’s articles of incorporation and bylaws and by West Virginia law. The rights of stockholders of CB are currently governed by CB’s articles of incorporation and bylaws and by Pennsylvania law. If the merger is completed, First West Virginia stockholders who receive CB common stock will become CB stockholders and their rights will likewise be governed by CB’s articles of incorporation and bylaws and by Pennsylvania law.

The following is a summary of the material differences between the rights of a First West Virginia stockholder and the rights of a CB stockholder. This summary is not a complete statement of the differences between the rights of First West Virginia stockholders and the rights of CB stockholders, and is qualified in its entirety by reference to the governing law of each corporation and to the articles of incorporation and bylaws of each corporation. Copies of CB’s articles of incorporation and bylaws are filed as exhibits to CB’s registration statement on Form S-4 of which this document is a part, and are incorporated herein by reference. Copies of First West Virginia’s articles of incorporation and bylaws are available upon written request addressed to Deborah A. Kloeppner, Corporate Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, West Virginia 26003.

Authorized Stock
CB	First West Virginia

•   The CB articles of incorporation authorize 40,000,000 shares of capital stock, consisting of 35,000,000 shares of common stock, $0.4167 par value per share, and 5,000,000 shares of preferred stock, no par value per share.

•   As of February 16, 2018, there were 4,096,452 shares of CB common stock issued and outstanding.

•   No shares of preferred stock are issued or outstanding.

•   The First West Virginia articles of incorporation authorize 2,000,000 shares of common stock, $5.00 par value per share.

•   As of February 16, 2018, there were 1,718,730 shares of First West Virginia common stock issued and outstanding.

Voting Rights
CB	First West Virginia

•   The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•   Each share of common stock is entitled to one vote. Beneficial owners of more than 15% of CB’s outstanding shares of common stock are not entitled to vote the shares owned in excess of the 15% limit.

•   Holders of common stock may not cumulate their votes for the election of directors.

•   The holders of the common stock exclusively possess all voting power.

•   Each share of common stock is entitled to one vote.

•   Holders of common stock may cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions
CB	First West Virginia

•   A majority of the votes cast at a meeting at which a majority of the outstanding capital stock is present shall decide every matter submitted to stockholders, except that directors are elected by a plurality of the votes cast at a meeting at which a majority of the outstanding capital stock is present.

•   The CB articles of incorporation require the affirmative vote of at least 66 2/3% of the outstanding shares to approve certain actions, including certain business combinations involving the acquisition of CB and certain amendments to CB’s articles of incorporation and bylaws.

•   A majority of the votes cast at a meeting at which a majority of the outstanding capital stock is present shall decide every matter submitted to stockholders, except that directors are elected by a plurality of the votes cast at a meeting at which a majority of the outstanding capital stock is present.

•   Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the affirmative vote of a majority of the votes cast on the matter assuming a quorum is present at the meeting. The articles of incorporation of First West Virginia do not provide for a different voting requirement.

Dividends
CB	First West Virginia

• Holders of common stock are entitled, when declared by the CB board of directors, to receive dividends, subject to the rights of any holders of preferred stock.	• Holders of common stock are entitled, when declared by the First West Virginia board of directors, to receive dividends.

Dissenters’ or Appraisal Rights
CB	First West Virginia

• Under Pennsylvania law, CB stockholders do not have dissenters’ rights, because CB’s stock is listed on a national exchange.

•   First West Virginia stockholders are entitled to appraisal rights. Under West Virginia law, appraisal rights are not available to stockholders of corporations if the stock is (i) listed on a national exchange, or (ii) held by 2,000 or more stockholders and outstanding stock, excluding shares held by affiliates or 10% stockholders, has an aggregate market value of $20.0 million or more.

Stockholders’ Meetings
CB	First West Virginia

•   CB must deliver notice of the meeting at least ten days before the meeting to each stockholder entitled to vote.

•   Only the CB board of directors may call a special meeting.

•   For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 90 days before the meeting.

•   The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

•   To nominate a director or propose new business, stockholders must give written notice to CB’s Secretary not less than 60 days before the anniversary date of the immediately preceding annual meeting of stockholders.

•   First West Virginia must deliver notice of the regular annual meeting no fewer than 10 and no more than 60 days before the meeting to each stockholder entitled to vote at the meeting. First West Virginia must deliver notice and a description of the purpose of a special meeting no fewer than five and no more than 40 days before the special meeting to each stockholder entitled to vote at the meeting.

•   Special meetings may be called by the board of directors or by stockholders owning, in the aggregate, at least 10% of the stock of First West Virginia.

•   For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 or more than 70 days before the meeting.

•   The board of directors or any stockholder entitled to vote may nominate directors for election. To nominate a director, stockholders must give written notice to the president of First West Virginia not less than 14 or more than 40 days before the meeting, unless First West Virginia fails to give at least 21 days’ notice of the meeting, in which case notice by the stockholder to be timely must be received by First West Virginia not later than the close of business on the seventh day following the date of notice is mailed in order to be considered timely. First West Virginia’s articles of incorporation and bylaws do not address shareholder proposals except with regard to the nomination of directors.

Action by Stockholders Without a Meeting
CB	First West Virginia

• Stockholders are prohibited from consenting in writing, without a meeting, to the taking of any action.

•   Under West Virginia law, action may be taken by stockholders of First West Virginia without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting.

Board of Directors
CB	First West Virginia

•   The CB articles of incorporation provide that the number of directors, to be fixed by board resolution, shall be between five and 25. The number of directors is currently fixed by resolution at eight.

•   The board of directors is divided into three classes as equal in number as possible, and approximately one-third of the directors are elected at each annual meeting.

•   Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors, and a director elected to fill a vacancy shall serve only until the term of the class to which the director was elected expires.

•   Directors may be removed only for cause by the vote of a majority of the outstanding shares entitled to vote for directors.

•   The articles of incorporation provide that the number of directors, to be fixed by resolution, shall be between five and 25. The number of directors is currently fixed by resolution at 10.

•   First West Virginia only has one class of directors. The board of directors are elected at each annual meeting.

•   Vacancies on the board of directors may be filled only by a majority vote of the remaining directors. A director appointed by the board of directors to fill a vacancy shall serve only until the next annual meeting.

•   Under West Virginia law, First West Virginia stockholders may remove a director with or without cause, but only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. The director may be removed by the stockholders only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

Amendment of Bylaws
CB	First West Virginia

•   The bylaws may be amended or repealed upon the approval of at least a majority of the board of directors or upon the affirmative vote of at least two-thirds of the shares entitled to vote in an election of directors.

•   The bylaws may be amended upon the approval of a majority of the board of directors. Under West Virginia law, stockholders may amend or repeal the bylaws by the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present.

Amendment of Articles of Incorporation
CB	First West Virginia

•   The articles of incorporation may be amended or repealed upon approval by a majority of the board of directors and approval of at least a majority of the shares eligible to vote at a legal meeting of the stockholders. Certain amendments that would affect provisions related to the board of directors, indemnification rights, meeting of stockholders and stockholder proposals, certain voting rights limitations, stockholder approval of certain business combinations, evaluations of offers of business combinations, and certain amendments to the articles of incorporation and bylaws, require the affirmative vote of the holders of at least two-thirds of the shares entitled to vote.

•   Pursuant to West Virginia Law, the articles of incorporation of First West Virginia may be amended by the affirmative vote of a majority of the votes cast by First West Virginia stockholders at any meeting at which a quorum is present called for the purpose of amending the articles of incorporation.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the boards of directors of CB and Community Bank will be increased by three members and will consist of all the current directors of CB and Community Bank and three individuals who are current directors of First West Virginia, including William G. Petroplus, Roberta Robinson Olejasz and Jonathan A. Bedway. Mr. Petroplus will be appointed to a term expiring at the 2019 annual meeting of stockholders, Ms. Olejasz will be appointed to a term expiring at the 2018 annual meeting of stockholders, and Mr. Bedway will be appointed to a term expiring at the 2020 annual meeting of stockholders.

For information regarding the current directors of CB, executive compensation and relationships and related transactions, see “Information About CB” as well as CB’s proxy statement for its 2017 annual meeting of stockholders and its Annual Report on Form 10-K, which are filed with the SEC and incorporated by reference into this document. See “Where You Can Find More Information.”

Management

After completion of the merger, the executive officers of CB and Community Bank will consist of the current executive officers of CB and Community Bank.

INFORMATION ABOUT CB

General

CB Financial Services, Inc., a Pennsylvania corporation incorporated in February 2005, is the bank holding company for Community Bank. CB’s common stock is quoted on the Nasdaq Global Market under the symbol “CBFV.” CB conducts its operations primarily through its wholly owned subsidiary, Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates through its main office in Carmichaels, Pennsylvania, and fifteen branch offices in Greene, Allegheny, Washington and Fayette Counties in southwestern Pennsylvania. Community Bank is a community-oriented institution offering residential and commercial real estate loans, commercial, industrial and agricultural loans, and consumer loans as well as a variety of deposit products for individuals and businesses in its market area. Community Bank has one subsidiary, Exchange Underwriters, Inc., which is a full-service, independent insurance agency that offers property and casualty, commercial liability, surety and other insurance products. At September 30, 2017, CB, on a consolidated basis, had total assets of $908.3 million, total deposits of $762.4 million and stockholders’ equity of $93.2 million.

The principal executive office of CB is located at 100 North Market Street, Carmichaels, Pennsylvania 15320 and the telephone number is (724) 966-5041. Community Bank’s website address is www.communitybank.tv. Information on the website is not and should not be considered a part of this document.

Additional information about CB and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Stock Ownership

The following table sets forth information, as of February 16, 2018, regarding the shares of CB common stock beneficially owned by each director and executive officer of CB, and by all directors and executive officers as a group. As of February 16, 2018, CB knows of no person who beneficially owns more than 5% of CB’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the named individuals has pledged any of his shares.

	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Directors:
Karl G. Baily	18,360	(2)(5)	*
Richard B. Boyer	21,996	(5)	*
Mark E. Fox	12,660	(3)(5)	*
William C. Groves	20,179	(4)	*
Charles R. Guthrie, CPA	12,895	(3)(5)	*
Joseph N. Headlee	23,800	(3)	*
John J. LaCarte	52,338	(3)	1.3%
Barron P. McCune, Jr.	68,697	(2)	1.7%
Patrick G. O’Brien	58,231	(5)	1.4%
David F. Pollock	36,285		*
Ralph J. Sommers, Jr.	22,540		*
John M. Swiatek	13,848	(5)	*

Executive Officers Who Are Not Directors:
Kevin D. Lemley, CPA	10,275	(2)(5)	*
Ralph Burchianti	60,370	(4)	1.5%

All Directors and Executive Officers as a Group (14 persons)	432,474		10.6%

*	Represents less than 1% of CB’s outstanding shares.
(1)	Based on 4,096,452 shares of CB’s common stock outstanding and entitled to vote as of February 16, 2018.
(2)	Includes shares owned indirectly through a spouse or child as follows: Mr. Baily – 400 shares, Mr. McCune – 5,330 shares and Mr. Lemley – 2,910 shares.
(3)	Includes shares held by a corporation or limited partnership as follows: Mr. Fox – 725 shares, Mr. Guthrie – 48 shares, Mr. Headlee – 5,000 shares and Mr. LaCarte – 19,090 shares.
(4)	Includes shares owned indirectly through an investment club as follows: Messrs. Groves and Burchianti – 220 shares each. The investment club, in which Messrs. Groves and Burchianti each has a 10% interest, owns a total of 2,200 shares.
(5)	Includes shares owned through a retirement account as follows: Mr. Baily – 1,850 shares, Mr. Boyer – 11,989 shares, Mr. Fox –5,318 shares, Mr. Guthrie – 5,667 shares, Mr. O’Brien – 19,694 shares, Mr. Swiatek – 6,334 shares and Mr. Lemley – 725 shares.

Director Compensation

The following table sets forth the compensation received by individuals who served as directors, and who were not also named executive officers, of CB during the fiscal year ended December 31, 2017.

	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Karl G. Baily	$26,400	$23,063	$6,924	$—	$2,640		$59,027
Mark E. Fox	38,400	23,063	6,924	—	2,640		71,027
William C. Groves	35,400	23,063	6,924	—	2,640		68,027
Charles R. Guthrie, CPA	29,400	23,063	6,924	—	2,640		62,027
Joseph N. Headlee	26,400	23,063	6,924	—	2,640		59,027
John J. LaCarte	26,400	23,063	6,924	—	2,640		59,027
David F. Pollock	29,400	23,063	6,924	—	2,640		62,027
Ralph J. Sommers, Jr.	38,400	23,063	6,924	—	60,236	(3)	128,622
John M. Swiatek	26,400	23,063	6,924	—	2,640		59,027

(1)	Reflects the aggregate grant date fair value for restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 – Share Based Payment, based on the closing price of CB’s common stock on the grant date ($30.75 per share on December 15, 2017). Restricted stock awards vest on December 15, 2018. As of December 31, 2017, each listed director had an outstanding stock award for 750 shares. See “– Executive Compensation – 2015 Equity Incentive Plan.”
(2)	Reflects the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718, using the binomial option pricing model to estimate the fair value of stock option awards. Stock option awards vest in five approximately equal installments, with the first vesting occurring on December 15, 2018. As of December 31, 2017, each listed director had an outstanding option award for 1,115 shares. See “– Executive Compensation – 2015 Equity Incentive Plan.”
(3)	Includes salary ($50,000) and bonus ($2,200) paid in accordance with the employment agreement between Community Bank and Mr. Sommers. See “– Executive Compensation – Employment Agreements.”

The amounts reflected in the “Stock Awards” and “Option Awards” columns of the above table represent the grant date fair value of the awards issued to the listed directors under the CB Financial Services, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), as determined in accordance with applicable accounting standards. Although the full grant date fair value of the stock option awards is reflected in the above table, the actual value of the stock options, if any, realized by a director will depend on the extent to which the market value of CB common stock exceeds the exercise price of the stock option on the date of exercise. Accordingly, there is no assurance that the value realized by a director will be at or near the estimated value reflected in the above table.

Executive Compensation

Summary Compensation Table. The following information is furnished for the principal executive officer of CB or its subsidiaries and the two most highly-compensated executive officers (other than the principal executive officer) of CB and its subsidiaries whose total compensation for the fiscal year ended December 31, 2017, exceeded $100,000. These individuals are sometimes referred to in this document as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards (1)		All Other Compensation (2)	Total
Barron P. McCune, Jr. Vice Chairman & Chief Executive Officer	2017 2016 2015	$363,960 353,760 333,760	$42,024 23,800 32,000		$23,063 10,210 15,998	$	— 20,503 59,700	$75,482 75,733 75,572	$504,529 485,006 517,030

Patrick G. O’Brien President	2017 2016 2015	$257,861 250,350 238,500	$30,943 17,525 23,835	$	— 7,512 11,926		$25,461 17,094 49,750	$43,466 42,810 41,758	$357,731 335,291 365,769

Richard B. Boyer Vice President of Insurance Operations	2017 2016 2015	$251,396 242,439 223,554	$44,186 — 47,531		$23,063 13,225 16,688		$10,495 10,276 29,850	$66,063 66,416 61,871	$395,203 332,356 379,494

(1)	These amounts represent the grant date fair value of the awards issued to the named executive officers under the 2015 Equity Incentive Plan, as determined in accordance with applicable accounting standards. Although the full grant date fair value of the stock option awards is reflected in the above table, the actual value of the stock options, if any, realized by the named executive officers will depend on the extent to which the market value of CB common stock exceeds the exercise price of the stock option on the date of exercise. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the estimated value reflected in the above table.

(2)	The following table details the amounts reported in the “All Other Compensation” column for 2017. The table may exclude perquisites which did not exceed $10,000 in the aggregate for each named executive officer.

	Mr. McCune	Mr. O’Brien	Mr. Boyer
Employer contributions to 401(k) plan	$34,450	$13,250	$13,250
Supplemental retirement plan contribution	9,547	—	—
Imputed income on split dollar life insurance	366	—	1,234
Director fees	26,400	26,400	26,400
Total	70,763	39,650	40,884

Employment Agreements. Community Bank has entered into employment agreements with Messrs. Sommers, McCune, O’Brien and Boyer (referred to below as the “executives” or “executive”). Exchange Underwriters, Inc. is also a party to the employment agreement with Mr. Boyer. The employment agreements have a term that begins October 31, 2014 and continues 36 months after May 1, 2015. On each anniversary date (which is defined as May 1 of each calendar year), each employment agreement will extend for one year such that the remaining term will be for 36 months thereafter, provided that disinterested members of the Bank’s board of directors conduct a comprehensive performance evaluation of the executive and affirmatively approve the extension.

Each employment agreement provides for an annual base salary rate of $50,000, $320,000, $238,350 and $190,000 for Messrs. Sommers, McCune, O’Brien and Boyer, respectively. In addition to base salary, each executive (except Mr. Boyer) is entitled to participate in bonus programs and benefit plans that are made available by the Bank to management employees. In lieu of participating in the Bank’s bonus programs, Mr. Boyer is entitled to receive: (i) 25% of all first year commissions generated by any salesperson of Exchange Underwriters, Inc. (including himself) from the sales of new insurance policies, which the commissions earned will be paid on a monthly basis; and (ii) an annual bonus equal to 20% of the year-over-year growth in Exchange Underwriters, Inc.’s annual audited net income, excluding any net income effect from the completion of any agency acquisition.

Each executive will be reimbursed for all reasonable business expenses incurred. Moreover, Messrs. Sommers, McCune and O’Brien are entitled to use of a company-purchased automobile and will be reimbursed for all operating expenses of the automobile. Community Bank will also make a taxable annual contribution of $9,547 to a non-qualified supplemental retirement program for the benefit of Mr. McCune.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, or if the executive resigns during the term of the employment agreement for “good reason,” Community Bank will provide the executive with the following severance benefits:

•	continued base salary payments (at the rate in effect as of the date of determination) for the greater of 12 months or the remaining term of the employment agreement, payable in accordance with regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage, which will end upon the earlier of the completion of the remaining term of the employment agreement or the date on which the executive receives substantially similar benefits from another employer.

For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than a reduction that is part of a good faith, overall reduction applicable to all employees); (ii) a material reduction in the executive’s authorities, duties or responsibilities; or (iii) a material breach of the employment agreement by the Bank.

Upon the occurrence of the executive’s termination for any reason (other than for cause) on or after the effective time of a change in control of CB or Community Bank, then in lieu of the severance benefits immediately above, the Bank or any successor will provide the executive with the following severance benefits:

•	a benefit equal to three times the executive’s highest annual rate of base salary earned during the calendar year of the executive’s date of termination or either of the three calendar years immediately preceding the date of termination, payable in equal installments according to regular payroll practices; and

•	continued life insurance and non-taxable medical and dental coverage until the earlier of: (i) three years after the executive’s date of termination; or (ii) the date on which the executive receives substantially similar benefits from another employer.

Upon any termination of employment (except following a change in control), each executive is required to adhere to non-competition and non-solicitation covenants for one year.

Non-Equity Bonus Program. Community Bank maintains a bonus program designed to align the interests of employees of Community Bank with the overall performance of CB and Community Bank. Employees selected by the board of directors are eligible to participate in the bonus program. Each employee’s bonus amount is designated as a percentage of base salary, and is determined based on the satisfaction of objective performance targets related to Community Bank’s net income and net loan growth (which is determined based on the percentage increase in net loans from the prior fiscal year). For the 2017 plan year, the Compensation Committee established performance targets related to net income and net loan growth set forth in the following matrix, with the percentage amounts (based on the satisfaction of the applicable performance targets) representing the percentage of the employee’s base salary for purposes of determining his or her bonus:

	Net Loan Growth
Net Income (in thousands)	0%	4%	8%	12%	16%
$7,047	—	0.6%	1.2%	2.4%	3.6%
$7,197	0.6%	1.2%	2.4%	3.6%	4.8%
$7,347	1.2%	2.4%	3.6%	4.8%	6.0%
$7,497	2.4%	3.6%	4.8%	6.0%	7.2%
$7,647	3.6%	4.8%	6.0%	7.2%	8.4%

For calculation purposes in 2017, net income was approximately $7.1 million (as adjusted for merger expenses and changes in the federal tax code) and net loans increased approximately 12%. As a result, based on the matrix above, each employee earned a bonus equal to 3% of base salary within the matrix. At their discretion, the Board of Directors approved an employee bonus equal to 5% of base salary, which was paid in January 2018.

Split Dollar Agreements. Community Bank has entered into split dollar life insurance agreements with each of Messrs. Sommers and McCune. Under each agreement, the executive’s designated beneficiary will be entitled to share in the proceeds under a life insurance policy owned by Community Bank on the life of the executive if he dies while employed with Community Bank. The death benefit payable to each executive is $200,000, provided, however that the death benefit must not exceed the executive’s net-at-risk portion of the proceeds (which is the difference between the cash surrender value of the policy and the total proceeds payable under the policy upon the death of the insured). If the executive’s termination occurs subsequent to a change in control of Community Bank, the executive will be 100% vested in his death benefit. Community Bank is the sole beneficiary of any death proceeds remaining after the executive’s death benefit has been paid to his designated beneficiary.

Community Bank also has assumed the split dollar life insurance agreement between First Federal Savings Bank and Mr. Boyer in connection with CB’s merger with FedFirst. This agreement provides Mr. Boyer with a cash payment if he dies while in service with Community Bank. Under the terms of the agreement, Community Bank is the owner of and pays all the premiums on the life insurance policy under which Mr. Boyer is insured. Under the agreement, upon Mr. Boyer’s death his designated beneficiary is entitled to $1,000,000 if he dies before age 65 and $500,000 if he dies after age 65. Community Bank is entitled to any remaining insurance proceeds. If Mr. Boyer terminates his employment before attaining his normal retirement age, his division of the insurance proceeds will be prorated based on his years of service with Community Bank.

401(k) Plan. Community Bank maintains the 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan (the “401(k) Plan”), for all employees who have satisfied the 401(k) Plan’s eligibility requirements. Each eligible employee can begin participating in the 401(k) Plan on the first day of the calendar quarter following the attainment of age 18 and completion of six months of service.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax or post-tax (referred to as a “Roth” contribution) basis, subject to the limitations imposed by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000 provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. Each plan year, Community Bank makes a matching contribution, based on each participant’s salary deferral contribution. The matching contribution formula is currently a 25% match of employee 401(k) Plan deferrals (if any) up to the first 4% of compensation deferred. In addition to salary deferral contributions, the 401(k) Plan provides that Community Bank will make a safe harbor employer contribution to each eligible participant’s account equal to 3% of the participant’s compensation earned during the plan year (referred to as a “safe harbor contribution”). A participant is always 100% vested in his or her salary deferral and safe harbor contributions.

In addition, for the 2017 plan year, Community Bank made a discretionary profit sharing contribution to each participant’s account in accordance with the following schedule (for all employees who were participants in the Community Bank Pension Plan as of December 31, 2007):

Age 66 or older	1% of compensation

Age 51-65	9% of compensation

Age 45-50	7% of compensation

Age 40-44	5% of compensation

Age 35-39	3% of compensation

Age 34 and under	1% of compensation

All employees who were not participants in the Community Bank Pension Plan as of December 31, 2007 and all employees hired on or after January 1, 2007	1% of compensation

Each participant vests in his or her profit sharing contribution at a rate 20% per year such that the participant will become 100% vested upon the completion of five years of credited service. However a participant will immediately become 100% vested in any profit sharing contributions upon the participant’s death, disability or attainment of age 65 while employed with Community Bank.

Generally, a participant (or participant’s beneficiary upon death) may receive a distribution from his or her vested account at retirement, age 59½ (while employed with Community Bank), death, disability or termination of employment, which is payable in a lump sum. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account balance among a variety of investment options available under the plan.

Outstanding Equity Awards at December 31, 2017. The following table sets forth information with respect to outstanding equity awards as of December 31, 2017, for the named executive officers. All equity awards reflected in this table were granted pursuant to the 2015 Equity Incentive Plan, described below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested(2)	Market Value of Shares of Restricted Stock That Have Not Vested(3)
Barron P. McCune, Jr.	6,000 842 —	9,000 3,368 3,280	$22.25 26.45 30.75	12/16/25 12/16/26 12/15/27	— — 750	$	— — 22,500

Patrick G. O’Brien	5,000 702 —	7,500 2,808 4,100	$22.25 26.45 30.75	12/16/25 12/16/26 12/15/27	— — —		— — —

Richard B. Boyer	3,000 422 —	4,500 1,688 1,690	$22.25 26.45 30.75	12/16/25 12/16/26 12/15/27	— — 750		— — 22,500

(1)	Options vest in five equal installments, commencing on December 15, 2018, December 16, 2017 and 2016, respectively.
(2)	Restricted stock awards become 100% vested on December 15, 2018.
(3)	Based on the $30.00 closing price of CB’s common stock on December 31, 2017.

2015 Equity Incentive Plan. At the 2015 annual meeting, CB’s stockholders approved the 2015 Equity Incentive Plan to provide officers, employees and directors of CB and Community Bank with additional incentives to promote the growth and performance of CB. Subject to permitted adjustments for certain corporate transactions, the 2015 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 407,146 shares of CB common stock pursuant to grants of incentive and non-statutory stock options, restricted stock awards and restricted stock units. Of this amount, the maximum number of shares of CB common stock that may be issued under the plan pursuant to the exercise of stock options is 271,431 shares, and the maximum number of shares of CB common stock that may be issued as restricted stock awards or restricted stock units is 135,715 shares (the “Restricted Stock Threshold Amount”). The Compensation Committee may issue restricted stock awards or restricted stock units that exceed the Restricted Stock Threshold Amount, provided that the number of shares of CB common stock that are reserved for issuance under the 2015 Equity Incentive Plan as stock options will be reduced by three shares of common stock for each restricted stock award or restricted stock unit that is issued in excess of the Restricted Stock Threshold Amount.

Employees and directors of CB and its subsidiaries are eligible to receive awards under the 2015 Equity Incentive Plan, except non-employee directors may not be granted incentive stock options. The 2015 Equity Incentive Plan will be administered by the members of the Compensation Committee. The Compensation Committee may grant any of these types of awards subject to performance based vesting conditions. Such awards shall be referred to herein as “performance awards.” As of December 31, 2017, 5,991 stock options and 111,824 shares of restricted stock remain available for award from the 2015 Equity Incentive Plan.

The Compensation Committee shall specify the vesting schedule or conditions of each award. Unless the Compensation Committee specifies a different vesting schedule at the time of grant, awards under the 2015 Equity Incentive Plan, other than performance awards, shall be granted with a vesting rate not exceeding 20% per year, with the first installment vesting no earlier than one year after the date of grant of the award. If the vesting of an award under the 2015 Equity Incentive Plan is conditioned on the completion of a specified period of service with CB or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Compensation Committee and evidenced in an award agreement. Notwithstanding anything to the contrary in the 2015 Equity Incentive Plan, except with respect to the deemed satisfaction of any performance conditions on a change in control, no award granted under the 2015 Equity Incentive Plan will vest in less than one year from the date of grant, unless due to death, disability or involuntary termination following a change in control. Vesting may be accelerated upon death, disability, or involuntary termination of employment or service following a change in control, or at the discretion of the Compensation Committee at any time after the first anniversary of the date of grant of an award.

INFORMATION ABOUT FIRST WEST VIRGINIA

General

First West Virginia Bancorp, Inc., a West Virginia corporation, was organized as a West Virginia business corporation in July 1973 to become the bank holding company for the Bank of Warwood, N.A. and Community Savings Bank, N.A. The Bank of Warwood, N.A. and Community Savings Bank, N.A. later merged in June 1984 under the name “First West Virginia Bank, N.A” and in November 1995 adopted the name “Progressive Bank, N.A.” First West Virginia’s common stock is listed on the OTCQX Marketplace under the symbol “FWVB.”

First West Virginia has one wholly-owned banking subsidiary, Progressive Bank, which is headquartered in Wheeling, West Virginia. First West Virginia is dependent upon Progressive Bank for cash necessary to pay expenses, and dividends to its stockholders. First West Virginia functions primarily as the holder of the capital stock of Progressive Bank.

Progressive Bank is a community bank serving all of Ohio, Brooke, Marshall, Upshur and Wetzel counties in the state of West Virginia, and a portion of the west bank of the Ohio River in Ohio. Progressive Bank operates three full-service offices in Ohio County, West Virginia, one full-service office in Brooke County, West Virginia, one full-service office in Marshall County, West Virginia, one full-service office in Wetzel County, West Virginia, one full-service office in Upshur County, West Virginia, and one full-service office in Bellaire, Ohio. As of September 30, 2017, First West Virginia had, on a consolidated basis, total assets of $343.1 million, total deposits of $285.4 million, and stockholders’ equity of $33.6 million.

Progressive Bank is engaged in the business of banking and provides a broad range of consumer and commercial banking products and services to individuals, businesses, professionals and governments. Its loan portfolio consists primarily of loans secured by real estate to consumers and businesses. Progressive Bank also engages in commercial loans and general consumer loans to individuals. The majority of Progressive Bank’s lending is concentrated in the upper Ohio Valley of northern West Virginia and adjacent areas of Ohio and Pennsylvania. Progressive Bank offers a wide range of both personal and commercial types of deposit accounts and services as a means of gathering funds. Types of deposit accounts and services available include noninterest bearing demand checking, interest bearing checking (NOW accounts), savings, money market, certificates of deposit, individual retirement accounts, and Christmas Club accounts. The customer base for deposits is primarily retail in nature. Progressive Bank’s deposits are insured by the FDIC.

First West Virginia’s principal executive office is located at 1701 Warwood Avenue, Wheeling, West Virginia, and its telephone number at that address is (304) 277-1100. Its website address is www.progbank.com. Information on this website is not and should not be considered to be a part of this joint proxy statement/prospectus.

Employees

As of September 30, 2017, Progressive Bank employed 91 employees, or 89 full-time equivalent employees. Progressive Bank provides a number of benefits for its full-time employees, including health and life insurance, 401(k) plan, workers’ compensation and paid vacations. No employees are union participants or subject to a collective bargaining agreement.

Competition

Progressive Bank encounters significant competition both in attracting deposits and in originating real estate and other loans. Progressive Bank’s most direct competition for deposits historically has come from other commercial banks, savings banks, savings associations and credit unions in its market area, and it expects continued strong competition from such financial institutions in the foreseeable future. Progressive Bank faces additional competition for deposits from online financial institutions and non-depository competitors, such as the mutual fund industry, securities and brokerage firms, and insurance companies. Progressive Bank competes for deposits by offering depositors a high level of personal service and expertise together with a wide range of financial services.

Supervision and Regulation

First West Virginia and Progressive Bank are subject to certain statutes and regulations. The following is a summary of certain statutes and regulations that affect First West Virginia and Progressive Bank. This summary is qualified in its entirety by such statutes and regulations.

First West Virginia. First West Virginia is subject to regulation by the Federal Reserve, the West Virginia Division of Financial Institutions and other federal and state regulators. As a registered bank holding company under the Bank Holding Company Act, First West Virginia is subject to regulation by the Federal Reserve. First West Virginia is required to file with the Federal Reserve reports and any other information regarding its business operations that is required pursuant to the Bank Holding Company Act. The Federal Reserve also makes examinations of First West Virginia.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as over concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

First West Virginia is also deemed an “affiliate” of Progressive Bank under the Federal Reserve Act, which imposes certain restrictions on loans between First West Virginia and Progressive Bank, investments by Progressive Bank in the stock of First West Virginia, or the taking of stock of First West Virginia by Progressive Bank as collateral for loans to any borrower, or purchases by Progressive Bank of certain assets from First West Virginia, and the payment of dividends by Progressive Bank to First West Virginia.

Federal Reserve approval is required before First West Virginia may begin to engage in any permitted non-banking activity. The Federal Reserve is empowered to differentiate between activities which are initiated by First West Virginia or Progressive Bank and activities commenced by acquisition of a going concern.

The Federal Reserve has broad authority to prohibit activities of bank holding companies and their non-banking subsidiaries that represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Federal Reserve also can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1 million for each day the activity continues.

The Dodd-Frank Act requires a bank holding company to serve as a source of financial strength for any subsidiary that is a depository institution. This support may be required at times when the bank holding company may not have the resources to provide support.

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, a bank holding company may acquire banks in states other than its home state, subject to certain limitations. The Riegle-Neal Interstate Banking and Branching Efficiency Act also authorized banks to merge across state lines, thereby creating interstate branches. Banks are also permitted to establish new branches in other states.

As a bank holding company doing business in West Virginia, First West Virginia is also subject to the corporate laws of the State of West Virginia as set forth in the WVBCA, is subject to regulation and examination by the West Virginia Division of Financial Institutions, and must file annual reports with the West Virginia Division of Financial Institutions. The West Virginia Division of Financial Institutions has the power to examine First West Virginia and Progressive Bank and any acquisition application that First West Virginia submits to the Federal Reserve must also be submitted to the West Virginia Division of Financial Institutions.

Progressive Bank. The operations of Progressive Bank, as a national association, are subject to regulation by the Office of the Comptroller of the Currency (the “OCC”). Representatives of the OCC regulate and conduct examinations of Progressive Bank. Progressive Bank is required to furnish regular reports to the OCC and the FDIC. The OCC has the authority to prevent national banks from engaging in an unsafe or unsound bank practice and may remove officers or directors. The subsidiary bank of a bank holding company is also subject to certain restrictions imposed by the banking laws on extensions of credit to its holding company or its subsidiaries.

Lending Activities

General. Historically, Progressive Bank’s principal lending activity has been the origination of commercial real estate loans and residential real estate, construction, commercial and industrial, and consumer loans in its local market area. At September 30, 2017, Progressive Bank’s loans receivable totaled $101.2 million, compared to $97.1 million and $100.1 million at December 31, 2016 and December 31, 2015, respectively.

Loan Portfolio Composition. Progressive Bank primarily originates residential real estate, commercial real estate, construction, commercial and industrial, consumer and other loans. The following table sets forth the composition of its loan portfolio by type of loan at the dates indicated, excluding loans held for sale.

	(Dollars in thousands)
	September 30,		December 31,
	2017		2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate:
Residential	$31,652	31.3%	$29,721	30.6%	$28,114	28.1%	$28,902	29.1%	$28,618	30.6%	$27,548	27.7%
Commercial	45,960	45.4	44,044	45.4	44,557	44.5	46,910	47.3	44,116	47.3	50,276	50.6
Construction	298	0.3	595	0.6	761	0.8	3,519	3.5	487	0.5	729	0.7
Commercial and Industrial	13,501	13.3	12,280	12.6	13,191	13.2	5,738	5.8	5,525	5.9	5,650	5.7
Consumer	3,218	3.2	2,716	2.8	2,836	2.8	2,760	2.8	3,452	3.7	5,226	5.3
Other	6,613	6.5	7,736	8.0	10,639	10.6	11,388	11.5	11,204	12.0	9,958	10.0

Total loans	101,242	100.0%	97,092	100.0%	100,098	100.0%	99,217	100.0%	93,402	100.0%	99,387	100.0%

Allowance for losses	(1,771)		(1,797)		(1,798)		(1,813)		(1,865)		(2,181)

Loans, net	$99,471		$95,295		$98,300		$97,404		$91,537		$97,206

Residential Real Estate Loans. Residential real estate loans are comprised of loans secured by one- to four-family residential and, to a lesser extent, multifamily properties. Included in residential real estate loans are traditional one- to four-family mortgage loans, multifamily mortgage loans, home equity installment loans, and home equity lines of credit. Progressive Bank generates loans through its marketing efforts, existing customers and referrals, real estate brokers, builders and local businesses. At September 30, 2017, $31.7 million, or 31.3% of Progressive Bank’s total loan portfolio, was invested in residential loans.

Progressive Bank generally originates adjustable-rate, one- to four-family, residential mortgage loans with terms up to 30 years secured by property primarily located in its market area. At September 30, 2017, one-to four-family mortgage loans totaled $26.2 million. Progressive Bank’s mortgage loans amortize monthly with principal and interest due each month. These loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option without a prepayment penalty.

When underwriting one- to four-family mortgage loans, Progressive Bank reviews and verifies each loan applicant’s income and credit history. Management believes that stability of income and past credit history are integral parts in the underwriting process. Written appraisals are generally required on real estate property offered to secure an applicant’s loan. Progressive Bank generally limits the loan-to-value ratios of one- to four-family residential mortgage loans to 80% of the purchase price or appraised value of the property, whichever is less. For one- to four-family real estate loans with loan-to-value ratios of over 90%, Progressive Bank requires private mortgage insurance. Progressive Bank requires fire and casualty insurance on all properties securing real estate loans. Progressive Bank requires title insurance, or an attorney’s title opinion, as circumstances warrant.

Progressive Bank’s one- to four-family mortgage loans customarily include due-on-sale clauses, which gives Progressive Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as collateral for the loan.

Progressive Bank does not offer an “interest only” mortgage loan product on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). Progressive Bank also does not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Progressive Bank does not offer a “subprime loan” program (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

Home Equity Loans. At September 30, 2017, home equity loans totaled $5.4 million. Progressive Bank’s home equity loans and lines of credit are generally secured by the borrower’s principal residence. The maximum amount of a home equity loan or line of credit is generally 80% of the appraised value of a borrower’s real estate collateral less the amount of any prior mortgages or related liabilities. In some cases, Progressive Bank may lend up to 90% of the appraised value. Home equity loans are approved with fixed interest rates, which Progressive Bank determines based upon market conditions. Such loans are fully amortized over the life of the loan. Generally, the maximum term for home equity loans is 10 years. Home equity lines of credit are variable interest rate loans with a draw period of 15 years and a 10 year repayment period. The maximum term for home equity credit lines is 25 years.

Progressive Bank’s underwriting standards for home equity loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Progressive Bank also considers the length of employment with the borrower’s present employer as well as the amount of time the borrower has lived in the local area. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

Home equity loans entail greater risks than one- to four-family residential mortgage loans, which are secured by first lien mortgages. In such cases, collateral repossessed after a default may not provide an adequate source of repayment of the outstanding loan balance because of damage or depreciation in the value of the property or loss of equity to the first lien position. Further, home equity loan payments are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans in the event of a default.

Commercial Real Estate Loans. Progressive Bank originates commercial real estate loans that are secured primarily by improved properties, such as retail facilities, office buildings and other non-residential buildings. At September 30, 2017, $46.0 million, or 45.4% of Progressive Bank’s total loan portfolio, consisted of commercial real estate loans. The maximum loan-to-value ratio for commercial real estate loans Progressive Bank originates is generally 80%, but may extend to 85% in some instances.

Progressive Bank’s commercial real estate loans generally have terms of up to 20 years and have adjustable interest rates. The adjustable rate loans are typically fixed for the first five years and adjust every year thereafter. The maximum loan-to-value ratio of Progressive Bank’s commercial real estate loans is generally 80% of the lower of cost or appraised value of the property securing the loan.

Progressive Bank considers a number of factors in originating commercial real estate loans. Progressive Bank evaluates the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history and management expertise, as well as the value and condition of the property, securing the loan. When evaluating the qualifications of the borrower, Progressive Bank considers the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with Progressive Bank and other financial institutions. In evaluating the property securing the loan, the factors considered include the net operating income of the mortgaged property before debt service and depreciation, and the ratio of the loan amount to the appraised value of the property. All commercial real estate loans are appraised by outside independent appraisers. Personal guarantees are generally obtained from the principals of commercial real estate loan borrowers, although this requirement may be waived in limited circumstances depending upon the loan-to-value ratio and the debt-service ratio associated with the loan. Progressive Bank requires property and casualty insurance and flood insurance if the property is in a flood zone area.

Loans secured by commercial real estate generally involve a greater degree of credit risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the effects of general economic conditions on income producing properties and the successful operation or management of the properties securing the loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related business and real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Construction Loans. Progressive Bank originates construction loans to individuals to finance the construction of residential dwellings and also originates loans for the construction of commercial properties and owner-occupied properties used for businesses. At September 30, 2017, $298,000, or 0.3% of Progressive Bank’s total loan portfolio, consisted of construction loans. Progressive Bank’s construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 to 18 months. At the end of the construction phase, the loan generally converts to a permanent residential or commercial mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 80% on both residential and commercial construction. Before making a commitment to fund a construction loan, Progressive Bank requires a pro forma appraisal of the property, as completed by an independent licensed appraiser. Progressive Bank also requires an inspection of the property before disbursement of funds during the term of the construction loan.

Commercial and Industrial Loans. Progressive Bank originates commercial and industrial loans and lines of credit to borrowers located in its market area that are generally secured by collateral other than real estate, such as equipment, inventory, and other business assets. At September 30, 2017, $13.5 million, or 13.3% of Progressive Bank’s total loan portfolio, consisted of commercial and industrial loans. The loans generally have terms of maturity from three to five years with fixed interest rates. Progressive Bank generally obtains personal guarantees from the borrower or a third party as a condition to originating the loan. On a limited basis, Progressive Bank will originate unsecured business loans in those instances where the applicant’s financial strength and creditworthiness has been established. Commercial business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default because their repayment is generally dependent on the successful operation of the borrower’s business.

Progressive Bank’s underwriting standards for commercial business loans include a determination of the applicant’s ability to meet existing obligations and payments on the proposed loan from normal cash flows generated in the applicant’s business. Progressive Bank assesses the financial strength of each applicant through the review of financial statements and tax returns provided by the applicant. The creditworthiness of an applicant is derived from a review of credit reports as well as a search of public records. Progressive Bank periodically reviews business loans following origination. Progressive Bank requests financial statements at least annually and reviews them for substantial deviations or changes that might affect repayment of the loan. Progressive Bank’s loan officers may also visit the premises of borrowers to observe the business premises, facilities, and personnel and to inspect the pledged collateral. Underwriting standards for business loans are different for each type of loan depending on the financial strength of the applicant and the value of collateral offered as security.

Consumer Loans. Progressive Bank originates consumer loans that primarily consist of auto loans, secured and unsecured loans and lines of credit. As of September 30, 2017, consumer loans totaled $3.2 million, or 3.2%, of Progressive Bank’s total loan portfolio. Consumer loans are generally offered on a fixed-rate basis. Progressive Bank’s underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Progressive Bank also considers the length of employment with the borrower’s present employer as well as the amount of time the borrower has lived in the local area. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

Consumer loans entail greater risks than one- to four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciating assets, such as automobiles, or loans that are unsecured. In such cases, collateral repossessed after a default may not provide an adequate source of repayment of the outstanding loan balance because of damage, loss or depreciation. Further, consumer loan payments are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Such events would increase Progressive Bank’s risk of loss on unsecured loans. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans in the event of a default

Loan Portfolio Maturities and Yields. The following table summarizes the maturities of Progressive Bank’s loan portfolio at September 30, 2017. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	(Dollars in thousands)
	Real Estate						Commercial and Industrial
	Residential		Commercial		Construction
Due During the Years Ending September 30,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2018	$492	4.85%	$3,951	4.86%	$—	0.00%	$2,044	4.83%
2019	269	6.19	59	5.51	—	0.00	295	4.35
2020	371	5.82	598	5.39	—	0.00	670	4.93
2021 to 2022	644	4.39	4,373	4.63	50	4.91	2,441	4.91
2023 to 2027	3,106	5.59	4,372	5.16	116	4.47	7,108	4.23
2028 to 2032	4,754	4.46	24,042	4.65	93	4.80	943	4.08
2033 and Beyond	22,016	4.12	8,565	3.60	39	6.61	—	—

Total	$31,652	4.37%	$45,960	4.53%	$298	4.92%	$13,501	4.47%

	Consumer		Other		Total
Due During the Years Ending September 30,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2018	$555	11.80%	$1,322	4.62%	$8,364	5.28%
2019	379	5.97	96	4.35	1,098	5.42
2020	760	5.29	60	4.25	2,459	5.27
2021 to 2022	1,126	3.77	135	3.30	8,769	4.56
2023 to 2027	398	3.81	1,281	4.16	16,381	4.72
2028 to 2032	—	—	822	4.79	30,654	4.60
2033 and Beyond	—	—	2,897	4.50	33,517	4.02

Total	$3,218	5.78%	$6,613	4.46%	$101,242	4.51%

91

The following table sets forth at September 30, 2017, the dollar amount of all fixed-rate and adjustable-rate loans due after September 30, 2018.

	(In thousands)
	Due After September 30, 2018
	Fixed	Adjustable	Total
Real Estate:
Residential	$5,820	$25,340	$31,160
Commercial	6,648	35,361	42,009
Construction	38	260	298
Commercial and Industrial	6,134	5,323	11,457
Consumer	2,552	111	2,663
Other	1,864	3,427	5,291

Total loans	$23,056	$69,822	$92,878

Loan Approval Procedures and Authority

Progressive Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the board of directors. In the approval process for residential loans, Progressive Bank assesses the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, Progressive Bank reviews the borrower’s income and expenses and employment and credit history. In the case of commercial real estate loans, Progressive Bank also reviews projected income, expenses and the viability of the project being financed. Progressive Bank generally requires appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers. The loan approval policies and limits are also established by its board of directors. All loans are subject to its underwriting guidelines. Loan approval authorities vary based on loan size in the aggregate. Individual officer loan approval authority generally applies to loans of up to $600,000 which are secured by real estate. Loans above that amount are approved by the board of directors.

Delinquencies and Classified Assets

When a borrower fails to remit a required loan payment a late notice is mailed. In addition, telephone calls are made and additional letters may be sent. For loans that are secured by real estate that become 30 days delinquent, a right to cure notice will be mailed stating to the borrower that they have 30 days to cure the default. Once the loan has become 90 or more days delinquent and Progressive Bank has exhausted all reasonable means of curing the delinquency, it is forwarded to Progressive Bank’s attorney to pursue other remedies or to file a mortgage foreclosure complaint. In the event that all collection efforts have not succeeded, then the property will proceed to a sheriff sale to be sold. Collection efforts continue on all loans until it is determined by the Senior Vice President – Chief Credit Officer and the Senior Vice President – Senior Lender that the debt is uncollectable. For commercial loans, the borrower is contacted in an attempt to reestablish the loan to current status and ensure timely payments continue. Collection efforts continue until the loan is 60 days past due, at which time demand payment, default, and/or foreclosure procedures are initiated. Progressive Bank may consider loan workout arrangements with certain borrowers under certain circumstances.

Nonperforming Assets and Delinquent Loans. Progressive Bank reviews its loans on a regular basis and generally places loans on nonaccrual status when either principal or interest is 90 days or more past due. In addition, Progressive Bank places loans on nonaccrual status when Progressive Bank does not expect to receive full payment of interest or principal. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Loans that are 90 days or more past due may still accrue interest if they are well secured and in the process of collection. Once a loan is placed on nonaccrual status, the borrower must generally demonstrate at least six consecutive months of payment performance before the loan is eligible to return to accrual status.

Management monitors all past due loans and nonperforming assets. Such loans are placed under close supervision, with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off. At September 30, 2017 and December 31, 2016, Progressive Bank had $320,000 of loans 90 days or more past due that were still accruing interest. Nonperforming assets increased $300,000 million to $3.3 million at September 30, 2017, compared to $3.0 million at December 31, 2016. Management believes the volume of nonperforming assets can be partially attributed to unique borrower circumstances as well as the economy in general.

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan, or its fair market value, less estimated selling expenses. Any further write-down of real estate owned is charged against earnings. At September 30, 2017 and December 31, 2016, Progressive Bank owned $1.0 million of property classified as real estate owned.

Nonperforming Assets. The following table sets forth the amounts and categories of Progressive Bank’s nonperforming assets at the dates indicated. Included in nonperforming loans and assets are troubled debt restructurings, which are loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties.

	(Dollars in Thousands)
	September 30,	December 31,
	2017	2016	2015	2014	2013	2012
Non-accrual loans:
Real estate:
Residential	$146	$206	$340	$290	$355	$388
Commercial	1,784	1,419	2,649	703	885	3,115
Commercial and Industrial	—	—	—	39	26	31
Consumer	1	—	—	—	4	17

Total Non-accrual Loans	1,931	1,625	2,989	1,032	1,270	3,551

Accruing loans past due 90 days or more:
Real estate:
Residential	—	—	83	—	—	—
Commercial	320	320	—	—	—	—
Consumer	—	—	—	14	—	—

Total Accruing Loans 90 Days or More Past Due	320	320	83	14	—	—
Total non-accrual loans and accruing loans 90 days or more past due	2,251	1,945	3,072	1,046	1,270	3,551

Troubled debt restructurings, accruing
Real estate:
Commercial	—	—	—	41	44	—
Construction	—	—	350	350	—	—

Total Troubled Debt Restructurings, Accruing	—	—	350	391	44	—

Total nonperforming loans	2,251	1,945	3,422	1,437	1,314	3,551

Real estate owned:
Real Estate – Commercial	1,033	1,033	—	—	—	—

Total real estate owned	1,033	1,033	—	—	—	—

Total nonperforming assets	$3,284	$2,978	$3,422	$1,437	$1,314	$3,551

Nonperforming loans to total loans	2.22%	2.00%	3.42%	1.45%	1.41%	3.57%
Nonperforming assets to total assets	0.96	0.89	0.99	0.43	0.38	1.16

The gross interest income that would have been recorded had Progressive Bank’s non-accruing loans been current in accordance with their original terms was $120,000 for the nine months ended September 30, 2017 and $135,000 for the year ended December 31, 2016. Interest income on these loans included in net income amounted to $155,000 for the nine months ended September 30, 2017 and $13,000 for the year ended December 31, 2016.

At September 30, 2017, Progressive Bank had no loans that were not currently classified as nonaccrual, 90 days past due or troubled debt restructurings, but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure as nonaccrual, 90 days past due or troubled debt restructurings.

Classified Assets. Loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the “distinct possibility” that Progressive Bank will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets is not warranted. Progressive Bank designates an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. Progressive Bank uses an internal risk rating system to monitor the credit quality of the overall loan portfolio. The first four categories are considered not criticized, and are aggregated as “pass” rated. The criticized rating categories used by management generally follow bank regulatory definitions. The special mention category includes assets that are currently protected but are below average quality, resulting in an undue credit risk, but not to the point of justifying a substandard classification. Loans in the substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. The following table shows the principal amount of special mention and classified loans at September 30, 2017 and December 31, 2016.

	(In thousands)
	September 30,	December 31,
	2017	2016
Special Mention	$—	$—
Substandard	2,739	4,176
Doubtful	—	—
Loss	—	—

Total	$2,739	$4,176

The total amount of classified loans decreased $1.4 million, or 34.4%, to $2.7 million at September 30, 2017, compared to $4.2 million at December 31, 2016.

Allowance for Loan Losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance based on losses in the current loan portfolio, which includes an assessment of economic conditions, changes in the nature and volume of the loan portfolio, loan loss experience, volume and severity of past due, classified and nonaccrual loans as well as other loan modifications, quality of Progressive Bank’s loan review system, the degree of oversight by Progressive Bank’s board of directors, existence and effect of any concentrations of credit and changes in the level of such concentrations, effect of external factors, such as competition and legal and regulatory requirements and other relevant factors. Progressive Bank also uses an independent third-party firm to enhance its loan review function. This process includes a thorough evaluation of Progressive Bank’s credit administration systems and personnel. The objective is to have an effective loan review system that provides Progressive Bank with information that will produce a more focused and effective approach in managing credit risk inherent in the loan portfolio. As a part of this process, Progressive Bank uses a system of loan grades to further support the adequacy of the loan loss allowance. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making evaluations. Additions are made to the allowance through periodic provisions charged to income and recovery of principal and interest on loans previously charged-off. Losses of principal are charged directly to the allowance when a loss actually occurs or when a determination is made that the specific loss is probable. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. A loan is considered to be impaired when, based upon current information and events, it is probable that Progressive Bank will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration

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all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured based on the present value of expected future cash flows discounted at a loan’s effective interest rate, or as a practical expedient, the observable market price, or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to the provision for loan losses.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, Progressive Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The general component covers non-classified loans and is based on historical charge-off experience and expected loss given Progressive Bank’s internal risk rating process. The loan portfolio is stratified into homogeneous groups of loans that possess similar loss characteristics and an appropriate loss ratio adjusted for qualitative factors is applied to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio. A rolling three-year historical loss ratio is used and applied to homogeneous pools of loans. Management utilizes nine qualitative factors that are adjusted based on changes in the lending environment and economic conditions. The qualitative factors include the following: levels of and trends in delinquencies, non-accruals, and charge-offs; trends within the loan portfolio; changes in lending policies and procedures; experience of lending personnel and management oversight; national and local economic trends; concentrations of credit; external factors such as legal and regulatory requirements; changes in the quality of loan review and Board oversight; and changes in the value of underlying collateral. The number of qualitative factors can change. Factors can be added for new risks or taken away if the risk no longer applies. Each loan type will have its own risk profile and management will evaluate and adjust each qualitative factor for each loan type quarterly, if necessary. For example, if one area of the loan portfolio is experiencing sharp increases in growth, it is likely the qualitative factor for trends in the loan portfolio would be increased for that loan type. As levels of delinquencies and non-accrual loans decline for commercial real estate and commercial loans it is likely that factor would be reduced.

In terms of Progressive Bank’s loan portfolio, the commercial and industrial loans and commercial real estate loans are deemed to have more risk than the consumer real estate loans and other consumer loans in the portfolio. Commercial and industrial business loans involve a greater risk of default than one- to four-residential mortgage loans of like duration because their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Commercial real estate loans generally have higher credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project, and this may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. The commercial loans and commercial real estate loans have historically been responsible for the majority of Progressive Bank’s delinquencies, non-accrual loans, and charge-offs so both of these categories carry higher qualitative factors than consumer real estate loans and other consumer loans. Progressive Bank has historically experienced very low levels of consumer real estate and consumer loan charge-offs so these qualitative factors are set lower than the commercial real estate and commercial and industrial loans.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The specific valuation allowance, or allowance for impaired loans, is part of the total allowance for loan losses. Cash payments received on impaired loans that are considered non-accrual are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. If no charge-off exists, then once the recorded investment has been fully collected, any future amounts collected would be recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Troubled debt restructuring (“TDR”) loans are generally considered impaired loans until such loans are performing in accordance with their modified terms. The general component covers pools of loans by loan class, including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate and consumer loans.

There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1.8 million at September 30, 2017, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectability of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause Progressive Bank to experience increases in problem assets, delinquencies and losses on loans.

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Generally, management considers all nonaccrual and TDR loans and certain renegotiated debt, when it exists, for impairment. The maximum period without payment that typically can occur before a loan is considered for impairment is 90 days. The past due status of loans receivable is determined based on contractual due dates for loan payments.

The allowance for loan losses remained constant at September 30, 2017 compared to December 31, 2016 at $1.8 million. Net charge-offs were $1.1 million for the nine months ended September 30, 2017. The allowance for loan losses to nonperforming loans ratio decreased to 78.68% at September 30, 2017, compared to 92.39% at December 31, 2016. The increase was due to an increase in nonperforming loans, mainly attributed to an increase in non-accrual loans.

Although Progressive Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that Progressive Bank will not be required to make additions to the allowance for loan losses in the future. Future additions to Progressive Bank’s allowance for loan losses and changes in the related ratio of the allowance for loan losses to nonperforming loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate loan loss reserve levels, and inflation. Management will continue to periodically review the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary.

Analysis of the Allowance for Loan Losses. The following table summarizes changes in the allowance for loan losses by loan categories for each period indicated and additions to the allowance for loan losses, which have been charged to operations.

	(Dollars in thousands)
	Nine Months Ended September 30,	Years Ended December 31,
	2017	2016	2015	2014	2013	2012
Balance at beginning of period	$1,797	$1,798	$1,813	$1,865	$2,181	$2,504
Provision for loan losses	1,075	—	30	—	(400)	(248)
Charge-offs:
Real estate:
Residential	—	(2)	—	—	—	—
Commercial	(1,098)	—	—	(36)	—	(87)
Commercial and Industrial	—	(3)	(57)	(5)	—	—
Consumer	(6)	(1)	(9)	(16)	(12)	(9)

Total Charge-offs	(1,104)	(6)	(66)	(57)	(12)	(96)

Recoveries:
Real estate:
Residential	—	1	—	—	—	—
Commercial	—	—	2	—	84	15
Commercial and Industrial	—	2	5	—	—	—
Consumer	3	2	14	5	12	6

Total Recoveries	3	5	21	5	96	21

Net charge-offs	(1,101)	(1)	(45)	(52)	84	(75)

Balance at end of period	$1,771	$1,797	$1,798	$1,813	$1,865	$2,181

Allowance for loan losses to nonperforming loans	78.68%	92.39%	52.54%	126.17%	141.93%	61.42%
Allowance for loan losses to total loans	1.75	1.85	1.80	1.83	2.00	2.19
Net charge-offs to average loans	(1.12)	(0.00)	(0.04)	(0.06)	0.09	(0.07)

Allocation of Allowance for Loan Losses. The following table sets forth the allocation of allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

		(Dollars in thousands)
	September 30,		December 31,
	2017		2016		2015		2014		2013		2012
	Amount	Percent of Total Loans(1)	Amount	Percent of Total Loans(1)	Amount	Percent of Total Loans(1)	Amount	Percent of Total Loans(1)	Amount	Percent of Total Loans(1)	Amount	Percent of Total Loans(1)
Real Estate:
Residential	$209	31.3%	$198	30.6%	$237	28.1%	$196	29.1%	$247	30.6%	$219	27.7%
Commercial	1,143	45.4	1,171	45.4	1,067	44.5	1,255	47.3	1,316	47.3	1,748	50.6
Construction	6	0.3	13	0.6	18	0.8	66	3.5	15	0.5	6	0.7
Commercial and Industrial	331	13.3	322	12.6	351	13.2	128	5.8	125	5.9	102	5.7
Consumer	12	3.2	12	2.8	14	2.8	15	2.8	28	3.7	31	5.3
Other	70	6.5	81	8.0	111	10.6	153	11.5	134	12.0	75	10.0

Total Allowance for Loan Losses	$1,771	100.0%	$1,797	100.0%	$1,798	100.0%	$1,813	100.0%	$1,865	100.0%	$2,181	100.0%

(1)	Represents percentage of loans in each category to total loans.

Investment Activities

General. First West Virginia’s current investment policy permits it to invest in U.S. treasuries, federal agency securities, mortgage-backed securities, investment grade corporate bonds, municipal bonds, short-term instruments, and other securities. The investment policy also permits investments in certificates of deposit, bankers’ acceptances, commercial paper and federal funds. First West Virginia’s current investment policy generally does not permit investment in stripped mortgage-backed securities, short sales, derivatives, or other high-risk securities. First West Virginia does not have any securities of issuers, other than U.S. government agencies and corporations, which exceed 10% of stockholders’ equity.

The accounting rules require that, at the time of purchase, First West Virginia designate a security as held to maturity, available-for-sale, or trading, depending on its ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. First West Virginia’s entire portfolio was designated as available-for-sale as of September 30, 2017.

The portfolio consists primarily of U.S. government and agency securities, municipal bonds, and mortgage-backed securities classified as available for sale. First West Virginia expects the composition of its investment portfolio to continue to change based on liquidity needs associated with loan origination activities. During the year ended December 31, 2016, First West Virginia had no investment securities that were deemed to be other than temporarily impaired.

Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management’s judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management’s projections as to the short-term demand for funds to be used in First West Virginia’s loan originations and other activities.

U.S. Government and Agency Securities. At September 30, 2017, First West Virginia held U.S. government and agency securities with a fair value of $56.6 million compared to $54.9 million at December 31, 2016. While these securities generally provide lower yields than other investments, such as mortgage-backed securities, First West Virginia’s current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.

Municipal Bonds. At September 30, 2017, First West Virginia held available-for-sale municipal bonds with a fair value of $37.4 million compared to $34.4 million at December 31, 2016. Municipal bonds may be a general obligation of the issuer or secured by specific revenues. The majority of First West Virginia’s municipal bonds are general obligation bonds, which are backed by the full faith and credit of the municipality, paid off with funds from taxes and other fees, and have ratings (when available) of A or above. First West Virginia also invests in a limited amount of revenue municipal bonds, which are used to fund projects that will eventually create revenue directly, such as a water and sewer projects and public improvement projects.

Mortgage-Backed Securities. First West Virginia invests in mortgage-backed securities insured or guaranteed by the U.S. government or government-sponsored enterprises. These securities typically consist of mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac. The fair value of First West Virginia’s mortgage-backed securities portfolio was $110.4 million and $107.1 million at September 30, 2017 and December 31, 2016, respectively. At September 30, 2017, nearly all of the mortgage-backed securities in the investment portfolio had fixed rates of interest.

Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multifamily mortgages, although First West Virginia invests primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize First West Virginia’s specific liabilities and obligations. Finally, mortgage-backed securities are assigned lower risk-weightings for purposes of calculating risk-based capital.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on First West Virginia’s securities. First West Virginia periodically reviews current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Investment Securities Portfolio. The following table sets forth the composition of First West Virginia’s investment securities portfolio at the dates indicated.

	(In thousands)
	September 30		December 31,
	2017		2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale
U.S. Government Agencies	$57,745	$56,576	$56,743	$54,877	$57,250	$56,902	$44,595	$44,006
Obligations of States and Political Subdivisions	36,711	37,437	33,936	34,402	30,221	31,956	40,349	42,422
Mortgage-Backed Securities	111,649	110,392	109,336	107,119	115,432	114,519	110,626	110,443
Equity Securities - Mutual Funds	667	697	664	679	160	187	171	208
Equity Securities - Other	103	142	103	129	20	15	—	—

Total securities available-for-sale	$206,875	$205,244	$200,782	$197,206	$203,083	$203,579	$195,741	$197,079

Portfolio Maturities and Yields. The composition and maturities of First West Virginia’s investment securities portfolio at September 30, 2017, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Equity Securities – Mutual Funds and Equity Securities – Other do not have a scheduled maturity date, but have been included in the “Due after Ten Years” category.

					(Dollars in thousands)
					More Than Five Years
	One Year or Less		Through Five Years		Through Ten Years		More Than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
U.S. Government Corporations and Agencies	$2	0.66%	$14,625	1.77%	$41,949	2.06%	$—	—%	$56,576	1.98%
Obligations of States and Political Subdivisions	—	—	2,130	5.20	14,908	5.17	20,399	4.23	37,437	4.66
Mortgage-Backed Securities	—	—	14	4.82	68	2.87	110,310	2.15	110,392	2.15
Equity Securities — Mutual Funds	—	—	—	—	—	—	697	1.96	697	1.96
Equity Securities — Other	—		—	—	—	—	142	4.22	142	4.22

Total available-for- sale securities	$2	0.66%	$16,769	2.21%	$56,925	2.88%	$131,548	2.47%	$205,244	2.56%

Sources of Funds

General. Deposits have traditionally been Progressive Bank’s primary source of funds for use in lending and investment activities. First West Virginia also uses borrowings, primarily FHLB of Pittsburgh advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Deposits are generated primarily from customers within Progressive Bank’s market area. Progressive Bank offers a selection of deposit accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows Progressive Bank to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, management believes that Progressive Bank’s deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

The following tables set forth the distribution of Progressive Bank’s average deposit accounts, by account type, for the years indicated.

						(Dollars in Thousands)
	For the Nine Months Ended September 30,			For the Years Ended December 31,
	2017			2016			2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Non-Interest Bearing Demand Deposits	$56,296	19.0%	—%	$41,969	15.1%	—%	$40,855	14.9%	—%	$47,037	16.9%	—%
Interest Bearing Demand Deposits	61,942	20.9	0.07	59,174	21.3	0.11	57,521	21.0	0.13	53,774	19.4	0.12
Savings Accounts	123,080	41.6	0.14	119,362	43.0	0.24	115,978	42.2	0.31	111,752	40.3	0.33
Time Deposits	54,549	18.5	0.83	57,173	20.6	0.85	60,239	21.9	0.93	64,914	23.4	1.04

Total Deposits	$295,867	100.0%	0.23%	$277,678	100.0%	0.30%	$274,593	100.0%	0.36%	$277,477	100.0%	0.40%

The following table sets forth time deposits classified by interest rate as of the dates indicated.

		(Dollars in thousands)
	September 30,	December 31,
	2017	2016	2015	2014
Interest Rate Range:
Less than 0.25%	$9,736	$4,629	$1,921	$694
0.25% to 0.50%	14,342	20,645	23,077	26,296
0.51% to 1.00%	6,639	7,348	11,920	14,446
1.01% to 2.00%	21,835	21,873	17,520	10,129
2.01% to 3.00%	792	785	4,517	10,037
3.01% to 4.00%	—	—	—	556
4.01% or greater	207	214	214	214

Total Time Deposits	$53,551	$55,494	$59,169	$62,372

The following table sets forth, by interest rate ranges and scheduled maturity, information concerning First West Virginia’s time deposits at September 30, 2017.

	(Dollars in thousands)
	September 30, 2017
	Period to Maturity
	Less Than	More Than	More Than	More Than	More Than			Percent
	Or Equal to	One to	Two to	Three to	Four to	More Than		of
	One Year	Two Years	Three Years	Four Years	Five Years	Five Years	Total	Total
Interest Rate Range:
Less than 0.25%	$9,704	$32	$—	$—	$—	$—	$9,736	18.2%
0.25% to 0.50%	9,889	3,915	538	—	—	—	14,342	26.8
0.51% to 1.00%	3,905	1,992	558	184	—	—	6,639	12.4
1.01% to 2.00%	1,750	876	7,235	6,817	5,143	14	21,835	40.7
2.01% to 3.00%	700	—	—	—	—	92	792	1.5
3.01% to 4.00%	—	—	—	—	—	—	—	0.0
4.01% or greater	100	102	5	—	—	—	207	0.4

Total	$26,048	$6,917	$8,336	$7,001	$5,143	$106	$53,551	100.0%

As of September 30, 2017, the aggregate amount of outstanding time deposits in amounts greater than or equal to $100,000 was approximately $19.4 million. The following table sets forth the maturity of those time deposits as of September 30, 2017.

(In Thousands)
September 30, 2017
Three Months or Less	$2,961
Over Three Months to Six Months	3,471
Over Six Months to One Year	2,323
Over One Year to Three Years	5,820
Over Three Years	4,777

Total	$19,352

Borrowings. First West Virginia’s borrowings consist of advances from the FHLB, funds borrowed under repurchase agreements and federal funds purchased.

The FHLB functions as a central reserve bank providing credit for Progressive Bank and other member savings associations and financial institutions. As a member, Progressive Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages, provided certain standards related to creditworthiness have been met. Progressive Bank’s FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a market value at least equal to the outstanding balances. At September 30, 2017, Progressive Bank had a maximum borrowing capacity with the FHLB of up to $52.0 million. Progressive Bank had FHLB borrowings of $2.2 million and $3.2 million at September 30, 2017 and December 31, 2016, respectively, which were all long-term borrowings.

Securities sold under agreements to repurchase represent business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from Progressive Bank’s investment portfolio under an agreement to repurchase. Progressive Bank may be required to provide additional collateral based on the fair value of the underlying securities. Short-term borrowings also consist of federal funds purchased. At September 30, 2017 and December 31, 2016, there were no federal funds purchased.

The following table sets forth information concerning balances and interest rates on Progressive Bank’s FHLB advances at the dates and for the periods indicated.

	(Dollars in thousands)
	At or For the Nine Months Ended September 30,	At or For the Years Ended December 31,
	2017	2016	2015	2014
Balance at End of Period	$2,213	$3,216	$3,320	$3,420
Average Balance Outstanding During the Period	$2,450	$3,274	$3,370	$3,467
Maximum Amount Outstanding at any Month End	$3,207	$3,312	$3,412	$3,508
Weighted Average Interest Rate at End of Period	4.84%	4.80%	4.80%	4.78%
Average Interest Rate During the Period	5.02%	4.80%	4.78%	4.79%

The following table sets forth information concerning balances and interest rates on repurchase agreements at the dates and for the periods indicated.

	(Dollars in thousands)
	At or For the Nine Months Ended September 30,	At or For the Years Ended December 31,
	2017	2016	2015	2014
Balance at End of Period	$21,058	$22,531	$23,619	$21,051
Average Balance Outstanding During the Period	$18,855	$23,299	$24,602	$20,803
Maximum Amount Outstanding at any Month End	$21,962	$26,042	$28,048	$23,410
Weighted Average Interest Rate at End of Period	0.83%	0.80%	0.89%	0.86%
Average Interest Rate During the Period	0.79%	0.83%	0.88%	0.82%

Management’s Discussion and Analysis of Financial Condition and Results of Operations of First West Virginia

This discussion and analysis reflects First West Virginia’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of its financial condition and results of operations. The information in this section as of and for the three and nine months ended September 30, 2017 has been derived from the unaudited consolidated financial statements of First West Virginia. The information in this section as of and for the years ended December 31, 2016 and 2015 has been derived from the audited consolidated financial statements of First West Virginia. The unaudited and audited consolidated financial statements appear elsewhere in this joint proxy statement/prospectus. You should read the information in this section in conjunction with the business and financial information regarding First West Virginia and the financial statements provided in this joint proxy statement/prospectus.

Forward-Looking Statements

This discussion contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts, but rather statements based on First West Virginia’s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include, but are not limited to, the following:

•	General and local economic conditions;

•	Changes in interest rates, deposit flows, demand for loans, real estate values and competition;

•	Competitive products and pricing;

•	The ability of First West Virginia’s customers to make scheduled loan payments;

•	Loan delinquency rates;

•	First West Virginia’s ability to manage the risks involved in its business;

•	Inflation, market and monetary fluctuations;

•	First West Virginia’s ability to control costs and expenses; and

•	Changes in federal and state legislation and regulation applicable to First West Virginia’s business.

First West Virginia uses the current statutory federal tax rate of 34.0% and state tax rate of 6.5% to value its deferred tax assets and liabilities. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (P.L. 115-97), a tax reform law that includes a reduction in the U.S. corporate income tax rate. First West Virginia management expects that First West Virginia will be required to record an initial charge against earnings to lower the carrying amount of its net deferred tax asset, and then, going forward, would record lower tax provisions on an ongoing basis.

First West Virginia assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Overview

First West Virginia’s results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income First West Virginia earns on its interest-earning assets and the interest it pays on its interest-bearing liabilities. First West Virginia’s results of operations also are affected by its provisions for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of service charges and other fees on deposit accounts, net gains on available-for-sale securities, and other income. Noninterest expense consists primarily of expenses related to salaries and employee benefits, occupancy and expense of premises, and other expenses.

Financial institutions like First West Virginia, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. First West Virginia’s operations and lending are principally concentrated in the northern panhandle of West Virginia market area.

Critical Accounting Policies

First West Virginia’s accounting policies are integral to understanding the results reported in its financial statements. First West Virginia’s accounting policies are described in detail in Note 1 of First West Virginia’s Consolidated Financial Statements, included elsewhere in this joint proxy statement/prospectus. Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on First West Virginia’s income or the carrying value of its assets. Detailed policies and control procedures have been established and are intended to ensure valuation methods are well controlled and applied consistently from period to period. First West Virginia’s critical accounting policies are those related to its allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, the valuation of and its ability to realize deferred tax assets, and the measurement of fair values of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance necessary to absorb credit losses inherent in the loan portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

First West Virginia has established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for loan losses. The allowance for loan losses is based on current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for loan losses is established through a provision for loan losses based on First West Virginia’s evaluation of the probable losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. The evaluation, which includes a review of loans on which full collectability may not be reasonably assured, considers, among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires it to make subjective judgments that often require assumptions or estimates about various matters.

The allowance for loan losses consists primarily of specific allocations and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, including adjustments for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting and payment history. First West Virginia also analyzes delinquency trends, general economic conditions, and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance. The principal assumption used in calculating the allowance for loan losses is the estimate of loss for each risk rating. Actual loan losses may be significantly more than the allowance First West Virginia has established, which could have a material negative effect on its financial results.

Goodwill. First West Virginia recorded goodwill in connection with its purchase of a branch from Wheeling National Bank in 2002. The goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is periodically reviewed for impairment. No impairment losses were recognized in 2016, 2015 or 2014. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in First West Virginia recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on First West Virginia’s financial condition and results of operations.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated on at least a quarterly basis to determine whether a decline in their value is other-than-temporary. In estimating other-than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not First West Virginia intends to sell or expect that it is more likely than not that it will be required to sell the investment security before an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other than temporary, the other-than-temporary impairment is separated in (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Valuation of Deferred Tax Assets. In evaluating the ability to realize deferred tax assets, management uses an estimate of future earnings to support its position that the benefit of the deferred tax assets will be realized. These estimates require management to make judgments about its future taxable income that are consistent with the plans and estimates it uses to manage its business. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and First West Virginia’s net income will be reduced.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level of fair value hierarchy prioritizes the inputs used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly liquid and actively traded in over-the-counter markets.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Average Balances and Yields

The following tables present average balance sheets, interest earned on interest bearing assets, interest paid on interest bearing liabilities, average interest rates and interest differentials for the three and nine months ended September 30, 2017 and 2016. Average balance sheet information for the periods ended September 30, 2017 and 2016 was compiled using the daily average balance sheet. Total loans are gross of the allowance for loan losses, net of unearned income and include loans held for sale, if applicable. Loan fees and unearned discounts were included in income for average rate calculation purposes. Non-accrual loans were included in the average balance computations; however, no interest was included in income after the non-accrual status classification. Average yields on investment securities available for sale have been calculated based on amortized cost. Average rates were annualized for the three and nine month periods ended September 30, 2017 and 2016.

	(Dollars in thousands) (Unaudited)
	Three Months Ended September 30,
	2017			2016
	Average Volume	Interest	Average Rate (1)	Average Volume	Interest	Average Rate (1)
Assets:
Interest-Earning Assets:
Loans, Net	$100,885	$1,137	4.47%	$95,593	$1,115	4.64%
Investment Securities
Taxable	189,828	1,044	2.20	178,211	904	2.03
Exempt From Federal Tax	18,348	177	3.86	20,317	199	3.92
Other Interest-Earning Assets	20,235	78	1.53	22,928	44	0.76

Total Interest-Earning Assets	329,296	2,436	2.93	317,049	2,262	2.84
Noninterest-Earning Assets	21,206			19,951

Total Assets	$350,502			$337,000

Liabilities and Stockholders’ equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$60,127	12	0.08%	$57,829	18	0.12%
Savings	122,276	43	0.14	119,627	82	0.27
Time Deposits	54,024	112	0.82	56,715	119	0.83

Total Interest-Bearing Deposits	236,427	167	0.28	234,171	219	0.37
Repurchase Agreements	17,934	36	0.80	23,207	47	0.81
FHLB Borrowings	2,221	28	5.00	3,255	39	4.77

Total Interest-Bearing Liabilities	256,582	231	0.36	260,633	305	0.47

Noninterest-Bearing Demand Deposits	59,008			40,077
Other Liabilities	425			883

Total Liabilities	316,015			301,593

Stockholders’ Equity	34,487			35,407

Total Liabilities and Stockholders’ Equity	$350,502			$337,000

Net Interest Income		$2,205			$1,957

Net Interest Rate Spread (2)			2.57%			2.37%
Net Interest-Earning Assets (3)	$72,714			$56,416

Return on Average Assets			0.40			0.59
Return on Average Equity			4.11			5.64
Average Equity to Average Assets			9.84			10.51
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			128.34			121.65

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for the three months ended September 30, 2017 and for the years ended 2016 and 2015, respectively. The effect of this adjustment is presented below.

Investment Securities	$208,176	$1,339	2.57%	$198,528	$1,236	2.49%
Loans	100,885	1,190	4.68	95,593	1,190	4.95

Total Earning Assets	$329,296	$2,607	3.14	$317,049	$2,470	3.10

Taxable Equivalent Net Yield on Earning Assets		$2,376	2.86%		$2,165	2.72%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

	(Dollars in thousands) (Unaudited)
	Nine Months Ended September 30,
	2017			2016
	Average Volume	Interest	Average Rate (1)	Average Volume	Interest	Average Rate (1)
Assets:
Interest-Earning Assets:
Loans, Net	$98,677	$3,472	4.70%	$96,515	$3,367	4.66%
Investment Securities
Taxable	191,064	3,163	2.21	176,322	2,737	2.07
Exempt From Federal Tax	18,691	544	3.88	23,204	688	3.95
Other Interest-Earning Assets	23,484	212	1.21	23,338	123	0.70

Total Interest-Earning Assets	331,916	7,391	2.98	319,379	6,915	2.89
Noninterest-Earning Assets	20,739			19,957

Total Assets	$352,655			$339,336

Liabilities and Stockholders’ equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$61,942	34	0.07%	$58,423	53	0.12%
Savings	123,080	128	0.14	119,082	243	0.27
Time Deposits	54,549	337	0.83	57,651	369	0.85

Total Interest-Bearing Deposits	239,571	499	0.28	235,156	665	0.38
Repurchase Agreements	18,855	112	0.79	23,107	147	0.85
FHLB Borrowings	2,450	92	5.02	3,281	117	4.76

Total Interest-Bearing Liabilities	260,876	703	0.36	261,544	929	0.47

Noninterest-Bearing Demand Deposits	56,296			41,824
Other Liabilities	625			807

Total Liabilities	317,797			304,175
Stockholders’ Equity	34,858			35,161

Total Liabilities and Stockholders’ Equity	$352,655			$339,336

Net interest income		$6,688			$5,986

Net Interest Rate Spread (2)			2.62%			2.42%
Net Interest-Earning Assets (3)	$71,040			$57,835

Return on Average Assets			0.15			0.57
Return on Average Equity			1.54			5.55
Average Equity to Average Assets			9.88			10.36
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			127.23			122.11

The fully taxable equivalent basis of interest income from obligations of states and political subdivisions has been determined using a combined Federal and State corporate income tax rate of 40% for the nine months ended September 30, 2017 and for the years ended 2016 and 2015, respectively. The effect of this adjustment is presented below.

Investment Securities	$209,755	$4,070	2.59%	$199,526	$3,884	2.60%
Loans	98,677	3,637	4.93	96,515	3,600	4.98

Total Earning Assets	$331,916	$7,919	3.19	$319,379	$7,607	3.18

Taxable Equivalent Net Yield on Earning Assets		$7,216	2.91%		$6,678	2.79%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a combined federal and state tax corporate income tax rate of 40%. All average balances are daily average balances. Non-accrual loans are included in the computation of average balances only. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	(Dollars in thousands)
	Years Ended December 31,
	2016			2015			2014
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-Earning Assets:
Loans, Net	$96,525	$4,777	4.95%	$102,227	$6,259	6.12%	$94,103	$5,135	5.46%
Investment Securities
Taxable	177,679	3,692	2.08%	162,476	3,139	1.93%	151,020	2,880	1.91%
Tax Exempt	22,235	1,458	6.56%	30,940	2,012	6.50%	48,551	3,023	6.23%
Other Interest-Earning Assets	23,003	153	0.67%	21,076	116	0.55%	21,313	104	0.49%

Total Interest-Earning Assets	319,442	10,080	3.16%	316,719	11,526	3.64%	314,987	11,142	3.54%
Noninterest-Earning Assets	19,992			20,411			20,528

Total Assets	$339,434			$337,130			$335,515

Liabilities and Stockholders’ equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$59,174	65	0.11%	$57,521	72	0.13%	$53,774	66	0.12%
Savings	119,362	288	0.24%	115,978	364	0.31%	111,752	368	0.33%
Money Market	—	—	0.00%	—	—	0.00%	—	—	0.00%
Time Deposits	57,173	487	0.85%	60,239	563	0.93%	64,914	677	1.04%

Total Interest-Bearing Deposits	235,709	840	0.36%	233,738	999	0.43%	230,440	1,111	0.48%
Repurchase Agreements	23,300	194	0.83%	24,602	217	0.88%	20,804	172	0.83%
Federal Home Loan Bank Borrowings	3,274	157	4.80%	3,370	161	4.78%	3,467	166	4.79%

Total Interest-Bearing Liabilities	262,283	1,191	0.45%	261,710	1,377	0.53%	254,711	1,449	0.57%

Noninterest-Bearing Liabilities	41,969			40,855			47,037

Total Liabilities	304,252			302,565			301,748
Stockholders’ Equity	35,182			34,565			33,767

Total Liabilities and Stockholders’ Equity	$339,434			$337,130			$335,515

Net Interest Income		$8,889			$10,149			$9,693

Net Interest Rate Spread (1)			2.71%			3.11%			2.97%
Net Interest-Earning Assets (2)	$57,159			$55,009			$60,276

Net Interest Margin (3)			2.78%			3.20%			3.08%

Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	121.79%	121.02%	123.66%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets. Interest income and yields are on a fully tax equivalent basis utilizing a combined federal and state corporate income tax rate of 40%.

Rate/Volume Analysis

The following tables present the effects of changing rates and volumes on First West Virginia’s net interest income for the periods indicated. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34% and a state tax rate of 6%. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. The total column represents the sum of the prior columns.

	(In thousands) (Unaudited)
	Three Months Ended September 30, 2017 Compared To Three Months Ended September 30, 2016
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest and Dividend Income:
Loans, net	$67	$(67)	$—
Investment Securities:
Taxable	61	79	140
Exempt From Federal Tax	(31)	(6)	(37)
Other Interest-Earning Assets	(6)	40	34

Total Interest-Earning Assets	91	46	137

Interest Expense:
Deposits	2	(54)	(52)
Repurchase Agreements	(10)	(1)	(11)
FHLB Borrowings	(13)	2	(11)

Total Interest-Bearing Liabilities	(21)	(53)	(74)

Change in Net Interest Income	$112	$99	$211

	(In thousands) (Unaudited)
	Nine Months Ended September 30, 2017 Compared To Nine Months Ended September 30, 2016
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest and Dividend Income:
Loans, net	$73	$(36)	$37
Investment Securities:
Taxable	234	192	426
Exempt From Federal Tax	(219)	(21)	(240)
Other Interest-Earning Assets	(1)	90	89

Total Interest-Earning Assets	87	225	312

Interest Expense:
Deposits	13	(179)	(166)
Repurchase Agreements	(26)	(9)	(35)
FHLB Borrowings	(31)	6	(25)

Total Interest-Bearing Liabilities	(44)	(182)	(226)

Change in Net Interest Income	$131	$407	$538

	(In thousands) (Unaudited)
	Year Ended December 31, 2016 Compared To Year Ended December 31, 2015			Year Ended December 31, 2015 Compared To Year Ended December 31, 2014
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest and Dividend Income:
Loans, net	$(349)	$(1,133)	$(1,482)	$443	$681	$1,124
Investment Securities:
Taxable	452	101	553	251	8	259
Tax-Exempt	(279)	(275)	(554)	(433)	(578)	(1,011)
Other Interest-Earning Assets	4	33	37	(16)	28	12

Total Interest-Earning Assets	(172)	(1,274)	(1,446)	245	139	384
Interest Expense:
Deposits	(16)	(143)	(159)	(30)	(82)	(112)
Repurchase Agreements	(11)	(12)	(23)	31	14	45
Federal Home Loan Bank Borrowings	(5)	1	(4)	(5)	—	(5)

Total Interest-Bearing Liabilities	(32)	(154)	(186)	(4)	(68)	(72)

Change in Net Interest Income	$(140)	$(1,120)	$(1,260)	$249	$207	$456

Comparison of Financial Condition at September 30, 2017 and December 31, 2016

Assets. Total assets increased $7.9 million, or 2.3%, to $343.1 million at September 30, 2017 compared to $335.3 million at December 31, 2016.

Cash and cash equivalents decreased $3.6 million, or 15.7%, to $19.3 million at September 30, 2017 compared to $22.9 million at December 31, 2016.

Investment securities classified as available-for-sale increased $8.0 million, or 4.1%, to $205.2 million at September 30, 2017 compared to $197.2 million at December 31, 2016. This increase was primarily the result of new security purchases funded from principal collected on maturities, prepayments, and calls of securities as well as from deposit growth. In addition, the unrealized loss position improved from $3.6 million at December 31, 2016 to $1.6 million at September 30, 2017.

Loans, net, increased $4.2 million, or 4.4%, to $99.5 million at September 30, 2017 compared to $95.3 million at December 31, 2016. This was primarily due to net loan originations of $1.9 million on residential mortgage loans, $1.9 million on commercial real estate loans, $1.2 million on commercial and industrial loans, and $502,000 on consumer loans, partially offset by net loan payoffs of $297,000 on construction loans and $1.1 million on other loans.

Premises and equipment, net, decreased $369,000, or 4.8%, to $7.3 million at September 30, 2017 compared to $7.6 million at December 31, 2016. This is primarily due to depreciation expense, offset slightly by purchases of premises and equipment.

Liabilities. Total liabilities increased $7.3 million, or 2.4%, to $309.5 million at September 30, 2017 compared to $302.2 million at December 31, 2016.

Total deposits increased $9.7 million, or 3.5%, to $285.4 million at September 30, 2017 compared to $275.7 million at December 31, 2016. There were increases of $11.8 million in noninterest bearing demand deposits and $622,000 in interest bearing demand deposits, partially offset by decreases of $1.9 million in time deposits and $795,000 in savings accounts.

Repurchase agreements decreased $1.5 million, or 6.5%, to $21.1 million at September 30, 2017 compared to $22.5 million at December 31, 2016. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from Progressive Bank’s investment portfolio under an agreement to repurchase.

Federal Home Loan Bank borrowings decreased by $1.0 million due to the payoff of one borrowing in the current period.

Stockholders’ Equity. Stockholders’ equity increased $583,000, or 1.8%, to $33.6 million at September 30, 2017 compared to $33.1 million at December 31, 2016. During the period, net income was $401,000 and First West Virginia paid $1.0 million in dividends to stockholders.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Assets. Total assets decreased $10.1 million, or 2.9%, to $335.3 million at December 31, 2016, compared to $345.4 million at December 31, 2015.

Investment securities classified as available-for-sale decreased $6.4 million, or 3.1%, to $197.2 million at December 31, 2016, compared to $203.6 million at December 31, 2015. This decrease was primarily the result of maturities, prepayments, and calls of available for sale securities being more than purchases combined in part by the change in value from an unrealized gain position to an unrealized loss position.

Loans, net, decreased $3.0 million, or 3.1%, to $95.3 million at December 31, 2016 compared to $98.3 million at December 31, 2015. This was primarily due to net payoffs and paydowns of $2.9 million on other loans, $900,000 in commercial and industrial loans, $500,000 on commercial real estate loans, $200,000 on construction loans, and $100,000 in consumer loans partially offset by an increase of $1.6 million on residential mortgage loans. The net loan payoffs were utilized to fund investment security purchases during the current period.

Premises and equipment, net, decreased $324,000, or 4.1%, to $7.6 million at December 31, 2016, compared to $8.0 million at December 31, 2015.

Liabilities. Total liabilities decreased $7.8 million, or 2.5%, to $302.2 million at December 31, 2016, compared to $310.0 million at December 31, 2015.

Total deposits decreased $6.6 million, or 2.3%, to $275.7 million at December 31, 2016, compared to $282.3 million at December 31, 2015. The decline in total deposits was primarily due to the decreases of $2.4 million in noninterest bearing demand deposits, $3.1 million in interest bearing demand deposits, and $3.7 million of time deposits, offset in part by the increase of $2.6 million in savings deposits.

Federal funds purchased and repurchase agreements decreased $1.1 million, or 4.6%, to $22.5 million at December 31, 2016, compared to $23.6 million at December 31, 2015. The decrease is primarily due to the decline in the balances maintained by existing business deposit customers. There were no federal funds purchased as of December 31, 2016 or 2015.

Stockholders’ Equity. Stockholders’ equity decreased $2.3 million, or 6.5%, to $33.1 million at December 31, 2016 compared to $35.4 million at December 31, 2015. During the period, net income was $1.6 million and First West Virginia paid $1.4 million in dividends to stockholders.

Results of Operations for the Three Months Ended September 30, 2017 and 2016

Overview. Net income decreased $145,000, to $357,000, for the three months ended September 30, 2017 compared to $502,000 for the three months ended September 30, 2016. The quarterly results were primarily impacted by the decrease in net gains on available-for-sale securities of $549,000, offset in part by the increase in interest and dividend income and decreases in interest and noninterest expenses.

Net Interest Income. Net interest income increased $248,000, or 12.7%, to $2.2 million for the three months ended September 30, 2017 compared to $2.0 million for the three months ended September 30, 2016.

Interest and dividend income increased $174,000, or 7.7%, to $2.4 million for the three months ended September 30, 2017 compared to $2.3 million for the three months ended September 30, 2016. Interest income on loans increased $22,000 for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Average loan balances increased by $5.3 million during the current quarter compared to the same period of the prior year. The loan portfolio had a decrease of 17 basis points in yield. Interest income on taxable securities increased $140,000 mainly due to an increase of $11.6 million in the average balance for taxable securities in the current period compared to the same period of the prior year in addition to an increase of 16 basis points in yield. Other interest and dividend income increased $28,000 as a result of increased interest earned with correspondent deposit banks in the current period compared to the same period of the prior year. Interest income on securities exempt from federal tax decreased $22,000 as a result of a decrease of $2.0 million in the average balance and a decrease of 4 basis points in yield.

Interest expense decreased $74,000, or 24.3%, to $231,000 for the three months ended September 30, 2017 compared to $305,000 for the three months ended September 30, 2016. Interest expense on deposits decreased $52,000 due to a decrease in cost of 9 basis points offset in part by an increase in average interest-bearing deposits of $2.3 million. Interest-bearing demand deposits and savings accounts increased while there was a reduction in time deposits. Interest expense on short-term borrowings decreased $11,000 mainly due to an average balance decrease of $5.3 million on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $11,000 primarily due to a FHLB long-term borrowing for $943,000 that paid off in the first quarter of 2017.

Provision for Loan Losses. There was no provision for loan losses for the three months ended September 30, 2017 and September 30, 2016. Net charge-offs for the three months ended September 30, 2017 were $4,000 compared to $2,000 of net charge-offs for the three months ended September 30, 2016. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses.

Noninterest Income. Noninterest income decreased $562,000, or 71.0%, primarily due to the decrease in the net gains on available-for-sale securities of $549,000. Sales of securities are based on a variety of factors including, but not limited to, liquidity, deferred tax asset strategy, and market conditions. Services charges and other fees decreased $17,000 due to a reduction in overdraft charges of deposit accounts. Other operating income increased slightly, by $4,000.

Noninterest Expense. Noninterest expense decreased $142,000, or 6.6%, to $2.0 million for the three months ended September 30, 2017 compared to $2.1 million for the three months ended September 30, 2016. Other operating expenses decreased $110,000 primarily due to decreases of $63,000 in other taxes and $51,000 in advertising expense combined with a decrease of $21,000 in the FDIC assessment as a result of an assessment factor reduction by the FDIC in the computation of the insurance assessment. Partially offsetting these favorable variances was an increase of $35,000 in investment service expense due to less concessions being received. Salaries and employee benefit expenses decreased $22,000 and net occupancy and expense of premises decreased $10,000 during the third quarter of 2017 compared to the same period of the prior year.

Income Tax Expense. Income taxes decreased $27,000 to $77,000 for the three months ended September 30, 2017 compared to $104,000 for the three months ended September 30, 2016. The decrease in income taxes was due to a decrease of $172,000 in pre-tax income.

Results of Operations for the Nine Months Ended September 30, 2017 and 2016

Overview. Net income decreased $1.1 million, to $401,000, for the nine months ended September 30, 2017 compared to $1.5 million for the nine months ended September 30, 2016. Earnings were primarily impacted by the $1.1 million increase in the provision for loan losses which was the result of a significant partial charge-off of one commercial real estate loan. First West Virginia does not believe that this charge-off is indicative of the risks and potential losses in the rest of the loan portfolio. In addition, net gains on available-for sale securities decreased $1.1 million. These variances were offset in part by the increase in interest and dividend income and decreases in interest and noninterest expenses.

Net Interest Income. Net interest income increased $702,000, or 11.7%, to $6.7 million for the nine months ended September 30, 2017 compared to $6.0 million for the nine months ended September 30, 2016.

Interest and dividend income increased $476,000, or 6.9%, to $7.4 million for the nine months ended September 30, 2017 compared to $6.9 million for the nine months ended September 30, 2016. Interest income on taxable securities increased $426,000 due to an increase of $14.7 million in the average balance combined with an increase of 14 basis points in yield. Interest income on loans increased $105,000 primarily due to interest recognized on impaired loans. There was an increase in average loans outstanding of $2.2 million and an increase of 4 basis points in yield. Other interest and dividend income increased $74,000 primarily due to increased interest earned with correspondent deposit banks in the current period. Interest income on securities exempt from federal tax decreased $144,000 due a decrease of $4.5 million in the average balance combined with a decrease of 7 basis points in yield.

Interest expense decreased $226,000, or 24.3%, to $703,000 for the nine months ended September 30, 2017 compared to $929,000 for the nine months ended September 30, 2016. Interest expense on deposits decreased $166,000 due to rate decreases offset in part by an increase in average interest-bearing deposits of $4.4 million. Interest-bearing demand deposits and savings accounts increased while there was a reduction in time deposits. Interest expense on short-term borrowings decreased $35,000 mainly due to an average balance decrease of $4.3 million on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $25,000 primarily due to a FHLB long-term borrowing for $943,000 that paid off in the first quarter of 2017.

Provision for Loan Losses. The provision for loan losses increased $1.1 for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. Net charge-offs for the nine months ended September 30, 2017 were $1.1 million, which was the result of a significant partial charge-off of one commercial real estate loan. First West Virginia does not believe that this charge-off is indicative of the risks and potential losses in the rest of the loan portfolio. Net charge-offs for the nine months ended September 30, 2016 were $4,000. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for an increase or reduction in provision for loan losses.

Noninterest Income. Noninterest income decreased $1.2 million, or 61.0%, to $743,000 for the nine months ended September 30, 2017 compared to $1.9 million at September 30, 2016. There was a $1.1 million decrease in the net gains on available-for-sale securities. Sales of securities are based on a variety of factors including, but not limited to, liquidity, deferred tax asset strategy, and market conditions. Services charges and other fees decreased $32,000 due to a reduction in overdraft charges of deposit accounts. Other operating income decreased by $34,000.

Noninterest Expense. Noninterest expense decreased $17,000, or 0.3%, to $6.2 million for the nine months ended September 30, 2017. Other operating expenses decreased $71,000 primarily due to a decrease of $68,000 in the FDIC assessment as a result of an assessment factor reduction by the FDIC in the computation of the insurance assessment combined with decreases of $60,000 in other taxes, $15,000 in service expense, and $15,000 in charge-offs of deposit accounts including debit card disputes of unauthorized transactions. Partially offsetting these favorable variances was an increase of $87,000 in investment service expense due to less concessions being received and an increase of $21,000 in advertising costs. Salaries and employee benefit expenses increased $31,000 and net occupancy and expense of premises increased $23,000 during the nine months ended September 30, 2017 compared to the same period of the prior year.

Income Tax Expense. Income tax expense decreased $460,000 to a benefit of $228,000 for the nine months ended September 30, 2017 compared to an expense of $232,000 for the nine months ended September 30, 2016. The decrease in income taxes was primarily due to a decrease of $1.5 million in pre-tax income.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

Overview. Net income decreased $782,000, or 32.7%, to $1.6 million, for the year ended December 31, 2016, compared to $2.4 million for the year ended December 31, 2015. The decline in net income was primarily the result of a decrease in net interest income, offset in part by the increase in noninterest income combined with the decreases in noninterest expense, provision for loan losses and income tax expense.

Net Interest Income. Net interest income decreased $994,000 or 11.0% to $8.0 million for the year ended December 31, 2016 compared to $9.0 million for the year ended December 31, 2015. Net interest income declined primarily due to the decrease in the interest income on loans, offset in part by the increase in the interest income on investment securities combined with the decreases in the interest expense on deposits, repurchase agreements and FHLB borrowings. The changes in the volume and mix of earning assets and interest-bearing liabilities combined with the changes in the market rates of interest resulted in a taxable equivalent net interest margin of 2.78% for the year ended December 31, 2016, as compared to 3.20% earned for the same period in 2015.

Interest income on loans decreased $1.4 million or 24.4% to $4.5 million for the year ended December 31, 2016 compared to $5.9 million for the year ended December 31, 2015. The average balance of loans decreased $5.7 million which was primarily due to loan payoffs and paydowns. The taxable equivalent yield on loans declined 117 basis points in 2016, from 6.12% in 2015 to 4.95% in 2016. Interest income on investment securities increased $218,000 or 5.0% to $4.6 million for the year ended December 31, 2016 compared to $4.4 million for the year ended December 31, 2015. Interest income on taxable investment securities increased $546,000 primarily from the increase in the average balance. The average volume of taxable investment securities increased $15.2 million primarily from proceeds from the sales and maturities of securities exempt from federal tax, from loan payoffs and paydowns and excess funds. The yield on taxable investment securities increased 15 basis points, from 1.93% in 2015 to 2.08% in 2016 primarily from new investment securities purchases. Interest income on securities exempt from federal tax decreased $328,000 due to redeploying the proceeds from sales and maturities into taxable securities in the current year. There was a decrease of $8.7 million in the average balance on securities exempt from federal tax. The yield on tax exempt investment securities increased six basis points, from 6.50% in 2015 to 6.56% in 2016 primarily from higher yields on the existing securities in the portfolio. Other interest and dividend income increased $45,000 primarily due to an increase in other interest income which was partially offset by a decrease in FHLB stock dividends.

Interest expense decreased $186,000, or 13.5%, to $1.2 million for the year ended December 31, 2016, compared to $1.4 million for the year ended December 31, 2015. Interest expense on deposits decreased $159,000 primarily from a decrease in the average cost of interest-bearing deposits, partially offset by a slight increase in average interest-bearing deposits of $2.0 million. The average cost of interest-bearing deposits fell seven basis points. Interest expense on repurchase agreements decreased $23,000 primarily due to a decrease in average borrowings of $1.3 million and a decrease of five basis points. Interest expense on FHLB borrowings decreased $4,000 due to a decrease in average borrowings of $96,000 partially offset by an increase of two basis points.

Provision for Loan Losses. There was no provision for loan losses for the year ended December 31, 2016 compared to a $30,000 provision for loan losses for the year ended December 31, 2015. Net charge-offs for the year ended December 31, 2016, were $1,000, compared to net charge-offs of $45,000 for the year ended December 31, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses, and the need for additional provisions for loan losses and determined no additional current provision was necessary for the year ended December 31, 2016 compared to the year ended December 31, 2015. Total loan volume declined $3.0 million as compared to the prior year. In addition, there was a decrease of $1.5 million in nonperforming loans at year-end as compared to the prior year.

Noninterest Income. Noninterest income increased $39,000, or 1.8%, to $2.2 million for the year ended December 31, 2016, compared to $2.1 million for the year ended December 31, 2015. The increase in noninterest income was primarily due to the increase in service charges and fees earned on deposit accounts and other operating income, offset in part by the decreases in the net gains on sales of investment securities. Service charges and other fees increased $22,000 primarily due to an increase in overdraft fees offset in part by a decrease in service charges on deposit accounts. Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. Other operating income increased $68,000 or 10.6% for the year ended December 31, 2016 compared to 2015. The net gains on sales of available for sale investment securities decreased $51,000, to $1.1 million for the year ended December 31, 2016, compared to $1.2 million for the year ended December 31, 2015.

Noninterest Expense. Noninterest expenses are comprised of salaries and employee benefits, net occupancy expense and equipment expenses and other operating expenses. Noninterest expense decreased $8,000, or 0.1%, to $8.3 million for the year ended December 31, 2016, compared to $8.3 million for the year ended December 31, 2015. Salaries and employee benefits increased $57,000, primarily due to normal salary increases and an increase in employee benefit expense. Occupancy expense and equipment expenses increased $54,000 primarily due to increases in furniture and fixture expenses, which included repairs and small equipment purchases, other real estate owned expense and furniture and fixture depreciation expense, offset in part by decreases in occupancy expense and real estate taxes. Other operating expense decreased $121,000, primarily due to the decreases in regulatory assessment and deposit insurance, directors’ fees, service expenses, postage and transportation expenses and other expenses. This was partially offset by increases in other taxes, advertising expenses, stationery and supplies expenses.

Income Tax Expense. Income taxes decreased $136,000, to $247,000 for the year ended December 31, 2016, compared to $383,000 for the year ended December 31, 2015. The effective tax rate for the year ended December 31, 2016, was 13.3% compared to 13.8% for the year ended December 31, 2015. The decrease in income taxes was due to a decrease of $918,000 in net income before income tax expense, offset in part by the decrease in tax exempt income.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

Overview. Net income increased $488,000, or 25.6%, to $2.4 million, for the year ended December 31, 2015, compared to $1.9 million for the year ended December 31, 2014.

Net Interest Income. Net interest income represents interest and dividend income less interest expenses. Net interest income increased $855,000, or 10.5%, to $9.0 million for the year ended December 31, 2015, compared to $8.1 million for the year ended December 31, 2014. The increase in net interest income was primarily due to the increase in the interest and dividend income combined with the decrease in interest expense.

Interest and dividend income increased $783,000 or 8.2%, to $10.4 million for the year ended December 31, 2015 compared to $9.6 million for the year ended December 31, 2014. Interest income on loans increased $1.1 million due to an increase in average loans outstanding of $8.1 million and increased 66 basis points in yield. Interest income on taxable securities increased $259,000 due to an increase in the average balance of $11.4 million and increased two basis points from new purchases in the portfolio. Interest income on securities exempt from federal tax decreased $607,000 due to deploying proceeds from security sales and maturities into taxable securities. There was a decrease on securities exempt from federal tax of $17.6 million in average balances and an increase of 27 basis points resulting from higher yields on the remaining securities in the portfolio.

Interest expense decreased $72,000, or 5.0%, to $1.4 million for the year ended December 31, 2015, compared to $1.5 million for the year ended December 31, 2014. Interest expense on deposits decreased $112,000 primarily from a five basis point decrease in the average cost of interest-bearing deposits, offset in part by an increase in average interest-bearing deposits of $3.3 million. Interest expense on repurchase agreements increased $45,000 primarily due to an increase in average borrowings of $3.8 million and an increase of five basis points. Interest expense on FHLB borrowings decreased $5,000 due to the decrease in average borrowings of $97,000.

Provision for Loan Losses. The provision for loan losses was $30,000 for the year ended December 31, 2015. There was no provision for loan losses in the year ended December 31, 2014. Net charge-offs for the year ended December 31, 2015, were $45,000, compared to net charge-offs of $52,000 for the year ended December 31, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses, and the need for any additional provisions for loan losses and determined the current provision was necessary due to the increased loan growth.

Noninterest Income. Noninterest income increased $237,000, or 12.6%, to $2.1 million for the year ended December 31, 2015, compared to $1.9 million for the year ended December 31, 2014. The increase in noninterest income was primarily due to the increase in the net gains on sales of investment securities and no other-than-temporary losses on investments being recorded during the year, offset in part by the decreases in service charges and fees earned on deposit accounts and other operating income. The net gains on sales of available for sale investment securities increased $285,000, to $1.2 million for the year ended December 31, 2015, compared to $900,000 for the year ended December 31, 2014. Service charges and other fees decreased $61,000 primarily due to a decline in overdraft charges which fluctuate based on customer activity. Other operating income represents fees from safe deposit box rentals, sales of checkbooks, sales of cashiers’ checks and money orders, utility collections, ATM charges and card fees, credit life commissions, credit card fees and commissions and various other charges and fees related to normal customer banking relationships. Other operating income decreased $37,000 or 5.5% for the year ended December 31, 2015 compared to 2014.

Noninterest Expense. Noninterest expenses are comprised of salaries and employee benefits, net occupancy expense and equipment expenses and other operating expenses. Noninterest expense increased $255,000 or 3.2%, to $8.3 million for the year ended December 31, 2015, compared to $8.1 million for the year ended December 31, 2014. This increase was primarily due to the increase in salary and employee benefit expenses of $259,000 due to normal salary increases as well as increases in employee benefit expenses.

Income Tax Expense. Income taxes increased $318,000 to $383,000 for the year ended December 31, 2015, compared to $65,000 for the year ended December 31, 2014. The effective tax rate for the year ended December 31, 2015, was 13.8% compared to 3.3% for the year ended December 31, 2014. The increase in income taxes and effective tax rate was due to an increase of $806,000 in net income before income tax expense and a decrease in tax-exempt income.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. First West Virginia’s primary sources of funds consist of deposit inflows, loan repayments, and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

First West Virginia regularly adjusts its investments in liquid assets based upon its assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of its asset/liability management program. Excess liquid assets are invested generally in short- and intermediate-term securities. First West Virginia believes that it had sufficient liquidity at December 31, 2016, to satisfy its short- and long-term liquidity needs at that date.

First West Virginia’s most liquid assets are cash and due from banks, which totaled $22.9 million at December 31, 2016. Unpledged securities, which provide an additional source of liquidity, totaled $128.8 million. In addition, at December 31, 2016, First West Virginia had the ability to borrow up to $47.2 million from the FHLB of Pittsburgh, of which $3.2 million was outstanding.

At December 31, 2016, First West Virginia had funding commitments totaling $17.2 million, consisting primarily of commitments to originate loans, unused lines of credit and letters of credit.

At December 31, 2016, certificates of deposit due within one year of that date totaled $27.9 million, or 10.1% of total deposits. Depending on market conditions, First West Virginia may be required to pay higher rates on such deposits or other borrowings than it currently pays on these certificates of deposit. First West Virginia believes, however, based on past experience, that a significant portion of its certificates of deposit will remain with it, either as certificates of deposit or as other deposit products. First West Virginia has the ability to attract and retain deposits by adjusting the interest rates offered.

First West Virginia is committed to maintaining a strong liquidity position. First West Virginia monitors its liquidity position on a daily basis. First West Virginia anticipates that it will have sufficient funds to meet its current funding commitments. Based on its deposit retention experience and current pricing strategy, First West Virginia anticipates that a significant portion of maturing time deposits will be retained.

As of December 31, 2016, the most recent notifications from the OCC categorized Progressive Bank as “well capitalized.” There are no conditions or events since that notification that management believes has changed the capital category.

Progressive Bank’s actual capital ratios are presented in the following table. First West Virginia’s capital ratios are comparable to those shown for Progressive Bank.

	(Dollars in thousands)
	September 30, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 (to risk weighted assets)
Actual	$31,501	20.93%	$32,141	22.02%
For Capital Adequacy Purposes	6,772	4.50	6,569	4.50
To Be Well Capitalized	9,782	6.50	9,489	6.50

Tier 1 Capital (to risk weighted assets)
Actual	31,501	20.93	32,141	22.02
For Capital Adequacy Purposes	9,029	6.00	8,759	6.00
To Be Well Capitalized	12,039	8.00	11,679	8.00

Total Capital (to risk weighted assets)
Actual	33,272	22.11	33,938	23.25
For Capital Adequacy Purposes	12,039	8.00	11,679	8.00
To Be Well Capitalized	15,049	10.00	14,599	10.00

Tier 1 Leverage (to adjusted total assets)
Actual	31,501	9.07	32,141	9.55
For Capital Adequacy Purposes	13,888	4.00	13,457	4.00
To Be Well Capitalized	17,360	5.00	16,821	5.00

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, First West Virginia routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, commitments under unused lines of credit, and commitments under letters of credit. While these contractual obligations represent potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans Progressive Bank makes. In addition, Progressive Bank enters into commitments to sell mortgage loans.

Contractual Obligations. In the ordinary course of its operations, First West Virginia enters into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments. The following tables present certain of First West Virginia’s contractual obligations at December 31, 2016.

	(In thousands) Payment Due by Period
	Total	Less Than Or Equal to One Year	More Than One to Three Years	More Than Three to Five Years	More Than Five Years
Certificates of deposit	$55,494	$27,928	$12,409	$15,062	$95
Borrowings	3,216	110	1,803	92	1,211
Operating lease obligations	1,174	234	453	428	59

Total	$59,884	$28,272	$14,665	$15,582	$1,365

Impact of Inflation and Changing Price

The consolidated financial statements and related notes of First West Virginia have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of First West Virginia’s operations. First West Virginia’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Quantitative and Qualitative Disclosures about Market Risk

General. The majority of First West Virginia’s assets and liabilities are monetary in nature. Consequently, First West Virginia’s most significant form of market risk is interest rate risk. Progressive Bank’s assets, consisting primarily of mortgage loans, have longer maturities than its liabilities; consisting primarily of deposits. As a result, a principal part of its business strategy is to manage interest rate risk and reduce the exposure of net interest income to changes in market interest rates. Accordingly, Progressive Bank’s board of directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in Progressive Bank’s assets and liabilities, for determining the level of risk that is appropriate given Progressive Bank’s business strategy, operating environment, capital, liquidity and performance objectives; and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a quarterly basis and the Asset/Liability Management Committee meets on a quarterly basis to review its asset/liability policies and position and interest rate risk position, and to discuss and implement interest rate risk strategies.

Interest Rate Risk. Changes in interest rates can affect the level of income of a financial institution depending on the repricing characteristics of its assets and liabilities. This is termed interest rate risk. If a financial institution is asset sensitive, more of its assets will reprice in a given time frame than liabilities. This is a favorable position in a rising rate environment and would enhance income. If an institution is liability sensitive, more of its liabilities will reprice in a given time frame than assets. This is a favorable position in a falling rate environment. Financial institutions allocate significant time and resources to managing interest rate risk because of the impact that changes in interest rates can have to earnings.

The initial step in the process of maintaining Progressive Bank’s interest rate sensitivity involves the preparation of a basic “gap” analysis of earning assets and interest-bearing liabilities. Gap analysis places the maturing or repricing assets and liabilities into time buckets to measure the short and long-term pricing imbalances for a given time period. The analysis measures the difference or the “gap” between the amount of assets and liabilities repricing within a given time period. This form of analysis addresses repricing risk and the effect interest movements have on the cash flow characteristics of the balance sheet. Management uses this information as a factor in decisions made about maturities of investment of cash flows, classification of investment securities purchases as available-for-sale or held-to-maturity, emphasis of variable rate or fixed rate loans and short or longer-term deposit products in marketing campaigns, and deposit account pricing to alter asset and liability repricing characteristics. The overall objective is to minimize the impact to the margin of any significant change in interest rates. The gap analysis contains assumptions and estimates used by management in determining repricing characteristics and maturity distributions. Progressive Bank’s policy guideline provides that the cumulative gap at one year cannot exceed plus 10% or minus 10% of assets. As of December 31, 2016, the cumulative gap at one year is liability sensitive at approximately 1.88% of assets and is within the policy guideline. As this calculation is as of a point in time and conditions change on a daily basis, any conclusions made may not be indicative of future results.

(Dollars in thousands)
	Less than Three Months	Four to Twelve Months	One to Three Years	Greater than Three Years	Non- Interest Bearing	Total
ASSETS
Cash and cash equivalents	$17,955	$—	$—	$—	$4,922	$22,877
Investment securities	4,218	12,777	58,386	125,401	(3,576)	197,206
Loans	14,579	25,081	38,168	17,786	1,478	97,092

Allowance for loan losses	—	—	—	—	(1,797)	(1,797)
Bank owned life insurance	4,063	—	—	—	—	4,063
Other assets	806	—	—	—	15,008	15,814

Total assets	$41,621	$37,858	$96,554	$143,187	$16,035	$335,255

LIABILITIES AND CAPITAL
Interest bearing demand deposits	$6,147	$—	$10,954	$44,371	$—	$61,472
Savings accounts	28,337	—	43,590	49,103	—	121,030
Certificates of deposit < $100,000	6,767	12,433	7,793	8,482	—	35,475
Certificates of deposit > $100,000	3,986	4,742	4,616	6,675	—	20,019
Noninterest bearing demand deposits	—	—	—	—	37,710	37,710
Repurchase agreements	22,531	—	—	—	—	22,531
FHLB borrowings	209	641	1,505	861	—	3,216
Other liabilities	—	—	—	—	743	743
Stockholders’ equity	—	—	—	—	33,059	33,059

Total liabilities and capital	$67,977	$17,816	$68,458	$109,492	$71,512	$335,255

GAP	(26,356)	20,042	28,096	33,695	(55,477)
GAP/ Total Assets	-7.86%	5.98%	8.38%	10.05%	-16.55%
Cumulative GAP	(26,356)	(6,314)	21,782	55,477	—
Cumulative GAP/Total Assets	-7.86%	-1.88%	6.50%	16.55%	0.00%

The above analysis contains repricing and maturity assumptions and estimates used by management.

Progressive Bank uses an asset/liability simulation model to measure the earnings at risk (EAR) and economic value of equity (EVE). The EAR analysis is considered management’s best source of managing short term interest rate risk. The strength of the EAR analysis is that it can capture all of the different forms of interest rate risk under many different interest rate scenarios. The EVE analysis is a valuation approach measuring long-term interest rate risk exposure. EVE considers all future time periods, which provides an advantage over earnings simulation. However, a negative attribute of EVE is that it assumes a sustained change in rates, which is never the case in the long-term. The EVE methodology seeks to compute the financial risk of having a duration mismatch between assets and funding. If asset duration is shorter than funding duration, Progressive Bank is asset sensitive and the EVE will move in the same direction as interest rates. If funding duration is shorter than asset duration, Progressive Bank is liability sensitive and the EVE will move in the opposite direction of interest rates.

The quarterly reports developed in the simulation model assist Progressive Bank in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance with policy guidelines. The simulation model excludes the potential effect of interest rate changes on assets and liabilities of First West Virginia which are not deemed material.

Assumptions in the model are made to simulate the impact of future changes in interest rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. The projections provided by the model are not intended as an actual forecast of Progressive Bank’s performance in a particular rate environment, and should not be relied upon. Actual changes in the interest rate environment normally do not take place instantaneously, but over a period of time, and do not occur in a parallel fashion. Additionally, the balance sheet composition, spread relationships for new dollars invested, non-interest income and expenses, investment practices, and deposit practices all change as a result of changes in interest rates and would need to be considered by the Asset/Liability Management Committee.

The table below sets forth, as of December 31, 2016, the estimated changes in EVE and EAR that would result from the designated instantaneous changes in market interest rates. The results reported were within the policy guidelines established by Progressive Bank at December 31, 2016. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	(Dollars in thousands)
	Economic Value of Equity			Earnings at Risk
Change in Interest Rates in Basis Points (“bp”)	Dollar Amount	Dollar Change	Percent Change	Dollar Change	Percent Change
+400 bp	$25,304	$(23,099)	(47.7)%	$(908)	(10.7)%
+300 bp	30,825	(17,578)	(36.3)	(659)	(7.8)
+200 bp	36,653	(11,750)	(24.3)	(416)	(4.9)
+100 bp	42,473	(5,930)	(12.3)	(195)	(2.3)
Flat	48,403	—	—	—	—
-100 bp	48,748	345	0.7	(976)	(11.6)
-200 bp	45,199	(3,204)	(6.6)	(2,088)	(24.7)

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EAR and EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the tables presented above assume that the composition of Progressive Bank’s interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables presented above provide an indication of Progressive Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EAR and EVE and will differ from actual results.

Stock Ownership

The following table sets forth information, as of February 16, 2018, regarding the shares of First West Virginia common stock beneficially owned by persons known to First West Virginia to beneficially own more than 5% of First West Virginia’s common stock, by each director and executive officer of First West Virginia, and by all directors and executive officers as a group.

Persons Owning Greater than 5%	Shares of Common Stock Beneficially Owned (1)		Percent (2)
Rosalie J. Dlesk	190,674	(3)	11.09
James C. Inman and Laura G. Inman	135,198	(4)	7.87

Directors
Jonathan A. Bedway	200		*
Nada E. Beneke	38,019		2.21
Dr. Clyde D. Campbell	11,259		*
Rosalie J. Dlesk	190,674	(3)	11.09
Robert J. Fitzsimmons	2,500		*
Joseph M. Menendez	2,700		*
Roberta Robinson Olejasz	2,894		*
William G. Petroplus	8,339	(5)	*
Thomas L. Sable	11,248	(6)	*
Brian L. Schambach	600		*

Executive Officers who are not Directors
Francie P. Reppy	1,870	(7)	*
Brad D. Winwood	131	(8)	*

All directors and executive officers as a group (12 persons)	270,444		15.74

*	Less than 1%
(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock or preferred stock if he or she has or shares voting or investment power with respect to such security. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of First West Virginia common stock.
(2)	Based on a total of a total of 1,718,730 shares of First West Virginia common stock outstanding as of February 16, 2018.
(3)	107,335 shares are pledged as collateral.
(4)	Includes 111,485 shares owned by Laura G. Inman and 22,713 shares owned by James C. Inman.

(5)	Includes 907 shares owned jointly by William G. Petroplus and Sheree A. Petroplus and 452 shares owned by Sheree A. Petroplus, his wife. Mr. Petroplus disclaims beneficial ownership of 452 shares owned by Kristen G. Petroplus, his daughter, for which William G. Petroplus acts as custodian and 452 shares owned jointly by Alyssa R. Petroplus, his daughter, for which William G. Petroplus acts as custodian.
(6)	Includes 11,248 shares owned jointly by Thomas L. Sable and Janice M. Sable.
(7)	Includes 123 shares owned jointly by Francie P. Reppy and Michael H. Reppy.
(8)	Includes 141 shares owned jointly by Brad D. Winwood and Douglas E. Winwood.

Biographical Information for Certain Executive Officers and Directors of First West Virginia

William G. Petroplus, age 70, has served as a member of the Board of Directors of First West Virginia since 1998. Mr. Petroplus was appointed to serve as Chairman of the Board of Directors in 2016. Mr. Petroplus also serves as a director of Progressive Bank, and has been a director of Progressive Bank since 1986. Prior to his appointment as President and Chief Executive Officer, he was appointed as the Interim President and Chief Executive Officer of First West Virginia and Progressive Bank on December 21, 2013. Mr. Petroplus had previously served as Chairman of the Nominating Committee and as a member of the Corporate Governance/Human Resource Compensation Committee of First West Virginia prior to his appointment as Interim President and Chief Executive Officer.

Mr. Petroplus is a graduate of West Virginia University and the West Virginia University College of Law. Mr. Petroplus has 44 years’ experience as an attorney. He has been with the law firm Petroplus & Gaudino, PLLC since 1999. His legal background and training provide him with an excellent framework within which to offer advice and counsel in a highly regulated banking industry. He also is the sole member of GWP Realty LLC, a real estate investment and rental limited liability company. Mr. Petroplus’s expertise in laws and regulations, that pertain to, but are not limited to real estate law, commercial lending, corporate law and fiduciary matters, contribute insight to the board on such matters.

Roberta Robinson Olejasz, age 46, has served as a member of the Board of Directors of First West Virginia since 2014 and currently serves as a director of Progressive Bank. Ms. Olejasz has been the dealer operator of Bob Robinson Chevrolet-Buick-GMC-Cadillac Inc. since 2005 and also serves as the finance manager of the dealership. Ms. Olejasz is a director and past Chairman of the West Virginia Automobile and Truck Dealers Association, a member of the visiting committee of the West Virginia University College of Business and Economics, and a board member of the Wheeling Chamber of Commerce. Ms. Olejasz received a Bachelor of Science degree in Management from Virginia Commonwealth University and a Masters of Business Administration from West Virginia University.

Ms. Olejasz brings a strong sense of executive management and leadership to the Board of Directors of First West Virginia. In addition, Ms. Olejasz’s experience as the dealer operator of Bob Robinson Chevrolet-Buick-GMC-Cadillac Inc. equips her to understand and guide management decisions and actions relating to planning, risk management, marketing and capital management.

Jonathan A. Bedway, age 52, has served as a member of the Board of Directors of First West Virginia since 2014 and currently serves as a director of Progressive Bank. Mr. Bedway is the founder and President of Bedway Development Corporation, a commercial construction contractor and a commercial real estate developer. Mr. Bedway is also the President of the following entities: Double J Real Estate, LLC; Bedway Group, Inc.; Broadway Realty; Bedway Land & Minerals; and Groway, LLC. Mr. Bedway serves on the Board of Wheeling Country Day School where he is the President of the Board of Trustees. Mr. Bedway is a graduate of The Linsly School and West Virginia University with a Bachelor of Science degree.

Mr. Bedway’s 27 years of experience as the owner of a successful construction and development company and his experience and knowledge of the local and regional commercial real estate market are beneficial in reviewing and attracting commercial loans.

Executive Compensation for Certain Executive Officers of First West Virginia

The following table shows all compensation awarded to, earned by or paid to First West Virginia’s President and Chief Executive Officer, William G. Petroplus, for all services rendered in his capacity to First West Virginia and/or its subsidiary, Progressive Bank, as of December 31, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation		Total
William G. Petroplus, President and Chief Executive Officer of First West Virginia and President and Chief Executive Officer of Progressive Bank	2017	$122,400	$17,344	$5,227	(1)	$144,971
	2016	$120,277	$7,200	$7,078	(1)	$134,555

(1)	Includes contributions to the Profit Sharing and 401(k) Plan.

Director Compensation for Certain Directors of First West Virginia

Each director of First West Virginia was compensated at the rate of $800 per regular meeting. Additionally, each director was compensated at the rate of $325 for any meetings held in addition to the regular meetings. Audit Committee members were compensated at the rate of $475 for regular meetings. The Chairman of the Audit Committee received additional compensation of $100 for each regular meeting for services in that capacity. The Corporate Governance/Human Resource and Compensation and Nominating Committee members were compensated at the rate of $325 for attendance at each committee meeting, unless a special meeting is held following a regular meeting in which event there is no additional compensation at the special meeting.

First West Virginia’s directors, who are also directors of its subsidiary, Progressive Bank, were paid $325 for attendance at each regular bank board or committee meeting.

The following table shows all compensation paid by First West Virginia to certain directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total
Jonathan A. Bedway(1)	$12,625	$—	$12,625
Roberta Robinson Olejasz(2)	$15,550	$—	$15,550
William G. Petroplus(3)	$—	$—	$—

(1)	Jonathan A. Bedway was compensated $9,600 and $3,025 for serving as director of First West Virginia and Progressive Bank, respectively.

(2)	Roberta Robinson Olejasz was compensated $9,600 and $5,950 for serving as director of First West Virginia and Progressive Bank, respectively.
(3)	William G. Petroplus was not compensated for serving as director of First West Virginia and Progressive Bank, respectively in 2017.

Related Party Transactions

Directors and executive officers of First West Virginia and Progressive Bank routinely enter into banking transactions with Progressive Bank in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Management believes that these transactions do not involve more than a normal risk of collectability or present other unfavorable features.

First West Virginia and Progressive Bank have not entered into any transactions since January 1, 2016 in which the amount involved exceeded the lesser of $120,000 or one percent of First West Virginia’s average total assets for the years ended December 31, 2016 and 2017, and in which any related persons had or will have a direct or indirect material interest.

STOCKHOLDER NOMINATIONS AND PROPOSALS

First West Virginia will hold its 2018 annual meeting of stockholders only if the merger is not completed. First West Virginia’s bylaws provide that in order for a stockholder to make nominations for the election of directors, a stockholder must deliver notice of such nominations to the president or chairman of the board of directors of First West Virginia not less than 14 days nor more than 40 days before any meeting of stockholders called for the election of directors, provided that, that if less than 21 days’ notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the president of First West Virginia no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

CB’s articles of incorporation provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. Advance notice for certain business or nominations to the board of directors to be brought before next year’s annual meeting of stockholders of CB must be given to CB by not less than 60 days before the anniversary of the immediately preceding annual meeting of CB.

LEGAL MATTERS

The validity of the shares of CB common stock to be issued in the merger has been passed upon for CB by Luse Gorman, PC, Washington, D.C. Certain federal income tax consequences of the merger have been passed upon for CB by Luse Gorman, PC, Washington, D.C, and for First West Virginia by Bowles Rice LLP, Charleston, West Virginia.

EXPERTS

The consolidated financial statements of CB as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of First West Virginia as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 have been included in this joint proxy statement/prospectus in reliance upon the reports of BKD, LLP, an independent registered public accounting firm, as stated in its reports appearing herein, and upon on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CB has filed with the Securities and Exchange Commission a registration statement under the Securities Act, as amended, that registers the issuance of the shares of CB common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of CB in addition to the proxy statement for CB stockholders and First West Virginia stockholders. The registration statement, including this joint proxy statement/prospectus and the attached appendices, contains additional relevant information about CB and CB common stock.

CB also files reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as CB, who file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by CB with the Securities and Exchange Commission are also available at CB’s website at www.communitybank.tv under the tab “About Us—Investor Relations.” The web addresses of the Securities and Exchange Commission and CB are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

The Securities and Exchange Commission allows CB to incorporate by reference information in this joint proxy statement/prospectus. This means that CB can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that CB previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition.

CB Filings with the Securities and Exchange Commission

(File No. 001-36706)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2017; June 30, 2017 and September 30, 2017

Current Reports on Form 8-K or 8-K/A (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)	Filed on February 15, 2017; May 17, 2017; August 16, 2017; November 15, 2017; November 16, 2017 and January 18, 2018

The description of CB’s common stock set forth in the registration statement on Form 8-A12B and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description

Filed on October 22, 2014

CB also incorporates by reference additional documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later of the date of CB special meeting and the date of the First West Virginia special meeting, provided that CB is not incorporating by reference any information furnished to, but not filed with, the Securities and Exchange Commission.

Documents incorporated by reference are available from CB without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from CB at the following address and phone number:

CB Financial Services, Inc.

100 North Market Street

Carmichaels, Pennsylvania 15320

Attention: Deborah Sabocheck, Corporate Secretary

CB stockholders requesting documents must do so by April 4, 2018 to receive them before the CB special meeting. You will not be charged for any of these documents that you request.

Additional information about First West Virginia may be obtained by contacting Deborah A. Kloeppner, Corporate Secretary, First West Virginia Bancorp, Inc., 1701 Warwood Avenue, Wheeling, West Virginia 26003. To obtain additional information from First West Virginia before the First West Virginia special meeting, you must make your request no later than April 4, 2018. You will not be charged for any of these documents that you request.

Index to the Consolidated Financial Statements of First West Virginia Bancorp, Inc.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except share data)	September 30, 2017	December 31, 2016
ASSETS
Cash and Due From Banks	$4,384	$4,922
Due From Banks-Interest Bearing	12,983	17,955
Federal Funds Sold	1,915	—

Total Cash and Cash Equivalents	19,282	22,877
Investment Securities:
Available-for-Sale (at fair value)	205,244	197,206
Loans	101,242	97,092
Less Allowance for Loan Losses	(1,771)	(1,797)

Net Loans	99,471	95,295
Premises and Equipment, Net	7,260	7,629
Accrued Income Receivable	1,028	1,113
Goodwill	1,644	1,644
Bank-Owned Life Insurance	4,148	4,063
Other Assets	5,049	5,428

TOTAL ASSETS	$343,126	$335,255

LIABILITIES
Noninterest Bearing Deposits:
Demand	$49,498	$37,710
Interest Bearing Deposits:
Demand	62,094	61,472
Savings	120,235	121,030
Time	53,551	55,494

Total Deposits	285,378	275,706

Securities Sold Under Agreements to Repurchase	21,058	22,531
Federal Home Loan Bank Borrowings	2,213	3,216
Accrued Interest Payable	76	84
Other Liabilities	759	659

TOTAL LIABILITIES	309,484	302,196

STOCKHOLDERS’ EQUITY
Common Stock - 2,000,000 Shares Authorized at $5 Par Value:
1,728,730 Shares Issued at September 30, 2017 and December 31, 2016	8,644	8,644
Treasury Stock - 10,000 Shares at Cost	(228)	(228)
Surplus	6,966	6,966
Retained Earnings	19,277	19,907
Accumulated Other Comprehensive Loss	(1,017)	(2,230)

TOTAL STOCKHOLDERS’ EQUITY	33,642	33,059

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$343,126	$335,255

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Loans, Including Fees:
Taxable	$1,058	$1,003	$3,225	$3,018
Tax-exempt	79	112	247	349
Debt Securities:
Taxable	1,044	904	3,163	2,737
Tax-exempt	177	199	544	688
Federal Funds Sold	6	—	15	—
Other Interest and Dividend Income	72	44	197	123

TOTAL INTEREST AND DIVIDEND INCOME	2,436	2,262	7,391	6,915

INTEREST EXPENSE
Deposits	167	219	499	665
Federal Funds Purchased and Repurchase Agreements	36	47	112	147
Federal Home Loan Bank Borrowings	28	39	92	117

TOTAL INTEREST EXPENSE	231	305	703	929

NET INTEREST INCOME	2,205	1,957	6,688	5,986
Provision For Loan Losses	—	—	1,075	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,205	1,957	5,613	5,986

NONINTEREST INCOME
Service Charges and Other Fees	73	90	220	252
Net Gains on Available-for-Sale Securities	4	553	4	1,101
Other Operating Income	152	148	519	553

TOTAL NONINTEREST INCOME	229	791	743	1,906

NONINTEREST EXPENSE
Salaries and Employee Benefits	1,043	1,065	3,191	3,160
Net Occupancy and Expense of Premises	407	417	1,327	1,304
Other Operating Expenses	550	660	1,665	1,736

TOTAL NONINTEREST EXPENSE	2,000	2,142	6,183	6,200

Income Before Income Taxes	434	606	173	1,692
Income Tax Expense (Benefit)	77	104	(228)	232

NET INCOME	$357	$502	$401	$1,460

WEIGHTED AVERAGE SHARES OUTSTANDING	1,718,730	1,718,730	1,718,730	1,718,730
EARNINGS PER SHARE (BASIC AND DILUTED)	$0.20	$0.29	$0.23	$0.85
DIVIDENDS PER SHARE	$0.20	$0.20	$0.60	$0.60

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2017	2016	2017	2016
Net Income	$357	$502	$401	$1,460
Other Comprehensive Income (Loss):
Investment Securities Available-for-Sale
Unrealized Holding Gains (Losses) Arising During the Period	331	(515)	1,949	3,453
Income Tax Effect	(125)	194	(733)	(1,300)
Reclassification of Gains Recognized in Earnings	(4)	(553)	(4)	(1,101)
Income Tax Effect	2	208	1	414

Total Other Comprehensive Income (Loss)	204	(666)	1,213	1,466

Comprehensive Income (Loss)	$561	$(164)	$1,614	$2,926

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

	Common Stock					Accumulated Other
(Dollars in thousands, except share and per share data)	Shares	Amount	Treasury Stock	Surplus	Retained Earnings	Comprehensive Income (Loss)	Total Stockholders’ Equity
December 31, 2016	1,728,730	$8,644	$(228)	$6,966	$19,907	$(2,230)	$33,059
Net Income	—	—	—	—	401	—	401
Other Comprehensive Income	—	—	—	—	—	1,213	1,213
Cash Dividend ($0.60 Per Share)	—	—	—	—	(1,031)	—	(1,031)

September 30, 2017	1,728,730	$8,644	$(228)	$6,966	$19,277	$(1,017)	$33,642

	Common Stock					Accumulated Other
(Dollars in thousands, except share and per share data)	Shares	Amount	Treasury Stock	Surplus	Retained Earnings	Comprehensive Income	Total Stockholders’ Equity
December 31, 2015	1,728,730	$8,644	$(228)	$6,966	$19,672	$310	$35,364
Net Income	—	—	—	—	1,460	—	1,460
Other Comprehensive Income	—	—	—	—	—	1,466	1,466
Cash Dividend ($0.60 Per Share)	—	—	—	—	(1,031)	—	(1,031)

September 30, 2016	1,728,730	$8,644	$(228)	$6,966	$20,101	$1,776	$37,259

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
(Dollars in thousands)	2017	2016
OPERATING ACTIVITIES
Net Income	$401	$1,460
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Provision for Loan Losses	1,075	—
Depreciation and Amortization	429	468
Amortization of Investment Securities, Net	520	604
Investment Security Gains	(4)	(1,101)
Loss on Disposal of Premises and Equipment	1	2
Loss (Gain) on Sale of Other Real Estate Owned	(51)	12
Increase in Cash Surrender Value of Bank-Owned Life Insurance	(85)	(85)
Decrease (Increase) in Interest Receivable	85	(8)
Decrease in Interest Payable	(8)	(19)
Increase in Deferred Taxes	(12)	(61)
Other, Net	(241)	124

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,110	1,396

INVESTING ACTIVITIES
Net Decrease (Increase) in Loans, Net of Charge-offs	(5,333)	2,617
Recoveries on Loans Previously Charged-off	3	1
Proceeds From Sales of Securities Available-for-Sale	308	44,672
Proceeds From Maturities, Prepayments, and Calls of Securities Available-for-Sale	20,544	84,043
Purchase of Securities Available-for-Sale	(27,461)	(126,555)
Purchase of Premises and Equipment	(61)	(210)
Proceeds From the Sale of Foreclosed Assets	130	60

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(11,870)	4,628

FINANCING ACTIVITIES
Net Increase (Decrease) in Deposits	9,672	(7,155)
Dividends Paid	(1,031)	(1,031)
Increase (Decrease) in Short-term Borrowings	(1,473)	1,193
Repayment of Federal Home Loan Bank Borrowings	(1,003)	(78)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,165	(7,071)

DECREASE IN CASH AND CASH EQUIVALENTS	(3,595)	(1,047)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	22,877	25,929

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,282	$24,882

SUPPLEMENTAL DISCLOSURES:
Cash Paid for Interest	$711	$948
Cash Paid for Income Taxes	55	50
Loans Transferred to Other Real Estate Owned	79	72

The accompanying notes are an integral part of these condensed consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows.

Nature of Operations and Basis of Presentation: First West Virginia Bancorp, Inc. (“First West Virginia”) is a West Virginia corporation. First West Virginia provides a variety of banking services to individuals and businesses through the branch network of its affiliate bank (“Progressive Bank”). Progressive Bank operates eight full service branches located in Wheeling (3), Wellsburg, Moundsville, New Martinsville, and Buckhannon, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of First West Virginia included in the Annual Report for the year ended December 31, 2016. However, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) which are necessary for a fair presentation of the financial statements have been included. The results of operations for the three month and nine month periods ended September 30, 2017, are not necessarily indicative of the results which may be expected for the entire year or any other period. The consolidated balance sheet of First West Virginia as of December 31, 2016 has been derived from the audited consolidated balance sheet of First West Virginia as of that date.

Principles of Consolidation: The consolidated financial statements of First West Virginia include the financial statements of the parent and its wholly-owned subsidiary, Progressive Bank, N.A. (“Progressive Bank”). All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other-than-temporary impairments (OTTI), and fair values of financial instruments.

Cash and Cash Equivalents: Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold with maturities of less than 90 days. At September 30, 2017, First West Virginia’s cash accounts exceeded federally insured limits by approximately $1,765,000. Additionally, First West Virginia had approximately $12,983,000 on deposit with the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh as of September 30, 2017.

Investment Securities: Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities available for sale or held to maturity. First West Virginia did not have any securities classified as held to maturity at September 30, 2017 or December 31, 2016. Certain debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of First West Virginia’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other-than-temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At September 30, 2017 and December 31, 2016, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Loans and Loans Held for Sale: Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is First West Virginia’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is First West Virginia’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. A nonaccrual loan may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loans are considered past due when contractually required principal and interest payments have not been made on the due dates. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield using the level yield method. Loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. First West Virginia had no loans held for sale as of September 30, 2017 and December 31, 2016.

Consumer loans are fully charged off or charged down to net realizable value when deemed uncollectible due to bankruptcy or other factors or no later than a defined number of days past due. Consumer loans not secured by real estate are charged off or charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Residential real estate loans are charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Commercial loans are fully charged off or charged down to net realizable value when management judges the loan to be uncollectible.

First West Virginia has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which Progressive Bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2017 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2018. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. Progressive Bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $5,857,000 and $6,206,000 as of September 30, 2017 and December 31, 2016, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $226,000 at September 30, 2017 and December 31, 2016. No liability has been recorded for the recourse obligation as the likelihood of incurring the liability is considered remote. The amount of income recognized as of a result of this agreement was $4,000 and $5,000 for the three months ended September 30, 2017 and 2016, respectively, and $13,000 and $16,000 for the nine months ended September 30, 2017 and 2016, respectively.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses: The allowance for loan losses represents the amount which management estimates is adequate to provide for probable incurred losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

Management tracks and assigns a historical loss percentage for each loan rating category within each loan type. A rolling three-year historical loss ratio is used, calculated on a quarterly basis.

Management currently utilizes nine qualitative factors that are adjusted based on changes in the lending environment and economic conditions. The qualitative factors include the following: levels of and trends in delinquencies, nonaccruals, and charge-offs; trends within the loan portfolio; changes in lending policies and procedures; experience of lending personnel and management oversight; national and local economic trends; concentrations of credit; external factors such as legal and regulatory requirements; changes in the quality of loan review and Board oversight; and changes in the value of underlying collateral. The number of qualitative factors can change. Factors can be added for new risks or taken away if the risk no longer applies. Each loan type will have its own risk profile and management will evaluate and adjust each qualitative factor for each loan type quarterly, if necessary. For example, if one area of the loan portfolio is experiencing sharp increases in growth, it is likely the qualitative factor for trends in the loan portfolio would be increased for that loan type. As levels of delinquencies and nonaccrual loans decline for a loan type, it is likely that factor would be reduced.

In terms of First West Virginia’s loan portfolio, the commercial and industrial loans and commercial real estate loans are deemed to have more risk than the consumer real estate loans and other consumer loans in the portfolio. The commercial loans not secured by real estate are highly dependent on financial condition and are more dependent on economic conditions. The commercial loans secured by real estate are also dependent on economic conditions but generally have stronger forms of collateral. The commercial loans and commercial real estate loans have historically been responsible for the majority of First West Virginia’s delinquencies, nonaccrual loans, and charge-offs so both of these categories carry higher qualitative factors than consumer real estate loans and other consumer loans.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Impaired loans are loans for which it is probable First West Virginia will not be able to collect all amounts due according to the contractual terms of the loan agreement. First West Virginia individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap.

First West Virginia may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Payments received on nonaccrual loans are applied as a reduction of the loan principal balance. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or in the case of collateral dependent loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral less estimated liquidation expenses.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,771,000 at September 30, 2017, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectability of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause First West Virginia to experience increases in problem assets, delinquencies and losses on loans.

Goodwill: Goodwill resulted from First West Virginia’s purchase of a less-than-whole financial institution (the “branch”). The goodwill value of $1,644,000 is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is periodically reviewed for impairment. No impairment losses were recognized as of September 30, 2017 and December 31, 2016. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in First West Virginia recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on First West Virginia’s financial condition and results of operations.

Mortgage-Servicing Rights (“MSRs”): First West Virginia has agreements for the express purpose of selling loans in the secondary market. First West Virginia maintains all servicing rights for these loans. MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Impairment is evaluated based on the fair value of the right, which is based on portfolio interest rates and prepayment characteristics.

Bank-Owned Life Insurance: Bank-owned life insurance consists of investments in life insurance policies on executive officers and other members of Progressive Bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as noninterest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $4,148,000 and $4,063,000 at September 30, 2017 and December 31, 2016, respectively. The death benefit value of the bank-owned life insurance at September 30, 2017 and December 31, 2016 was $8.7 million and $8.8 million, respectively. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by First West Virginia to their designated beneficiary.

Advertising Costs: Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $45,000 and $96,000 for the three months ended September 30, 2017 and 2016, respectively. For the nine month periods ended September 30, 2017 and 2016, advertising expenses amounted to $172,000 and $152,000, respectively.

Premises and Equipment: Land is carried at cost. Premises and equipment is stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from First West Virginia, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) First West Virginia does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate Owned: Assets acquired through, or in lieu of, loan foreclosures are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. The assets are subsequently accounted for at the lower of cost or fair value, less estimated costs to sell. Any subsequent declines in fair value and gains or losses on the disposition of these assets are credited to or charged against income. Other real estate owned is included in other assets. There were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process at September 30, 2017.

Income Taxes: First West Virginia and its subsidiary file a consolidated federal income tax return. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. First West Virginia recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Condensed Consolidated Statements of Income. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Earnings Per Common Share: Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. First West Virginia has no securities which would be considered potential common stock.

Legal Proceedings: The nature of the business of First West Virginia’s subsidiary generates a certain amount of litigation involving matters arising in the ordinary course of business. First West Virginia is unaware of any litigation other than ordinary routine litigation incidental to the business of First West Virginia, to which it or its subsidiary is a party or of which any of their property is subject.

Recent Accounting Standards

In September 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments. ASU 2017-13 amends the early adoption date option for certain companies related to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and ASU No. 2016-02, Leases (Topic 842). The SEC staff stated the SEC would not object to a public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The SEC staff stated the SEC would not object to a public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. First West Virginia is evaluating the provisions of ASU 2017-13 but believes that its adoption will not have a material impact on First West Virginia’s consolidated financial condition or results of operations.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In March 2017, the FASB issued ASU 2017-08, Receivables- Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchases of Callable Debt Securities. ASU 2017-08 amends guidance on the amortization period of premiums on certain purchases of callable debt securities. The amendments shorten the amortization period of premiums on certain purchases of callable debt securities to the earliest call date. ASU 2017-08 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within those annual periods, and for all other entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020 with early adoption permitted. First West Virginia is evaluating the provisions of ASU 2017-08 but believes that its adoption will not have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the second step of the goodwill impairment test. Instead, an entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. ASU 2017-04 is effective for public business entities that are SEC filers for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted, and is to be applied on a prospective basis. First West Virginia is currently evaluating the provisions of ASU 2017-04, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flow (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 addresses the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and the amendments should be applied using a retrospective transition method to each period presented. First West Virginia is currently evaluating the provisions of ASU 2016-15, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, ASU 2016-13 eliminates the probable initial recognition threshold in current GAAP; and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however this ASU will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects companies holding financial assets and net investment in leases that are not accounted for at fair value through net income. The ASU 2016-13 amendments affect loans, debt securities, trade receivables, net investments in leases, off balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for public business entities that are SEC filers for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. First West Virginia is currently evaluating the provisions of ASU 2016-13 and is unable to estimate the impact on First West Virginia’s consolidated financial condition or results of operations at this time.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet, and disclosing key information about leasing arrangements. ASU 2016-02 will require lessees to recognize a right-of-use (ROU) asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation for leases with terms of more than twelve months. Both the ROU asset and lease liability will initially be measured at the present value of the future minimum lease payments over the lease term. Subsequent measurement, including the presentation of expenses and cash flows, will depend on the classification of the lease as either a finance or an operating lease. Accounting by lessors will remain largely unchanged from current U.S. GAAP. ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those years, with early adoption permitted, and is to be applied as of the beginning of the earliest period presented using a modified retrospective approach. First West Virginia is currently evaluating the provisions of ASU 2016-02, but expects to report increased assets and liabilities as a result of reporting additional leases on First West Virginia’s consolidated statement of financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10), which enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. ASU 2016-01 (i) requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for an entity to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost; (iv) requires an entity to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and (v) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. ASU 2016-01 is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2017, and is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. First West Virginia is currently evaluating the provisions of ASU 2016-01, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which establishes a comprehensive revenue recognition standard for virtually all industries under GAAP, including those that previously followed industry-specific guidance, such as the real estate, construction and software industries. ASU 2014-09 specifies that an entity shall recognize revenue when, or as, the entity satisfies a performance obligation by transferring a promised good or service (i.e., an asset) to a customer. An asset is transferred when, or as, the customer obtains control of the asset. Entities are required to disclose qualitative and quantitative information on the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09. The guidance is effective for First West Virginia’s financial statements beginning January 1, 2018. The guidance allows an entity to apply the new standard either retrospectively or through a cumulative effect adjustment as of January 1, 2018. This guidance does not apply to revenue associated with financial instruments, including loans, securities, and derivatives that are accounted for under other U.S. GAAP guidance. For that reason, First West Virginia does not expect it to have a material impact on its consolidated results of operations for elements of the statement of income associated with financial instruments, including securities gains, interest income, and interest expense. However, First West Virginia does believe the new standard will result in new disclosure requirements. First West Virginia is currently in the process of reviewing contracts to assess the impact of the new guidance on its service offerings that are in the scope of the guidance included in non-interest income, such as deposit related fees and service charges and payment processing fees. First West Virginia is continuing to evaluate the effect of the new guidance on revenue sources other than financial instruments on its consolidated financial position or results of operations and will use modified retrospective method for transition in which the cumulative effect will be recognized at the date of adoption with no restatement of comparative periods presented.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Earnings Per Share

There are no convertible securities, which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Condensed Consolidated Statement of Income is used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Weighted-Average Common Shares Outstanding	1,728,730	1,728,730	1,728,730	1,728,730
Average Treasury Stock Shares	(10,000)	(10,000)	(10,000)	(10,000)

Weighted-Average Common Shares and Common Stock
Equivalents Used to Calculate Basic Earnings Per Share	1,718,730	1,718,730	1,718,730	1,718,730
Additional Common Stock Equivalents (Stock Options and
Restricted Stock) Used to Calculate Diluted Earnings Per Share	—	—	—	—

Weighted-Average Common Shares and Common Stock
Equivalents Used to Calculate Diluted Earnings Per Share	1,718,730	1,718,730	1,718,730	1,718,730

Earnings per share:
Basic	$0.20	$0.29	$0.23	$0.85
Diluted	0.20	0.29	0.23	0.85

Note 3. Investment Securities

The following table presents the amortized cost and fair value of investment securities available-for-sale at the dates indicated:

	(Dollars in thousands) September 30, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$57,745	$—	$(1,169)	$56,576
Obligations of States and Political Subdivisions	36,711	921	(195)	37,437
Mortgage-Backed Securities - Government-Sponsored Enterprises	111,649	108	(1,365)	110,392
Equity Securities - Mutual Funds	667	40	(10)	697
Equity Securities - Other	103	39	—	142

Total	$206,875	$1,108	$(2,739)	$205,244

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government Agencies	$56,743	$1	$(1,867)	$54,877
Obligations of States and Political Subdivisions	33,936	864	(398)	34,402
Mortgage-Backed Securities - Government-Sponsored Enterprises	109,336	49	(2,266)	107,119
Equity Securities - Mutual Funds	664	29	(14)	679
Equity Securities - Other	103	28	(2)	129

Total	$200,782	$971	$(4,547)	$197,206

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

The following tables show First West Virginia’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at the dates indicated:

	(Dollars in thousands) September 30, 2017
	Less than 12 months			12 Months or Greater			Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Government Agencies	17	$36,320	$(598)	9	$20,254	$(571)	26	$56,574	$(1,169)
Obligations of States and Political Subdivisions	22	8,396	(149)	2	668	(46)	24	9,064	(195)
Mortgage-Backed Securities - Government Sponsored Enterprises	36	81,089	(1,040)	7	11,100	(325)	43	92,189	(1,365)
Equity Securities - Mutual Fund	2	541	(10)	—	—	—	2	541	(10)
Equity Securities - Other	—	—	—	—	—	—	—	—	—

Total	77	$126,346	$(1,797)	18	$32,022	$(942)	95	$158,368	$(2,739)

	December 31, 2016
	Less than 12 months			12 Months or Greater			Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Government Agencies	23	$53,875	$(1,867)	—	$—	$—	23	$53,875	$(1,867)
Obligations of States and Political Subdivisions	36	13,036	(398)	—	—	—	36	13,036	(398)
Mortgage-Backed Securities - Government Sponsored Enterprises	42	100,654	(2,190)	2	3,361	(76)	44	104,015	(2,266)
Equity Securities - Mutual Fund	2	535	(13)	1	27	(1)	3	562	(14)
Equity Securities - Other	—	—	—	1	22	(2)	1	22	(2)

Total	103	$168,100	$(4,468)	4	$3,410	$(79)	107	$171,510	$(4,547)

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

For debt securities, First West Virginia does not believe any individual unrealized loss as of September 30, 2017 and December 31, 2016 represents an other-than-temporary impairment. First West Virginia performs a review of the entire securities portfolio on a quarterly basis to identify securities that may indicate an other-than-temporary impairment. First West Virginia’s management considers the length of time and the extent to which the fair value has been less than cost, and the financial condition of the issuer. The securities that are temporarily impaired at September 30, 2017 and December 31, 2016 relate principally to changes in interest rates subsequent to the acquisition of the specific securities. First West Virginia does not intend to sell or it is not more likely than not that it will be required to sell any of the securities in an unrealized loss position before recovery of its amortized cost or maturity of the security.

The following table presents the scheduled maturities of investment securities as of the date indicated:

	(Dollars in thousands)
	September 30, 2017
	Available-for-Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$2	$2
Due after One Year through Five Years	17,005	16,769
Due after Five Years through Ten Years	57,262	56,925
Due after Ten Years	132,606	131,548

Total	$206,875	$205,244

Equity Securities – Mutual Funds and Equity Securities – Other do not have a scheduled maturity date, but have been included in the Due After Ten Years category. Mortgage-Backed Securities have been allocated based on the final maturity date, although principal payments occur prior to that date.

Proceeds from sales of securities available-for-sale during the nine month periods ended September 30, 2017 and 2016, were $308,000 and $44,672,000, respectively. Gross gains of $4,000 were realized during the nine months ended September 30, 2017. Gross losses realized during the nine months ended September 30, 2017 were less than $500 and not considered material for financial reporting and disclosure purposes. Gross gains of $1,102,000 and gross losses of $1,000 were realized during the nine months ended September 30, 2016. Proceeds from sales of securities available-for-sale during the three month periods ended September 30, 2017 and 2016, were $304,000 and $17,509,000, respectively. Gross gains of $4,000 were realized during the three months ended September 30, 2017. There were no gross losses realized during the three months ended September 30, 2017. Gross gains of $553,000 were realized during the three months ended September 30, 2016. Gross losses realized during the three months ended September 30, 2017 were less than $500 and not considered material for financial reporting and disclosure purposes. Assets carried at approximately $70,226,000 and $68,395,000 at September 30, 2017 and December 31, 2016, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss

First West Virginia’s loan portfolio is made up of four classifications: real estate loans, commercial and industrial loans, consumer loans and other loans. All loans are accounted for under the amortized cost method. The following table presents the classifications of loans as of the dates indicated.

	(Dollars in thousands)
	September 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent
Loans
Real Estate:
Residential	$31,652	31.3%	$29,721	30.6%
Commercial	45,960	45.4	44,044	45.4
Construction	298	0.3	595	0.6
Commercial and Industrial	13,501	13.3	12,280	12.6
Consumer	3,218	3.2	2,716	2.8
Other	6,613	6.5	7,736	8.0

Total Loans	101,242	100.00%	97,092	100.0%

Allowance for Loan Losses	(1,771)		(1,797)

Loans, Net	$99,471		$95,295

Total unamortized net deferred loan fees were $167,000 and $154,000 at September 30, 2017 and December 31, 2016, respectively.

Real estate loans serviced for others, which are not included in the Condensed Consolidated Balance Sheet, totaled $5.9 million and $6.2 million at September 30, 2017 and December 31, 2016, respectively.

First West Virginia has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. These policies and procedures are reviewed by management and approved by the Board of Directors on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentration of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

First West Virginia originates direct and indirect consumer loans including principally residential real estate, home equity lines and loans, credit cards, and indirect vehicle loans using a credit analysis as part of the underwriting process. Each loan type has a separate underwriting criteria, which consists of several factors including debt to income, type of collateral, credit history and customer relationship with First West Virginia. Credit risk is driven by factors such as the creditworthiness of a borrower and general economic conditions in First West Virginia’s market area that might impact the borrower’s personal income, employment, or collateral value. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards are designed to promote relationship banking rather than transactional banking. First West Virginia’s management examines current and projected cash flows to determine the ability of the borrowers to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected and the collateral securing the loan may fluctuate in value. Credit risk in these loans is driven by the creditworthiness of the borrower and the economic conditions that impact the cash flow stability from business operations. Minimum standards and underwriting guidelines have been established for commercial loan types.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by the general economy or conditions specific to the real estate market such as geography and/or property type.

Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from First West Virginia until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of the borrower, property values and the economic conditions in First West Virginia’s market areas.

First West Virginia utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Risk ratings are assigned to individual credit exposures as an aspect of the credit approval and are adjusted thereafter to reflect changes in risk exposure as the borrower’s condition changes. The most significant factor used to determine the risk rating is the borrower’s primary source of repayment, which includes a cash flow analysis. Other items considered in the loan review include secondary sources of repayment, financial trends, collateral value and characteristics, the size of the loan, and external factors impacting the borrower’s repayment ability.

Loans rated as “Pass” include those that have minimal, modest, acceptable, and higher risk. Minimal risk loans are fully secured by marketable securities or cash collateral, or loans supported by the United States Treasury. Modest risk loans have borrowers with stable cash flows over an extended period of time and extensive access to credit from several sources. Acceptable risk loans include individual borrowers with substantial liquid assets and commercial borrowers with strong cash flow. Higher risk loans have adequate sources of repayment and no current identifiable risk for repayment and loans that are slightly below average due to any number of factors such as income, collateral, or the lack of sufficient financial information.

Problem and potential problem loans are classified as “Special Mention,” “Substandard,” and “Doubtful.” Substandard loans are inadequately protected by the current worth and paying capacity of the borrower or the collateral pledged, if any. These loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt and are characterized by the distinct possibility that First West Virginia will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable. Loans that do not currently expose First West Virginia to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.

For consumer and consumer real estate loan classes, First West Virginia also evaluates credit quality based on the aging status of the loan and by payment activity.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

The following table presents loans summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of the dates indicated. At September 30, 2017 and December 31, 2016, there were no loans in the criticized category of Loss within the internal risk rating system.

	(Dollars in thousands)
	September 30, 2017
	Pass	Special Mention	Substandard	Doubtful	Total
Loans
Real Estate:
Residential	$31,326	$—	$326	$—	$31,652
Commercial	43,557	—	2,403	—	45,960
Construction	298	—	—	—	298
Commercial and Industrial	13,492	—	9	—	13,501
Consumer	3,217	—	1	—	3,218
Other	6,613	—	—	—	6,613

Total Loans	$98,503	$—	$2,739	$—	$101,242

	December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Total
Loans
Real Estate:
Residential	$29,329	$—	$392	$—	$29,721
Commercial	40,268	—	3,776	—	44,044
Construction	595	—	—	—	595
Commercial and Industrial	12,268	—	12	—	12,280
Consumer	2,716	—	—	—	2,716
Other	7,736	—	—	—	7,736

Total Loans	$92,912	$—	$4,180	$—	$97,092

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of the dates indicated.

	(Dollars in thousands)
	September 30, 2017
	Loans Current	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Non- Accrual	Total Loans
Loans
Real Estate:
Residential	$31,122	$—	$384	$—	$384	$146	$31,652
Commercial	43,792	64	—	320	384	1,784	45,960
Construction	298	—	—	—	—	—	298
Commercial and Industrial	13,482	19	—	—	19	—	13,501
Consumer	3,210	7	—	—	7	1	3,218
Other	6,613	—	—	—	—	—	6,613

Total Loans	$98,517	$90	$384	$320	$794	$1,931	$101,242

	December 31, 2016
	Loans Current	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Non- Accrual	Total Loans
Loans
Real Estate:
Residential	$29,097	$367	$51	$—	$418	$206	$29,721
Commercial	42,024	281	—	320	601	1,419	44,044
Construction	595	—	—	—	—	—	595
Commercial and Industrial	12,104	144	32	—	176	—	12,280
Consumer	2,712	4	—	—	4	—	2,716
Other	7,736	—	—	—	—	—	7,736

Total Loans	$94,268	$796	$83	$320	$1,199	$1,625	$97,092

Nonaccrual loans amounted to $1.9 million and $1.6 million at September 30, 2017 and December 31, 2016, respectively. The amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $47,000 and $38,000 for the three months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and 2016 and for the year ended December 31, 2016, the amount of interest income that would have been recognized had the loans performed in accordance with their original terms was $120,000, $127,000 and $135,000, respectively.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

The following table sets forth the amounts and categories of nonperforming assets at the dates indicated. Included in nonperforming loans and assets are troubled debt restructurings (“TDRs”), which are loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties. Nonaccrual TDRs are included in their specific loan category in the nonaccrual loans section. There were no accruing TDRs at September 30, 2017 and December 31, 2016.

	(Dollars in Thousands)
	September 30, 2017	December 31, 2016
Nonaccrual Loans:
Real Estate:
Residential	$146	$206
Commercial	1,784	1,419
Consumer	1	—

Total Nonaccrual Loans	1,931	1,625

Accruing Loans Past Due 90 Days or More:
Real Estate:
Commercial	320	320

Total Accruing Loans 90 Days or More Past Due	320	320

Total Nonperforming Loans	2,251	1,945

Real Estate Owned:
Commercial	1,033	1,033

Total Real Estate Owned	1,033	1,033

Total Nonperforming Assets	$3,284	$2,978

Nonperforming Loans to Total Loans	2.22%	2.00%
Nonperforming Assets to Total Assets	0.96	0.89

Total Noncurrent Loans	2,251	1,945
Noncurrent Loans to Total Loans	2.22%	2.00%

TDRs typically are the result of our loss mitigation activities whereby concessions are granted to minimize loss and avoid foreclosure or repossession of collateral. The concessions granted for the TDRs in the portfolio primarily consist of, but are not limited to, modification of payment or other terms, temporary rate modification and extension of maturity date. During the three and nine months ended September 30, 2017, one commercial real estate loan totaling $633,000 modified terms due to an amortization concession in a new TDR transaction. No loans were modified in a TDR during the three and nine months ended September 30, 2016 or during the year ended December 31, 2016. No TDRs modified in the previous twelve months subsequently defaulted during the three or nine months ended September 30, 2017 and 2016, respectively.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

The following table presents information at the time of modification related to loans modified in a TDR during the three and nine months ended September 30, 2017.

	(Dollars in thousands) Three Months Ended September 30, 2017
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
Loans
Real Estate
Commercial	1	$633	$633	$—

Total	1	$633	$633	$—

	Nine Months Ended September 30, 2017
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
Loans
Real Estate
Commercial	1	$633	$633	—

Total	1	$633	$633	$—

First West Virginia also evaluates problem loans for impairment. A loan is considered to be impaired if it is probable that First West Virginia will not be able to collect the payments for principal and interest when due according to the contractual terms of the loan agreement. Impaired loans generally include all nonaccrual loans and troubled debt restructurings (TDRs). The following table presents a summary of the loans considered to be impaired as of the dates indicated. There were no loans with a related allowance recorded.

	(Dollars in thousands) September 30, 2017
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Loans
Real Estate:
Residential	$33	$33	$—	$33	$—
Commercial	1,784	1,784	—	1,784	—

Total	$1,817	$1,817	$—	$1,817	$—

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

	(Dollars in thousands) December 31, 2016
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Loans
Real Estate:
Residential	$47	$47	$—	$47	$—
Commercial	1,418	1,418	—	1,418	—

Total	$1,465	$1,465	$—	$1,465	$—

	September 30, 2017
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans
Real Estate:
Residential	$41	$—	$4
Commercial	2,035	—	151

Total	$2,076	$—	$155

	December 31, 2016
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans
Real Estate:
Residential	$55	$—	$—
Commercial	2,442	—	13
Commercial and Industrial	2	—	—

Total	$2,499	$—	$13

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

The following table presents the activity in the allowance for loan losses summarized by major classifications and segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for potential impairment for the periods indicated.

	(Dollars in thousands) September 30, 2017
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
June 30, 2017	$211	$1,103	$11	$369	$14	$67	$1,775
Charge-offs	—	—	—	—	(4)	—	(4)
Recoveries	—	—	—	—	—	—	—
Provision	(2)	40	(5)	(38)	2	3	—

September 30, 2017	$209	$1,143	$6	$331	$12	$70	$1,771

December 31, 2016	$198	$1,171	$13	$322	$12	$81	$1,797
Charge-offs	—	(1,098)	—	—	(6)	—	(1,104)
Recoveries	—	—	—	—	3	—	3
Provision	11	1,070	(7)	9	3	(11)	1,075

September 30, 2017	$209	$1,143	$6	$331	$12	$70	$1,771

	September 30, 2017
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—

Collectively Evaluated for Potential Impairment	$209	$1,143	$6	$331	$12	$70	$1,771

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

	September 30, 2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
June 30, 2016	$220	$1,119	$8	$336	$13	$100	$1,796
Charge-offs	(2)	—	—	—	—	—	(2)
Recoveries	—	—	—	—	—	—	—
Provision	(36)	39	2	(2)	—	(3)	—

September 30, 2016	$182	$1,158	$10	$334	$13	$97	$1,794

December 31, 2015	$237	$1,067	$18	$351	$14	$111	$1,798
Charge-offs	(2)	—	—	(3)	—	—	(5)
Recoveries	—	—	—	—	1	—	1
Provision	(53)	91	(8)	(14)	(2)	(14)	—

September 30, 2016	$182	$1,158	$10	$334	$13	$97	$1,794

	September 30, 2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—

Collectively Evaluated for Potential Impairment	$182	$1,158	$10	$334	$13	$97	$1,794

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Loss (continued)

	December 31, 2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—

Collectively Evaluated for Potential Impairment	$198	$1,171	$13	$322	$12	$81	$1,797

The following table presents the major classifications of loans summarized by individually evaluated for impairment and collectively evaluated for potential impairment as of the dates indicated.

	(Dollars in thousands)
	September 30, 2017
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$33	$1,784	$—	$—	$—	$—	$1,817
Collectively Evaluated for Potential Impairment	31,619	44,176	298	13,501	3,218	6,613	99,425

	$31,652	$45,960	$298	$13,501	$3,218	$6,613	$101,242

	December 31, 2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$47	$1,418	$—	$—	$—	$—	$1,465
Collectively Evaluated for Potential Impairment	29,674	42,626	595	12,280	2,716	7,736	95,627

	$29,721	$44,044	$595	$12,280	$2,716	$7,736	$97,092

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Deposits

The following table shows the maturities of time deposits for the next five years and beyond at the date indicated (dollars in thousands).

Maturity Period:	September 30, 2017
One Year or Less	$26,048
Over One Through Two Years	6,917
Over Two Through Three Years	8,336
Over Three Through Four Years	7,001
Over Four Through Five Years	5,143
Over Five Years	106

Total	$53,551

The balance in time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $4.4 million and $5.2 million as of September 30, 2017 and December 31, 2016, respectively.

Note 6. Repurchase Agreements

The following table sets forth information related to repurchase agreements as of the dates indicated.

	(Dollars in thousands)
	September 30, 2017		December 31, 2016
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Securities Sold Under Agreements to Repurchase:
Balance at Period End	21,058	0.83	22,531	0.80
Average Balance Outstanding During the Period	18,855	0.79	23,299	0.83
Maximum Amount Outstanding at any Month End	21,962		26,042
Securities Collateralizing the Agreements at Period-End:
Carrying Value	29,566		32,338
Fair Value	29,550		32,138

For repurchase agreements, First West Virginia transfers various securities to customers in exchange for cash at the end of each business day and agrees to reacquire the securities at the end of the next business day for the cash exchanged plus interest. The process is repeated at the end of each business day until the agreement is terminated. The securities underlying the agreements remained under First West Virginia’s control. The risk involved in this type of transaction is that the fair value of the securities transferred may decline below the amount of First West Virginia’s obligation which would require First West Virginia to pledge additional amounts. First West Virginia attempts to manage this risk by monitoring the fair value of securities pledged compared to the repurchase agreement amounts. Additional securities are pledged as necessary to secure First West Virginia’s obligation.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Borrowings

The subsidiary bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential real estate loans or securities with a fair value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at September 30, 2017 was approximately $49.8 million subject to the purchase of additional FHLB stock. The subsidiary bank had FHLB borrowings of $2,213,000 and $3,216,000 at September 30, 2017 and December 31, 2016, respectively. At September 30, 2017, the subsidiary bank had two fixed rate amortizing advances which totaled $2,213,000 with interest rates ranging from 4.81% to 4.89% of which one advance for $816,000 will mature through 2018 and one advance for $1,397,000 will mature through 2023. The collateral securing these borrowings totaled $2,326,000 at September 30, 2017.

Progressive Bank also has a line of credit agreement with the Federal Home Loan Bank which renews annually. The maximum credit available is $23.7 million under the agreement. There were no borrowings outstanding under this agreement at September 30, 2017 and December 31, 2016.

The following table sets forth the scheduled maturities of Federal Home Loan Bank borrowings at the dates indicated.

	(Dollars in thousands)
	September 30, 2017		December 31, 2016
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due in One Year	$74	4.84%	$110	4.78%
Due After One Year to Two Years	825	4.84	1,760	4.76
Due After Two Years to Three Years	44	4.81	43	4.81
Due After Three Years to Four Years	46	4.81	45	4.81
Due After Four Years to Five Years	49	4.81	47	4.81
Due After Five Years	1,175	4.81	1,211	4.81

Total	$2,213	4.82%	$3,216	4.78%

Note 8. Commitments and Contingent Liabilities

The subsidiary bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement First West Virginia has in particular classes of financial instruments.

First West Virginia’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. First West Virginia uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Commitments and Contingent Liabilities (continued)

The following table presents the unused and available credit balances of financial instruments whose contracts represent credit risk at the dates indicated.

	(Dollars in thousands)
	September 30,	December 31,
	2017	2016
Standby Letters of Credit	$399	$376
Construction Mortgages	4,132	2,363
Personal Lines of Credit	1,439	1,468
Overdraft Protection Lines	2,746	2,801
Home Equity Lines of Credit	3,783	3,877
Commercial Lines of Credit	4,191	6,307

	$16,690	$17,192

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First West Virginia evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First West Virginia upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by First West Virginia to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The standby letters of credit in the amount of $80,000 expire in 2018 and $319,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

First West Virginia and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the consolidated financial position and results of operations of First West Virginia.

Note 9. Fair Value Disclosure

FASB ASC 820 “Fair Value Measurement” defines fair value and provides the framework for measuring fair value and required disclosures about fair value measurements. Fair value is defined as the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability at the transaction date. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in valuation methods to determine fair value.

The three levels of fair value hierarchy are as follows:

Level I –	Fair value is based on unadjusted quoted prices in active markets that are accessible to First West Virginia for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.

Level II –	Fair value is based on significant inputs, other than Level I inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level II inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.

Level III –	Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level III classification include option pricing models, discounted cash flows, and other similar techniques.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Fair Value Disclosure (continued)

This hierarchy requires the use of observable market data when available. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the financial assets measured at fair value on a recurring basis and reported on the Condensed Consolidated Balance Sheet as of the dates indicated, by level within the fair value hierarchy. The majority of First West Virginia’s securities are included in Level II of the fair value hierarchy. Fair values for Level II securities were primarily determined by a third party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market-based or independently sourced market parameters.

		(Dollars in thousands)
	Fair Value Hierarchy	September 30, 2017	December 31, 2016
Available for Sales Securities:
U.S. Government Agencies	Level II	$56,576	$54,877
Obligations of States and Political Subdivisions	Level II	37,437	34,402
Mortgage-Backed Securities - Government-Sponsored Enterprises	Level II	110,392	107,119
Equity Securities - Mutual Funds	Level I	697	679
Equity Securities - Other	Level I	142	129

Total Available for Sale Securities		$205,244	$197,206

Financial instruments are defined as cash, evidence of an ownership in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of First West Virginia.

The following methods and assumptions were used by First West Virginia in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents, Accrued Interest Receivable, Repurchase Agreements, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Investment Securities Available-for-Sale

Where quoted market prices are available in an active market, securities are classified within Level I of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters. Such securities are classified in Level II of the valuation hierarchy.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Fair Value Disclosure (continued)

Loans

The fair value for net loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.

Deposits

The fair values of noninterest-bearing and interest-bearing demand deposits and savings deposits are based on the discounted value of cash flows after estimating the weighted-average remaining term. The fair values for time deposits are based on the discounted value of cash flows. A wholesale cost of funds is used to discount the cash flows.

Federal Home Loan Bank Borrowings

The discounted cash flow method is used to estimate the fair value of Federal Home Loan Bank borrowings.

Off-Balance-Sheet Instruments

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments is determined to be insignificant and, therefore, the carrying value and fair value of off-balance-sheet instruments are not shown.

The following table presents the estimated fair values of First West Virginia’s financial instruments at the dates indicated.

		(Dollars in thousands)
		September 30, 2017		December 31, 2016
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	Level I	$19,282	$19,282	$22,877	$22,877
Investment Securities Available-for-Sale	See Above	205,244	205,244	197,206	197,206
Loans, Net	Level III	99,471	99,047	95,295	97,215
Accrued Interest Receivable	Level I	1,028	1,028	1,113	1,113

Financial Liabilities:
Non-Maturing Deposits	Level I	231,827	217,251	220,212	209,754
Time Deposits	Level II	53,551	52,897	55,494	54,803
Repurchase Agreements	Level I	21,058	21,058	22,531	22,531
Federal Home Loan Bank Borrowings	Level II	2,213	2,355	3,216	3,415
Accrued Interest Payable	Level I	76	76	84	84

Note 10. Accumulated Other Comprehensive Income (Loss)

The activity in accumulated other comprehensive income (loss) for the three and nine months ended September 30, 2017 and 2016 is as follows:

	Unrealized Gains (Losses) on
(dollars in thousands)	Securities Available for Sale (1)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Beginning Balance	$(1,221)	$2,442	$(2,230)	$310
Other comprehensive income (loss) before reclassifications	206	(321)	1,216	2,153
Amounts reclassified from accumulated other comprehensive loss	(2)	(345)	(3)	(687)

Period Change	204	(666)	1,213	1,466

Ending Balance	$(1,017)	$1,776	$(1,017)	$1,776

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using a combined federal and state income tax rate approximating 39.5%.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Accumulated Other Comprehensive Income (Loss) (continued)

	Amount Reclassified from
	Accumulated Other
	Comprehensive Income (Loss)
Details About Accumulated Other Comprehensive Income (Loss) Components	For the three months ended September 30,		For the nine months ended September 30,		Affected Line Item in the Statement of Income
(dollars in thousands)	2017	2016	2017	2016
Securities available for sale (1):
Net securities gains reclassified into earnings	$(4)	$(553)	$(4)	$(1,101)	Net gains on available for sale securities
Related income tax expense	2	208	1	414	Income tax expense

Net effect on accumulated other comprehensive income (loss) for the period	$(2)	$(345)	$(3)	$(687)	Net of tax

Total reclassifications for the period	$(2)	$(345)	$(3)	$(687)	Net of tax

(1)	For additional detail related to unrealized gains (losses) on securities and related amounts reclassified from accumulated other comprehensive income (loss) see Note 3 “Investment Securities.”

Note 11. Subsequent Events

First West Virginia evaluated subsequent events through the date of January 11, 2018 which is the date the condensed consolidated financial statements were available to be issued, and incorporated into the condensed consolidated financial statements the effect of all material known events determined by ASC Topic 855, Subsequent Events, to be recognizable events.

On November 16, 2017, First West Virginia announced the signing of a definitive merger agreement (the “Merger Agreement”) with CB Financial Services, Inc. (“CB”), a Pennsylvania corporation. Pursuant to the Merger Agreement, First West Virginia will merge with and into CB with CB as the surviving corporation (the “Merger”). Immediately following the Merger, Progressive Bank, N.A., the wholly-owned national bank subsidiary of First West Virginia, will merge with and into Community Bank, the wholly-owned Pennsylvania-chartered commercial bank subsidiary of CB, with Community Bank as the surviving bank.

Subject to the terms and conditions of the Merger Agreement, upon the completion of the Merger, stockholders of First West Virginia will be entitled to receive $28.50 in cash or 0.9583 shares of CB common stock for each share of First West Virginia’s common stock, subject to proration to ensure that at closing 80% of the outstanding shares of First West Virginia’s common stock are exchanged for shares of CB common stock and the remaining 20% are exchanged for cash. This cash and stock transaction is valued at approximately $49.0 million. First West Virginia and CB expect to complete the transaction in the second quarter of 2018. The completion of the transaction is subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of the stockholders of First West Virginia and CB.

First West Virginia uses the current statutory federal tax rate of 34.0% and state tax rate of 6.5% to value its deferred tax assets and liabilities. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (P.L. 115-97), a tax reform law that includes a reduction in the U.S. corporate income tax rate. First West Virginia management expects that First West Virginia will be required to record an initial charge against earnings to lower the carrying amount of its net deferred tax asset, and then, going forward, would record lower tax provisions on an ongoing basis.

INDEPENDENT AUDITOR’S REPORT

Audit Committee, Board of Directors and Stockholders

First West Virginia Bancorp, Inc. and Subsidiary

Wheeling, West Virginia

We have audited the accompanying consolidated financial statements of First West Virginia Bancorp, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First West Virginia Bancorp, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Indianapolis, Indiana

March 23, 2017, except for Note 4 as to which the date is January 11, 2018

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

First West Virginia Bancorp, Inc. and Subsidiary

Wheeling, West Virginia

We have audited the accompanying consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of First West Virginia Bancorp, Inc. and Subsidiary (Company) for the year ended December 31, 2014. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of First West Virginia Bancorp, Inc. and Subsidiary referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Indianapolis, Indiana

March 27, 2015, except for Note 4 as to which the date is January 11, 2018

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share and share data)

	December 31,
	2016	2015
ASSETS

Cash and Due From Banks	$4,922	$4,561
Due From Banks - Interest Bearing	17,955	21,368

Total Cash and Cash Equivalents	22,877	25,929
Investment Securities:
Available-for-Sale (at fair value)	197,206	203,579
Loans	97,092	100,098
Less Allowance for Loan Losses	(1,797)	(1,798)

Net Loans	95,295	98,300
Premises and Equipment, Net	7,629	7,953
Accrued Income Receivable	1,113	1,028
Goodwill	1,644	1,644
Bank-Owned Life Insurance	4,063	3,950
Other Assets	5,428	3,011

TOTAL ASSETS	$335,255	$345,394

LIABILITIES
Noninterest Bearing Deposits:
Demand	$37,710	$40,111
Interest Bearing Deposits:
Demand	61,472	64,573
Savings	121,030	118,434
Time	55,494	59,169

Total Deposits	275,706	282,287
Securities Sold Under Agreements to Repurchase	22,531	23,619
Federal Home Loan Bank Borrowings	3,216	3,320
Accrued Interest Payable	84	102
Other Liabilities	659	702

TOTAL LIABILITIES	302,196	310,030

STOCKHOLDERS’ EQUITY
Common Stock, 2,000,000 Shares Authorized at $5 Par Value:
1,728,730 Shares Issued at December 31, 2016 and 2015	8,644	8,644
Treasury Stock - 10,000 Shares at Cost	(228)	(228)
Surplus	6,966	6,966
Retained Earnings	19,907	19,672
Accumulated Other Comprehensive Income (Loss)	(2,230)	310

TOTAL STOCKHOLDERS’ EQUITY	33,059	35,364

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$335,255	$345,394

The accompanying notes are an integral part of these consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share and share data)

	Years Ended December 31,
	2016	2015	2014
INTEREST AND DIVIDEND INCOME
Loans, Including Fees:
Taxable	$4,029	$5,416	$4,304
Tax-exempt	449	506	499
Debt Securities:
Taxable	3,685	3,139	2,880
Tax-exempt	879	1,207	1,814
Other Interest and Dividend Income	161	116	104

TOTAL INTEREST AND DIVIDEND INCOME	9,203	10,384	9,601

INTEREST EXPENSE
Deposits	840	999	1,111
Federal Funds Purchased and Repurchase Agreements	194	217	172
Federal Home Loan Bank Borrowings	157	161	166

TOTAL INTEREST EXPENSE	1,191	1,377	1,449

NET INTEREST INCOME	8,012	9,007	8,152
Provision For Loan Losses	—	30	—

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,012	8,977	8,152

NONINTEREST INCOME
Service Charges and Other Fees	335	313	374
Net Gains on Available-for-Sale Securities	1,103	1,154	869
Other-Than-Temporary Losses on Securities:
Total Other-Than-Temporary Losses	—	—	(49)
Portion of Loss Recognized in Other Comprehensive Income (Before Taxes)	—	—	—

Net Impairment Losses Recognized in Earnings	—	—	(49)
Other Operating Income	714	646	683

TOTAL NONINTEREST INCOME	2,152	2,113	1,877

NONINTEREST EXPENSE
Salary and Employee Benefits	4,242	4,185	3,925
Net Occupancy Expense of Premises	1,749	1,693	1,689
Other Operating Expenses	2,316	2,437	2,446

TOTAL NONINTEREST EXPENSE	8,307	8,315	8,060

Income Before Income Taxes	1,857	2,775	1,969
INCOME TAX EXPENSE	247	383	65

NET INCOME	$1,610	$2,392	$1,904

WEIGHTED AVERAGE SHARES OUTSTANDING	1,718,730	1,718,730	1,718,730
EARNINGS PER SHARE	$0.94	$1.39	$1.11
DIVIDENDS PER COMMON SHARE	$0.80	$0.80	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands)

	Years Ended December 31,
	2016	2015	2014
Net Income	$1,610	$2,392	$1,904
Other Comprehensive Income (Loss):
Investment Securities Available-for-Sale
Unrealized Holding Gains (Losses) Arising During the Period	(2,969)	312	6,516
Income Tax Effect	1,117	(117)	(2,452)
Reclassification of Gains Recognized in Earnings	(1,103)	(1,154)	(819)
Income Tax Effect	415	434	308

Total Other Comprehensive Income (Loss)	(2,540)	(525)	3,553

Comprehensive Income (Loss)	$(930)	$1,867	$5,457

(1)	The net amount of gains on securities of $1,103,000, $1,154,000 and $819,000 for the years ended December 31, 2016, 2015 and 2014, respectively, are reported as Net Gains on Sales of Investments on the Consolidated Statements of Income. The income tax effect of $415,000, $434,000 and $308,000 for the years ended December 31, 2016, 2015 and 2014, respectively, are included in Income Taxes on the Consolidated Statements of Income.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share and share data)

	Common Stock					Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Treasury Stock	Surplus	Retained Earnings		Total
BALANCE, JANUARY 1, 2014	1,728,730	$8,644	$(228)	$6,966	$18,126	$(2,718)	30,790
Net Income	—	—	—	—	1,904	—	1,904
Other Comprehensive Income, Net	—	—	—	—	—	3,553	3,553
Cash Dividend ($0.80 per share)	—	—	—	—	(1,375)	—	(1,375)

BALANCE, DECEMBER 31, 2014	1,728,730	8,644	(228)	6,966	18,655	835	34,872
Net Income	—	—	—	—	2,392	—	2,392
Other Comprehensive Loss, Net	—	—	—	—	—	(525)	(525)
Cash Dividend ($0.80 per share)	—	—	—	—	(1,375)	—	(1,375)

BALANCE, DECEMBER 31, 2015	1,728,730	8,644	(228)	6,966	19,672	310	35,364
Net Income	—	—	—	—	1,610	—	1,610
Other Comprehensive Loss, Net	—	—	—	—	—	(2,540)	(2,540)
Cash Dividend ($0.80 per share)	—	—	—	—	(1,375)	—	(1,375)

BALANCE, DECEMBER 31, 2016	1,728,730	$8,644	$(228)	$6,966	$19,907	$(2,230)	$33,059

The accompanying notes are an integral part of these consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net Income	$1,610	$2,392	$1,904
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Provision for Loan Losses	—	30	—
Depreciation and Amortization	625	629	606
Amortization on Investment Securities, Net	792	720	477
Investment Security Gains	(1,103)	(1,154)	(869)
Other-Than-Temporary Losses on Securities	—	—	49
Net Gains on Sales of Mortgage Loans	—	—	(2)
Loss on Disposal of Premises and Equipment	2	9	6
Loss (Gain) on Sale of Other Real Estate Owned	12	—	(42)
Increase in Cash Surrender Value of Bank-Owned Life Insurance	(114)	(110)	(108)
Originations of Mortgage Loans Held for Sale	—	—	(85)
Proceeds from Sales of Mortgage Loans	—	—	87
(Increase) Decrease in Interest Receivable	(85)	(13)	154
Decrease in Interest Payable	(18)	(18)	(14)
(Decrease) Increase in Deferred Income Tax	(68)	(88)	(44)
Other, Net	153	(89)	595

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,806	2,308	2,714

INVESTING ACTIVITIES
Net Decrease (Increase) in Loans, Net of Charge-Offs	1,900	(926)	(6,074)
Proceeds from Sales of Securities Available for Sale	44,693	52,099	22,605
Proceeds from Maturities, Prepayments, and Calls of Securities Available for Sale	93,346	38,099	23,203
Purchases of Securities Available for Sale	(135,425)	(97,106)	(37,784)
Purchases of Premises and Equipment	(283)	(178)	(2,025)
Proceeds From Sale of Foreclosed Assets	60	—	250

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	4,291	(8,012)	175

FINANCING ACTIVITIES
Net Increase (Decrease) in Deposits	(6,581)	10,144	(13,734)
Dividends Paid	(1,375)	(1,375)	(1,375)
(Decrease) Increase in Short-Term Borrowings	(1,088)	2,568	836
Repayment of Federal Home Loan Bank Borrowings	(105)	(100)	(95)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,149)	11,237	(14,368)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,052)	5,533	(11,479)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	25,929	20,396	31,875

CASH AND DUE FROM BANKS AT END OF YEAR	$22,877	$25,929	$20,396

SUPPLEMENTAL DISCLOSURES:
Cash paid for Interest	1,209	1,395	1,463
Cash paid for Income Taxes	110	526	138
Loans Transferred To Other Real Estate Owned	1,105	—	208
The accompanying notes are an integral part of these consolidated financial statements.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of First West Virginia Bancorp, Inc. and its wholly owned subsidiary, Progressive Bank, N.A. (the “Bank”). First West Virginia Bancorp, Inc. and Progressive Bank, N.A. may be collectively referred to as “First West Virginia.” All intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations

First West Virginia provides a variety of banking services to individuals and businesses through the branch network. Progressive Bank operates eight full service branches located in Wheeling (3), Wellsburg, Moundsville, New Martinsville, and Buckhannon, West Virginia and Bellaire, Ohio. Primary deposit products consist of checking accounts, savings accounts, and certificates of deposit. Primary lending products consist of commercial and residential real estate loans, consumer loans, and business loans.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to material change in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other-than-temporary impairments (OTTI), and fair values of financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and amounts due from banks and federal funds sold with maturities of less than 90 days. At December 31, 2016, First West Virginia’s cash accounts exceeded federally insured limits by approximately $1,570,000. Additionally, First West Virginia had approximately $16,236,000 on deposit with the Federal Reserve Bank and the Federal Home Loan Bank of Pittsburgh as of December 31, 2016.

The subsidiary bank is required to maintain an average reserve balance with the Federal Reserve Bank or in cash on hand. The average required reserve balances for the years ended December 31, 2016 and 2015 were $2,313,000 and $2,358,000, respectively.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities available for sale or held to maturity. First West Virginia did not have any securities classified as held to maturity at December 31, 2016 or 2015. Certain debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of First West Virginia’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability requires considerable judgment. Once a decline in value is determined to be other-than-temporary, if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income (loss), net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. At December 31, 2016 and 2015, there were no investment securities identified by management to be other-than-temporarily impaired. If investments decline in fair value due to adverse changes in the financial markets, charges to income could occur in future periods.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Loans and Loans Held for Sale

Loans are generally reported at the principal balance outstanding, net of unearned income. Interest income on loans is accrued based on the principal outstanding. It is First West Virginia’s policy to discontinue the accrual of interest when either the principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of collection. It is First West Virginia’s policy not to recognize interest income on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. A nonaccrual loan may be returned to accrual status when none of its principal and interest payments are due and there has been a sustained period of repayment performance. Loans are considered past due when contractually required principal and interest payments have not been made on the due dates. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the related loans or commitments as an adjustment of the related loan’s yield using the level yield method. Loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. First West Virginia had no loans held for sale as of December 31, 2016 and 2015.

Consumer loans are fully charged off or charged down to net realizable value when deemed uncollectible due to bankruptcy or other factors or no later than a defined number of days past due. Consumer loans not secured by real estate are charged off or charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Residential real estate loans are charged down to net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end loans. Commercial loans are fully charged off or charged down to net realizable value when management judges the loan to be uncollectible.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

First West Virginia has entered into an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”) under which Progressive Bank may sell conforming one-to-four family residential mortgage loans to the FHLB. The current agreement dated December 28, 2015 provides for a maximum commitment of $5,000,000. This commitment expires on December 28, 2017. Loans sold to the FHLB are sold with limited recourse or credit risk based upon utilization of the original commitment. Progressive Bank also maintains the servicing of these loans, for which it is paid a servicing fee. The total amount of loans sold and outstanding to the FHLB were $6,206,000 and $7,520,000 as of December 31, 2016 and 2015, respectively. These loans were also subject to recourse obligation or credit risk in the amount of $226,000 and $311,000 at December 31, 2016 and 2015, respectively. No liability has been recorded for the recourse obligation as the likelihood of incurring the liability is considered remote. The amount of income recognized as of a result of this agreement was $21,000 and $24,000 for the years ended December 31, 2016 and 2015, respectively.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable incurred losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

Management tracks and assigns a historical loss percentage for each loan rating category within each loan type. A rolling three-year historical loss ratio is used, calculated on a quarterly basis.

Management currently utilizes nine qualitative factors that are adjusted based on changes in the lending environment and economic conditions. The qualitative factors include the following: levels of and trends in delinquencies, nonaccruals, and charge-offs; trends within the loan portfolio; changes in lending policies and procedures; experience of lending personnel and management oversight; national and local economic trends; concentrations of credit; external factors such as legal and regulatory requirements; changes in the quality of loan review and Board oversight; and changes in the value of underlying collateral. The number of qualitative factors can change. Factors can be added for new risks or taken away if the risk no longer applies. Each loan type will have its own risk profile and management will evaluate and adjust each qualitative factor for each loan type quarterly, if necessary. For example, if one area of the loan portfolio is experiencing sharp increases in growth, it is likely the qualitative factor for trends in the loan portfolio would be increased for that loan type. As levels of delinquencies and nonaccrual loans decline for a loan type, it is likely that factor would be reduced.

In terms of First West Virginia’s loan portfolio, the commercial and industrial loans and commercial real estate loans are deemed to have more risk than the consumer real estate loans and other consumer loans in the portfolio. The commercial loans not secured by real estate are highly dependent on financial condition and are more dependent on economic conditions. The commercial loans secured by real estate are also dependent on economic conditions but generally have stronger forms of collateral. The commercial loans and commercial real estate loans have historically been responsible for the majority of First West Virginia’s delinquencies, nonaccrual loans, and charge-offs so both of these categories carry higher qualitative factors than consumer real estate loans and other consumer loans.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Impaired loans are loans for which it is probable First West Virginia will not be able to collect all amounts due according to the contractual terms of the loan agreement. First West Virginia individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap.

First West Virginia may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Payments received on nonaccrual loans are applied as a reduction of the loan principal balance. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or in the case of collateral dependent loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral less estimated liquidation expenses.

Individual loan reviews are based upon specific quantitative and qualitative criteria, including the size of the loan, loan quality ratings, value of collateral, repayment ability of borrowers, and historical experience factors. The historical experience factors utilized for individual loan reviews are based upon past loss experience, known trends in losses and delinquencies, the growth of loans in particular markets and industries, and known changes in economic conditions in the particular lending markets. Allowances for homogeneous loans (such as residential mortgage loans, personal loans, etc.) are evaluated based upon historical loss experience, trends in losses and delinquencies, growth of loans in particular markets, and known changes in economic conditions in each lending market. There can be no assurance the allowance for loan losses will be adequate to cover all losses, but management believes the allowance for loan losses in the amount of $1,797,000 at December 31, 2016, was adequate to provide for probable losses from existing loans based on information currently available. While management uses available information to provide for loan losses, the ultimate collectability of a substantial portion of the loan portfolio, and the need for future additions to the allowance, will be based on changes in economic conditions and other relevant factors. As such, an adverse change in economic activity could reduce cash flows for both commercial and individual borrowers, which would likely cause First West Virginia to experience increases in problem assets, delinquencies and losses on loans.

Premises and Equipment

Land is carried at cost. Premises and equipment is stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight-line method over the estimated useful lives of the assets. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Additions and improvements are capitalized at cost.

Bank-Owned Life Insurance

Bank-owned life insurance consists of investments in life insurance policies on executive officers and other members of Progressive Bank’s management. The policies are carried at their net cash surrender value. Changes in the policy value are recorded as an adjustment to the carrying value with the corresponding amount recognized as noninterest income or expense. Earnings on these policies are based on the net earnings on the cash surrender value of the policies. The net cash surrender value of bank-owned life insurance was $4,064,000 and $3,950,000 at December 31, 2016 and 2015, respectively. The death benefit value of the bank-owned life insurance at December 31, 2016 and 2015 was $8.8 million. An agreement has been executed with all officers whereby a $40,000 death benefit is payable upon the participant’s death while employed by First West Virginia to their designated beneficiary.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are initially recorded at fair value, less costs to sell when acquired, establishing a new cost basis. The assets are subsequently accounted for at the lower of cost or fair value, less estimated costs to sell. Any subsequent declines in fair value and gains or losses on the disposition of these assets are credited to or charged against income. Other real estate owned is included in other assets. There were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2016.

Income Taxes

First West Virginia accounts for income taxes in accordance with income tax accounting guidance in ASC Topic 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. First West Virginia determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination, the term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date, and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion of all of a deferred tax asset will not be realized.

Goodwill

Goodwill resulted from First West Virginia’s purchase of a less-than-whole financial institution (the “branch”). The goodwill value of $1,644,000 is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is periodically reviewed for impairment. No impairment losses were recognized in 2016, 2015 and 2014. Additionally, future events could cause management to conclude that impairment indicators exist and that the goodwill is impaired, which would result in First West Virginia recording an impairment loss. Any resulting impairment loss could have a material, adverse impact on First West Virginia’s financial condition and results of operations.

Mortgage-Servicing Rights (“MSRs”)

First West Virginia has agreements for the express purpose of selling loans in the secondary market. First West Virginia maintains all servicing rights for these loans. MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Impairment is evaluated based on the fair value of the right, which is based on portfolio interest rates and prepayment characteristics.

Treasury Stock

The purchase of First West Virginia’s common stock is recorded at cost.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized holding gains (losses) on the available-for-sale securities portfolio, net of tax.

Earnings Per Share

Earnings per common share are calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the year. First West Virginia has no securities which would be considered potential common stock.

Cash Flow Information

First West Virginia has defined cash equivalents as those amounts due from depository institutions, interest-bearing deposits with other banks with maturities of less than 90 days, and federal funds sold.

Advertising Costs

Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $234,000, $205,000, and $187,000 for 2016, 2015 and 2014, respectively.

Legal Proceedings

The nature of the business of First West Virginia’s subsidiary generates a certain amount of litigation involving matters arising in the ordinary course of business. First West Virginia is unaware of any litigation other than ordinary routine litigation incidental to the business of First West Virginia, to which it or its subsidiary is a party or of which any of their property is subject.

Reclassifications

Certain comparative amounts for prior periods have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders’ equity.

Recent Accounting Standards

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairments by eliminating the second step of the goodwill impairment test. Instead, an entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. ASU 2017-04 is effective for public business entities that are SEC filers for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted, and is to be applied on a prospective basis. First West Virginia is currently evaluating the provisions of ASU 2017-04, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flow (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 addresses the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and the amendments should be applied using a retrospective transition method to each period presented. First West Virginia is currently evaluating the provisions of ASU 2016-15, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, ASU 2016-13 eliminates the probable initial recognition threshold in current GAAP; and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however this ASU will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects companies holding financial assets and net investment in leases that are not accounted for at fair value through net income. The ASU 2016-13 amendments affect loans, debt securities, trade receivables, net investments in leases, off balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for public business entities that are SEC filers for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. For all other public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. First West Virginia is currently evaluating the provisions of ASU 2016-13 and is unable to estimate the impact on First West Virginia’s consolidated financial condition or results of operations at this time.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which increases the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet, and disclosing key information about leasing arrangements. ASU 2016-02 will require lessees to recognize a right-of-use (ROU) asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation for leases with terms of more than twelve months. Both the ROU asset and lease liability will initially be measured at the present value of the future minimum lease payments over the lease term. Subsequent measurement, including the presentation of expenses and cash flows, will depend on the classification of the lease as either a finance or an operating lease. Accounting by lessors will remain largely unchanged from current U.S. GAAP. ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those years, with early adoption permitted, and is to be applied as of the beginning of the earliest period presented using a modified retrospective approach. First West Virginia is currently evaluating the provisions of ASU 2016-02, but expects to report increased assets and liabilities as a result of reporting additional leases on First West Virginia’s consolidated statement of financial condition or results of operations.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10), which enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. ASU 2016-01 (i) requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for an entity to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost; (iv) requires an entity to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and (v) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. ASU 2016-01 is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2017, and is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. First West Virginia is currently evaluating the provisions of ASU 2016-01, but does not believe that its adoption will have a material impact on First West Virginia’s consolidated financial condition or results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which establishes a comprehensive revenue recognition standard for virtually all industries under GAAP, including those that previously followed industry-specific guidance, such as the real estate, construction and software industries. ASU 2014-09 specifies that an entity shall recognize revenue when, or as, the entity satisfies a performance obligation by transferring a promised good or service (i.e., an asset) to a customer. An asset is transferred when, or as, the customer obtains control of the asset. Entities are required to disclose qualitative and quantitative information on the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09. The guidance is effective for First West Virginia’s financial statements beginning January 1, 2018. The guidance allows an entity to apply the new standard either retrospectively or through a cumulative effect adjustment as of January 1, 2018. This guidance does not apply to revenue associated with financial instruments, including loans, securities, and derivatives that are accounted for under other U.S. GAAP guidance. For that reason, First West Virginia does not expect it to have a material impact on its consolidated results of operations for elements of the statement of income associated with financial instruments, including securities gains, interest income, and interest expense. However, First West Virginia does believe the new standard will result in new disclosure requirements. First West Virginia is currently in the process of reviewing contracts to assess the impact of the new guidance on its service offerings that are in the scope of the guidance included in non-interest income, such as deposit related fees and service charges and payment processing fees. First West Virginia is continuing to evaluate the effect of the new guidance on revenue sources other than financial instruments on its consolidated financial position or results of operations and will use modified retrospective method for transition in which the cumulative effect will be recognized at the date of adoption with no restatement of comparative periods presented.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Earnings Per Share

There are no convertible securities, which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income is used as the numerator.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	Years Ended December 31,
	2016	2015	2014
Weighted-Average Common Shares Outstanding	1,728,730	1,728,730	1,728,730
Average Treasury Stock Shares	(10,000)	(10,000)	(10,000)

Weighted-Average Common Shares and Common Stock Equivalents Used to Calculate Basic Earnings Per Share	1,718,730	1,718,730	1,718,730
Additional Common Stock Equivalents Used to Calculate Diluted Earnings Per Share	—	—	—

Weighted-Average Common Shares and Common Stock Equivalents Used to Calculate Diluted Earnings Per Share	1,718,730	1,718,730	1,718,730

Earnings per share:
Basic	$0.94	$1.39	$1.11
Diluted	0.94	1.39	1.11

Note 3. Investment Securities

The amortized cost and fair value of investment securities available-for-sale as of December 31, 2016 and 2015, are as follows:

	(Dollars in thousands)
	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
Obligations of U.S. Government Corporations and Agencies	$56,743	$1	$(1,867)	$54,877
Obligations of States and Political Subdivisions	33,936	864	(398)	34,402
Mortgage-Backed Securities	109,336	49	(2,266)	107,119
Equity Securities - Mutual Funds	664	29	(14)	679
Equity Securities - Other	103	28	(2)	129

Total available-for-sale	$200,782	$971	$(4,547)	$197,206

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
Obligations of U.S. Government Corporations and Agencies	$57,250	$18	$(366)	$56,902
Obligations of States and Political Subdivisions	30,221	1,739	(4)	31,956
Mortgage-Backed Securities	115,432	311	(1,224)	114,519
Equity Securities - Mutual Funds	160	28	(1)	187
Equity Securities - Other	20	—	(5)	15

Total available-for-sale	$203,083	$2,096	$(1,600)	$203,579

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

The following table presents the scheduled maturities of investment securities as of the date indicated:

	(Dollars in thousands) 2016
	Available-for-Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$1	$1
Due after One Year through Five Years	6,339	6,458
Due after Five Years through Ten Years	65,742	64,266
Due after Ten Years	128,700	126,481

	$200,782	$197,206

Equity Securities – Mutual Funds and Equity Securities – Other do not have a scheduled maturity date, but have been included in the Due After Ten Years category. Mortgage-Backed Securities have been allocated based on the final maturity date, although principal payments occur prior to that date.

Proceeds from sales of securities available for sale during the years ended December 31, 2016, 2015 and 2014, were $44,693,000, $52,099,000 and $22,605,000, respectively. Gross gains of $1,104,000 and gross losses of $1,000 in 2016, gross gains of $1,156,000 and gross losses of $2,000 in 2015 and gross gains of $906,000 and gross losses of $37,000 in 2014 were realized on those sales. Assets carried at approximately $68,395,000 and $72,616,000 at December 31, 2016 and 2015, respectively, were pledged to secure United States Government and other public funds and for other purposes as required or permitted by law.

The unrealized losses on First West Virginia’s investments in direct obligations of U.S. Government corporations and agencies were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because First West Virginia does not intend to sell the investments and it is not more likely than not First West Virginia will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, First West Virginia does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

The unrealized losses on First West Virginia’s investments in residential mortgage-backed securities were caused by interest rate changes and illiquidity. First West Virginia expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because First West Virginia does not intend to sell the investments and it is not more likely than not First West Virginia will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, First West Virginia does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

The unrealized losses on First West Virginia’s investments in securities of state and political subdivisions were caused by interest rate changes and illiquidity. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because First West Virginia does not intend to sell the investments and it is not more likely than not First West Virginia will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, First West Virginia does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

The following tables show First West Virginia’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

	(Dollars in thousands) 2016
	Less than 12 months			12 Months or Greater			Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Government Agencies	23	$53,875	$(1,867)	—	$—	$—	23	$53,875	$(1,867)
Obligations of States and Political Subdivisions	36	13,036	(398)	—	—	—	36	13,036	(398)
Mortgage-Backed Securities Government Sponsored Enterprises	42	100,654	(2,190)	2	3,361	(76)	44	104,015	(2,266)
Equity Securities - Mutual Fund	2	535	(13)	1	27	(1)	3	562	(14)
Equity Securities - Other	—	—	—	1	22	(2)	1	22	(2)

Total	103	$168,100	$(4,468)	4	$3,410	$(79)	107	$171,510	$(4,547)

	2015
	Less than 12 months			12 Months or Greater			Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Government Agencies	10	$33,461	$(289)	3	$4,925	$(77)	13	$38,386	$(366)
Obligations of States and Political Subdivisions	3	886	(4)	—	—	—	3	886	(4)
Mortgage-Backed Securities Government Sponsored Enterprises	23	61,201	(434)	10	28,179	(790)	33	89,380	(1,224)
Equity Securities - Mutual Fund	1	7	(1)	1	22	(1)	2	29	(2)
Equity Securities - Other	1	15	(4)	—	—	—	1	15	(4)

Total	38	$95,570	$(732)	14	$33,126	$(868)	52	$128,696	$(1,600)

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities (continued)

For debt securities, First West Virginia does not believe any individual unrealized loss as of September 30, 2017 and December 31, 2016 represents an other-than-temporary impairment. First West Virginia performs a review of the entire securities portfolio on a quarterly basis to identify securities that may indicate an other-than-temporary impairment. First West Virginia’s management considers the length of time and the extent to which the fair value has been less than cost, and the financial condition of the issuer. The securities that are temporarily impaired at September 30, 2017 and December 31, 2016 relate principally to changes in interest rates subsequent to the acquisition of the specific securities. First West Virginia does not intend to sell or it is not more likely than not that it will be required to sell any of the securities in an unrealized loss position before recovery of its amortized cost or maturity of the security.

Note 4. Loans and Related Allowance for Loan Losses

This footnote has been modified as, subsequent to the original issuance of the consolidated financial statements, First West Virginia announced that it had entered into an Agreement and Plan of Merger pursuant to which First West Virginia would merge with and into CB Financial Services, Inc. (CB), with CB as the surviving entity.

The primary changes to this footnote include modification of previous loan and allowance for loan losses disclosure classifications to better align with CB’s financial statement presentation and to reclassify deferred loan fees into each applicable loan category. There were no changes to the ending loan or allowance for loan losses balances presented on the consolidated balance sheets.

First West Virginia’s loan portfolio is made up of four classifications: real estate loans, commercial and industrial loans, consumer loans and other loans. All loans are accounted for under the amortized cost method. The following table presents the classifications of loans as of December 31, 2016 and 2015:

	(Dollars in thousands)
	2016	2015
Loans
Real Estate:
Residential	$29,721	$28,114
Commercial	44,044	44,557
Construction	595	761
Commercial and Industrial	12,280	13,191
Consumer	2,716	2,836
Other	7,736	10,639

Total Loans	97,092	100,098
Allowance for Loan Losses	(1,797)	(1,798)

Loans, Net	$95,295	$98,300

Real estate loans serviced for others, which are not included in the Consolidated Balance Sheets, totaled $6.2 and $7.5 million at December 31, 2016 and 2015, respectively.

Total unamortized net deferred loan fees were $154,000 and $149,000 at December 31, 2016 and 2015, respectively.

First West Virginia has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. These policies and procedures are reviewed by management and approved by the Board of Directors on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentration of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

First West Virginia originates direct and indirect consumer loans including principally residential real estate, home equity lines and loans, credit cards, and indirect vehicle loans using a credit analysis as part of the underwriting process. Each loan type has a separate underwriting criteria, which consists of several factors including debt to income, type of collateral, credit history and customer relationship with First West Virginia. Credit risk is driven by factors such as the creditworthiness of a borrower and general economic conditions in First West Virginia’s market area that might impact the borrower’s personal income, employment, or collateral value. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably. Underwriting standards are designed to promote relationship banking rather than transactional banking. First West Virginia’s management examines current and projected cash flows to determine the ability of the borrowers to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected and the collateral securing the loan may fluctuate in value. Credit risk in these loans is driven by the creditworthiness of the borrower and the economic conditions that impact the cash flow stability from business operations. Minimum standards and underwriting guidelines have been established for commercial loan types.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by the general economy or conditions specific to the real estate market such as geography and/or property type.

Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from First West Virginia until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of the borrower, property values and the economic conditions in First West Virginia’s market areas.

First West Virginia utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Risk ratings are assigned to individual credit exposures as an aspect of the credit approval and are adjusted thereafter to reflect changes in risk exposure as the borrower’s condition changes. The most significant factor used to determine the risk rating is the borrower’s primary source of repayment, which includes a cash flow analysis. Other items considered in the loan review include secondary sources of repayment, financial trends, collateral value and characteristics, the size of the loan, and external factors impacting the borrower’s repayment ability.

Loans rated as “Pass” include those that have minimal, modest, acceptable, and higher risk. Minimal risk loans are fully secured by marketable securities or cash collateral, or loans supported by the United States Treasury. Modest risk loans have borrowers with stable cash flows over an extended period of time and extensive access to credit from several sources. Acceptable risk loans include individual borrowers with substantial liquid assets and commercial borrowers with strong cash flow. Higher risk loans have adequate sources of repayment and no current identifiable risk for repayment and loans that are slightly below average due to any number of factors such as income, collateral, or the lack of sufficient financial information.

Problem and potential problem loans are classified as “Special Mention,” “Substandard,” and “Doubtful.” Substandard loans are inadequately protected by the current worth and paying capacity of the borrower or the collateral pledged, if any. These loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt and are characterized by the distinct possibility that First West Virginia will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable. Loans that do not currently expose First West Virginia to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention.

For consumer and consumer real estate loan classes, First West Virginia also evaluates credit quality based on the aging status of the loan and by payment activity.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

Loans summarized by the aggregate pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of December 31, 2016 and 2015, are as follows:

	(Dollars in thousands)
	2016
	Pass	Special Mention	Substandard	Doubtful	Total
Loans
Real Estate:
Residential	$29,329	$—	$392	$—	$29,721
Commercial	40,272	—	3,772	—	44,044
Construction	595	—	—	—	595
Commercial and Industrial	12,268	—	12	—	12,280
Consumer	2,716	—	—	—	2,716
Other	7,736	—	—	—	7,736

Total Loans	$92,916	$—	$4,176	$—	$97,092

	2015
	Pass	Special Mention	Substandard	Doubtful	Total
Loans
Real Estate:
Residential	$27,288	$—	$826	$—	$28,114
Commercial	41,864	—	2,693	—	44,557
Construction	411	—	350	—	761
Commercial and Industrial	13,191	—	—	—	13,191
Consumer	2,831	—	5	—	2,836
Other	10,639	—	—	—	10,639

Total Loans	$96,224	$—	$3,874	$—	$100,098

At December 31, 2016 and 2015, there were no loans in the criticized category of Loss.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2016 and 2015:

	(Dollars in thousands)
	2016
	Loans Current	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Non- Accrual	Total Loans
Loans
Real Estate:
Residential	$29,097	$367	$51	$—	$418	$206	$29,721
Commercial	42,024	281	—	320	601	1,419	44,044
Construction	595	—	—	—	—	—	595
Commercial and Industrial	12,104	144	32	—	176	—	12,280
Consumer	2,712	4	—	—	4	—	2,716
Other	7,736	—	—	—	—	—	7,736

Total Loans	$94,268	$796	$83	$320	$1,199	$1,625	$97,092

	2015
	Loans Current	30-59 Days Past Due	60-89 Days Past Due	90 Days Or More Past Due	Total Past Due	Non- Accrual	Total Loans
Loans
Real Estate:
Residential	$27,400	$291	$—	$83	$374	$340	$28,114
Commercial	41,908	—	—	—	—	2,649	44,557
Construction	761	—	—	—	—	—	761
Commercial and Industrial	13,170	21	—	—	21	—	13,191
Consumer	2,829	7	—	—	7	—	2,836
Other	10,639	—	—	—	—	—	10,639

Total Loans	$96,707	$319	$—	$83	$402	$2,989	$100,098

Total unrecorded interest income related to nonaccrual loans was $135,000 and $89,000 for 2016 and 2015, respectively. There was $320,000 and $83,000 of loans 90 days or more past due that were still accruing interest as of December 31, 2016 and 2015, respectively.

First West Virginia also evaluates problem loans for impairment. A loan is considered to be impaired if it is probable that First West Virginia will not be able to collect the payments for principal and interest when due according to the contractual terms of the loan agreement. Impaired loans generally include all nonaccrual loans and troubled debt restructurings (TDRs).

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

The following table presents a summary of the loans considered impaired as of December 31, 2016 and 2015.

	(Dollars in thousands)
	2016
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real Estate:
Residential	$47	$47	$—	$47	$—
Commercial	1,418	1,418	—	1,418	—

Total	$1,465	$1,465	$—	$1,465	$—

	2015
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real Estate:
Residential	$65	$65	$—	$65	$—
Commercial	2,649	2,649	—	2,649	—
Construction	350	—	350	350	9

Total	$3,064	$2,714	$350	$3,064	$9

	2014
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real Estate:
Residential	$143	$143	$—	$143	$—
Commercial	744	474	270	744	78
Construction	350	—	350	350	9
Commercial and Industrial	39	—	39	39	39
Consumer	18		11	11	1

Total	$1,294	$617	$670	$1,287	$127

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

	2016
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real Estate:
Residential	$55	$—	$—
Commercial	2,442	—	13
Commercial and Industrial	2	—	—

Total	$2,499	$—	$13

	2015
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real Estate:
Residential	$88	$—	$—
Commercial	914	—	1,101
Construction	350	21	—
Commercial and Industrial	21	—	1

Total	$1,373	$21	$1,102

	2014
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real Estate:
Residential	$158	$—	$—
Commercial	809	2	—
Construction	210	13	—
Commercial and Industrial	27	—	—
Consumer	3	1	—

Total	$1,207	$16	$—

First West Virginia’s loan portfolio also includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from First West Virginia’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonaccrual at the time of restructure and may only be returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months. TDRs on accrual status may remain in accrual status after they have been restructured as long as they continue to perform in accordance with their modified terms. There were no TDRs in accrual status at December 31, 2016, one TDR in accrual status at December 31, 2015, and two TDRs in accrual status at December 31, 2014. There were no funds committed to be advanced to customers whose loans were classified as TDRs at December 31, 2016 and December 31, 2015. At December 31, 2014, there were funds of $33,000 committed to be advanced to customers whose loans were classified as TDRs.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

When First West Virginia modifies a loan, management evaluates any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized by segment or class of loan, as applicable, through an allowance estimate or a charge-off to the allowance. Segment and class status is determined by the loan’s classification at origination.

The following table includes the recorded investment and number of modifications for new TDRs, as of December 31, 2015 and 2014. There were no new TDRs as of December 31, 2016. First West Virginia reports the recorded investment in the loans prior to a modification and also the recorded investment in the loans after the loans were restructured:

	(Dollars in thousands)
	Year Ended December 31, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
Loans
Real Estate
Residential	1	$62	$62	$—
Commercial	1	204	204	—
Construction	1	350	350	9

Total	3	$616	$616	$9

	Year Ended December 31, 2014
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Related Allowance
Loans
Real Estate
Construction	1	$350	$350	$9

Total	1	$350	$350	$9

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

The following table includes new troubled debt restructurings by type of modification:

	(Dollars in thousands)
	Year Ended December 31, 2015
	Interest Only	Term	Combination	Total Modification
Loans
Real Estate
Residential	$—	$62	$—	$62
Commercial	—	—	204	204
Construction	—	350	—	350

Total	$—	$412	$204	$616

	Year Ended December 31, 2014
	Interest Only	Term	Combination	Total Modification
Loans
Real Estate
Construction	$—	$350	$—	$350

Total	$—	$350	$—	$350

As of December 31, 2016 and December 31, 2015, there were no TDRs that subsequently defaulted within 12 months after restructuring.

Certain directors, executive officers and principal stockholders of First West Virginia, including companies in which they are principal owners, are loan customers of First West Virginia. Such loans are made in the normal course of business, and summarized as follows:

	(Dollars in thousands)
	2016	2015
Balance, January 1	$3,292	$3,236
Additions	1,207	676
Payments	(257)	(620)

Balance, December 31	$4,242	$3,292

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

The activity in the allowance for loan loss summarized by primary segments and segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for potential impairment as of December 31, 2016, 2015 and 2014 follows:

	(Dollars in thousands)
	2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Beginning Balance	$237	$1,067	$18	$351	$14	$111	$1,798
Charge-offs	(2)	—	—	(3)	(1)	—	(6)
Recoveries	1	—	—	2	2	—	5
Provision	(38)	104	(5)	(28)	(3)	(30)	—

Ending Balance	$198	$1,171	$13	$322	$12	$81	$1,797

Individually Evaluated for Impairment	$—	$—	$—	$—	$—	$—	$—

Collectively Evaluated for Potential Impairment	$198	$1,171	$13	$322	$12	$81	$1,797

	2015
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Beginning Balance	$196	$1,255	$66	$128	$15	$153	$1,813
Charge-offs	—	—	—	(57)	(9)	—	(66)
Recoveries	—	2	—	5	14	—	21
Provision	41	(190)	(48)	275	(6)	(42)	30

Ending Balance	$237	$1,067	$18	$351	$14	$111	$1,798

Individually Evaluated for Impairment	$—	$—	$9	$—	$—	$—	$9

Collectively Evaluated for Potential Impairment	$237	$1,067	$9	$351	$14	$111	$1,789

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Related Allowance for Loan Losses (continued)

	2014
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Beginning Balance	$247	$1,316	$15	$125	$28	$134	$1,865
Charge-offs	—	(36)	—	(5)	(16)	—	(57)
Recoveries	—	—	—	—	5	—	5
Provision	(51)	(25)	51	8	(2)	19	—

Ending Balance	$196	$1,255	$66	$128	$15	$153	$1,813

Individually Evaluated for Impairment	$—	$78	$9	$39	$1	$—	$127

Collectively Evaluated for Potential Impairment	$196	$1,177	$57	$89	$14	$153	$1,686

The following tables present the major classifications of loans summarized by individually evaluated for impairment and collectively evaluated for potential impairment as of December 31, 2016 and 2015:

	(Dollars in thousands)
	2016
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$47	$1,418	$—	$—	$—	$—	$1,465
Collectively Evaluated for Potential Impairment	29,674	42,626	595	12,280	2,716	7,736	95,627

	$29,721	$44,044	$595	$12,280	$2,716	$7,736	$97,092

	2015
	Real Estate Residential	Real Estate Commercial	Real Estate Construction	Commercial and Industrial	Consumer	Other	Total
Individually Evaluated for Impairment	$65	$2,649	$350	$—	$—	$—	$3,064
Collectively Evaluated for Potential Impairment	28,049	41,908	411	13,191	2,836	10,639	97,034

	$28,114	$44,557	$761	$13,191	$2,836	$10,639	$100,098

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	(Dollars in thousands)
	2016	2015
Land	$1,984	$1,984
Land improvements	470	421
Leasehold Improvements	1,087	1,089
Building	6,999	6,998
Furniture, Fixtures, and Equipment	4,209	4,328

	14,749	14,820
Less Accumulated Depreciation and Amortization	(7,120)	(6,867)

Total Premises and Equipment	$7,629	$7,953

Depreciation and amortization expense on premises and equipment was $625,000, $629,000 and $606,000 for the years ended December 31, 2016, 2015, and 2014, respectively.

Note 6. Deposits

The following table shows the maturities of time deposits for the next five years and beyond as of December 31, 2016 (dollars in thousands):

2016
2017	$27,928
2018	8,060
2019	4,349
2020	8,009
2021	7,053
Beyond 2021	95

Total	$55,494

The balance in time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $5.2 million and $4.6 million as of December 31, 2016 and 2015, respectively. Interest expense on certificates of deposit of $250,000 or more was $51,000, $55,000 and $72,000 at December 31, 2016, 2015 and 2014, respectively.

Note 7. Repurchase Agreements

For repurchase agreements, First West Virginia transfers various securities to customers in exchange for cash at the end of each business day and agrees to reacquire the securities at the end of the next business day for the cash exchanged plus interest. The process is repeated at the end of each business day until the agreement is terminated. The securities underlying the agreements remained under First West Virginia’s control. The risk involved in this type of transaction is that the fair value of the securities transferred may decline below the amount of First West Virginia’s obligation which would require First West Virginia to pledge additional amounts. First West Virginia attempts to manage this risk by monitoring the fair value of securities pledged compared to the repurchase agreement amounts. Additional securities are pledged as necessary to secure First West Virginia’s obligation.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Repurchase Agreements (continued)

The following table summarizes information related to repurchase agreements as of the years indicated:

	(Dollars in thousands)
	2016		2015
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Securities Sold Under Agreements to Repurchase:
Balance at Period End	22,531	0.80%	23,619	0.89%
Average Balance Outstanding During the Period	23,299	0.83	24,602	0.88
Maximum Amount Outstanding at any Month End	26,042		28,048

Securities Collateralizing the Agreements at Period-End:
Carrying Value	32,338		34,254
Fair Value	32,138		34,399

The following table shows repurchase agreements accounted for as secured borrowings (in thousands):

December 31, 2016
Remaining Contractual Maturity
Repurchase Agreements Accounted for as Secured Borrowings	Overnight and Continuous
U.S. Government Corporations and Agencies	$1,357
Obligations of States and Political Subdivisions	4,317
Mortgage-Backed Securities	16,857

Total Securities Pledged for Repurchase Agreements	$22,531

Note 8. Federal Home Loan Bank Borrowings

Other borrowed funds consist of fixed rate, long-term advances from the FHLB with remaining maturities as follows:

	(Dollars in thousands)
	2016		2015
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due in One Year	$110	4.78%	$103	4.78%
Due After One Year to Two Years	1,760	4.76	110	4.78
Due After Two Years to Three Years	43	4.81	1,760	4.76
Due After Three Years to Four Years	45	4.81	43	4.81
Due After Four Years to Five Years	47	4.81	45	4.81
Due After Five Years	1,211	4.81	1,259	4.81

Total	$3,216	4.78%	$3,320	4.78%

First West Virginia maintains a credit arrangement with the FHLB. The FHLB borrowings are secured by a blanket security agreement on outstanding residential mortgage loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2016 was approximately $43.9 million subject to the purchase of additional FHLB stock. The FHLB borrowings were $3,216,000 and $3,320,000 at December 31, 2016 and 2015, respectively. At December 31, 2016, the subsidiary bank had three fixed rate amortizing advances which totaled $3,216,000 with interest rates ranging from 4.65% to 4.89% of which two advances for $1,790,000 will mature through 2018 and one advance for $1,426,000 will mature through 2023. The collateral securing these borrowings totaled $3,388,000 at December 31, 2016.

Progressive Bank also has a line of credit agreement with the Federal Home Loan Bank which matures on May 1, 2017. The maximum credit available is $24.1 million under the agreement. There were no borrowings outstanding under this agreement at December 31, 2016 and 2015, respectively.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The provision for income taxes is summarized as follows:

	(Dollars in thousands)
	2016	2015	2014
Current Payable:
Federal	$271	$405	$58
State	44	66	51
Deferred:
Federal	(71)	(111)	(33)
State	3	23	(11)

Total Provision	$247	$383	$65

The tax effects of deductible and taxable temporary differences that gave rise to the net deferred tax asset at December 31 are as follows:

	(Dollars in thousands)
	2016	2015
Allowance for Loan Losses	$709	$709
Deferred Origination Fees and Costs	52	51
Accrued Interest on Nonaccrual Loans	218	188
Deferred Compensation	64	61
Depreciation	(180)	(167)
Amortization	—	2
Goodwill	(372)	(335)
Alternative Minimum Tax	1,534	1,446
Deferred State Income Tax	(27)	(28)

Total Deferred Tax Asset - Federal	1,998	1,927
Total Deferred Tax Asset - State	80	82

	2,078	2,009
Deferred Tax Assets (Liabilities) arising from market adjustments of Securities Available For Sale:
Federal	196	(160)
State	1,149	(27)

Net Deferred Tax Asset before Valuation Allowance	3,423	1,822

Valuation Allowance:
Beginning balance	(225)	(225)
Increase during the period	—	—

Ending balance	(225)	(225)

Net Deferred Tax Asset	$3,198	$1,597

As of December 31, 2016, First West Virginia had approximately $1,534,000 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date. First West Virginia is no longer subject to examination by authorities for years before 2013.

Deferred taxes at December 31, 2016 and 2015, are included in other assets in the accompanying Consolidated Balance Sheet.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes (continued)

A reconciliation of the federal income tax expense at statutory income tax rates and the actual income tax expense on income before taxes is shown below:

	(Dollars in thousands)
	2016		2015		2014
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Provision at Statutory Rate	$631	34.0%	$944	34.0%	$669	34.0%
State Taxes (Net of Federal Benefit)	57	3.1	30	1.1	23	1.2
Effect of Tax-Free Income	(451)	(24.3)	(582)	(21.0)	(787)	(40.0)
BOLI Income	(39)	(2.1)	(37)	(1.3)	(37)	(1.9)
Other	49	2.6	28	1.0	197	10.0

Actual Tax Expense and Effective Rate	$247	13.3%	$383	13.8%	$65	3.3%

Note 10. Commitments and Contingent Liabilities

The subsidiary bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement First West Virginia has in particular classes of financial instruments.

First West Virginia’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. First West Virginia uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following table presents the unused and available credit balances of financial instruments whose contracts represent credit risk at the dates indicated.

	(Dollars in thousands)
	2016	2015
Standby Letters of Credit	$376	$318
Construction Mortgages	2,363	2,988
Personal Lines of Credit	1,468	1,540
Overdraft Protection Lines	2,801	2,855
Home Equity Lines of Credit	3,877	2,644
Commercial Lines of Credit	6,307	1,819

	$17,192	$12,164

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Commitments and Contingent Liabilities (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. First West Virginia evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First West Virginia upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by First West Virginia to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements.

The standby letters of credit in the amount of $80,000 expire in 2017 and $296,000 expire in 2021. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

First West Virginia and its subsidiary are parties to various legal and administrative proceedings and claims. Although any litigation contains an element of uncertainty, management believes that the outcome of these events will not have a material effect on the consolidated financial position and results of operations of First West Virginia.

Note 11. Regulatory Capital

First West Virginia and Progressive Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First West Virginia’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, each must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require First West Virginia and Progressive Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2016, that First West Virginia and Progressive Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notifications from the Office of the Comptroller of the Currency categorized Progressive Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the capital category.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Regulatory Capital (continued)

The capital ratios of First West Virginia’s subsidiary bank, along with the regulatory framework for adequately capitalized and well capitalized institutions are depicted as set forth in the following table:

	(Dollars in thousands)
	December 31, 2016		December 31, 2015
	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Actual	$32,141	22.02%	$32,101	21.98%
For Capital Adequacy Purposes	6,569	4.50	6,572	4.50
To Be Well Capitalized	9,489	6.50	9,493	6.50
Tier I Capital (to Risk-Weighted Assets)
Actual	32,141	22.02	32,101	21.98
For Capital Adequacy Purposes	8,759	6.00	8,763	6.00
To Be Well Capitalized	11,679	8.00	11,684	8.00
Total Capital (to Risk-Weighted Assets)
Actual	33,938	23.25	33,899	23.21
For Capital Adequacy Purposes	11,679	8.00	11,684	8.00
To Be Well Capitalized	14,599	10.00	14,605	10.00
Tier I Leverage Capital (to Adjusted Total Assets)
Actual	32,141	9.55	32,101	9.42
For Capital Adequacy Purposes	13,457	4.00	13,625	4.00
To Be Well Capitalized	16,821	5.00	17,031	5.00

Basel is a committee of central banks and bank regulators from major industrialized countries that develops broad policy guidelines for use by each country’s regulators with the purpose of ensuring that financial institutions have adequate capital given the risk levels of assets and off-balance-sheet financial instruments. In 2013, the Federal Reserve approved final rules that substantially amend the regulatory risk-based capital rules. The FDIC and the OCC subsequently approved these rules. The final rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which are phased in from 2015 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to institutions under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions.

The final rules also establish a “capital conservation buffer” above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Regulatory Capital (continued)

Basel III provided discretion for regulators to impose an additional buffer, the “countercyclical buffer,” of up to 2.5% of common equity Tier 1 capital to take into account the macro-financial environment and periods of excessive credit growth. However, the final rules permit the countercyclical buffer to be applied only to “advanced approach banks” (i.e., banks with $250 billion or more in total assets or $10 billion or more in total foreign exposures). The final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, and unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which will be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010, in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. These revisions took effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The final rules set forth certain changes for the calculation of risk-weighted assets, which we were required to utilize beginning January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banks with greater than $250 billion in consolidated assets.

Note 12. Operating Leases

First West Virginia’s Bank affiliates leased certain land used for banking purposes under long-term leases, expiring at various dates. These leases contain renewal options and generally provide that First West Virginia will pay for insurance, taxes, and maintenance. Minimum future rental payments under noncancelable operating leases with initial terms in excess of one year at December 31, 2016, are as follows (dollars in thousands):

2016
2017	$234
2018	226
2019	227
2020	228
2021	200
2022 & thereafter	59

Total	$1,174

Rental expense recorded was $242,000, $220,000 and $220,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Fair Value Disclosure

FASB ASC 820 “Fair Value Measurement” defines fair value and provides the framework for measuring fair value and required disclosures about fair value measurements. Fair value is defined as the price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability at the transaction date. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used in valuation methods to determine fair value.

The three levels of fair value hierarchy are as follows:

Level I	–	Fair value is based on unadjusted quoted prices in active markets that are accessible to First West Virginia for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.

Level II	–	Fair value is based on significant inputs, other than Level I inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level II inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.

Level III	–	Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level III classification include option pricing models, discounted cash flows and other similar techniques.

This hierarchy requires the use of observable market data when available. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the financial assets measured at fair value on a recurring basis and reported on the Consolidated Balance Sheet as of December 31, 2016 and 2015, by level within the fair value hierarchy. The majority of First West Virginia’s securities are included in Level II of the fair value hierarchy. Fair values for Level II securities were primarily determined by a third-party pricing service using both quoted prices for similar assets, when available, and model-based valuation techniques that derive fair value based on market based or independently sourced market parameters.

Table A	Valuation Hierarchy	(Dollars in thousands) December 31,
		2016	2015
Available for Sale Securities:
U.S. Government Agencies	Level II	$54,877	$56,902
Obligations of States and Political Subdivisions	Level II	34,402	31,956
Mortgage-Backed Securities - Government-Sponsored Enterprises	Level II	107,119	114,519
Equity Securities - Mutual Funds	Level I	679	187
Equity Securities - Other	Level I	129	15

Total Available for Sale Securities		$197,206	$203,579

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Fair Value Disclosure (continued)

The following table presents the financial assets measured at fair value on a nonrecurring basis on the Consolidated Balance Sheet as of the dates indicated by level within the fair value hierarchy. The table also presents the significant unobservable inputs used in the fair value measurements. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include: observable inputs employed by certified appraisers or an internal evaluation, for similar assets classified as Level II inputs adjusted for qualitative factors and estimated liquidation expenses. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

Table B		(Dollars in thousands)						Range / (Weighted Average)
		Fair Value at December 31,		Valuation Techniques
Financial Asset	Valuation Hierarchy	2016	2015			Unobservable Inputs
Impaired Loans	Level III	$—	$341	Appraisal of collateral	(1)	Appraisal adjustments	(2)	0.0% (0.0%)
						Liquidation expenses	(2)	9.0% (9.0%)

(1)	The fair value is determined through independent appraisals by certified appraisers or internal evaluators of the underlying collateral.
(2)	Appraisals and evaluations may be adjusted by management for qualitative factors and estimated liquidation expenses. The range and weighted- average of liquidation expenses are expressed as a percentage of discounted collateral value and other appraisal adjustments are presented as a percentage of the appraised amounts.

Collateral-dependent Impaired Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level III of the fair value hierarchy.

First West Virginia considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.

Financial Instruments

The reported fair values of financial instruments are based on a variety of factors. Where possible, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Intangible values assigned to customer relationships are not reflected in the reported fair values. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

The following methods and assumptions were used by First West Virginia in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying amount for cash and cash equivalents is a reasonable estimate of fair value.

Investment Securities Available for Sale: Where quoted market prices are available in an active market, securities are classified within Level I of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters. Such securities are classified in Level II of the valuation hierarchy.

Loans: The fair value for net loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Fair Value Disclosure (continued)

Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposits: The fair values of noninterest-bearing and interest-bearing demand deposits and savings deposits are based on the discounted value of cash flows after estimating the weighted-average remaining term. The fair values for time deposits are based on the discounted value of cash flows. A wholesale cost of funds is used to discount the cash flows.

Repurchase Agreements: The carrying amount of repurchase agreements is considered to be a reasonable estimate of fair value.

Federal Home Loan Bank Borrowings: The discounted cash flow method is used to estimate the fair value of Federal Home Loan Bank borrowings.

Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value.

Off-Balance-Sheet Instruments: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The amount of fees currently charged on commitments is determined to be insignificant and, therefore, the carrying value and fair value of off-balance-sheet instruments are not shown.

The estimated fair values of First West Virginia’s financial instruments at December 31, 2016 and 2015, are as follows:

Table C		(Dollars in thousands)
		2016		2015
	Valuation Method Used	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:

Cash and Cash Equivalents	Level I	$22,877	$22,877	$25,929	$25,929
Investment Securities: Available for Sale	See Table A	197,206	197,206	203,579	203,579
Loans, Net	Level III	95,295	97,215	98,300	100,697
Accrued Interest Receivable	Level I	1,113	1,113	1,028	1,028

Financial Liabilities:
Non-Maturing Deposits	Level I	220,212	209,754	223,118	210,276
Time Deposits	Level II	55,494	54,803	59,169	58,686
Repurchase Agreements	Level I	22,531	22,531	23,619	23,619
Federal Home Loan Bank Borrowings	Level II	3,216	3,415	3,320	3,667
Accrued Interest Payable	Level I	84	84	102	102

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Other Noninterest Expense

The details for other noninterest expense for First West Virginia’s consolidated statement of income for the years ended December 31, 2016, 2015 and 2014, are as follows:

	(Dollars in thousands)
	2016	2015	2014
OTHER NONINTEREST EXPENSE
Directors’ fees	$171	$180	$152
Stationery and supplies	152	141	141
Regulatory assessment and deposit insurance	264	297	293
Advertising	234	205	187
Postage and transportation	153	161	161
Other taxes	144	73	100
Service Expense	445	474	522
Other	753	906	890

TOTAL OTHER NONINTEREST EXPENSE	$2,316	$2,437	$2,446

Note 15. Limitations on Dividends

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits (as defined) for the year, combined with its retained net profits of the preceding two years. Under this formula, First West Virginia’s subsidiary bank can declare dividends in 2017, without approval of the Comptroller of the Currency, of approximately $1,196,000, plus an additional amount equal to Progressive Bank’s net profit for 2017 up to the date of any such dividend declaration. The subsidiary bank is the primary source of funds to pay dividends to the stockholders of First West Virginia Bancorp, Inc.

Note 16. Employee Benefit Plans

First West Virginia has a non-contributory profit-sharing plan for employees meeting certain service requirements. First West Virginia makes annual contributions to the profit-sharing plan based on income of First West Virginia as defined. Total expenses for the plan were $100,000, $138,000 and $113,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

First West Virginia also offers a 401(k) plan in which it matches a portion of the employee’s contribution up to 4 percent of their salary. The expense related to the 401(k) plan was $29,000, $26,000 and $23,000 in 2016, 2015 and 2014, respectively.

Note 17. Concentrations of Credit Risk

Most of the subsidiary bank’s loans and commitments have been granted to customers in Progressive Bank’s primary market area of Northern and Central West Virginia, Eastern Ohio, and Southwestern Pennsylvania. In the normal course of business, however, Progressive Bank has purchased participation loans and originated loans outside of its primary market area. The aggregate loan balances outstanding in any one geographic area, other than Progressive Bank’s primary lending areas, do not exceed 10 percent of total loans. Concentrations of credit are measured by categorizing loans by the North American Industry Classification codes. Loans equal to or exceeding 25% of Tier I Capital are considered concentrations of credit. At December 31, 2016, concentrations of credit were as follows (dollars expressed in thousands):

	Amount	Percent of Tier 1 Capital
Lessors of Nonresidential Buildings	$17,756	55.2%
Lessors of Residential Buildings	$9,463	29.4%

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Related Party Transactions

Deposits from related parties held by the subsidiary totaled $2,746,000 and $2,052,000 at December 31, 2016 and 2015, respectively. Refer to Note 4 “Loans and Related Allowance for Loan Losses” for information on loans to related parties.

Dlesk Realty and Investment Company, which is owned by the late Mr. Sylvan J. Dlesk and his wife Rosalie J. Dlesk, serves as landlord to First West Virginia’s subsidiary bank, under a lease agreement to rent property for use as banking premises. The lease was for an initial 5-year term at an annual rental fee of $58,000. This lease was renewed in 2007, 2012, and 2017 for additional 5-year terms at an annual rental fee of $60,000, $64,000, and $67,000, respectively, and has options to renew for five 5-year terms.

Note 19. Accumulated Other Comprehensive Income (Loss)

The activity in accumulated other comprehensive income (loss) at December 31 is as follows:

	Unrealized Gains (Losses) on Securities Available for Sale (1)
	Year Ended December 31,
	2016	2015
Beginning Balance	$310	$835
Other comprehensive income (loss) before reclassifications	(1,852)	195
Amounts reclassified from accumulated other comprehensive income (loss)	(688)	(720)

Period Change	(2,540)	(525)

Ending Balance	$(2,230)	$310

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using a combined Federal and State income tax rate approximating 39.5%.

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
Details About Accumulated Other Comprehensive Income (Loss) Components	For the Year Ended December 31,		Affected Line Item in the Statement of Income
(dollars in thousands)	2016	2015
Securities available for sale (1):
Net securities gains reclassified into earnings	$(1,103)	$(1,154)	Net gains on available for sale securities
Related income tax expense	415	434	Income tax expense

Net effect on accumulated other comprehensive income (loss) for the period	$(688)	$(720)	Net of tax

Total reclassifications for the period	$(688)	$(720)	Net of tax

(1)	For additional detail related to unrealized gains (losses) on securities and related amounts reclassified from accumulated other comprehensive income (loss) see Note 3 “Investment Securities.”

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Condensed Financial Statements of Parent Company

Financial information pertaining only to First West Virginia Bancorp, Inc., is as follows:

Condensed Balance Sheets

	(Dollars in thousands)
	December 31,
	2016	2015
ASSETS
Cash and Due From Banks	$42	$31
Investment Securities, Available-for-Sale	321	203
Investment in Bank Subsidiary	32,835	35,219
Other Assets	79	97

TOTAL ASSETS	$33,277	$35,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other Liabilities	$218	$187
Stockholders’ Equity	33,059	35,363

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,277	$35,550

Condensed Statements of Income

	(Dollars in thousands)
	Years Ended December 31,
	2016	2015	2014
Interest and Dividend Income	$—	$—	$—
Dividend from Bank Subsidiary	1,378	1,419	1,378
Noninterest Income	255	224	181
Noninterest Expense	173	260	224

Income Before Undistributed Net Income of Subsidiary and Income Taxes	1,460	1,383	1,335
Undistributed Net Income of Subsidiary	175	1,021	546

Income Before Income Taxes	1,635	2,404	1,881
Income Tax Expense (Benefit)	25	12	(23)

NET INCOME	$1,610	$2,392	$1,904

Condensed Statement of Comprehensive Income (Loss)

	Years Ended December 31,
	2016	2015	2014
Net Income	$1,610	$2,392	$1,904
Other Comprehensive (Loss) Income:
Unrealized Gains (Losses) on Available-for-Sale Securities Net of Income Tax of ($12), $5, and ($2) for the Years Ended December 31, 2016, 2015, and 2014, Respectively	20	(8)	4
Reclassification Adjustment for Gains (Losses) on Securities Included in Net Income, Net of Income Tax of $1 for the Year Ended December 31, 2016	(1)	—	—
Equity in Other Comprehensive Income (Loss) of Subsidiary	(2,559)	(517)	3,549

Other Comprehensive (Loss) Income, Net of Income (Benefit) Tax	(2,540)	(525)	3,553

Total Comprehensive Income	$(930)	$1,867	$5,457

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Condensed Financial Statements of Parent Company (continued)

Gains and losses on securities are reported as noninterest income on the Parent Company Statement of Income. Gross gains were $3,000 for each of the years ended December 31, 2016 and 2015. Gross losses were $1,000 and $3,000 for the years ended December 31, 2016 and 2015, respectively. Gross gains and gross losses for the year ended December 31, 2014 are not considered material for financial reporting purposes. The income tax effect of $1,000 for the year ended December 31, 2016 is included in income tax expense on the Parent Company Statement of Income.

Condensed Statements of Cash Flows

	(Dollars in thousands)
	Years Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES
Net Income	$1,610	$2,392	$1,904
Adjustments to Reconcile Net Income to Net Cash Provided By (Used In) Operating Activities:
Undistributed Net Income of Subsidiary	(175)	(1,021)	(546)
Gain on Sales of Investment Securities	(2)	—	—
Other, Net	38	(127)	127

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,471	1,244	1,485

INVESTING ACTIVITIES
Purchases of Securities	(124)	(56)	(27)
Proceeds from Sales of Securities	39	48	29

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(85)	(8)	2

FINANCING ACTIVITIES
Cash Dividends Paid	(1,375)	(1,375)	(1,375)

NET CASH USED IN FINANCING ACTIVITIES	(1,375)	(1,375)	(1,375)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	11	(139)	112
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	31	170	58

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42	$31	$170

	124	125	973
	82	94	803

Note 21. Subsequent Events

In February 2017, First West Virginia’s subsidiary bank notified applicable customers of the closure of the branch located in Weston, WV effective May 12, 2017. The Weston branch is Progressive Bank’s smallest, with deposits at December 31, 2016 of $7.0 million. Progressive Bank intends to continue to serve its customers in Weston at the Buckhannon, WV branch as well as through online banking and other remote services. By closing this office, management expects to save the costs of operating the facility. The effect on future pre-tax income ultimately depends on the amount of business that is retained after the closure.

The costs of closing the branch will be expensed as incurred. Progressive Bank does not anticipate lease settlement costs or severance pay associated with this branch closure. Other costs of closing the branch have not yet been determined and are expected to be recorded primarily in the second quarter of 2017.

Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the consolidated financial statements were available to be issued.

FIRST WEST VIRGINIA BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22. Quarterly Financial Information (Unaudited)

The following tables summarize selected information regarding First West Virginia’s results of operations for the periods indicated (dollars in thousands, except per share date). Quarterly earnings per share data may vary from annual earnings per share due to rounding.

	Three Months Ended
2016	March 31	June 30	September 30	December 31
Interest Income	$2,318	$2,335	$2,262	$2,288
Interest Expense	318	306	305	262

Net Interest Income	2,000	2,029	1,957	2,026
Provision for Loan Losses	—	—	—	—

Net Interest Income after Provision for Loan Losses	2,000	2,029	1,957	2,026
Noninterest Income	794	322	791	245
Noninterest Expense	1,982	2,077	2,142	2,106

Income before Income Taxes	812	274	606	165
Income Taxes	155	(27)	104	15

Net Income	$657	$301	$502	$150

Earnings Per Share - Basic	$0.38	$0.18	$0.29	$0.09
Earnings Per Share - Diluted	0.38	0.18	0.29	0.09
Dividends Per Share	0.20	0.20	0.20	0.20

	Three Months Ended
2015	March 31	June 30	September 30	December 31
Interest Income	$2,531	$2,305	$2,325	$3,223
Interest Expense	351	348	344	334

Net Interest Income	2,180	1,957	1,981	2,889
Provision for Loan Losses	—	—	30	—

Net Interest Income after Provision for Loan Losses	2,180	1,957	1,951	2,889
Noninterest Income	1,198	426	240	249
Noninterest Expense	2,013	2,097	2,029	2,176

Income before Income Taxes	1,365	286	162	962
Income Taxes	327	(46)	(90)	192

Net Income	$1,038	$332	$252	$770

Earnings Per Share - Basic	$0.60	$0.20	$0.14	$0.45
Earnings Per Share - Diluted	0.60	0.20	0.14	0.45
Dividends Per Share	0.20	0.20	0.20	0.20

	Three Months Ended
2014	March 31	June 30	September 30	December 31
Interest Income	$4,578	$4,625	$4,613	$7,025
Interest Expense	470	443	427	620

Net Interest Income	4,108	4,182	4,186	6,405
Provision for Loan Losses	—	—	—	—

Net Interest Income after Provision for Loan Losses	4,108	4,182	4,186	6,405
Noninterest Income	724	774	855	1,465
Noninterest Expense	3,457	4,047	4,034	5,260

Income before Income Taxes	1,375	909	1,007	2,610
Income Taxes	296	170	268	875

Net Income	$1,079	$739	$739	$1,735

Earnings Per Share - Basic	$0.46	$0.31	$0.32	$0.50
Earnings Per Share - Diluted	0.46	0.31	0.32	0.50
Dividends Per Share	0.21	0.21	0.21	0.21

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CB FINANCIAL SERVICES, INC.

AND

FIRST WEST VIRGINIA BANCORP, INC.

DATED AS OF

November 16, 2017

ARTICLE I CERTAIN DEFINITIONS		A-1
1.1	Certain Definitions	A-1
ARTICLE II THE MERGER		A-10
2.1	Merger	A-10
2.2	Closing; Effective Time	A-10
2.3	Articles of Incorporation and Bylaws	A-10
2.4	Directors of the Surviving Corporation	A-10
2.5	Effects of the Merger	A-11
2.6	Tax Consequences	A-11
2.7	Possible Alternative Structures	A-11
2.8	Bank Merger	A-11
2.9	Absence of Control	A-12
ARTICLE III CONVERSION OF SHARES		A-12
3.1	Conversion of First West Virginia Common Stock; Merger Consideration	A-12
3.2	Election and Proration Procedures	A-14
3.3	Procedures for Exchange of First West Virginia Common Stock	A-16
3.4	Reservation of Shares	A-18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF first west virginia		A-18
4.1	Standard	A-18
4.2	Organization	A-18
4.3	Capitalization	A-19
4.4	Authority; No Violation	A-20
4.5	Consents	A-21
4.6	Financial Statements	A-21
4.7	Taxes	A-22
4.8	No Material Adverse Effect	A-23
4.9	Material Contracts; Leases; Defaults	A-23
4.10	Ownership of Property; Insurance Coverage	A-25
4.11	Legal Proceedings	A-26
4.12	Compliance with Applicable Law	A-26
4.13	Employee Benefit Plans	A-27
4.14	Brokers, Finders and Financial Advisors	A-30
4.15	Environmental Matters	A-30
4.16	Loan Portfolio	A-32
4.17	Related Party Transactions	A-33
4.18	Deposits	A-33
4.19	Board Approval	A-33
4.20	Risk Management Instruments	A-33
4.21	Fairness Opinion	A-34
4.22	Intellectual Property	A-34
4.23	Duties as Fiduciary	A-35
4.24	Employees; Labor Matters	A-35
4.25	First West Virginia Information Supplied	A-36
4.26	Internal Controls	A-36
4.27	Bank Owned Life Insurance	A-37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CB		A-37
5.1	Standard	A-37
5.2	Organization	A-37
5.3	Capitalization	A-38
5.4	Authority; No Violation	A-39
5.5	Consents	A-40
5.6	Financial Statements	A-40
5.7	Taxes	A-41

A-i

5.8	No Material Adverse Effect	A-42
5.9	Ownership of Property; Insurance Coverage	A-42
5.10	Legal Proceedings	A-43
5.11	Compliance with Applicable Law	A-43
5.12	Employee Benefit Plans	A-44
5.13	Brokers, Finders and Financial Advisors	A-45
5.14	Environmental Matters	A-46
5.15	Loan Portfolio	A-47
5.16	Related Party Transactions	A-48
5.17	Board Approval	A-48
5.18	Risk Management Instruments	A-48
5.19	Fairness Opinion	A-48
5.20	Duties as Fiduciary	A-49
5.21	Employees; Labor Matters	A-49
5.22	CB Information Supplied	A-49
5.23	Internal Controls	A-50
5.24	Securities Documents	A-50
5.25	CB Common Stock	A-51
5.26	Available Funds	A-51
ARTICLE VI COVENANTS OF FIRST WEST VIRGINIA		A-51
6.1	Conduct of Business	A-51
6.2	Current Information	A-55
6.3	Access to Properties and Records	A-57
6.4	Financial and Other Statements	A-57
6.5	Maintenance of Insurance	A-58
6.6	Disclosure Supplements	A-58
6.7	Consents and Approvals of Third Parties	A-58
6.8	All Reasonable Efforts	A-58
6.9	Failure to Fulfill Conditions	A-58
6.10	No Solicitation	A-59
6.11	Termination of Certain First West Virginia Benefit Plans	A-60
6.12	Stockholder Litigation	A-60
ARTICLE VII COVENANTS OF CB		A-61
7.1	Conduct of Business	A-61
7.2	Financial and Other Statements	A-61
7.3	Disclosure Supplements	A-61
7.4	Consents and Approvals of Third Parties	A-62
7.5	All Reasonable Efforts	A-62
7.6	Failure to Fulfill Conditions	A-62
7.7	Employee Matters	A-62
7.8	Directors and Officers Indemnification and Insurance	A-64
7.9	Stock Listing	A-66
7.10	Reservation of Stock	A-66
7.11	Communications to First West Virginia Employees; Training	A-66
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-66
8.1	Meetings of Stockholders	A-66
8.2	Joint Proxy Statement-Prospectus; Merger Registration Statement	A-68
8.3	Regulatory Approvals	A-69
ARTICLE IX CLOSING CONDITIONS		A-70
9.1	Conditions to Each Party’s Obligations Under this Agreement	A-70
9.2	Conditions to the Obligations of CB Under this Agreement	A-70
9.3	Conditions to the Obligations of First West Virginia Under this Agreement	A-71
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		A-72
10.1	Termination	A-72
10.2	Effect of Termination	A-73
10.3	Amendment, Extension and Waiver	A-75

A-ii

ARTICLE XI MISCELLANEOUS		A-75
11.1	Confidentiality	A-75
11.2	Public Announcements	A-76
11.3	Survival	A-76
11.4	Notices	A-76
11.5	Parties in Interest	A-77
11.6	Complete Agreement	A-77
11.7	Counterparts	A-77
11.8	Severability	A-78
11.9	Governing Law	A-78
11.10	Interpretation	A-78
11.11	Specific Performance	A-78
11.12	Waiver of Trial by Jury	A-79

EXHIBITS

A	Form of Voting Agreement
B	Agreement and Plan of Bank Merger

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 16, 2017, is entered into by and between CB Financial Services, Inc., a Pennsylvania corporation, and First West Virginia Bancorp, Inc., a West Virginia corporation.

Recitals

1.    The Board of Directors of each of CB and First West Virginia (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.    As a condition to the willingness of CB to enter into this Agreement, all of the directors and executive officers of First West Virginia have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with CB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of First West Virginia Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

3.    The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“ACA” shall mean the Patient Protection and Affordable Care Act.

“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, as to any of the following (other than the transactions contemplated hereunder) involving First West Virginia or any First West Virginia Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of First West Virginia and the First West Virginia Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of First West Virginia or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Advisory Board” shall have the meaning set forth in Section 7.7.7.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of Progressive Bank with and into Community Bank, with Community Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the PDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Community Bank, Progressive Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“CB” shall mean CB Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 100 N. Market Street, Carmichaels, Pennsylvania 15320.

“CB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“CB Common Stock” shall mean the common stock, par value $0.4167 per share, of CB.

“CB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by CB to First West Virginia pursuant hereto.

“CB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition of CB as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of CB for the years ended December 31, 2016 and 2015, as set forth in CB’s annual report on Form 10-K for the year ended December 31, 2016, and (ii) the unaudited interim consolidated financial statements of CB as of the end of each calendar quarter following December 31, 2016, and for the periods then ended, as filed by CB in the CB SEC Reports.

“CB 401(k) Plan” shall mean the Community Bank 401(k) Profit Sharing Plan.

“CB Loan Property” shall have the meaning set forth in Section 5.14.2.

“CB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“CB Regulatory Reports” shall mean the Call Reports of Community Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by CB from December 31, 2016 through the Closing Date.

“CB SEC Reports” shall have the meaning set forth in Section 5.24.

“CB Stock” shall have the meaning set forth in Section 5.3.1.

“CB Stockholder Approval” shall have the meaning set forth in Section 5.4.1.

“CB Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“CB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by CB, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Community Bank.

“Certificate” shall mean a certificate or book entry evidencing shares of First West Virginia Common Stock.

“Change of Recommendation” shall have the meaning set forth in Section 8.1.2.

“Claim” shall have the meaning set forth in Section 7.8.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Community Bank” shall mean Community Bank, a Pennsylvania commercial bank with its principal office located at 100 N. Market Street, Carmichaels, Pennsylvania 15320, which is a wholly owned subsidiary of CB.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of June 1, 2017 between CB and First West Virginia.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term “Environmental Laws” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent as mutually agreed upon by CB and First West Virginia, which shall act as agent for CB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 3.1.8.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“First West Virginia” shall mean First West Virginia Bancorp, Inc., a West Virginia corporation with its principal office located at 1701 Warwood Avenue, Wheeling, West Virginia 26003.

“First West Virginia Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“First West Virginia Common Stock” shall mean the common stock, par value $5.00 per share, of First West Virginia.

“First West Virginia Disclosure Schedule” shall mean the collective written disclosure schedules delivered by First West Virginia to CB pursuant hereto.

“First West Virginia Financial Statements” shall mean (i) the audited consolidated balance sheets of First West Virginia as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of First West Virginia for each of the years ended December 31, 2016 and 2015 and (ii) the unaudited interim consolidated financial statements of First West Virginia as of the end of each calendar quarter following December 31, 2016, and for the periods then ended.

“First West Virginia 401(k) Plan” shall mean the First West Virginia Bancorp, Inc. Profit Sharing 401(k) Plan and Trust or any successor thereto.

“First West Virginia Loan Property” shall have the meaning set forth in Section 4.15.2.

“First West Virginia Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“First West Virginia Regulatory Reports” shall mean the Call Reports of Progressive Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by First West Virginia from December 31, 2016 through the Closing Date.

“First West Virginia Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“First West Virginia Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“First West Virginia Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by First West Virginia, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Progressive Bank.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“401(k) Plan Termination Date” shall have the meaning set forth in Section 6.11.1

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Indemnified Parties” shall have the meaning set forth in Section 7.8.2.

“Insurance Regulator” shall mean the Pennsylvania Insurance Department and any other Governmental Entity that has authority to regulate a Pennsylvania insurance agency.

“Intellectual Property” shall have the meaning set forth in Section 4.22.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known after reasonable inquiry by (i) with respect First West Virginia, (a) William G. Petroplus, (b) Francie Reppy, (c) Brad Winwood, (d) Kerrie A. Weisenborn, (e) Gary S. Martin, (f) David E. Wharton and (g) Deborah A. Kloeppner and (ii) with respect to CB, (a) Barron P. McCune, Jr., (b) Patrick G. O’Brien, (c) Kevin D. Lemley, (d) Ralph Burchianti, (e) Marlene Walker and (f) Korey Kottke.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to CB or First West Virginia, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of CB and the CB Subsidiaries, taken as a whole, or First West Virginia and the First West Virginia Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either First West Virginia or CB to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to First West Virginia or any First West Virginia Subsidiary, on the one hand, or CB or any CB Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of First West Virginia or any First West Virginia Subsidiary on the one hand, or CB or any CB Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of CB or First West Virginia, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, except with respect to clauses (i), (iv) and (v), to the extent that the effects of such change uniquely affects CB or First West Virginia or its Subsidiaries as compared to comparable U.S. banking organizations.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of First West Virginia with and into CB pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register the offer of shares of CB Common Stock to be offered to holders of First West Virginia Common Stock in connection with the Merger.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Progressive Bank” shall mean Progressive Bank, N.A., a national association with its principal office located at 1701 Warwood Avenue, Wheeling, West Virginia 26003, which is a wholly owned subsidiary of First West Virginia.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Communication” shall have the meaning set forth in Section 8.3.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Community Bank or Progressive Bank, as applicable.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that: (i) First West Virginia’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of First West Virginia from a financial point of view than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by First West Virginia’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by CB in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of First West Virginia Common Stock or all or substantially all of the assets of First West Virginia; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean September 30, 2018.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WVBCA” shall have the meaning set forth in Section 2.1

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1    Merger.

Subject to the terms and conditions of this Agreement, in accordance with the PBCL and the West Virginia Business Corporation Ac (the “WVBCA”), at the Effective Time: (a) First West Virginia shall merge with and into CB, with CB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of First West Virginia shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First West Virginia shall be vested in and assumed by CB. As part of the Merger, each outstanding share of First West Virginia Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2    Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, in accordance with the PBCL, and articles of merger with the Secretary of State of the State of West Virginia, in accordance with the WVBCA, on the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the articles of merger filed with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger filed with the Secretary of State of the State of West Virginia (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman, PC, at 10:00 a.m. on the day prior to the Closing Date.

2.3    Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of CB as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4    Directors of the Surviving Corporation.

CB shall take all appropriate action, prior to the Closing Date, so that the number of directors constituting the Board of Directors of CB shall be increased by three so that, effective immediately after the Closing Date, one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2018, one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2019, and one current director of First West Virginia shall be appointed to the class of directors whose terms expire at the annual meeting of stockholders to be held in 2020. These three individuals (which shall consist of William G. Petroplus and two directors to be selected by mutual agreement between CB and First West Virginia), together with the directors of CB serving immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5    Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL and the WVBCA.

2.6    Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7    Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, CB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for CB or Community Bank, as applicable, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the federal income tax consequences of the Merger to CB, Community Bank, First West Virginia, Progressive Bank or to the holders of First West Virginia Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of First West Virginia Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.8    Bank Merger.

CB intends to cause the merger of Progressive Bank with and into Community Bank, with Community Bank as the surviving or resulting institution. Following the execution and delivery of this Agreement, (i) CB will cause Community Bank, and First West Virginia will cause Progressive Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit B hereto, (ii) CB, as the sole stockholder of Community Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) First West Virginia, as the sole stockholder of Progressive Bank, shall approve the agreement and plan of merger in respect of the Bank Merger. The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

2.9    Absence of Control.

It is the intent of the parties hereto that until the Effective Time, CB, by reason of this Agreement, shall not be deemed to control, directly or indirectly, First West Virginia or to exercise, directly or indirectly, a controlling influence over the management or policies of First West Virginia.

ARTICLE III

CONVERSION OF SHARES

3.1    Conversion of First West Virginia Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of CB, First West Virginia or the holders of any of the shares of First West Virginia Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1    Each share of CB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2    All shares of First West Virginia Common Stock held in the treasury of First West Virginia and each share of First West Virginia Common Stock owned by CB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3    Each outstanding share of First West Virginia Common Stock with respect to which an election to receive CB Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive 0.9583 (the “Exchange Ratio”) of a share of CB Common Stock, subject to adjustment as provided in Section 3.1.8 and to the provisions of Section 3.2 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4    Subject to the provisions of Section 3.2, each outstanding share of First West Virginia Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $28.50 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5    Each outstanding share of First West Virginia Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6    Except as set forth in Section 3.1.7, upon the Effective Time, outstanding shares of First West Virginia Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by First West Virginia on such shares of First West Virginia Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

3.1.7    Each outstanding share of First West Virginia Common Stock, the holder of which has perfected his right to dissent under the WVBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

3.1.8    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CB. In lieu of the issuance of any such fractional share, CB shall pay to each former holder of First West Virginia Common Stock who otherwise would be entitled to receive a fractional share of CB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average price of a share of CB Common Stock for the fifteen (15) trading days ending on the third Business Day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of First West Virginia Common Stock owned by a First West Virginia stockholder shall be combined so as to calculate the maximum number of whole shares of CB Common Stock issuable to such First West Virginia stockholder.

3.1.9    If CB changes (or the CB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If First West Virginia changes (or the First West Virginia Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of First West Virginia Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2    Election and Proration Procedures.

3.2.1    Holders of record of First West Virginia Common Stock may elect to receive shares of CB Common Stock or cash in exchange for their shares of First West Virginia Common Stock. The total number of shares of First West Virginia Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of First West Virginia Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Conversion Number”). All other shares of First West Virginia Common Stock shall be converted into Cash Consideration.

3.2.2    An election form and other appropriate customary transmittal material in such form as CB and First West Virginia shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as CB and First West Virginia shall mutually agree (the “Mailing Date”) to each holder of record of First West Virginia Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of First West Virginia Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of First West Virginia Common Stock owned by such holder with respect to which such holder desires to make a Stock Election in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or CB Common Stock for such shares. Holders of record of shares of First West Virginia Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First West Virginia Common Stock held by each Representative for a particular beneficial owner. Any shares of First West Virginia Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of CB Common Stock. CB shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of First West Virginia Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline (as defined in Section 3.2.3), and First West Virginia shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3    The term “Election Deadline,” as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the First West Virginia Stockholders Meeting and (ii) the date that CB and First West Virginia shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, or such other time and date as CB and First West Virginia may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CB nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4    No later than five (5) Business Days after the later to occur of the Election Deadline or the Effective Time, CB shall cause the Exchange Agent to effect the allocation among holders of First West Virginia Common Stock of rights to receive the Cash Consideration and the Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5    If the aggregate number of shares of First West Virginia Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock

Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3    Procedures for Exchange of First West Virginia Common Stock.

3.3.1    CB to Make Merger Consideration Available. Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of First West Virginia Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of CB Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of CB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2    Exchange of Certificates. CB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the First West Virginia Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3    Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding First West Virginia Common Stock shall have no rights, after the Effective Time, with respect to such First West Virginia Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to CB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of CB Common Stock represented by such Certificate.

3.3.4    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5    Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of First West Virginia of the First West Virginia Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6    Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, CB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither CB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8    Withholding. CB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of First West Virginia Common Stock such amounts as CB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by CB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the First West Virginia Common Stock in respect of whom such deduction and withholding were made by CB or the Exchange Agent.

3.4    Reservation of Shares.

CB shall reserve for issuance a sufficient number of shares of the CB Common Stock for the purpose of issuing shares of CB Common Stock to the First West Virginia stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST WEST VIRGINIA

First West Virginia represents and warrants to CB as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the First West Virginia Disclosure Schedule delivered by First West Virginia to CB on the date hereof, provided, however, that disclosure in any section of such First West Virginia Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. First West Virginia has made a good faith, diligent effort to ensure that the disclosure on each schedule of the First West Virginia Disclosure Schedule corresponds to the section referenced herein. References to the Knowledge of First West Virginia shall include the Knowledge of the First West Virginia Subsidiaries.

4.1    Standard.

Except as set forth in the following sentence, no representation or warranty of First West Virginia contained in this Article IV shall be deemed untrue or incorrect, and First West Virginia shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2), or 4.4.1, 4.4.2(i) and (ii), 4.14, 4.19 and 4.21, which shall be true and correct in all material respects, and in Section 4.3, which shall be true in all respects.

4.2    Organization.

4.2.1    First West Virginia is a corporation duly organized and validly existing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. First West Virginia has full corporate power and authority to carry on its business as now conducted. First West Virginia is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2    Progressive Bank is a national association duly organized and validly existing under the laws of the United States. The deposits in Progressive Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Progressive Bank when due. Progressive Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3    First West Virginia Disclosure Schedule 4.2.3 sets forth each First West Virginia Subsidiary and its jurisdiction of incorporation or organization. Each First West Virginia Subsidiary (other than Progressive Bank) is a corporation, limited liability company or other legal entity as set forth on First West Virginia Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each First West Virginia Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4    The respective minute books of First West Virginia, Progressive Bank and each other First West Virginia Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5    Prior to the date of this Agreement, First West Virginia has made available to CB true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of First West Virginia, Progressive Bank and each other First West Virginia Subsidiary.

4.3    Capitalization.

4.3.1    The authorized capital stock of First West Virginia consists of 2,000,000 shares of First West Virginia Common Stock. As of the date hereof, there are 1,728,730 shares of First West Virginia Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights and (ii) 10,000 shares of First West Virginia Common Stock held by First West Virginia as Treasury Stock. First West Virginia does not own, of record or beneficially, any shares of First West Virginia Common Stock that are not Treasury Stock. Neither First West Virginia nor any First West Virginia Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of First West Virginia, or any other security of First West Virginia or a First West Virginia Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of First West Virginia or a First West Virginia Subsidiary or any other security of First West Virginia or any First West Virginia Subsidiary.

4.3.2    First West Virginia owns all of the capital stock of each First West Virginia Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the First West Virginia Subsidiaries, First West Virginia does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of First West Virginia or any First West Virginia Subsidiary, including stock in the

FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Progressive Bank.

4.3.3    Except as disclosed on First West Virginia Disclosure Schedule 4.3.3, to First West Virginia’s Knowledge, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of First West Virginia Common Stock.

4.3.4    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First West Virginia’s stockholders may vote have been issued by First West Virginia and are outstanding.

4.4    Authority; No Violation.

4.4.1    First West Virginia has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First West Virginia’s stockholders (the “First West Virginia Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First West Virginia and the completion by First West Virginia of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First West Virginia. This Agreement has been duly and validly executed and delivered by First West Virginia, and subject to First West Virginia Stockholder Approval, the CB Stockholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by CB, constitutes the valid and binding obligation of First West Virginia, enforceable against First West Virginia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2    Neither the execution and delivery of this Agreement by First West Virginia, nor the consummation of the transactions contemplated hereby, nor compliance by First West Virginia with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of First West Virginia or Progressive Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First West Virginia or Progressive Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First West Virginia or Progressive Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First West Virginia or Progressive Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5    Consents.

Except as set forth on First West Virginia Disclosure Schedule 4.5 and for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Secretary of State of the State of West Virginia, and (d) the receipt of CB Stockholder Approval and First West Virginia Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First West Virginia, the completion by First West Virginia of the Merger and the performance by First West Virginia of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. First West Virginia has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by First West Virginia to result in a Material Adverse Effect on First West Virginia and Progressive Bank, taken as a whole, or CB and Community Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of First West Virginia or Progressive Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6    Financial Statements.

4.6.1    The First West Virginia Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2    First West Virginia has previously made available to CB the First West Virginia Financial Statements. The First West Virginia Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First West Virginia and the First West Virginia Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3    At the date of the most recent consolidated balance sheet included in the First West Virginia Financial Statements or in the First West Virginia Regulatory Reports, First West Virginia did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First West Virginia Financial Statements or in the First West Virginia Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7    Taxes.

First West Virginia and the First West Virginia Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. First West Virginia, on behalf of itself and the First West Virginia Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by First West Virginia and the First West Virginia Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. First West Virginia and the First West Virginia Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes that are being contested in good faith. First West Virginia and the First West Virginia Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of First West Virginia and the First West Virginia Subsidiaries did not, as of the most recent First West Virginia Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent First West Virginia balance sheet (rather than in any notes thereto). First West Virginia and the First West Virginia Subsidiaries are subject to Tax audits in the ordinary course of business. First West Virginia management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on First West Virginia. First West Virginia and the First West Virginia Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that First West Virginia or any of the First West Virginia Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither First West Virginia nor any of the First West Virginia Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was First West Virginia; or (ii) has any liability for the Taxes of any Person (other than First West Virginia or any of the First West Virginia Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against First West Virginia or any First West Virginia Subsidiary for any alleged deficiency in any Tax, and neither First West Virginia nor any First West Virginia Subsidiary has been notified in writing of any proposed Tax claims or assessments against First West Virginia or any First West Virginia Subsidiary. First West Virginia and the First West Virginia Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. First West Virginia and the First West Virginia Subsidiaries have delivered to CB true and complete copies of all Tax Returns of First West Virginia and the First West Virginia Subsidiaries for taxable periods ending on or after

December 31, 2014. Neither First West Virginia nor any of the First West Virginia Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither First West Virginia nor any of the First West Virginia Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither First West Virginia nor any of the First West Virginia Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.8    No Material Adverse Effect.

Since December 31, 2016, to First West Virginia’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on First West Virginia.

4.9    Material Contracts; Leases; Defaults.

4.9.1    Except as set forth on First West Virginia Disclosure Schedule 4.9.1, neither First West Virginia nor any First West Virginia Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of First West Virginia or any First West Virginia Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of First West Virginia or any First West Virginia Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by First West Virginia or any First West Virginia Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $500,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First West Virginia or any First West Virginia Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or that contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to First West Virginia or any First West Virginia Subsidiary; (v) any other agreement, written or oral, that is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates First West Virginia or any First West Virginia Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by First West Virginia or any First West Virginia Subsidiary.

4.9.2    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed on First West Virginia Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to CB on or before the date hereof, and are in full force and effect on the date hereof. No such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First West Virginia or any First West Virginia Subsidiary or upon the occurrence of a subsequent event; (ii) requires First West Virginia or any First West Virginia Subsidiary to provide a benefit in the form of First West Virginia Common Stock or determined by reference to the value of First West Virginia Common Stock; or (iii) contains provisions that permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4    Since December 31, 2016, through and including the date of this Agreement, except as set forth on First West Virginia Disclosure Schedule 4.9.4, neither First West Virginia nor any First West Virginia Subsidiary has: (i) except for (A) normal increases for employees (other than executive officers) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by First West Virginia), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of First West Virginia Common Stock or shares of capital stock of any First West Virginia Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of First West Virginia or any First West Virginia Subsidiary; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of First West Virginia or any First West Virginia Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of First West Virginia or any First West Virginia

Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10    Ownership of Property; Insurance Coverage.

4.10.1    First West Virginia and each First West Virginia Subsidiary has good and, as to real property, marketable title to all assets and properties owned by First West Virginia or such First West Virginia Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet contained in the First West Virginia Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a First West Virginia Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. First West Virginia and the First West Virginia Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First West Virginia and the First West Virginia Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the First West Virginia Financial Statements.

4.10.2    With respect to all material agreements pursuant to which First West Virginia or any First West Virginia Subsidiary has purchased securities subject to an agreement to resell, if any, First West Virginia or such First West Virginia Subsidiary, as the case may be, has a lien or security interest (which to First West Virginia’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3    First West Virginia and each First West Virginia Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First West Virginia nor any First West Virginia Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by First West Virginia or any First West Virginia Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years First West Virginia and each First West Virginia Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. First West Virginia Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by First West Virginia and each First West Virginia Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. First West Virginia has made available to CB copies of all of the policies listed on First West Virginia Disclosure Schedule 4.10.3.

4.11    Legal Proceedings.

Except as disclosed on First West Virginia Disclosure Schedule 4.11, neither First West Virginia nor any First West Virginia Subsidiary is a party to any, and there are no pending or, to First West Virginia’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against First West Virginia or any First West Virginia Subsidiary, (ii) to which First West Virginia or any First West Virginia Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of First West Virginia or any First West Virginia Subsidiary to perform under this Agreement.

4.12    Compliance with Applicable Law.

4.12.1    To First West Virginia’s Knowledge, First West Virginia and each First West Virginia Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First West Virginia nor any First West Virginia Subsidiary has received any written notice to the contrary.

4.12.2    First West Virginia and each First West Virginia Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First West Virginia, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3    Since January 1, 2014, neither First West Virginia nor any First West Virginia Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that First West Virginia or any First West Virginia Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require First West Virginia or any First West Virginia Subsidiary, or indicating that First West Virginia or any First West Virginia Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of First West Virginia or any First West Virginia Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of First West Virginia or any First West Virginia Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither First West Virginia nor any First West Virginia Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Progressive Bank as to compliance with the CRA is “Satisfactory” or better.

4.13    Employee Benefit Plans.

4.13.1    First West Virginia Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and any other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, First West Virginia, any First West Virginia Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to First West Virginia or any First West Virginia Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of First West Virginia are eligible to participate (collectively, the “First West Virginia Benefit Plans”). Neither First West Virginia nor any First West Virginia Subsidiary has any written or oral commitment to create any additional First West Virginia Benefit Plan or to materially modify, change or renew any existing First West Virginia Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof or to comply with changes to applicable law including, but not limited to ERISA and regulations and guidance issued pursuant thereto.

4.13.2    Except as set forth on First West Virginia Disclosure Schedule 4.13.2, all First West Virginia Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First West Virginia Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of First West Virginia, there exists no fact that would adversely affect the qualification of any of the First West Virginia Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the First West Virginia Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary has engaged in a transaction, or omitted to take any action with respect to any First West Virginia Benefit Plan that would reasonably be expected to subject First West Virginia or any First West Virginia Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3    No First West Virginia Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which First West Virginia or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither First West Virginia nor any ERISA Affiliate have ever maintained or contributed to any First West Virginia Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

4.13.4    All material contributions required to be made under the terms of any First West Virginia Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First West Virginia’s consolidated financial statements to the extent required by GAAP. First West Virginia and each First West Virginia Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable First West Virginia Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5    To First West Virginia’s Knowledge, neither First West Virginia nor any First West Virginia Subsidiary, nor any director or employee of First West Virginia or any First West Virginia Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of First West Virginia Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6    With respect to each First West Virginia Benefit Plan, if applicable, First West Virginia has furnished or otherwise made available to CB true and complete copies of: (i) the current plan documents, the most recent summary plan description, current underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules for each written First West Virginia Benefit Plan, if any; (ii) a summary of each unwritten First West Virginia Benefit Plan; (iii) the annual report (Form 5500 series) for the two (2) most recent years; (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each First West Virginia Benefit Plan, including the total accrued and vested liabilities, all contributions made by First West Virginia and any First West Virginia Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements that currently implement the First West Virginia Benefit Plans; (vi) the most recent IRS determination letter with respect to each tax-qualified First West Virginia Benefit Plan (or, for a First West Virginia Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS advisory letter issued on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any First West Virginia Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7    Except as listed on First West Virginia Disclosure Schedule 4.13.7, First West Virginia has no liability for retiree health, life or disability insurance, or any retiree death benefits under any First West Virginia Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by First West Virginia or any First West Virginia Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits, other than respecting the First West Virginia Benefit Plans listed on First West Virginia Disclosure Schedule 4.13.17.

4.13.8    Except as set forth on First West Virginia Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance other than as provided pursuant to Sections 7.7.4 and 7.7.5) becoming due to any director or any employee of First West Virginia from First West Virginia under any First West Virginia Benefit Plan; (ii) increase any benefits otherwise payable under any First West Virginia Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. No payment that in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any First West Virginia Benefit Plan, either alone or in conjunction with any other payments will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by First West Virginia or any First West Virginia Subsidiary that would not be deductible under Section 162(m) of the Code.

4.13.9    First West Virginia Disclosure Schedule 4.13.9 identifies each First West Virginia Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“First West Virginia Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred or accrued, if any, under each such First West

Virginia Non-qualified Deferred Compensation Plan as of September 30, 2017. Except with respect to any action taken pursuant to Section 6.11.2, as to which no representation or warranty is made, each First West Virginia Non-qualified Deferred Compensation Plan is either (1) grandfathered under Section 409A of the Code, (2) exempt from Section 409A of the Code, or (3) subject to Section 409A, and if subject to Section 409A of the Code, then (i) no action or inaction has been taken or omitted by First West Virginia that would materially violate the applicable requirements of Section 409A of the Code with respect to such First West Virginia Benefit Plan and (ii) no provision of such non-grandfathered, non-exempt First West Virginia Benefit Plan is a document failure under Section 409A of the Code.

4.13.10    Except as set forth on First West Virginia Disclosure Schedule 4.13.10, there is not, and has not been, any trust or fund maintained by or contributed to by First West Virginia or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of First West Virginia, has been threatened or is anticipated, against any First West Virginia Benefit Plan (other than routine claims for benefits and appeals of such claims), First West Virginia or any First West Virginia Subsidiary or any director, officer or employee thereof, with respect to any First West Virginia Benefit Plan, or any of the assets of any trust of any First West Virginia Benefit Plan.

4.13.12    There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any First West Virginia Benefit Plan or otherwise as of the date hereof.

4.14    Brokers, Finders and Financial Advisors.

Neither First West Virginia nor any First West Virginia Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of D.A. Davidson & Co. by First West Virginia and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with D.A. Davidson & Co., setting forth the fee payable to D.A. Davidson & Co. for its services rendered to First West Virginia in connection with the Merger and transactions contemplated by this Agreement has been delivered to CB.

4.15    Environmental Matters.

4.15.1    With respect to First West Virginia and each First West Virginia Subsidiary:

(A)    To the Knowledge of First West Virginia, each of First West Virginia and the First West Virginia Subsidiaries, and the First West Virginia Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)    Neither First West Virginia nor any First West Virginia Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of First West Virginia, no such action is threatened, before any court, governmental agency or other forum against them or any First West Virginia Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by First West Virginia, or any of the First West Virginia Subsidiaries;

(C)    To the Knowledge of First West Virginia, the properties currently owned or operated by First West Virginia or any First West Virginia Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D)    To the Knowledge of First West Virginia, there are no underground storage tanks on, in or under any properties owned or operated by First West Virginia or any of the First West Virginia Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by First West Virginia or any of the First West Virginia Subsidiaries except as in compliance with Environmental Laws; and

(E)    During the period of (a) First West Virginia’s or any of the First West Virginia Subsidiaries’ ownership or operation of any of their respective current properties or (b) First West Virginia’s or any of the First West Virginia Subsidiaries’ participation in the management of any First West Virginia Loan Property, to the Knowledge of First West Virginia, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of First West Virginia, prior to the period of (x) First West Virginia’s or any of the First West Virginia Subsidiaries’ ownership or operation of any of their respective current properties or (y) First West Virginia’s or any of the First West Virginia Subsidiaries’ participation in the management of any First West Virginia Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)    Neither First West Virginia nor any First West Virginia Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the First West Virginia Subsidiaries, or with respect to any First West Virginia Loan Property.

4.15.2    For purposes of this Section 4.15, “First West Virginia Loan Property” means any property in which First West Virginia or a First West Virginia Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by First West Virginia or a First West Virginia Subsidiary.

4.16    Loan Portfolio.

4.16.1    The allowance for loan losses reflected in First West Virginia’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2    First West Virginia Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2017), by account, of: (A) each borrower, customer or other party that has notified Progressive Bank during the past twelve (12) months of, or has asserted against First West Virginia or Progressive Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First West Virginia, each borrower, customer or other party that has given First West Virginia or Progressive Bank any oral notification of, or orally asserted to or against First West Virginia or Progressive Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by First West Virginia or Progressive Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3    All loans receivable (including discounts) and accrued interest entered on the books of First West Virginia and Progressive Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First West Virginia’s and Progressive Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of First West Virginia and Progressive Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First West Virginia or Progressive Bank free and clear of any liens.

4.16.4    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17    Related Party Transactions.

Neither First West Virginia nor any First West Virginia Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First West Virginia or any First West Virginia Subsidiary, except as set forth on First West Virginia Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First West Virginia or any First West Virginia Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First West Virginia nor any First West Virginia Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18    Deposits.

None of the deposits of Progressive Bank as of September 30, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19    Board Approval.

The Board of Directors of First West Virginia has determined that the Merger is fair to, and in the best interests of, First West Virginia and its stockholders, has approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, has resolved to recommend approval of this Agreement to the holders of First West Virginia Common Stock and has directed that this Agreement be submitted to the holders of First West Virginia Common Stock for their approval. The Board of Directors of First West Virginia has taken all action so that CB and Community Bank will not be prohibited from entering into or consummating a business combination with First West Virginia as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20    Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First West Virginia’s own account, or for the account of one or more of First West Virginia’s Subsidiaries or their customers, in force and effect as of September 30, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of First West Virginia, with counterparties believed to be financially responsible at the time; and to the Knowledge of First West Virginia each of them constitutes the valid and legally binding obligation of First West Virginia or such First West Virginia Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First West Virginia nor any First West Virginia Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21    Fairness Opinion.

The Board of Directors of First West Virginia has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from D.A. Davidson & Co. to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of First West Virginia pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22    Intellectual Property.

First West Virginia and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. First West Virginia Disclosure Schedule 4.22 sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to First West Virginia or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that First West Virginia or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by First West Virginia or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that First West Virginia or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to First West Virginia and the Subsidiaries. Neither First West Virginia nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that First West Virginia or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). Neither First West Virginia nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of First West Virginia or any of its Subsidiaries.

4.23    Duties as Fiduciary.

Progressive Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Progressive Bank has not received notice of any claim, allegation, or complaint from any Person that Progressive Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in First West Virginia’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Progressive Bank’s capacity with respect to individual retirement accounts or the First West Virginia Benefit Plans.

4.24    Employees; Labor Matters.

4.24.1    First West Virginia Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of First West Virginia and the First West Virginia Subsidiaries as of September 30, 2017: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2    There are no labor or collective bargaining agreements to which First West Virginia or any First West Virginia Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First West Virginia, threatened against First West Virginia or any First West Virginia Subsidiary (other than routine employee grievances that are not related to union employees). First West Virginia and each First West Virginia Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither First West Virginia nor any First West Virginia Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.24.3    To First West Virginia’s Knowledge, all Persons who have been treated as independent contractors by First West Virginia or any First West Virginia Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25    First West Virginia Information Supplied.

The information relating to First West Virginia and any First West Virginia Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26    Internal Controls.

4.26.1    The records, systems, controls, data and information of First West Virginia and the First West Virginia Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First West Virginia or the First West Virginia Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. First West Virginia and the First West Virginia Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. First West Virginia has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the First West Virginia Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure.

4.26.2    First West Virginia has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of First West Virginia: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3    Since December 31, 2016, (i) neither First West Virginia nor any of the First West Virginia Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of First West Virginia or any of the First West Virginia Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First West Virginia or any of the First West Virginia Subsidiaries, whether or not employed by it or any of the First West Virginia Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First West Virginia or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.27    Bank Owned Life Insurance.

First West Virginia and each First West Virginia Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Progressive Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CB

CB represents and warrants to First West Virginia as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the CB Disclosure Schedule delivered by CB to First West Virginia on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by CB prior to the date hereof and on or after the date on which CB filed with the SEC its annual report on Form 10-K for the year ended December 31, 2016, provided, however, that disclosure in any schedule of such CB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. CB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the CB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of CB shall include the Knowledge of Community Bank.

5.1    Standard.

Except as set forth in the following sentence, no representation or warranty of CB contained in this Article V shall be deemed untrue or incorrect, and CB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2), 5.4.1, 5.4.2(i) and (ii), and 5.13, 5.17 and 5.19, which shall be true and correct in all material respects, and in Section 5.3, which shall be true in all respects.

5.2    Organization.

5.2.1    CB is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. CB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2    Community Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. The deposits in Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Community Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3    CB Disclosure Schedule 5.2.3 sets forth each CB Subsidiary and its jurisdiction of incorporation or organization. Each CB Subsidiary (other than Community Bank) is a corporation, limited liability company or other legal entity as set forth on CB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each CB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4    The respective minute books of CB, Community Bank and each other CB subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

5.2.5    Prior to the date of this Agreement, CB has made available to First West Virginia true and correct copies of the articles of incorporation and bylaws or other governing documents of CB and Community Bank and each other CB Subsidiary.

5.3    Capitalization.

5.3.1    The authorized capital stock of CB consists of (i) 35,000,000 shares of CB Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share (“CB Preferred Stock” and collectively with the CB Common Stock, the “CB Stock”). As of the date hereof, there are (i) 4,088,025 shares of CB Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 275,321 shares of CB Common Stock held by CB in its treasury, (iii) no shares of CB Preferred Stock outstanding, and (iv) 223,625 shares of CB Common Stock reserved for issuance upon the exercise of outstanding stock options. CB does not own, of record or beneficially, any shares of CB Stock, other than shares held as treasury stock. Neither CB nor any CB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of CB, or any other security of CB or any CB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of CB or any CB Subsidiary or any other security of CB or any CB Subsidiary, other than shares of CB Common Stock underlying the options granted pursuant to benefit plans maintained by CB. All shares of CB Common Stock issuable pursuant to option plans maintained by CB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2    CB owns all of the capital stock of each CB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the CB Subsidiaries, CB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of CB or any CB Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Community Bank.

5.3.3    To CB’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of CB Common Stock.

5.3.4    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CB’s stockholders may vote have been issued by CB and are outstanding.

5.4    Authority; No Violation.

5.4.1    CB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by CB’s stockholders (the “CB Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CB and the completion by CB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CB. This Agreement has been duly and validly executed and delivered by CB, and subject to First West Virginia Stockholder Approval, the CB Stockholder Approval and the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by First West Virginia, constitutes the valid and binding obligation of CB, enforceable against CB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2    Neither the execution and delivery of this Agreement by CB nor the consummation of the transactions contemplated hereby, nor compliance by CB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation and bylaws of CB or Community Bank; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CB or Community Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CB or Community Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CB or Community Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5    Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and the articles of merger with the Secretary of State of the State of West Virginia, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) approval of the application of the listing of CB Common Stock to be issued in the Merger on the NASDAQ Stock Market, and (f) the receipt of the CB Stockholder Approval and the First West Virginia Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CB, the completion by CB of the Merger and the performance by CB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. CB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by CB to result in a Material Adverse Effect on CB and Community Bank, taken as a whole, or First West Virginia and Progressive Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of CB and Community Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6    Financial Statements.

5.6.1    The CB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2    CB has previously made available to First West Virginia the CB Financial Statements. The CB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of CB and the CB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3    At the date of the most recent consolidated statement of financial condition included in the CB Financial Statements or in the CB Regulatory Reports, CB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CB Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7    Taxes.

5.7.1    CB and the CB Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. CB, on behalf of itself and the CB Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by CB and the CB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. CB and the CB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes that are being contested in good faith. CB and the CB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of CB and the CB Subsidiaries did not, as of the most recent CB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent CB statement of financial condition (rather than in any notes thereto). CB and the CB Subsidiaries are subject to Tax audits in the ordinary course of business. CB management does not believe that an adverse resolution to any of such audits would be reasonably likely to have a Material Adverse Effect on CB. CB and the CB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that CB or any of the CB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither CB nor any of the CB Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was CB; or (ii) has any liability for the Taxes of any Person (other than CB or any of the CB Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against CB or any CB Subsidiary for any alleged deficiency in any Tax, and neither CB nor any CB Subsidiary has been notified in writing of any proposed Tax claims or assessments against CB or any CB Subsidiary. CB and the CB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Neither CB nor any of the CB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b). Neither CB nor any of the CB Subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Neither CB nor any of

the CB Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.7.2    Neither CB nor any of the CB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8    No Material Adverse Effect.

Since December 31, 2016, to CB’s Knowledge, no event has occurred or circumstance arisen that has had or reasonably would be expected to have a Material Adverse Effect on CB.

5.9    Ownership of Property; Insurance Coverage.

5.9.1    CB and each CB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CB or such CB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the CB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an CB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. CB and the CB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CB and the CB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CB Financial Statements.

5.9.2    With respect to all material agreements pursuant to which CB or any CB Subsidiary has purchased securities subject to an agreement to resell, if any, CB or such CB Subsidiary, as the case may be, has a lien or security interest (which to CB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3    CB and each CB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CB nor any CB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated;

or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by CB or any CB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years CB and each CB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by CB and each CB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. CB has made available to First West Virginia copies of all of the policies listed on CB Disclosure Schedule 5.9.3.

5.10    Legal Proceedings.

Except as disclosed on CB Disclosure Schedule 5.10, neither CB nor any CB Subsidiary is a party to any, and there are no pending or, to the Knowledge of CB, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CB or any CB Subsidiary, (ii) to which CB or any CB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of CB or any CB Subsidiary to perform under this Agreement.

5.11    Compliance with Applicable Law.

5.11.1    To CB’s Knowledge, CB and each CB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CB nor any CB Subsidiary has received any written notice to the contrary.

5.11.2    CB and each CB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3    Since January 1, 2014, neither CB nor any CB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that CB or any CB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require CB or any CB Subsidiary, or indicating that CB or any CB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of CB or any CB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of CB or any CB Subsidiary. Neither CB nor any CB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Community Bank as to compliance with the CRA is “Satisfactory” or better.

5.12    Employee Benefit Plans.

5.12.1    CB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, CB, any CB Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to CB or any CB Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of CB are eligible to participate (collectively, the “CB Benefit Plans”).

5.12.2    All CB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of CB, there exists no fact that would adversely affect the qualification of any of the CB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the CB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To CB’s Knowledge, neither CB nor any CB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any CB Benefit Plan that would reasonably be expected to subject CB or any CB Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3    No CB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which First West Virginia or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither CB nor any ERISA Affiliate has ever maintained or contributed to any CB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

5.12.4    All material contributions required to be made under the terms of any CB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on CB’s consolidated financial statements to the extent required by GAAP. CB and each CB Subsidiary have expensed and accrued as a liability the present value of future benefits under each applicable CB Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12.5    To CB’s Knowledge, neither CB nor any CB Subsidiary, nor any director or employee of CB or any CB Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of CB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.12.6    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of CB, has been threatened or is anticipated, against any CB Benefit Plan (other than routine claims for benefits and appeals of such claims), CB or any CB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any CB Benefit Plan.

5.13    Brokers, Finders and Financial Advisors.

Neither CB nor any CB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods, Inc. by CB and the fee payable pursuant thereto.

5.14    Environmental Matters.

5.14.1    Except as set forth on CB Disclosure Schedule 5.14, with respect to CB and each CB Subsidiary:

(A)    To the Knowledge of CB, each of CB and the CB Subsidiaries, and the CB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)    Neither CB nor any CB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of CB, no such action is threatened, before any court, governmental agency or other forum against them or any CB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by CB, or any of the CB Subsidiaries;

(C)    To the Knowledge of CB, the properties currently owned or operated by CB or any CB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D)    To the Knowledge of CB, there are no underground storage tanks on, in or under any properties owned or operated by CB or any of the CB Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by CB or any of the CB Subsidiaries except as in compliance with Environmental Laws; and

(E)    During the period of (a) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (b) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, to the Knowledge of CB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of CB, prior to the period of (x) CB’s or any of the CB Subsidiaries’ ownership or operation of any of their respective current properties or (y) CB’s or any of the CB Subsidiaries’ participation in the management of any CB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)    Neither CB nor any other CB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the CB Subsidiaries, or with respect to any CB Loan Property.

5.14.2    For purposes of this Section 5.14, “CB Loan Property” means any property in which CB or an CB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by CB or a CB Subsidiary.

5.15    Loan Portfolio.

5.15.1    The allowance for loan losses reflected in CB’s audited consolidated statements of financial condition at December 31, 2016 and 2015 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2016 were, or will be, adequate, as of the dates thereof, under GAAP.

5.15.2    CB Disclosure Schedule 5.15.2 sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2017), by account, of: (A) each borrower, customer or other party that has notified Community Bank during the past twelve (12) months of, or has asserted against CB or Community Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CB, each borrower, customer or other party that has given CB or Community oral notification of, or orally asserted to or against CB or Community, any such claim; and (B) all loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2017 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CB or Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3    All loans receivable (including discounts) and accrued interest entered on the books of CB and Community Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CB’s and Community Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of CB and Community Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CB or Community Bank free and clear of any liens.

5.15.4    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.16    Related Party Transactions.

Neither CB nor any CB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CB or any CB Subsidiary, except as set forth on CB Disclosure Schedule 5.16. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CB or any CB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CB nor any CB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.17    Board Approval.

The Board of Directors of CB determined that the Merger is fair to, and in the best interests of, CB, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend approval of this Agreement to the holders of CB Common Stock, and directed that this Agreement be submitted to the holders of CB Common Stock for their approval.

5.18    Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CB’s own account, or for the account of one or more of CB’s Subsidiaries or their customers, in force and effect as of September 30, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of CB, with counterparties believed to be financially responsible at the time; and to the Knowledge of CB each of them constitutes the valid and legally binding obligation of CB or such CB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CB nor any CB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.19    Fairness Opinion.

The Board of Directors of CB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CB. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20    Duties as Fiduciary.

Community Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Community Bank has not received notice of any claim, allegation, or complaint from any Person that Community Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CB’s Financial Statements. For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act, and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Community Bank’s capacity with respect to individual retirement accounts or the CB Benefit Plans.

5.21    Employees; Labor Matters.

5.21.1    There are no labor or collective bargaining agreements to which CB or any CB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CB, threatened against CB or any CB Subsidiary (other than routine employee grievances that are not related to union employees). CB and each CB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CB nor any CB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.21.2    To CB’s Knowledge, all Persons who have been treated as independent contractors by CB or any CB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.22    CB Information Supplied.

The information relating to CB and any CB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23    Internal Controls.

5.23.1    The records, systems, controls, data and information of CB and the CB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CB or the CB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. CB and the CB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the CB Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.23.2    CB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of CB; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.23.3    Since December 31, 2016, (i) neither CB nor any of the CB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of CB or any of the CB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CB or any of the CB Subsidiaries, whether or not employed by it or any of the CB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.24    Securities Documents.

CB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“CB SEC Reports”) required to be filed by it with the SEC since January 1, 2015. As of their respective dates, the CB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the CB

SEC Reports has been incorporated by reference into the CB SEC Reports, the CB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. CB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the CB SEC Reports.

5.25    CB Common Stock.

The shares of CB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.26    Available Funds

Immediately prior to the Effective Time, CB will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

ARTICLE VI

COVENANTS OF FIRST WEST VIRGINIA

6.1    Conduct of Business.

6.1.1    Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of CB, which consent will not be unreasonably withheld, conditioned or delayed, First West Virginia will, and it will cause each First West Virginia Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger (other than as contemplated in Section 6.10); (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2    Negative Covenants. First West Virginia agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by CB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not, and it will cause each of the First West Virginia Subsidiaries not to:

(A)    take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)    change or waive any provision of its articles of incorporation (or articles of association in the case of Progressive Bank) or bylaws, except as required by law;

(C)    issue any shares of First West Virginia Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock (such as stock options or restricted stock awards) or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that: (i) First West Virginia shall continue to declare and pay regular quarterly cash dividends of no more than $0.20 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by First West Virginia prior to the Effective Time and the payment thereof shall be coordinated with CB so that holders of First West Virginia Common Stock do not receive dividends on both First West Virginia Common Stock and CB Common Stock received in the Merger in the same quarter or fail to receive any dividend on First West Virginia Common Stock or CB Common Stock received in the Merger in such quarter); and (ii) any First West Virginia Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)    enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $50,000, except as contemplated by this Agreement;

(E)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)    increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts shall not exceed three percent (3%) except as set forth on First West Virginia Disclosure Schedule 6.1.2(F); or (ii) as otherwise contemplated by this Agreement. Neither First West Virginia nor any First West Virginia Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a First West Virginia Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that neither First West Virginia nor any First West Virginia Subsidiary shall hire any new employee without first seeking to fill any position internally;

(G)    enter into or, except as may be required by law or regulatory guidance or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(H)    merge or consolidate First West Virginia or any First West Virginia Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of First West Virginia or any First West Virginia Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First West Virginia or Progressive Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; increase the rate of interest paid on deposits, except in the ordinary course of business consistent with the past practice; permit the revocation or surrender by Progressive Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I)    except for transactions with the FHLB, subject any asset of First West Virginia or of any First West Virginia Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)    change its methods, practices or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating First West Virginia or Progressive Bank;

(K)    waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which First West Virginia or any First West Virginia Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(L)    purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $1,000,000; and (iii) with a duration of not more than five (5) years;

(M)    except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $1.5 million or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $1.5 million;

(N)    sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $500,000 to any person, except as set forth on First West Virginia Disclosure Schedule 6.1.2(N);

(O)    enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P)    enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q)    except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

(R)    make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S)    except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any First West Virginia Benefit Plan;

(T)    make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on First West Virginia Disclosure Schedule 6.1.2(T);

(U)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V)    sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless CB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from CB;

(W)    undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by First West Virginia or any First West Virginia Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X)    pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y)    foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to CB thereof prior to final sale;

(Z)    purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of CB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(CC)    enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2    Current Information.

6.2.1    During the period from the date of this Agreement to the Effective Time, First West Virginia will cause its representatives to confer with representatives of CB to inform CB regarding First West Virginia’s operations at such times as CB may reasonably request. First West Virginia will promptly notify CB of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First West Virginia or any First West Virginia Subsidiary. Without limiting the foregoing, senior officers of CB and First West Virginia shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of First West Virginia and the First West Virginia Subsidiaries, and First West Virginia shall give due consideration to CB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither CB nor Community Bank shall under any circumstance be permitted to exercise control of First West Virginia or any First West Virginia Subsidiary prior to the Effective Time and (ii) First West Virginia shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anticompetitive behavior under federal or state antitrust laws.

6.2.2    First West Virginia and CB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of First West Virginia to those used by CB, which planning shall include, but not be limited to: discussion of the possible termination by First West Virginia of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by First West Virginia in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion; and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First West Virginia shall not be obligated to take any such action prior to the Effective Time and, unless First West Virginia otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. CB and Community Bank shall indemnify First West Virginia for any reasonable out-of-pocket fees, expenses, or charges that First West Virginia or any First West Virginia Subsidiary may incur as a result of taking, at the request of CB or any CB Subsidiary, any action to facilitate the conversion.

6.2.3    First West Virginia shall provide CB, within fifteen (15) Business Days of the end of each calendar month, a written list of non-performing assets (the term “non-performing assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructurings” as defined in Accounting Standards Codification 310-40, (ii) loans on non-accrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, First West Virginia shall provide CB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. First West Virginia will promptly prepare and provide CB with the minutes of all First West Virginia and Progressive Bank officer and director loan committee meetings.

6.2.4    First West Virginia shall promptly inform CB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First West Virginia or any First West Virginia Subsidiary under all applicable laws.

6.3    Access to Properties and Records.

Subject to Section 11.1, First West Virginia shall permit CB access upon reasonable notice and at reasonable times to its properties and those of the First West Virginia Subsidiaries, and shall disclose and make available to CB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that First West Virginia reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CB may have a reasonable interest; provided, however, that First West Virginia shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in First West Virginia’s reasonable judgment, would interfere with the normal conduct of First West Virginia’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. First West Virginia shall provide and shall request its auditors to provide CB with such historical financial information regarding it (and related audit reports and consents) as CB may reasonably request for Securities Law disclosure purposes. CB shall use commercially reasonable efforts to minimize any interference with First West Virginia’s regular business operations during any such access to First West Virginia’s property, books and records. First West Virginia and each First West Virginia Subsidiary shall permit CB, at CB’s expense, to (i) cause a Phase I or Phase II environmental assessment to be performed at any physical location owned or occupied by First West Virginia or any First West Virginia Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by First West Virginia or any First West Virginia Subsidiary. CB shall indemnify First West Virginia and its Subsidiaries for all costs and expenses associated with returning any physical location to its previous condition.

6.4    Financial and Other Statements.

6.4.1    Promptly upon receipt thereof, First West Virginia will furnish to CB copies of each annual, interim or special audit of the financial statements of First West Virginia and the First West Virginia Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to First West Virginia by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of First West Virginia and the First West Virginia Subsidiaries made by such accountants.

6.4.2    As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, OCC or FRB, First West Virginia will deliver to CB the First West Virginia Regulatory Report filed by First West Virginia or Progressive Bank. Within twenty-five (25) days after the end of each month, Progressive Bank will deliver to CB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3    With reasonable promptness, First West Virginia will furnish to CB such additional financial data that First West Virginia possesses and as CB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5    Maintenance of Insurance.

First West Virginia shall use commercially reasonable efforts to maintain, and to cause the First West Virginia Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by First West Virginia and the First West Virginia Subsidiaries as of the date of this Agreement and set forth on First West Virginia Disclosure Schedule 4.10.3. First West Virginia will promptly inform CB if First West Virginia or any First West Virginia Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6    Disclosure Supplements.

From time to time prior to the Closing Date, First West Virginia will promptly supplement or amend the First West Virginia Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First West Virginia Disclosure Schedule or that is necessary to correct any information in such First West Virginia Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such First West Virginia Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7    Consents and Approvals of Third Parties.

First West Virginia shall use its commercially reasonable efforts, and shall cause each First West Virginia Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8    All Reasonable Efforts.

Subject to the terms and conditions herein provided, First West Virginia agrees to use, and agrees to cause each First West Virginia Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9    Failure to Fulfill Conditions.

If First West Virginia determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CB.

6.10    No Solicitation.

6.10.1    From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, First West Virginia shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First West Virginia or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding First West Virginia or any of its Subsidiaries or afford access to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than CB), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First West Virginia or any of its subsidiaries is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring First West Virginia to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of First West Virginia or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by First West Virginia or any of its Subsidiaries shall be deemed to be a breach of this Section 6.10 by First West Virginia. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by First West Virginia’s stockholders at the First West Virginia Stockholder Meeting, this Section 6.10(a) shall not prohibit First West Virginia from furnishing non-public information regarding First West Virginia and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to First West Virginia by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) First West Virginia has not breached any of the covenants set forth in this Section 6.10, (3) First West Virginia’s Board of Directors determines in good faith, after consultation with and after receiving the advice of its outside legal counsel, that the failure to do so would be reasonably likely to result in a violation of its fiduciary obligations to the First West Virginia’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, First West Virginia gives CB written notice of the identity of such person and of First West Virginia’s intention to furnish non-public information to, or enter into discussions with, such person and First West Virginia receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between CB and First West Virginia is to CB.

6.10.2    First West Virginia will notify CB in writing within two (2) calendar days of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof and shall provide to CB any written materials received by First West Virginia or any of its Subsidiaries in connection therewith. First West Virginia will keep CB informed immediately of any developments with respect to any such Acquisition Proposal, request or inquiry orally (within one (1) calendar day) upon the occurrence thereof.

6.10.3    First West Virginia will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

6.11    Termination of Certain First West Virginia Benefit Plans

6.11.1    The First West Virginia 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable thereafter, CB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the First West Virginia 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the First West Virginia 401(k) Plan upon termination, the account balances in the First West Virginia 401(k) Plan shall be distributed to participants and beneficiaries (and alternative payees, if any,) or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary (or alternative payee, as the case may be,) may direct, and in accordance with Plan terms. First West Virginia and Progressive Bank shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.11.1.

6.11.2 As of the Effective Time, First West Virginia shall, in cooperation with and pursuant to the irrevocable action of CB, terminate each First West Virginia Non-qualified Deferred Compensation Plan, and the amounts due thereunder shall be paid in a lump sum on January 2, 2019 to the participants therein, in accordance with Section 409A of the Code. First West Virginia and Progressive Bank shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.11.2, except where doing so would violate Section 409A of the Code.

6.11.3 If requested by CB in writing at least thirty (30) days prior to the Effective Time, First West Virginia shall cause the Progressive Bank Executive Supplemental Life Insurance Plan to be terminated in accordance with its terms, effective immediately prior to the Effective Time.

6.11.4 If requested by CB in writing at least thirty (30) days prior to the Effective Time, First West Virginia shall cause Progressive Bank to send notice of its withdrawal from participation in any First West Virginia Benefit Plan that is a multiple employee welfare arrangement (within the meaning of Section 3(40) of ERISA) in accordance with its terms, effective immediately prior to the Effective Time.

6.12    Stockholder Litigation.

First West Virginia shall promptly notify CB of any stockholder litigation against First

West Virginia and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give CB the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without CB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COVENANTS OF CB

7.1    Conduct of Business.

7.1.1    Covenants of CB.

(A)    During the period from the date of this Agreement to the Effective Time, except with the written consent of First West Virginia, which consent will not be unreasonably withheld, conditioned or delayed, CB will, and it will cause each CB Subsidiary to: use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would (i) change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of First West Virginia stockholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)    Prior to the Effective Time, CB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2    Financial and Other Statements.

7.2.1    Promptly upon receipt thereof, CB will furnish to First West Virginia copies of each annual, interim or special audit of the financial statements of CB and the CB Subsidiaries made by its independent registered public accountants.

7.2.2    As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, CB will deliver to First West Virginia the CB Regulatory Report filed by CB or Community Bank.

7.3    Disclosure Supplements.

From time to time prior to the Closing Date, CB will promptly supplement or amend the CB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CB Disclosure Schedule or that is necessary to correct any information in such CB Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such CB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4    Consents and Approvals of Third Parties.

CB shall use its commercially reasonable efforts, and shall cause each CB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.5    All Reasonable Efforts.

Subject to the terms and conditions herein provided, CB agrees to use and agrees to cause each CB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.6    Failure to Fulfill Conditions.

If CB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First West Virginia.

7.7    Employee Matters.

7.7.1    Except as otherwise provided in this Agreement, CB will review all the First West Virginia Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. CB will use best efforts so that the former employees of First West Virginia or any First West Virginia Subsidiary who become employees of CB or Community Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any CB Benefit Plan of similar character (to extent that one exists, other than any CB or CB Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar type of arrangement for “top hat” or key employees), to the extent such participation would not result in the duplication of benefits for the same period of service. Continuing Employees who become participants in a CB Benefits Plan shall be given credit for meeting eligibility and vesting requirements (but not for benefit accrual purposes, except as set forth on CB Disclosure Schedule 7.7.1) in such plans for service as an employee of First West Virginia or any First West Virginia Subsidiary prior to the Effective Time. This Agreement shall not be construed to limit the ability of CB or Community Bank to terminate the employment of any employee of First West Virginia or First West Virginia Subsidiary or to review any First West Virginia Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by CB hereunder or by operation of law, CB or any CB Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of First West Virginia or any First West Virginia Subsidiary as of the Effective Time.

7.7.2    CB shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CB and Community Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a First West Virginia or First West Virginia Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the CB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First West Virginia or First West Virginia Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CB or Community Bank and their dependents. Continuing Employees who become covered under health plans, programs and benefits of CB or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under First West Virginia’s health plan for the plan year in which coverage commences under CB’s health plan and shall not be subject to any pre-existing conditions under any such plans. In the event of a termination or consolidation of any First West Virginia or First West Virginia Subsidiary health plan, terminated employees of First West Virginia or any First West Virginia Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CB in accordance with COBRA.

7.7.3    CB agrees to take all other actions necessary to complete the termination of the First West Virginia 401(k) Plan, including filing final Forms 5500 and 5310, that arise or are ongoing after the Effective Time. CB agrees to permit participants in the First West Virginia 401(k) Plan who are Continuing Employees to roll over their account balances from such plans to the CB 401(k) Plan, to the extent permitted by applicable law and in accordance with the CB 401(k) Plan. Prior to the Effective Time, CB or Community Bank shall take any necessary action, including amending the CB 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with First West Virginia and the First West Virginia Subsidiary for purposes of determining eligibility and vesting under the CB 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the CB 401(k) Plan shall enter the CB 401(k) Plan immediately following the Effective Time.

7.7.4    CB agrees that each full-time First West Virginia employee who is involuntarily terminated by CB (other than for “Cause” as determined by CB ) at or within one year of the Effective Time and who is not covered by a separate severance, change in control or employment agreement or arrangement that specifically provides for severance payment on termination of employment, shall, upon executing an appropriate release in the form reasonably determined by CB, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First West Virginia, with a minimum of four weeks of base pay and a maximum equal to 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, First West Virginia employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.

7.7.5    CB agrees to make payments to certain specified individuals in the form and amounts as set forth on CB Disclosure Schedule 7.7.5, and such individuals set forth in CB Disclosure Schedule 7.7.5 shall not be eligible for severance pursuant to Section 7.7.4 hereof.

7.7.6    CB shall establish a retention/stay bonus pool in an amount as set forth on CB Disclosure Schedule 7.7.6 for employees of First West Virginia and its Subsidiaries as designated by CB in consultation with and First West Virginia to help retain key employees. The amount and payment date of the retention/stay bonus for each such employee shall be determined by CB in consultation with First West Virginia, but in the aggregate shall not exceed the amount provided on CB Disclosure Schedule 7.7.6.

7.7.7    As soon as reasonably practical after the Effective Time, CB agrees to form an Advisory Board (the “Advisory Board”), which shall be comprised of certain members of the Board of Directors of First West Virginia as of the date of this Agreement who do not become members of the Board of Directors of CB and representatives from the communities served by First West Virginia, in each case as selected by CB. CB shall maintain the Advisory Board for a period of at least twelve (12) months after the Effective Time. The Advisory Board shall meet on a quarterly basis and shall receive compensation for such service in an amount to be determined by CB prior to the Effective Time.

7.8    Directors and Officers Indemnification and Insurance.

7.8.1    For six (6) years following the Effective Time, CB shall maintain in effect First West Virginia’s current directors’ and officers’ liability insurance covering each person currently covered by First West Virginia’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall CB be required to expend in the aggregate pursuant to this Section 7.8.1 more than 200% of the annual premiums currently paid by First West Virginia for such insurance and, if CB is unable to maintain such policy as a result of this proviso, CB shall obtain the most advantageous policies of directors and officers insurance obtainable as is available by payment of the amount equal to the aforementioned cap; provided, further, that CB may (i) request that First West Virginia obtain an extended reporting period endorsement under First West Virginia’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person than First West Virginia’s existing insurance policies as of the date hereof.

7.8.2    In addition to Section 7.8.1, following the Effective Date, CB shall to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of First West Virginia and the First West Virginia Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of First West Virginia or any First West Virginia Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of First West Virginia or any First West Virginia Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify CB (but the failure so to notify CB shall not relieve CB from any liability that it may have under this Section 7.8.2, except to the extent such failure materially prejudices CB). In the event of any such Claim (whether arising before or after the Effective Time) (1) CB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption CB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between CB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, CB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) CB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). CB shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.8.3    If either CB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CB shall assume the obligations set forth in this Section 7.8.

7.8.4    The obligations of CB provided under this Section 7.8 are intended to be enforceable against CB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of CB.

7.8.5    Any indemnification payments made pursuant to this Section 7.8 are subject to and conditioned on their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

7.9    Stock Listing.

CB agrees to file with the Nasdaq Stock Market, prior to the Effective Time, a notification form for the listing of all shares of CB Common Stock to be issued in the Merger.

7.10    Reservation of Stock.

CB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of CB Common Stock to fulfill its obligations under this Agreement.

7.11    Communications to First West Virginia Employees; Training.

CB and First West Virginia agree that as promptly as practicable following the execution of this Agreement, meetings with employees of First West Virginia and the First West Virginia Subsidiaries shall be held at such locations as CB and First West Virginia shall mutually agree, provided that representatives of First West Virginia shall be permitted to attend such meetings. CB and First West Virginia shall mutually agree in advance as to the scope and content of all communications to the employees of First West Virginia and the First West Virginia Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of CB shall be permitted to meet with the employees of First West Virginia and the First West Virginia Subsidiaries to discuss employment opportunities with CB, provided that representatives of First West Virginia shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) the CB Stockholder Approval and the First West Virginia Stockholder Approval (disregarding any waiting period) have been obtained, CB shall also be permitted to conduct training sessions outside of normal business hours or at other times as First West Virginia may agree, with the employees of First West Virginia and the First West Virginia Subsidiaries and may conduct such training seminars at any branch location of Progressive Bank; provided that CB will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Progressive Bank’s normal business operations.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1    Meetings of Stockholders.

8.1.1    CB and First West Virginia will each: (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of approving this Agreement and the Merger (the meeting of the stockholders of CB referred to herein as the “CB Stockholders Meeting” and the meeting of the stockholders of First West Virginia referred to herein as the “First West Virginia Stockholders Meeting”), except as otherwise provided in this section; (ii) subject to Section 8.1.2 in the case of First

West Virginia, in connection with the solicitation of proxies, have its Board of Directors recommend approval of this Agreement to its respective stockholders; (iii) include such recommendation in the Joint Proxy Statement-Prospectus; (iv) use commercially reasonable efforts to obtain from its respective stockholders a vote approving and adopting this Agreement; and (v) cooperate and consult with each other with respect to each of the foregoing matters.

8.1.2    Notwithstanding anything in this Agreement to the contrary, at any time prior to the First West Virginia Stockholders Meeting, First West Virginia’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of First West Virginia approve this Agreement in a manner adverse to CB (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, First West Virginia shall have complied in all material respects with Section 6.10, given CB written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of First West Virginia’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given CB the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) First West Virginia shall have given CB two (2) Business Days after delivery of such notice to CB to propose revisions to the terms of this Agreement (or make another proposal) and if CB proposes to revise the terms of this Agreement, First West Virginia shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with CB with respect to such proposed revisions or other proposal; and (ii) First West Virginia’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by CB, if any, that such Acquisition Proposal constitutes a Superior Proposal. If First West Virginia’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of First West Virginia approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to First West Virginia, First West Virginia shall be required to deliver a new written notice to CB and to again comply with the requirements of this Section 8.1.2 with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. Nothing contained in this Agreement shall prohibit First West Virginia from otherwise disclosing any information to its stockholders that the Board of Directors of First West Virginia determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to First West Virginia’s stockholders under applicable law, subject to compliance with the requirements of Section 8.1.2.

8.2    Joint Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1    For the purposes of (i) registering CB Common Stock to be offered to holders of First West Virginia Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the CB Stockholders Meeting and the First West Virginia Stockholders Meeting, CB shall prepare, and First West Virginia shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CB to the CB stockholders and by First West Virginia to the First West Virginia stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”). CB shall provide First West Virginia and its counsel with appropriate opportunity to review and comment on the Joint Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of CB and First West Virginia shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CB and First West Virginia shall thereafter promptly mail the Joint Proxy Statement-Prospectus to its respective stockholders. CB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First West Virginia shall furnish all information concerning First West Virginia and the holders of First West Virginia Common Stock as may be reasonably requested in connection with any such action.

8.2.2    CB shall, as soon as practicable after the date of this Agreement, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. CB will advise First West Virginia promptly after CB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of CB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and CB will provide First West Virginia with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as First West Virginia may reasonably request.

8.2.3    First West Virginia and CB shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First West Virginia shall cooperate with CB in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and CB shall file an amended Merger Registration Statement with the SEC, and CB and First West Virginia shall each mail an amended Joint Proxy Statement-Prospectus to its respective stockholders.

8.3    Regulatory Approvals.

Each of First West Virginia and CB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. First West Virginia and CB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of First West Virginia or CB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. First West Virginia shall have the right to review and approve in advance all characterizations of the information relating to First West Virginia and any First West Virginia Subsidiary that appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, First West Virginia and CB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of First West Virginia and CB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement. Each of CB and First West Virginia agrees to keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Bank Regulator or Governmental Entity, the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Bank Regulator or Governmental Entity will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing, CB shall, to the extent permitted by applicable law (i) promptly advise First West Virginia of the receipt of any substantive communication from a Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby, (ii) provide First West Virginia with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide First West Virginia (as permitted by such Bank Regulators) with a reasonable opportunity to participate in any meetings or substantive telephone conversations that CB or any CB Subsidiaries or their respective representatives may have from time to time with any Bank Regulator or Governmental Entity with respect to the transactions contemplated by this Agreement

ARTICLE IX

CLOSING CONDITIONS

9.1    Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1    Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of each of the stockholders of CB and First West Virginia.

9.1.2    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3    Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on CB or First West Virginia.

9.1.4    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5    Nasdaq Listing. CB shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of CB Common Stock to be issued in the Merger, and the Nasdaq Stock Market shall have authorized and not have objected to the listing of such shares of CB Common Stock.

9.2    Conditions to the Obligations of CB Under this Agreement.

The obligations of CB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by CB:

9.2.1    Representations and Warranties. Each of the representations and warranties of First West Virginia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and First West Virginia shall have delivered to CB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First West Virginia as of the Closing Date.

9.2.2    Agreements and Covenants. First West Virginia and each First West Virginia Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CB shall have received a certificate signed on behalf of First West Virginia by the Chief Executive Officer and Chief Financial Officer of First West Virginia to such effect dated as of the Closing Date.

9.2.3    No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on First West Virginia.

9.2.4    Tax Opinion. CB shall have received an opinion of Luse Gorman, PC, counsel to CB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, First West Virginia and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5    Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of First West Virginia Common Stock shall have perfected their right to dissent under the WVBCA in accordance with Section 3.1.7 herein.

9.3    Conditions to the Obligations of First West Virginia Under this Agreement.

The obligations of First West Virginia to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by First West Virginia:

9.3.1    Representations and Warranties. Each of the representations and warranties of CB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and CB shall have delivered to First West Virginia a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CB as of the Closing Date.

9.3.2    Agreements and Covenants. CB and Community Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and First West Virginia shall have received a certificate signed on behalf of CB by the Chief Executive Officer and Chief Financial Officer of CB to such effect dated as of the Closing Date.

9.3.3    No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on CB.

9.3.4    Tax Opinion. First West Virginia shall have received an opinion of Bowles Rice LLP, special counsel to First West Virginia, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of CB, First West Virginia and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1    Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of CB and First West Virginia (except as otherwise indicated below):

10.1.1    By the mutual written agreement of CB and First West Virginia;

10.1.2    By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by First West Virginia) or Section 9.3.1 (in the case of a breach of a representation or warranty by CB);

10.1.3    By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by First West Virginia) or Section 9.3.2 (in the case of a breach of covenant by CB);

10.1.4    By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by CB and First West Virginia; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5    By either party, in the event of the failure of (i) First West Virginia’s stockholders to approve the Agreement at the First West Virginia Stockholder Meeting; provided, however, that First West Virginia shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1 (subject to Section 8.1.2) or (ii) CB’s stockholders to approve the Agreement at the CB Stockholders Meeting; provided, however, that CB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1;

10.1.6    By either party if (i) final action has been taken by a Bank Regulator whose approval is required to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7    By CB, if (i) First West Virginia shall have breached its obligations under Section 6.10 or 8.1 (subject to Section 8.1.2) or (ii) if First West Virginia has received a Superior Proposal and the Board of Directors of First West Virginia does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve this Agreement, the Board of Directors effects a Change of Recommendation.

10.1.8    By First West Virginia if First West Virginia has received a Superior Proposal and the Board of Directors of First West Virginia has made a determination to accept such Superior Proposal but only if First West Virginia’s Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law.

10.2    Effect of Termination.

10.2.1    If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)    Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)    If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)    As a condition of CB’s willingness, and in order to induce CB to enter into this Agreement, and to reimburse CB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First West Virginia hereby agrees to pay CB, and CB shall be entitled to payment of, $2,500,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by CB, as applicable, following the occurrence of any of the events set forth below:

(i)    First West Virginia terminates this Agreement pursuant to Section 10.1.8 or CB terminates this Agreement pursuant to Section 10.1.7; or

(ii)    In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of First West Virginia, (b) thereafter, this Agreement is terminated (1) by CB pursuant to Section 10.1.2 or 10.1.3 because of a breach by First West Virginia or any First West Virginia Subsidiary; (2) by CB pursuant to Section 10.1.4; or (3) by CB or First West Virginia pursuant to Section 10.1.5 because of the failure of the stockholders of First West Virginia to approve this Agreement at the First West Virginia Stockholders Meeting, and (c) within one (1) year after such termination, First West Virginia enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D)    As a condition of First West Virginia’s willingness, and in order to induce First West Virginia to, enter into this Agreement, and to reimburse First West Virginia for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CB hereby agrees to pay First West Virginia, and First West Virginia shall be entitled to the payment of, the amount of First West Virginia’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement, not to exceed $500,000, by wire transfer of same day funds within three (3) Business Days after written demand for payment (with appropriate supporting documentation) is made by First West Virginia only in the event that this Agreement is terminated by First West Virginia pursuant to (i) Section 10.1.3 because of a breach by CB of the terms of Section 8.1.1 or (ii) Section 10.1.5 so long as the failure of CB’s stockholders to approve this Agreement results from CB’s breach of the terms of Section 8.1.1.

(E)    First West Virginia and CB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by First West Virginia and CB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3    Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of CB and First West Virginia), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of CB or First West Virginia, there may not be, without further approval of such stockholders, any amendment of this Agreement that decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to First West Virginia’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1    Confidentiality.

Except as specifically set forth herein, CB and First West Virginia mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3 and Sections 7.2 and 7.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2    Public Announcements.

First West Virginia and CB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First West Virginia nor CB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure that it deems necessary to satisfy such party’s disclosure obligations imposed by law.

11.3    Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Effective Time.

11.4    Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to First West Virginia, to:	William G. Petroplus, Esq.
Chairman, President and Chief Executive Officer
First West Virginia Bancorp, Inc.
1701 Warwood Avenue
Wheeling, West Virginia 26003

With required copies to:	Sandra M. Murphy, Esq.
Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301

If to CB, to:	Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
CB Financial Services, Inc.
90 West Chestnut Street
Washington, Pennsylvania 15301

With required copies to:	Eric Luse, Esq. Scott Brown, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5    Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Sections 7.7 and 7.8 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6    Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8    Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

11.9    Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10    Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11    Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief; provided, however, that no specific performance will be available to either party if it has already received a termination fee pursuant to Section 10.2.

11.12    Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CB FINANCIAL SERVICES, INC

/s/ Barron P. McCune, Jr.
Name:	Barron P. McCune, Jr.
Title:	Vice Chairman and Chief Executive Officer

FIRST WEST VIRGINIA BANCORP, INC.

/s/ William G. Petroplus, Esq.
Name:	William G. Petroplus, Esq.
Title:	Chairman, President and Chief Executive Officer

APPENDIX B

November 16, 2017

The Board of Directors

CB Financial Services, Inc.

100 North Market Street

Carmichaels, PA 15320

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to CB Financial Services, Inc. (“CB Financial”) of the Aggregate Merger Consideration (as defined below) in the proposed merger of First West Virginia Bancorp, Inc. (“First West Virginia”) with and into CB Financial (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between CB Financial and First West Virginia. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of CB Financial, First West Virginia or any holders of common stock, par value $5.00 per share, of First West Virginia (“First West Virginia Common Stock”), each share of First West Virginia Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) 0.9583 of a share (the “Stock Consideration”) of common stock, par value $0.4167 per share, of CB Financial (“CB Financial Common Stock”) or (ii) $28.50 in cash, without interest (the “Cash Consideration”); provided that, in the aggregate, 80% of the total number of shares of First West Virginia Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Stock Consideration and 20% of such shares will be converted into the Cash Consideration. The aggregate Stock Consideration and the aggregate Cash Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, following the execution and delivery of the Agreement, CB Financial intends to cause the merger of Progressive Bank, N.A., a wholly-owned subsidiary of First West Virginia, with and into Community Bank, a wholly-owned subsidiary of CB Financial, with Community Bank as the surviving entity, pursuant to a separate agreement and plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to CB Financial and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of CB Financial,

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

The Board of Directors – CB Financial Services, Inc.

November 16, 2017

further to certain existing sales and trading relationships between a KBW broker-dealer affiliate and CB Financial), may from time to time purchase securities from, and sell securities to, CB Financial and First West Virginia. In addition, as market makers in securities, we and our affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of CB Financial or First West Virginia for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of CB Financial (the “Board”) in rendering this opinion and will receive a fee from CB Financial for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CB Financial has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to CB Financial for which compensation has been received. KBW provided investment banking assistance to CB Financial in the past two years in regard to a potential transaction that was considered but not consummated by CB Financial, in connection with which KBW did not enter into an engagement agreement or receive compensation. In the past two years, KBW has not provided investment banking and financial advisory services to First West Virginia. We may in the future provide investment banking and financial advisory services to CB Financial or First West Virginia and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CB Financial and First West Virginia and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated November 15, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, of CB Financial; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of CB Financial; (iv) the audited financial statements and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the audited financial statements for the two fiscal years ended December 31, 2016 of First West Virginia; (v) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 of First West Virginia; (vi) certain regulatory filings of the respective subsidiaries of CB Financial and First West Virginia, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2016 and the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; (vii) certain other interim reports and other communications of CB Financial and First West Virginia to their respective stockholders; and (viii) other financial information concerning the businesses and operations of CB Financial and First West Virginia furnished to us by CB Financial and First West Virginia or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CB Financial and First West Virginia; (ii) the assets and liabilities of CB Financial and First West Virginia; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of CB Financial and certain financial information of First West Virginia with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

The Board of Directors – CB Financial Services, Inc.

November 16, 2017

projections of First West Virginia with respect to fiscal years 2017 and 2018 that were prepared by, and provided to us and discussed with us by, First West Virginia management, and assumed First West Virginia growth rates with respect to periods thereafter that were provided to and discussed with us by CB Financial management, all of which information was used and relied upon by us, based on such discussions, at the direction of CB Financial management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of CB Financial, as well as assumed CB Financial long-term growth rates provided to us by CB Financial management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CB Financial (including without limitation the potential cost savings and related expenses expected to result or be derived from the Merger) that were prepared by CB Financial management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the managements of CB Financial and First West Virginia regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of First West Virginia, with the consent of CB Financial, as to the reasonableness and achievability of the financial and operating forecasts and projections of First West Virginia with respect to fiscal years 2017 and 2018 (and the assumptions and bases therefor) referred to above, and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon CB Financial management as to the reasonableness and achievability of the assumed long term growth rates of First West Virginia, the publicly available consensus “street estimates” of CB Financial, the assumed long-term growth rates of CB Financial, and the estimates regarding certain pro forma financial effects of the Merger on CB Financial, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of CB Financial referred to above that such estimates are consistent with, the best currently available estimates and judgments of CB Financial management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

The Board of Directors – CB Financial Services, Inc.

November 16, 2017

It is understood that the portion of the foregoing financial information of CB Financial and First West Virginia that was provided to and discussed with us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CB Financial referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of CB Financial and First West Virginia, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CB Financial or First West Virginia since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CB Financial and First West Virginia are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CB Financial or First West Virginia, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CB Financial or First West Virginia under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Aggregate Merger Consideration and with no other consideration or payments in respect of First West Virginia Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

The Board of Directors – CB Financial Services, Inc.

November 16, 2017

payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CB Financial, First West Virginia or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CB Financial that CB Financial has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CB Financial, First West Virginia, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to CB Financial. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to CB Financial, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CB Financial to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CB Financial or the Board, (iii) any business, operational or other plans with respect to First West Virginia or the pro forma entity that may be currently contemplated by CB Financial or the Board or that may be implemented by CB Financial or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of CB Financial’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CB Financial Common Stock or relative to the Aggregate Merger Consideration, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CB Financial, First West Virginia or any other party to any transaction contemplated by the Agreement, (vi) any election by holders of First West Virginia Common Stock to receive the Cash Consideration or the Stock Consideration or any combination thereof, or the actual allocation among such holders between cash and stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the Agreement) or the relative fairness of the Cash Consideration and the Stock Consideration, (vii) whether CB Financial has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

The Board of Directors – CB Financial Services, Inc.

November 16, 2017

Cash Consideration to the holders of First West Virginia Common Stock at the closing of the Merger, (viii) the actual value of CB Financial Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which CB Financial Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to CB Financial, First West Virginia, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of CB Financial Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of First West Virginia Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to CB Financial.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc. ● 1600 Market Street, Suite 1450, Philadelphia, PA 19103

APPENDIX C

November 16, 2017

Board of Directors

First West Virginia Bancorp, Inc.

1701 Warwood Avenue

Wheeling, WV 26003

Members of the Board:

We understand that First West Virginia Bancorp, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with CB Financial Services, Inc. (“Parent”), pursuant to which, among other things, the Company will merge with and into Parent (the “Transaction”) with Parent as the surviving entity, and each share of the common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to elect to receive a number of shares of Parent Common Stock (the “Stock Election Shares”) equal to 0.9583 (the “Exchange Ratio”), subject to adjustment as provided in the Agreement (the “Stock Consideration”) or $28.50 per share in cash (the “Cash Election Shares”), subject to adjustment as provided in the Agreement (the “Cash Consideration”). Together, the Stock Consideration and the Cash Consideration equal the Merger Consideration (the “Merger Consideration”). The Exchange Ratio is subject to adjustments pursuant to the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration to be paid to such holders in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated November 15, 2017;

(ii)	certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

(iii)	certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2017, December 31, 2018 and December 31, 2019 and estimated long-term growth rate for the years thereafter, in each case as discussed with senior management of the Company and Parent;

(iv)	financial projections for the Company for the years ending December 31, 2017 and December 31, 2018 as discussed with, and confirmed by, senior management of the Company and estimated long-term growth rate for the years thereafter as discussed with senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

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(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of public companies and public bank holding companies in particular;

(viii)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

(ix)	the net present value of the Company with consideration of projected financial results;

(x)	the net present value of Parent with consideration of projected financial results; and

(xi)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we did not make an independent appraisal or analysis of the Company with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated November 15, 2017, reviewed by us.

We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction or strategy. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be sold in the future. We also express no opinion as to the price at which the Company Common Stock or Parent will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Parent.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of the Company should vote or act with respect to the Transaction or any matter relating thereto.

This opinion is for the information of the Board of Directors of the Company and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that the Company is required to make in connection with the Transaction if such inclusion is required by applicable law.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

APPENDIX D

WEST VIRGINIA BUSINESS CORPORATION ACT §§31D-13-1301 – 31D-13-1331

Article 13. Appraisal Rights

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES.

§31D-13-1301. Definitions.

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§31D-13-1302. Right to appraisal.

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

PART 2. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§31D-13-1325. After-acquired shares.

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

PART 3. JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§31D-13-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CB Financial is a Pennsylvania corporation subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742 and 1743 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, and 1743 of the PBCL.

Articles 8 and 9 of the articles of incorporation of CB Financial (referenced therein as the “Company”) sets forth circumstances under which directors, officers, employees and agents of CB Financial may be insured or indemnified against liability which they incur in their capacities as such:

Article 8.	Elimination of Directors’ Liability.

A director of the Company shall not be personally liable, as such, for monetary damages for any action taken unless: (i) the director has breached or failed to perform such director’s fiduciary duties, or other duties under Chapter 17, Subchapter B of the BCL, of such director’s office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law. If the laws of the Commonwealth of Pennsylvania are amended after the effective date of these Articles of Incorporation to eliminate or further limit the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article 9.	Indemnification of Officers, Directors, Employees, and Agents.

A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

B. Extent – Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

C. Standard – Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent – Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard – Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F.    Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1.    the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

2.    if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.    the stockholders of the Company.

G.    Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H.    Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in paragraph A of this Article 9 may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I.    Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

J.    Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 9.

K.    Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

L.    Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

M.    Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 9, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N. Savings Clause. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article 9 by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A list of the exhibits included as part of this registration statement is as follows:

NUMBER	DESCRIPTION

2	Agreement and Plan of Merger by and between CB Financial Services, Inc. and First West Virginia Bancorp, Inc., dated as of November 16, 2017 (included as Appendix A to the joint proxy statement/prospectus included in this registration statement). Certain schedules and exhibits have been omitted as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC.

3.1	Amended and Restated Articles of Incorporation of CB Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by the registrant with the SEC on June 13, 2014 (File No. 333-196749)).

3.2	Bylaws of CB Financial Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed by the registrant with the SEC on June 13, 2014 (File No. 333-196749)).

4	Form of Common Stock Certificate of CB Financial Services, Inc. (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-4 filed by the registrant with the SEC on June 13, 2014 (File No. 333-196749)).

5	Opinion of Luse Gorman, PC regarding the legality of the securities being registered.*

8.1	Opinion of Luse Gorman, PC as to federal income tax matters.*

8.2	Opinion of Bowles Rice LLP as to federal income tax matters.*

10.1	Retention and Consulting Agreement, dated as of November 16, 2017, by and between Community Bank and William G. Petroplus.*

21	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2016, filed by the registrant with the SEC on March 13, 2017 (File No. 001-36706)).

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5 and Exhibit 8.1 hereto).*

23.2	Consent of Bowles Rice LLP (contained in Exhibit 8.2 hereto).*

23.3	Consent of Baker Tilly Virchow Krause, LLP (accountants for the registrant).

23.4	Consent of BKD, LLP (accountants for First West Virginia Bancorp, Inc.).

24	Power of Attorney (included on signature page).*

99.1	Form of proxy of the registrant.

99.2	Form of proxy of First West Virginia Bancorp, Inc.

99.3	Consent of D.A. Davidson & Co.

99.4	Consent of Keefe, Bruyette & Woods, Inc.

99.5	Consent of William G. Petroplus pursuant to SEC Rule 438.*

99.6	Consent of Roberta Robinson Olejasz pursuant to SEC Rule 438.

99.7	Consent of Jonathan A. Bedway pursuant to SEC Rule 438.

*	Previously filed.

ITEM 22.	UNDERTAKINGS.

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Carmichaels, in the Commonwealth of Pennsylvania, on February 16, 2018.

CB FINANCIAL SERVICES, INC.

By:	/s/ Barron P. McCune, Jr.
Barron P. McCune, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Barron P. McCune, Jr.	Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)	February 16, 2018
Barron P. McCune, Jr.

*	President and Director	February 16, 2018
Patrick G. O’Brien

*	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2018
Kevin D. Lemley

*	Chairman of the Board of Directors	February 16, 2018
Ralph J. Sommers, Jr.

*	Director	February 16, 2018
Karl G. Baily

Director
Richard B. Boyer

*	Director	February 16, 2018
Mark E. Fox

*	Director	February 16, 2018
William C. Groves

Director
Charles R. Guthrie

Director
Joseph N. Headlee

*	Director	February 16, 2018
John J. LaCarte

*	Director	February 16, 2018
David F. Pollock

*	Director	February 16, 2018
John M. Swiatek

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of CB Financial Services, Inc. filed on January 11, 2018.